As filed with the Securities and Exchange Commission on November 5, 1996
                                                     Registration No. 333-_____
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                   UNDER THE
                            SECURITIES ACT OF 1933

                             --------------------

                            CALENERGY COMPANY, INC.
            (Exact Name of Registrant as Specified in its Charter)

              DELAWARE                                 94-2213782
  (State or Other Jurisdiction of                   (I.R.S. Employer
   Incorporation or Organization)                  Identification No.)

                             --------------------

    302 SOUTH 36TH STREET, SUITE 400, OMAHA, NEBRASKA 68131, (402) 341-4500 (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive office)

                             --------------------

                           STEVEN A. MCARTHUR, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                            CALENERGY COMPANY, INC.
                       302 SOUTH 36TH STREET, SUITE 400
                             OMAHA, NEBRASKA 68131
                                (402) 341-4500
          (Name, address, including ZIP code, and telephone number,
                  including area code, of agent for service)

                             --------------------

                                  COPIES TO:
                             PETER J. HANLON, ESQ.
                           WILLKIE FARR & GALLAGHER
                              ONE CITICORP CENTER
                             153 EAST 53RD STREET
                           NEW YORK, NEW YORK 10022
                                (212) 821-8000

                             --------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: AS SOON AS
     PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [GRAPHIC OMITTED]

                             --------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                                                      PROPOSED
                                                                       PROPOSED       MAXIMUM
                                                         AMOUNT        MAXIMUM       AGGREGATE       AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               TO BE        OFFERING       OFFERING      REGISTRATION
                  TO BE REGISTERED                     REGISTERED   PRICE PER UNIT     PRICE            FEE
==================================================================================================================
9 1/2% SENIOR NOTES DUE 2006......................     $225,000,000      100%       $225,000,000     $68,181.82
==================================================================================================================

                             --------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

===============================================================================

                            CALENERGY COMPANY, INC.

                             CROSS-REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K


Form S-4 Item Number                             Location in Prospectus
--------------------                             ----------------------

1.  Forepart of the Registration Statement
    and Outside Front Cover Page of
    Prospectus ................................  Forepart of the Registration
                                                 Statement and Outside Front
                                                 Cover Page of Prospectus

2.  Inside Front and Outside Back Cover
    Pages of Prospectus .......................  Inside Front and Outside Back
                                                 Cover Pages of Prospectus

3.     Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information...........  Prospectus Summary; Risk
                                                 Factors; Business; Selected
                                                 Consolidated Financial and
                                                 Operating Data


4.     Terms of the Transaction................  Prospectus Summary; Risk
                                                 Factors; The Exchange Offer;
                                                 Capitalization; Description
                                                 of the Notes; Plan of
                                                 Distribution


5.     Pro Forma Financial Information.........  Capitalization; Selected
                                                 Historical Consolidated
                                                 Financial and Operating Data;
                                                 Pro Forma Condensed Combined
                                                 Unaudited Financial Data

6.     Material Contracts with the Company
       Being Acquired..........................  Not Applicable

7.     Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to be Underwriters...............  Not Applicable

8.     Interests of Named Experts and
       Counsel ................................  Not Applicable

9.     Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities ............................  Not Applicable

10.    Information with Respect to S-3
       Registrants ............................  Summary; Business; Selected
                                                 Consolidated Financial and
                                                 Operating Data; Management's
                                                 Discussion and Analysis of
                                                 Financial Condition and
                                                 Results of Operation

11.    Incorporation of Certain Information
       by Reference............................  Incorporation of Certain
                                                 Information by Reference

12.    Information with Respect to S-2 or S-3
       Registrants.............................  Not Applicable

13.    Incorporation of Certain Information
       by Reference............................  Incorporation of Certain
                                                 Information by Reference

14.    Information with Respect to Registrants
       Other than S-3 or S-2 Registrants.......  Not Applicable

15.    Information with Respect to S-3
       Companies. .............................  Not Applicable

16.    Information with Respect to S-2 or S-3
       Companies...............................  Not Applicable

17.    Information with Respect to Companies
       Other Than S-3 or S-2 Companies.........  Not Applicable

18.    Information if Proxies, Consents or
       Authorizations are to be Solicited......  Not Applicable

19.    Information if Proxies, Consents or
       Authorizations are not to be Solicited
       or in an Exchange Offer.................  Incorporation of Certain
                                                 Information by Reference

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERRE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1996
PROSPECTUS
                            CALENERGY COMPANY, INC.

OFFER TO EXCHANGE $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9 1/2% SENIOR NOTES DUE 2006 FOR ANY AND ALL OF ITS OUTSTANDING $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF 9 1/2% SENIOR NOTES DUE 2006 THAT WERE ISSUED AND SOLD IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

      THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON ____________, 1996, UNLESS EXTENDED

         CalEnergy Company, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 9 1/2% Senior Notes due 2006 ("Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this Prospectus is a part, for an equal principal amount of its outstanding 9 1/2% Senior Notes Due 2006 that were issued and sold in a transaction exempt from registration under the Securities Act ("Old Notes"), of which $225,000,000 aggregate principal amount is outstanding. The Exchange Notes and the Old Notes are collectively referred to herein as the "Notes."

         The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on ____________, 1996 (the "Expiration Date"), unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer." There will be no cash proceeds to the Company from the Exchange Offer. See "Use of Proceeds."

         The Old Notes are, and the Exchange Notes will be, unsecured obligations of the Company ranking pari passu in right of payment of principal and interest with all other existing and future unsecured obligations of the Company and will rank senior to all other existing and future subordinated debt of the Company. The provisions of the indenture pursuant to which the Old Notes are, and the Exchange Notes will be, issued will permit the Company's subsidiaries, and certain joint ventures in which the Company will own a significant interest, to incur substantial indebtedness which would be effectively senior to the Notes. As of June 30, 1996, on a pro forma basis, and after giving effect to (i) the acquisition of Falcon (hereinafter defined), (ii) completion of the Initial Offering (hereinafter defined), (iii) completion of the Conversions (hereinafter defined) of certain of the Company's outstanding convertible debt and (iv) the use of a portion of the proceeds of the Initial Offering to repay the $35.0 million outstanding balance under the Company's revolving line of credit facility, there would have been approximately $1,175.6 million of indebtedness that represented the Company's proportionate share of joint venture and subsidiary debt which would be effectively senior to the Notes.
                                                      (continued on next page)

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF OLD NOTES IN CONNECTION WITH THE EXCHANGE OFFER, SEE "RISK FACTORS" ON PAGE 14 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                The date of this Prospectus is ________, 1996.

(continued from previous page)

         The Exchange Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Exchange and Registration Rights Agreement, dated September 20, 1996 (the "Registration Rights Agreement"), between the Company and the Initial Purchaser (as defined below). The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the same Indenture (as defined herein), which governs both the Old Notes and the Exchange Notes. The form and terms (including principal amount, interest rate, maturity and ranking) of the Exchange Notes are the same as the form and applicable terms of the Old Notes, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes. In addition, the Old Notes provide that under certain circumstances which will no longer be applicable following consummation of the Exchange Offer, including in the event that the Exchange Offer has not commenced or a shelf registration statement (the "Shelf Registration Statement") has not been declared effective within 270 days following September 20, 1996, the date of issuance of the Old Notes (the "Issue Date"), the interest rate on the Old Notes shall increase by one-half of one percent (50 basis points) per annum effective on the 271st day following the Issue Date until the date on which the Exchange Offer is commenced or such Shelf Registration Statement shall have become effective. If a registration statement has not been declared effective within two years after the Issue Date, such one-half of one percent increase in interest rate will become permanent. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any increase in the rate of interest thereon. See "The Exchange Offer."

         Prior to the Exchange Offer, there has been no established trading market for the Old Notes or the Exchange Notes. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market. Therefore, there can be no assurance as to the liquidity of any trading market for the Exchange Notes or that an active public market for the Exchange Notes will develop. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untended, or tendered but unaccepted, Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and the Company will have no further obligations to such holders to provide for the registration of the Old Notes under the Securities Act. See "The Exchange Offer."

         The Old Notes were originally issued and sold on September 20, 1996 to CS First Boston Corporation (the "Initial Purchaser") in a transaction not registered under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act (the "Initial Offering"). Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The Company is making the Exchange Offer in reliance on the position of the staff (the "Staff") of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer. Based on interpretations issued by the Staff, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) the Initial Purchaser to the extent it acquired Old Notes directly from the Company solely in order to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer (which may include the Initial Purchaser) who acquired Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes.

         Based on the position taken by the Staff, the Company believes that broker-dealers who acquired Old Notes as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Old Notes with a prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes. See "Plan Of Distribution." Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement"), which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Exchange Notes, reference is hereby made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Exchange Offer Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Company is subject to the periodic and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. The Commission also maintains a Website (http:// www.sec.gov.) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted on the New York Stock Exchange, and copies of the reports, proxy statements and other information filed by the Company with the Commission may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         The Company is required by the terms of the indenture, dated as of September 20, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), under which the Notes are issued, to furnish the Trustee with annual reports containing condensed financial statements audited by their independent certified public accountants and with quarterly reports containing unaudited condensed financial statements for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission (file No. 1-9874) are incorporated by reference into this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         (ii) the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1996 and for the three and six months ended June 30, 1996;

         (iii) the Company's Current Reports on Form 8-K or 8-K/A dated March 26, 1996, March 28, 1996, April 1, 1996, April 2, 1996, April 12, 1996, April
17, 1996, July 1, 1996, July 8, 1996, August 7, 1996, August 21, 1996, August
27, 1996 and October 28, 1996; and

         (iv) the information which appears under the captions "Executive Officer and Director Compensation," "Security Ownership of Significant Stockholders and Management" and "Certain Transactions and Relationships" in the Company's Proxy Statement dated April 5, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated into this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Investor Relations, CalEnergy Company, Inc. 302 South 36th Street, Suite 400, Omaha, Nebraska 68131, telephone number (402) 341-4500. In order to ensure timely delivery of such documents, any requests
should be made by         , 1996.

         NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       FOR NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT, NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
AVAILABLE INFORMATION.......................................................3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................3

PROSPECTUS SUMMARY..........................................................6

RISK FACTORS...............................................................14

USE OF PROCEEDS............................................................19

THE EXCHANGE OFFER.........................................................19

CAPITALIZATION.............................................................28

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA..............29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS......................................................32

THE BUSINESS OF THE COMPANY................................................45

DESCRIPTION OF THE NOTES...................................................75

REGISTRATION RIGHTS AGREEMENT.............................................106

UNITED STATES TAXATION....................................................108

PLAN OF DISTRIBUTION......................................................109

LEGAL MATTERS.............................................................109

EXPERTS...................................................................110

INDEX TO FINANCIAL STATEMENTS.............................................F-1

INDEX TO PRO FORMA FINANCIAL STATEMENTS...................................P-1

                              PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. Certain capitalized terms used but not defined in this summary are used herein as defined elsewhere in this Prospectus. See also the "Risk Factors" included in this Prospectus which prospective investors should consider before tendering their Old Notes in the Exchange Offer.

                                  THE COMPANY

         CalEnergy Company, Inc., formerly known as California Energy Company, Inc. (the "Company"), was founded in 1971 and is primarily engaged in the development and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources, natural gas and hydroelectric or other energy sources, such as oil and coal. The Company is the largest independent geothermal power producer in the world (on the basis of the Company's estimate of the aggregate megawatts ("MW") of electric generating capacity in operation and under construction).

         The Company has an aggregate net legal ownership interest of 916 MW of electric generating capacity in power production facilities in operation in the United States having an aggregate net capacity of 1135 MW (of which 570 MW constitute natural gas fired plants, consisting of the Yuma plant and the Saranac, Power Resources and NorCon plants owned by the Company's recently acquired subsidiary, Falcon Seaboard Resources, Inc. (described below)). All of these facilities are managed and operated by the Company. The Company also has an aggregate net legal ownership of 191 MW of electric generating capacity in two power production facilities in operation in the Philippines having an aggregate net capacity of 191 MW. Both of these facilities are managed and operated by the Company.

         With respect to projects which are financed and under construction, the Company has an aggregate net ownership interest of 270 MW of electric generating capacity in two geothermal power projects and one hydroelectric project in the Philippines having an aggregate net capacity of 459 MW. The Company is also currently constructing a 55 net MW geothermal project in Indonesia, in which the Company has an aggregate net ownership interest of 26 MW of electric generating capacity, as the first phase of the Company's planned Indonesian geothermal project development.

         The Company is also currently developing seven additional projects with executed or awarded power sales contracts in the Philippines, Indonesia and the United States. The Company is expected to have an approximate net ownership interest of 760 MW in these development projects (which represent an aggregate net capacity of 1,423 MW of additional potential electric generating capacity). Additionally, the Company is developing the Salton Sea Minerals Extraction Project, in which it plans to recover minerals (potentially including zinc, manganese, lithium carbide, boric acid and hydrogen sulfide) in commercial quantities from the geothermal fluids at the Company's Imperial Valley Projects (as defined herein). Substantial contingencies exist with respect to development projects, including, without limitation, the need to obtain financing, permits and licenses and the satisfactory completion of construction and implementation of commercial operation.

         On April 17, 1996, the Company completed the acquisition from Edison Mission Energy, a unit of Edison International, of the remaining 50% partnership interests not previously owned by it in the four Partnership Projects (as defined herein) located in Imperial Valley, California. The purchase price for the acquisition (the "Partnership Project Acquisition") of such interests in the four projects, Vulcan, Hoch (Del Ranch), Leathers and Elmore, was $70.0 million. The Company operates these facilities and sells power to Southern California Edison ("Edison") under long-term SO4 Agreements (as hereinafter defined).

         On August 7, 1996 the Company completed the acquisition of Falcon Seaboard Resources, Inc. ("Falcon"), including its ownership interest in three operating gas-fired cogeneration plants located in New

York, Texas and Pennsylvania and a related natural gas pipeline, also located in New York, for a cash purchase price of $226 million. The three cogeneration facilities total 520 MW in capacity and sell power under long-term power purchase agreements.

         The Company believes that the Falcon acquisition provides it with the following benefits:

         o Long-term power sales and steam sales contracts that provide an important financial contribution to cash flow and earnings;

         o Highly efficient gas-fired operating facilities which, upon expiration of their respective power sales contracts, will be strategically located for future merchant plant sales in areas that have good access to fuel supply and transportation and favorable transmission access and proximity to electric load centers;

         o Enhanced fuel diversification and creation of a gas-fired operating business unit;

         o    Increased customer diversification;

         o Enhanced ability to compete as a low-cost generator during industry deregulation; and

         o Increased size and economies of scale which will permit the Company to compete more effectively as the electric industry restructures and consolidates.

         The Company's Common Stock is traded on the New York, Pacific and London Stock Exchanges. As of October 15, 1996, Peter Kiewit Sons' Inc. ("PKS") was an approximate 33% stockholder of the Company (on a fully diluted basis). PKS is a large employee-owned construction, mining and telecommunications company with approximately $3 billion in revenues in 1995. PKS is one of the largest construction companies in North America and has been in the construction business since 1884.

         On October 28, 1996, the Company announced that CE Electric UK plc, which is indirectly owned on a 70% basis by the Company and a 30% basis by PKS, has offered to pay approximately $1.225 billion cash in an unsolicited offer to acquire all of the ordinary shares and preference shares of Northern Electric plc ("Northern"), a regional electricity distribution and supply company in the United Kingdom. Northern is one of the twelve UK regional electricity companies which came into existence as a result of the restructuring and subsequent privatization of the UK electricity industry in 1990. Its main business is the distribution and supply of electricity to approximately 1.5 million customers in the North East of England. For its fiscal year ended March 31, 1996, Northern had a profit before tax of approximately $241 million on revenues of approximately $1.44 billion. The Northern offer is not being made, directly or indirectly, in or into the United States or by use of the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States and the Northern offer cannot be accepted by any such use, means, instrumentality or facility or from within the United States. As of November 1, 1996, CE Electric UK plc owned 13,580,099 ordinary shares of Northern, representing approximately 13.4% of the issued ordinary share capital of Northern.

STRATEGY


         Overall, the Company's strategy is to continue to engage in new project development as well as opportunistically engage in company and project acquisitions which diversify the Company's power generation technologies and facility geographic locations and enhance its competitive capabilities. The Company believes that increased domestic deregulation and the resulting industry consolidation will provide attractive investment and acquisition opportunities. The Falcon acquisition was implemented in furtherance of this strategy.

         Domestically, the Company is focusing on market opportunities in which it believes it has relative competitive advantages due to its geotechnical, project management, project financing and operating expertise. In addition, the Company expects to continue diversification into other environmentally responsible sources of energy primarily through selected acquisitions, including acquisitions of partially developed or existing power generating projects and contracts. The Company is also evaluating the potential impacts and opportunities of direct access and retail wheeling.

         The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, in large part because the demand for new generating capacity is growing more rapidly in emerging nations than in the United States. In developing its international strategy, the Company pursues development opportunities in countries which it believes have an acceptable risk profile and where the Company's geothermal resource development and operating experience, project development expertise or strategic relationship with PKS or local partners are expected to provide it with a competitive advantage. The Company has financed and has under construction three projects representing an aggregate of 270 MW of net ownership of electric generating capacity in the Philippines and is constructing a 55 net MW project in Indonesia in which the Company has a net ownership interest of 26 MW of electric generating capacity and which constitutes the first phase of a planned Indonesia geothermal development of approximately 1,000 MW under contract. In addition, the Company is currently pursuing a number of other electric power project opportunities in the Philippines, Indonesia and other countries. The Company believes that these countries are ideally suited for the Company to develop, finance and operate power projects successfully because of their population demographics, extensive geothermal resources and stated commitments to the development of private power programs. The Company's development efforts include both so-called "greenfield" development as well as the acquisition of or participation in the joint venture development of projects which are under development or already operating. In greenfield development, the Company attempts to negotiate power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity.

         The principal executive offices of the Company are located at 302 South 36th Street, Suite 400, Omaha, Nebraska 68131 and its telephone number is (402) 341-4500. The Company was incorporated in 1971 under the laws of the State of Delaware.


                                                THE EXCHANGE OFFER

Registration Rights Agreement............   The Old Notes were sold by the
                                            Company on September 20, 1996 to
                                            the Initial Purchaser, which
                                            placed the Old Notes with
                                            "qualified institutional buyers"
                                            (as defined in Rule 144A under the
                                            Securities Act) and certain
                                            "accredited investors" (as defined
                                            in Rule 501(a)(1), (2), (3) or (7)
                                            under the Securities Act). In
                                            connection therewith, the Company
                                            executed and delivered for the
                                            benefit of the holders of Old
                                            Notes the Registration Rights
                                            Agreement, providing for, among
                                            other things, the Exchange Offer.
                                            See "Registration Rights
                                            Agreement."

The Exchange Offer.......................   The Company is offering to
                                            exchange $225,000,000 aggregate
                                            principal amount of Old Notes for
                                            an equal principal amount of
                                            Exchange Notes. The Exchange Notes
                                            will be obligations of the Company
                                            evidencing the same indebtedness
                                            as the Old Notes and will be
                                            entitled to the benefits of the
                                            Indenture, which governs both the
                                            Old Notes and the Exchange Notes.
                                            The form and terms (including
                                            principal amount, interest rate,
                                            maturity and ranking) of the
                                            Exchange Notes are the same as the
                                            form and terms of the Old Notes,
                                            except that the Exchange Notes
                                            have been registered under
                                            the Securities Act and therefore
                                            will not be subject to certain
                                            restrictions on transfer
                                            applicable to the Old Notes and
                                            will not be entitled to
                                            registration rights. In addition,
                                            the Registration Rights Agreement
                                            provides that under certain
                                            circumstances, including in the
                                            event that the Exchange Offer has
                                            not commenced or a Shelf
                                            Registration Statement has not
                                            been declared effective within 270
                                            days following the Issue Date, the
                                            interest rate on the Old Notes shall
                                            increase by one-half of one
                                            percent (50 basis points) per
                                            annum effective on the 271st day
                                            following the date of the Issue
                                            Date until the date on which the
                                            Exchange Offer is commenced or
                                            such Shelf Registration Statement
                                            shall have become effective. If a
                                            registration statement has not
                                            been declared effective within two
                                            years after the Issue Date, such
                                            one-half of one percent increase
                                            in interest rate will become
                                            permanent. Upon consummation of
                                            the Exchange Offer, holders of Old
                                            Notes will not be entitled to any
                                            increase in the rate of interest
                                            thereon or any further
                                            registration rights under the
                                            Registration Rights Agreement.

Resales of Exchange Notes................   Based on interpretations issued by
                                            the Staff of the Commissiosn, the
                                            Company believes that the Exchange
                                            Notes issued pursuant to
                                            the Exchange Offer in exchange for
                                            the Old Notes may be offered for
                                            resale, resold and otherwise
                                            transferred by holders thereof
                                            (other than any holder which is
                                            (i) an "affiliate" of the Company
                                            within the meaning of Rule 405
                                            under the Securities Act, (ii) the
                                            Initial Purchaser to the extent it
                                            acquired Old Notes directly from
                                            the Company solely in order to
                                            resell pursuant to Rule 144A of
                                            the Securities Act or any other
                                            available exemption under the
                                            Securities Act or (iii) a
                                            broker-dealer (which may include
                                            the Initial Purchaser) who
                                            acquired Old Notes as a result of
                                            market-making or other trading
                                            activities), without further
                                            compliance with the registration
                                            and prospectus delivery
                                            requirements of the Securities
                                            Act, provided that such Exchange
                                            Notes are acquired in the ordinary
                                            course of such holder's business
                                            and that such holder is not
                                            participating, and has no
                                            arrangement or understanding with
                                            any person to participate, in a
                                            distribution (within the meaning
                                            of the Securities Act) of such
                                            Exchange Notes.

                                            Each broker-dealer that receives
                                            Exchange Notes for its own account
                                            as a result of market-making or
                                            trading activities pursuant to the
                                            Exchange Offer must acknowledge
                                            that it acquired the Old Notes as
                                            the result of such activities and
                                            must agree that it will deliver a
                                            prospectus meeting the
                                            requirements of the Securities Act
                                            in connection with any resale of
                                            such Exchange Notes. The Letter of
                                            Transmittal states that by so
                                            acknowledging and by delivering a
                                            prospectus, a broker-dealer will
                                            not be deemed to admit that it is
                                            an "underwriter" within the
                                            meaning of the Securities Act.
                                            Based on the position taken by the



                                            Staff, the Company believes that
                                            Participating Broker-Dealers may
                                            fulfill their prospectus delivery
                                            requirements with respect to the
                                            Exchange Notes received upon
                                            exchange of such Old Notes with a
                                            prospectus meeting the
                                            requirements of the Securities
                                            Act, which may be the prospectus
                                            prepared for an exchange offer so
                                            long as it contains a description
                                            of the plan of distribution with
                                            respect to the resale of such
                                            Exchange Notes. Accordingly, this
                                            Prospectus, as it may be amended
                                            or supplemented from time to time,
                                            may be used by a Participating
                                            Broker-Dealer during the period
                                            referred to below in connection
                                            with resales of
                                            such Exchange Notes. Subject to
                                            certain provisions set forth in
                                            the Registration Rights Agreement,
                                            the Company has agreed that this
                                            Prospectus, as it may be amended
                                            or supplemented from time to time,
                                            may be used by a Participating
                                            Broker-Dealer in connection with
                                            resales of such Exchange Notes for
                                            a period ending 120 days after the
                                            effectiveness of the Registration
                                            Statement of which this Prospectus
                                            is a part (subject to extension
                                            under certain limited
                                            circumstances described herein)
                                            or, if earlier, when all such
                                            Exchange Notes have been disposed
                                            of by the Participating
                                            Broker-Dealer. See "The Exchange
                                            Offer" and "Plan of Distribution."

Minimum Condition........................   The Exchange Offer is not
                                            conditioned upon any minimum
                                            aggregate principal amount of Old
                                            Notes being tendered for exchange.

Expiration Date..........................   The  Exchange  Offer will expire
                                            at 5:00 p.m., New York City time,
                                            on ______________, 1996 (the
                                            "Expiration Date"), unless the
                                            Exchange Offer is extended, in
                                            which case the term "Expiration
                                            Date" means the latest date and
                                            time to which the Exchange Offer
                                            is extended.

Withdrawal Rights........................   Tenders  may be  withdrawn  at any
                                            time prior to the Expiration Date.
                                            Any Old Notes which have been
                                            tendered for exchange but which
                                            are not exchanged for any reason
                                            will be returned to the holder
                                            thereof (or credited to the
                                            appropriate account) without cost
                                            to such holder as soon as
                                            practicable after withdrawal,
                                            rejection of tender or termination
                                            of the Exchange Offer.

Interest on the Exchange Notes...........   The Exchange Notes will bear
                                            interest at the rate of 9 1/2% per
                                            annum from the most recent date to
                                            which interest has been paid on
                                            the Old Notes or, if no interest
                                            has been paid on the Old Notes,
                                            from September 20, 1996. See
                                            "Description of the Notes." Holders
                                            of Old Notes whose Old Notes are
                                            accepted for exchange will not
                                            receive any payment in respect of
                                            accrued and unpaid interest on such
                                            Old Notes.

Conditions to the Exchange Offer.........   The obligation of the Company to
                                            consummate the Exchange Offer is
                                            subject to certain conditions. See
                                            "The Exchange Offer--Conditions to
                                            the Exchange Offer." The Company
                                            may terminate, waive or amend the
                                            Exchange Offer at any time prior
                                            to the Expiration Date.

Procedures for Tendering.................   Tendering holders of Old Notes
                                            must complete and sign the Letter
                                            of Transmittal in accordance with
                                            the instructions contained therein
                                            and forward the same by mail,
                                            facsimile or hand delivery,
                                            together with any other required
                                            documents, to the Exchange Agent,
                                            either with the Old Notes to be
                                            tendered or in compliance with the
                                            specified procedures for
                                            guaranteed delivery of Old Notes.
                                            Certain brokers, dealers,
                                            commercial banks, trust companies
                                            and other nominees may also effect
                                            tenders by book-entry transfer.
                                            Holders of Old Notes
                                            registered in the name of a
                                            broker, dealer, commercial bank,
                                            trust company or other nominee are
                                            urged to contact such person
                                            promptly if they wish to tender
                                            Old Notes pursuant to the Exchange
                                            Offer. See "The Exchange
                                            Offer--Procedures for Tendering."
                                            Letters of Transmittal and
                                            certificates representing Old
                                            Notes should not be sent to the
                                            Company. Such documents should
                                            only be sent to the Exchange
                                            Agent. Questions regarding how to
                                            tender and requests for
                                            information should be directed to
                                            the Exchange Agent. See "The
                                            Exchange Offer--Exchange Agent."

Acceptance of Old Notes and
   Delivery of Exchange Notes............   Subject to certain conditions, the
                                            Company will accept for exchange
                                            any and all Old Notes which are
                                            properly tendered in the Exchange
                                            Offer prior to 5:00 p.m., New York
                                            City time, on the Expiration Date.
                                            The Exchange Notes issued pursuant
                                            to the Exchange Offer will be
                                            delivered promptly following the
                                            Expiration Date. See "The Exchange
                                            Offer--Terms of the Exchange
                                            Offer."

Certain Federal Income Tax
   Consequences..........................   The exchange of Old Notes for
                                            Exchange Notes by holders should
                                            not be a sale or exchange or
                                            otherwise a taxable event for
                                            federal income tax purposes, and
                                            holders should not recognize any
                                            taxable gain or loss or any
                                            interest income as a result of
                                            such exchange. See "United States
                                            Taxation."

Exchange Agent...........................   IBJ Schroder Bank & Trust Company
                                            is serving as exchange agent (the
                                            "Exchange Agent") in connection
                                            with the Exchange Offer.

Effect on Holders of
   Old Notes.............................   Holders of Old Notes who do not
                                            tender their Old Notes in the
                                            Exchange Offer will continue to
                                            hold such Old Notes and will be
                                            entitled to all the rights and
                                            limitations applicable thereto
                                            under the Indenture. All
                                            untendered, and tendered but
                                            unaccepted, Old Notes will
                                            continue to be subject to the
                                            restrictions on transfer provided
                                            for in the Old Notes and the
                                            Indenture. To the extent that Old
                                            Notes are tendered and accepted in
                                            the Exchange Offer, the trading
                                            market, if any, for the Old Notes
                                            could be adversely affected. See
                                            "Risk Factors--Consequences of
                                            Exchange and Failure to Exchange."

                 TERMS OF THE EXCHANGE NOTES AND THE OLD NOTES

         The Exchange Offer applies to $225,000,000 aggregate principal amount of the Old Notes. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Old Notes and will be entitled to the benefits of the Indenture, which governs both the Old Notes and the Exchange Notes. The form and applicable terms (including principal amount, interest rate, maturity and ranking) of the Exchange Notes are the same as the form and terms of the Old Notes, except that the Exchange Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights. See "The Exchange Offer." The Old Notes and the Exchange Notes are collectively referred to herein as the "Notes."

Notes Offered.............................. $225,000,000 aggregate principal amount of 9 1/2% Senior Notes due
                                            2006.

Maturity Date.............................. September 15, 2006.

Interest Payment Dates..................... Interest on the Notes will be payable in cash semi-annually on
                                            March 15 and September 15,
                                            commencing on March 15, 1997, to
                                            holders of record on the
                                            immediately preceding March 1 or
                                            September 1, as the case may be.
                                            See "Description of the
                                            Notes--General."

Sinking Fund............................... None.

Form and Registration...................... The Notes may be represented by one or more Global Notes (the
                                            "Global Notes") registered in the
                                            name of The Depository Trust
                                            Company ("DTC") or its nominee.
                                            Beneficial interests in the Global
                                            Notes will be shown on, and
                                            transfers thereof will be effected
                                            only through, records maintained
                                            by DTC and its participants.
                                            Except as provided herein, Notes
                                            in certificated form will not be
                                            issued. See "Description of the
                                            Notes--Book-Entry-Only Issuance;
                                            The Depository Trust Company."

Optional Redemption........................ The Notes are redeemable at the option of the Company, in whole or
                                            in part, at any time on or after
                                            September 15, 2001, at the
                                            redemption prices set forth
                                            herein, plus accrued and unpaid
                                            interest, if any, to the date of
                                            redemption. See "Description of
                                            the Notes--Optional Redemption."

Change in Control.......................... Upon the occurrence of a Change of
                                            Control, each Holder will have the
                                            right to require the Company to
                                            repurchase all or any part of such
                                            Holder's Notes at a purchase price
                                            in cash equal to 101% of the
                                            principal thereof on the date of
                                            repurchase in accordance with the
                                            procedures set forth in the
                                            Indenture. See "Description of the
                                            Notes--Certain Covenants--Purchase
                                            of Notes Upon a Change of
                                            Control."

Ranking.................................... The Notes will be senior unsecured obligations of the Company ranking
                                            pari passu in right of payment of
                                            principal and interest with all
                                            other existing and future senior
                                            unsecured obligations of the
                                            Company. The Company is a holding
                                            company that derives substantially
                                            all of its income from its
                                            operating subsidiaries and joint
                                            venture projects. The Indenture
                                            does not limit the amount of
                                            Non-Recourse Debt (as defined)
                                            which may be incurred by the
                                            Company or at the subsidiary or
                                            project level. Accordingly, the
                                            Notes will effectively be
                                            subordinated to any secured
                                            Non-Recourse Debt of the Company
                                            and to any debt at the project or
                                            subsidiary level. The Notes will
                                            rank senior to all other existing
                                            and future subordinated
                                            indebtedness of the Company. As of
                                            June 30, 1996, on a pro forma
                                            basis, after giving effect to (i)
                                            the acquisition of Falcon, (ii)
                                            the completion of the Initial
                                            Offering, (iii) completion of the
                                            Company's call of its 5.0%
                                            Convertible Subordinated
                                            Debentures due 2000 (the "5%
                                            Convertible Debentures") and the
                                            redemption of its 9.5% Convertible
                                            Subordinated Debenture due 2003
                                            which was issued to Kiewit Energy
                                            Company, a subsidiary of PKS (the
                                            "9.5% Convertible Debenture") and
                                            the conversion of each thereof
                                            into Common Stock of the Company
                                            (collectively, the "Conversions")



                                            and (iv) the use of a portion of
                                            the proceeds of the Initial
                                            Offering to repay the $35 million
                                            balance outstanding under the
                                            Company's revolving line of credit
                                            facility, the Company's total
                                            consolidated indebtedness
                                            (excluding deferred income and
                                            convertible preferred
                                            securities of a subsidiary) would
                                            have been $2,102.4 million, its
                                            total consolidated assets would
                                            have been $3,424.8 million and its
                                            stockholders' equity would have
                                            been $755.8 million.

Certain Covenants.......................... The Indenture contains certain covenants which, among other
                                            things, will restrict the ability
                                            of the Company, its Restricted
                                            Subsidiaries (as defined) and its
                                            Eligible Joint Ventures (as
                                            defined) to incur additional Debt
                                            (as defined) (other than
                                            Non-Recourse Debt), to pay
                                            dividends and make certain other
                                            restricted payments, to encumber
                                            or sell assets, to enter into
                                            transactions with Affiliates (as
                                            defined), to enter into new lines
                                            of business, to make certain
                                            investments, to merge or
                                            consolidate with any other person
                                            or to transfer or lease assets.
                                            These covenants are described in
                                            detail below under the caption
                                            "Description of the Notes--Certain
                                            Covenants."

Events of Default.......................... Events of Default under the
                                            Indenture include, among other
                                            things, (i) default in the payment
                                            of any interest on the Notes which
                                            continues for a period of 30 days,
                                            (ii) default in the payment of
                                            principal, or premium, if any,
                                            when due, including pursuant to a
                                            required repurchase, (iii) the
                                            failure by the Company to perform
                                            any covenant contained in the
                                            Indenture, which breach continues
                                            for 30 days after written notice
                                            thereof, (iv) the failure of the
                                            Company or any Significant
                                            Subsidiary (as defined) to pay
                                            when due beyond any applicable
                                            grace period, or the acceleration
                                            of, Debt (other than Non-Recourse
                                            Debt of Significant Subsidiaries)
                                            in excess of $25 million, (v) the
                                            entry by a court of one or more
                                            judgments against the Company or
                                            any Significant Subsidiary for an
                                            aggregate amount in excess of $25
                                            million, subject to certain
                                            conditions, and (vi) the
                                            occurrence of certain events of
                                            bankruptcy, insolvency or
                                            reorganization. See "Description
                                            of the Notes--Events of Default."

                                 RISK FACTORS

         Holders of the Old Notes should carefully consider the following risk factors in addition to the other information appearing in or incorporated by reference in this Prospectus before tendering their Old Notes in the Exchange Offer. The risk factors set forth below (other than "Consequences of Exchange and Failure to Exchange" and "Absence of Public Market") are generally applicable to the Old Notes as well as the Exchange Notes.

         CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE. Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected.

         Based on interpretations by the Staff of the Commission, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) the Initial Purchaser to the extent it acquired Old Notes directly from the Company solely in order to resell pursuant to Rule 144A of the Securities Act or any other available exemption under the Securities Act or (iii) a broker-dealer (which may include the Initial Purchaser) who acquired Old Notes as a result of market-making or other trading activities) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account as a result of market-making activities or other trading activities pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as the result of such activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

         ABSENCE OF PUBLIC MARKET. The Exchange Notes are being offered to the holders of the Old Notes. There is no existing trading market for the Exchange Notes and there can be no assurance regarding the future development of such a market for the Exchange Notes or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. The Company does not intend to apply for listing or quotation of the Exchange Notes on any securities exchange or stock market.

         LEVERAGE. The Company is substantially leveraged. As of June 30, 1996, the Company's total consolidated liabilities were $2,257.0 million (excluding deferred income and convertible preferred securities of a subsidiary), its total consolidated assets were $2,975.1 million and its total stockholders' equity was $587.9 million. As of such date, on a pro forma basis, after giving effect to (i) the acquisition of Falcon, (ii) completion of the Initial Offering, (iii) completion of the Conversions and (iv) the use of a portion of the proceeds of the

Initial Offering to repay the $35 million outstanding balance under the Company's revolving line of credit facility, the Company's total consolidated liabilities would have been $2,538.9 million (excluding deferred income and convertible preferred securities of a subsidiary), its total consolidated assets would have been $3,424.8 million and its stockholders' equity would have been $755.8 million. The Company's substantial level of debt presents the risk that the Company might not generate sufficient cash to service the Company's indebtedness, including the Notes, or that its leveraged capital structure could limit its ability to finance the acquisition and development of additional projects, to compete effectively or to operate successfully under adverse economic conditions. See "Selected Historical Financial and Operating Data" and "Capitalization." The Company is also a holding company which derives substantially all of its operating income from its subsidiaries and joint ventures. Distributions from such entities are restricted under various covenants and conditions contained in financing documents by which they are bound and the stock or assets of substantially all of such entities is directly or indirectly pledged, to secure various of such financings. See "Risk Factors--Holding Company Structure," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Notes to the Consolidated Financial Statements."

         HOLDING COMPANY STRUCTURE. As a holding company, the Company is dependent on distributions from its subsidiaries' and joint ventures' ownership interests in the projects owned and operated by such entities for substantially all of its operating income. The Company expects that its future development efforts will also be structured to involve operating subsidiaries, joint ventures and partnerships. The Company must rely upon dividends and other payments from its subsidiaries, partnerships and joint ventures to generate the funds necessary to meet its obligations, including the payment of principal, interest and premium, if any, on the Notes. The availability of distributions from the Company's subsidiaries and projects is subject to the satisfaction of various covenants and conditions contained in the applicable subsidiaries' and joint ventures' financing documents. Furthermore, the Company is structuring Philippine and Indonesian project financing arrangements containing, and anticipates that future project level financings will contain, certain conditions and similar restrictions on the distribution of cash to the Company.

         The Company's subsidiaries, partnerships and joint ventures are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on, premium (if any) or principal of the Notes. Any right of the Company to receive any assets of any of its subsidiaries or other affiliates upon any liquidation or reorganization of the Company (and the consequent right of the holders of the Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary's or other affiliate's creditors (including trade creditors and holders of debt issued by such subsidiary or other affiliate). As of June 30, 1996, on a pro forma basis, after giving effect to the acquisition of Falcon, completion of the Initial Offering, consummation of the Conversions and repayment of the $35 million outstanding balance under the Company's line of credit facility, there would have been approximately $2,102.4 million of total consolidated indebtedness (excluding deferred income and convertible preferred securities of a subsidiary) and approximately $1,175.6 million of indebtedness that represented the Company's proportionate share of joint venture and subsidiary debt which would be effectively senior to the Notes. Substantially all of such latter amount would have been secured by the assets of such joint ventures and subsidiaries. In addition, as of June 30, 1996, the Company's subsidiary, CalEnergy Capital Trust, had outstanding approximately $103.9 million of its 6 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities ("TIDES")SM, which would effectively be subordinate to the Notes. See "Description of Notes--Ranking."

         DEVELOPMENT UNCERTAINTY. The Company is actively seeking to develop, construct, own and operate new power projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. The Company has in development or under construction projects representing an aggregate generating capacity in excess of the generating capacity of those projects currently in operation. Development can require the Company to expend significant sums for preliminary engineering, permitting, fuel supply, resource exploration, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation of construction. Further, there can be no assurance that the Company, which is substantially leveraged, will obtain access to the substantial debt and equity capital required to continue to develop and construct electric power projects or to refinance projects. The future growth of the Company is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

         DEVELOPMENT UNCERTAINTY OUTSIDE THE UNITED STATES. The Company has various projects under construction outside the United States and a number of projects under award outside the United States. The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, changes in law, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed, which the Company may not be capable of fully insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company is developing and may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by the applicable foreign governments.

         EXPLORATION, DEVELOPMENT AND OPERATION UNCERTAINTIES OF GEOTHERMAL RESOURCES. Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of geothermal reservoirs can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. In addition, geothermal power production poses unusual risks of seismic activity. Accordingly, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms. The success of a geothermal project depends on the quality of the geothermal resource and operational factors relating to the extraction of the geothermal fluids involved in such project. The quality of a geothermal resource is affected by a number of factors, including the size of the reservoir, the temperature and pressure of the geothermal fluids in such reservoir, the depth and capacity of the production and injection wells, the amount of dissolved solids and noncondensible gases contained in such geothermal fluids, and the permeability of the subsurface rock formations containing such geothermal resource, including the presence, extent and location of fractures in such rocks. The quality of a geothermal resource may decline as a result of a number of factors, including the intrusion of lower-temperature fluid into the producing zone. An incorrect estimate by the Company of the quality of a geothermal resource, or a decline in such quality, could have a material adverse effect on the Company's results of operations. In addition, both the cost of operations and the operating performance of geothermal power plants may be adversely affected by a variety of resource operating factors. Production and injection wells can require frequent maintenance or replacement. Corrosion caused by high-temperature and high-salinity geothermal fluids may compel the replacement or repair of certain equipment, vessels or pipelines. New production and injection wells may be required for the maintenance of operating levels, thereby requiring substantial capital expenditures.

         GENERAL OPERATING UNCERTAINTIES. The operation of a power plant involves many risks, including the breakdown or failure of power generation equipment, pipelines, transmission lines or other equipment or processes, fuel interruption, and performance below expected levels of output or efficiency. Each facility may depend on a single or limited number of entities to purchase electricity or thermal energy, to supply water, to supply gas, to transport gas, to dispose of wastes or to wheel electricity. The failure of any such purchasing utility, steam host, water or gas supplier, gas transporter, wheeling utility or other relevant project participant to fulfill its contractual obligations could have a material adverse impact on the Company.

         PRESENT DEPENDENCE ON LARGE CUSTOMER; CONTRACT RISKS. The Company currently relies on long-term power purchase "Standard Offer No. 4" contracts (each, an "SO4 Agreement") with a large customer, Edison, to generate a substantial portion of its operating revenues. Any material failure by Edison to fulfill its contractual obligations under any of such contracts is likely to have a material adverse effect on the Company's results of operations. Each of the Company's SO4 Agreements provides for both capacity payments and energy payments for a term of between 20 and 30 years. During the first ten years of the term of each SO4 Agreement, energy payments are based on a pre-set schedule. Thereafter, while the basis for the capacity payment remains the same, the required energy payment is Edison's then-current published avoided cost of energy ("Avoided Cost of Energy"), as determined by the California Public Utility Commission ("CPUC"). The initial ten-year period expires in August 1997 for the Company's Navy I Project, March 1999 for its BLM Project and January 2000 for its Navy II Project. Such ten-year period expired in 1996 with respect to one of the Imperial Valley Projects (as defined herein), and expires in 1999 for three of its Imperial Valley Projects and in 2000 for the remaining two Imperial Valley Projects that operate under SO4 Agreements.

         Estimates of Edison's future Avoided Cost of Energy vary substantially in any given year. The Company cannot predict the likely level of Avoided Cost of Energy prices under its SO4 Agreements with Edison at the expiration of the fixed-price periods. Edison's Avoided Cost of Energy as determined by the CPUC is currently substantially below the current scheduled energy prices under the Company's respective SO4 Agreements and is currently expected to remain so. For the year ended December 31, 1995, the time period-weighted average of Edison's Avoided Cost of Energy was 2.1 cents per kWh, compared to the time period-weighted average for the year ended December 31, 1995 selling prices for energy of approximately 11.4 cents per kWh for the Company. Thus, the revenues generated by each of the Company's facilities operating under SO4 Agreements are likely to decline significantly after the expiration of the applicable fixed price period.

         COMPETITION AND DOMESTIC DEREGULATION; INDUSTRY RESTRUCTURING. The international power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. Many of these competitors also compete in the domestic market. Further, in recent years, the domestic power production industry has been characterized by strong and increasing competition with respect to the industry's efforts to obtain new power sales agreements, which has contributed to a reduction in prices offered to utilities. In that regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. In the domestic market, competition is expected to increase as the electric utility industry becomes deregulated. In addition, recent deregulation and industry restructuring activity may cause certain utilities or other contract parties to attempt to renegotiate contracts or otherwise fail to perform their contractual obligations, which in turn could adversely affect the Company's results of operations.

         NATURAL GAS SUPPLY/MINIMUM TAKE CONTRACTS. The primary fuel source for certain of the Company's projects is natural gas and a substantial portion of the operating expenses of such facilities consists of the costs of obtaining natural gas through gas supply agreements and transporting that gas to the projects under gas transportation agreements. The Company believes it has contracted for natural gas supplies and transportation covering sufficient volumes to satisfy the long term fuel requirements of the applicable projects. The obligations of gas suppliers are corporate undertakings that are not supported by dedicated reserves in all cases. Unless the gas projects were able to obtain substitute volumes of natural gas, including the requisite transportation services for such volumes at a price not materially higher than the sum of the contract price under the existing gas supply agreements and any damages paid by the supplier for failure to deliver, the sustained failure of a supplier to comply with its obligation to deliver natural gas in accordance with its gas supply agreement, including as a result of its failure to maintain the necessary federal, state and provincial permits, could have a material adverse effect on the cash flows to the Company.

         Under certain gas supply agreements, if a project fails to purchase a minimum annual quality of natural gas, the project is obligated to pay an amount equal to the product of the deficiency amount and the applicable contract price. In certain circumstances, utilities may curtail or schedule the projects for dispatch off-line. Curtailment or low dispatch levels in combination with other events could result in the project's inability to satisfy minimum take provisions through the project's fuel requirements. The Company intends to manage its requirements for contract volumes under the gas supply agreements so as to meet the minimum take requirements through a combination of utilization of nominated volumes in operations and resales of the remainder of the volumes to third-party customers, if necessary.

         The transportation arrangements, including pipelines facilities and the rates charged for transportation services, are subject to various Federal, provincial, state and local authorities and, in the case of the Company's Saranac project, the National Energy Board of Canada. In exercising such jurisdiction, these regulatory authorities maintain or may maintain authority to modify aspects of the rates, terms and conditions that govern the transportation services provided. It is possible that such a modification could materially increase the fuel transportation costs of the projects. In addition, certain of the natural gas transportation agreements, and the approved tariffs of the transporters, contain provisions that allow the transporter to terminate, or suspend performance under, or reduce the amount of gas transported for the projects under the agreement upon certain conditions, such as the taking of an adverse action by a regulatory authority or if the transporter, in its judgment, deems it necessary to make modifications or repairs to its pipeline facilities or upon the occurrence of an event of force majeure. The sustained failure of any transporter to provide gas transportation services under its natural gas transportation agreement could have a material adverse effect on a power plant's operations.

         IMPACT OF ENVIRONMENTAL, ENERGY AND OTHER REGULATIONS. The Company is subject to a number of environmental and other laws and regulations affecting many aspects of its present and future operations, including the disposal of various forms of waste, the construction or permitting of new facilities, and the drilling and operation of new and existing wells. Such laws and regulations generally require the Company to obtain and comply with a wide variety of licenses, permits and other approvals. The Company also remains subject to a number of complex and stringent laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company which could have an adverse impact on its operations. The implementation of regulatory changes imposing more comprehensive or stringent requirements on the Company, which would result in increased compliance costs, could have a material adverse effect on the Company's results of operations. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition.

         The Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the Public Utility Holding Company Act of 1935, as amended ("PUHCA") are two of the laws (including the regulations thereunder) which affect the Company's operations. PURPA provides to qualifying facilities ("QFs") certain exemptions from federal and state laws and regulations, including organizational, rate and financial regulation. PUHCA regulates public utility holding companies and their subsidiaries. The Company is not and will not be subject to regulation as a holding company under PUHCA as long as the power plants it owns are QFs under PURPA. QF status is conditioned on meeting certain criteria, and would be jeopardized, for example, by the loss of a steam customer or reduction of steam purchases below the amount required by PURPA. The Company's four cogeneration facilities have steam sales agreements with existing industrial hosts which agreements must be maintained in effect in order to maintain QF status. In the event the Company were unable to avoid the loss of such status for one of its facilities, such an event could result in termination of a given project's power sales agreement and a default under the project subsidiary's project financing agreements.

                                USE OF PROCEEDS

         There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds to the Company from the sale of the Old Notes (after deduction of certain transaction costs) in the Initial Offering was approximately $218.8 million. The Company intends ultimately to use such net proceeds to make equity investments in future domestic and international energy projects, to fund possible project or company acquisitions (although no specific acquisitions are currently contemplated by the Company other than the contemplated acquisition of Northern described herein under "Business of the Company--Recent Development"), for the repayment of debt (including the outstanding $35.0 million balance under the Company's revolving line of credit facility), and for other general corporate purposes. Pending such uses, the net proceeds of the Initial Offering will be invested in, among other things, deposits with banks, investment grade securities and short-term and medium-term income producing investments, including government obligations and other money market instruments.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

         In connection with the sale of the Old Notes to the Initial Purchaser on September 20, 1996, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement. The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which requires the Company to use its reasonable best efforts to (i) cause the Exchange Offer Registration Statement to be declared effective by the Commission within 270 days of the issuance of the Old Notes, (ii) keep the Exchange Offer open for a period of not less than the shorter of (a) the period ending when the last of the remaining Old Notes is tendered in the Exchange Offer and (b) 30 days from the date notice is mailed to holders of the Old Notes, and (iii) maintain the Exchange Offer Registration Statement continuously effective for a period of not less than the longer of
(a) the period until consummation of the Exchange Offer and (b) 120 days after effectiveness of the Exchange Offer Registration Statement (subject to extension under certain limited circumstances), provided that in the event that all resales of Exchange Notes covered by the Exchange Offer Registration Statement has been made, the Exchange Offer Registration Statement need not remain continuously effective. In the event that the Exchange Offer has not commenced or a Shelf Registration Statement has not been declared effective within 270 days following the date of the Issue Date (each, a "Registration Default"), the interest rate on the Old Notes shall increase by one-half of one percent (50 basis points) per annum effective on the 271st day following the date of the Issue Date until the date on which the Exchange Offer is commenced or such Shelf Registration Statement shall have become effective. If a registration statement has not been declared effective within two years after the Issue Date, such one-half of one percent increase in interest rate will become permanent. See "Description of Notes--Registration Rights Agreement."

TERMS OF THE EXCHANGE

         The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange Exchange Notes for a like aggregate principal amount of Old Notes, properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, the Exchange Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any Old Notes are tendered for exchange in part by institutional accredited investors, the untendered principal amount thereof must be $500,000 or any integral multiple of $1,000 in excess thereof.

         The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus, $225,000,000 aggregate principal amount of the Old Notes is outstanding.

         If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof, or in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures described below under "Procedures for Tendering," such non-exchanged Old Notes will be credited to the tendering holder's account maintained with DTC promptly after the Expiration Date.

         Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Solicitation of Tenders; Fees and Expenses."

         NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS

         The Exchange Offer expires on the Expiration Date. The term "Expiration Date" means 5:00 p.m., New York City time, on _____________, 1996, unless the Company in its sole discretion extends the period during which the Exchange Offer is open, in which case the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral (immediately confirmed in writing) or written notice to the Exchange Agent and by timely public announcement. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer will remain subject to the Exchange Offer.

         The Company reserves the right (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not accept Old Notes not previously accepted for any reason, including if any of the events set forth herein under "--Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company, or (ii) to amend the terms of the Exchange Offer in any manner, whether prior to or after the tender of any of the Old Notes. If any such delay, extension, termination or amendment occurs, the Company will give oral (immediately confirmed in writing) or written notice to the Exchange Agent and will either issue a public announcement or give notice to the holders of the Old Notes as promptly as practicable.

         If the Company waives any material condition to the Exchange Offer, or amends the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Old Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.

         This Prospectus and the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Old Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees appear on the lists of record holders for subsequent transmittal to beneficial owners of Old Notes.

PROCEDURES FOR TENDERING

         To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof), have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, or an Agent's Message in case of book-entry delivery as described below, to the Exchange Agent prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal on or prior to the Expiration Date, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, along with the Letter of Transmittal must be received by the Exchange Agent on or prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL (RETURN RECEIPT REQUESTED AND PROPERLY INSURED) OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. To be tendered effectively, the Old Notes, Letter of Transmittal and all other required documents, or, in the case of a participant in the Book-Entry Transfer Facility, an Agent's Message, must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Except in the case of a participant in the Book-Entry Transfer Facility who transfers Notes by an Agent's Message, delivery of all documents must be made to the Exchange Agent at its address set forth on the back of this Prospectus. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

         The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

         Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Registrar or any other person who has obtained a properly completed bond power from the registered holder.

         Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm (an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an Eligible Institution.

         If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by bond powers and a proxy which authorizes such person to tender the Old Notes on behalf of the registered holder, in each case as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

         All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted by the Company, would be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been timely cured or waived will be returned without cost to such holder by the Exchange Agent to the tendering holders of Old Notes, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition, the Company reserves the right in its sole discretion
(i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions to the Exchange Offer," to terminate the Exchange Offer and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The Company has no present plan to acquire any Old Notes which are not tendered in the Exchange Offer. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

         BOOK-ENTRY TRANSFER. The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may book-entry deliver Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer on or prior to the Expiration Date. A holder who is a participant in the Book-Entry Transfer Facility and transfers the Notes by an Agent's Message need not transmit the Letter of Transmittal to the Exchange Agent to consummate the exchange.

         The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Notes that such participant has received and agrees to be bound by the Letter of Transmittal and/or the Notice of Guaranteed Delivery (as discussed below), where applicable.

         GUARANTEED DELIVERY PROCEDURES. If a registered holder of the Old Notes desires to tender such Old Notes, and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof, or in the case of a participant in the Book-Entry Transfer Facility, an Agent's Message) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery, or, in the case of a participant in the Book-Entry Transfer Facility, by an Agent's Message), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

         A tender will be deemed to have been received as of the date when the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes is received by the Exchange Agent, or in the case of a participant in the Book-Entry Transfer Facility, as of the date when an Agent's Message from the participant has been received by the Exchange Agent. Issuances of Exchange Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Old Notes.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes. The Transferor further agrees that acceptance of any tendered Old Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder (except in certain limited circumstances). All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         By tendering Old Notes, the Transferor certifies that (i) it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that it is not a broker-dealer that owns Old Notes acquired directly from the Company, that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes or (ii) it is an "affiliate" (as defined above) of the Company or of the Initial

Purchaser and that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it. Each broker-dealer that receives Exchange Notes as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan Of Distribution."

WITHDRAWAL RIGHTS; NON-EXCHANGED OLD NOTES

         Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back of this Prospectus. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered if different from that of the withdrawing holder, accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. If any Old Notes are tendered for exchange but are not exchanged for any reason, or if any Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender, termination of the Exchange Offer or submission of nonexchanged Old Notes. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering."

         All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

INTEREST ON THE EXCHANGE NOTES

         The Exchange Notes will bear interest at the rate of 9 1/2% per annum from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from September 20, 1996. Interest on the Notes will be payable in cash semi-annually on March
15 and September 15, commencing on March 15, 1997, to holders of record on the immediately preceding March 1 and September 1. See "Description of the Notes--General." Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued and unpaid interest on such Old Notes.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

         Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Notes for Old Notes validly tendered and not withdrawn promptly after the Expiration Date. For the purposes of the Exchange Offer, the Company shall be deemed to have accepted for exchange validly tendered Old Notes when and if the Company has given oral (immediately confirmed in writing) or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving Exchange Notes from the Company and causing the Old Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Old Notes will be made by the Exchange Agent only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents, or, in the case of a book-entry delivery, an Agent's Message.

CONDITIONS TO THE EXCHANGE OFFER

         Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any Exchange Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied: (a) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the Staff of the Commission; (b) in the reasonable judgment of the Company, there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, (ii) assessing or seeking any damages as a result thereof, or (iii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer; (c) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (b)(i), (ii) or (iii) above or, in the reasonable judgment of the Company, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretations of the Staff referred to in this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; (d) there shall have occurred (i) any general suspension of trading in, or general limitation on prices for securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority that adversely affects the extension of credit to the Company, or (iii) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States; or, in the case any of the foregoing exists at the time of commencement of the Exchange Offer, a material acceleration or worsening thereof; or (e) a material adverse change shall have occurred or be threatened in the business, condition (financial or otherwise), operations, stock ownership or prospects of the Company.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by it with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition or may be waived by the Company in whole or in part at any time or from time to time in their sole discretion. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the Exchange Offer.

         Any determination by the Company concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

         In addition, the Company will not accept for exchange any Old Notes tendered and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to (i) the Registration Statement of which this Prospectus constitutes a part or (ii) the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

EXCHANGE AGENT

         IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. IBJ Schroder Bank & Trust Company also acts as trustee under the Indenture.

         Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal, should be directed to the Exchange Agent at its address and numbers set forth on the back of this Prospectus. Except in the case of a participant in the Book-Entry Transfer Facility who transfers Securities by an Agent's Message, delivery to an address other than as set forth herein, or transmissions of instructions via a facsimile or telex number other than to the Exchange Agent as set forth herein, will not constitute a valid delivery.

SOLICITATION OF TENDERS; FEES AND EXPENSES

         The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting, and legal fees, will be paid by the Company and are estimated at approximately $100,000.

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Notes are to be delivered to, or are to be issued in the name of, any person other than a registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at their discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Old Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of the Company by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

APPRAISAL RIGHTS

         HOLDERS OF OLD NOTES WILL NOT HAVE DISSENTERS' RIGHTS OR APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFER.

FEDERAL INCOME TAX CONSEQUENCES

         The exchange of Old Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange.

                                CAPITALIZATION
                                (IN THOUSANDS)

         The following table sets forth (i) the consolidated capitalization of the Company at June 30, 1996, and (ii) the consolidated capitalization of the Company as adjusted to reflect the acquisition of Falcon on August 7, 1996, the issuance of the $225 million of Notes being offered hereby, completion of the Conversions and use of $35 million of the Initial Offering proceeds to repay the outstanding balance drawn on the Company's revolving line of credit facility. The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere herein or incorporated herein by reference.

                                                                                       AT JUNE 30, 1996
                                                                                --------------------------------
                                                                                  ACTUAL            AS ADJUSTED
                                                                                ----------         -------------
Indebtedness:
Revolving line of credit..........................................              $       --           $       --
Construction loans................................................                 305,870              305,870
Project finance loans.............................................                 187,172              306,650
Salton Sea notes and bonds........................................                 563,035              563,035
Senior discount notes.............................................                 501,798              501,798
9 1/2% Senior Notes...............................................                      --              225,000
Limited recourse senior secured notes.............................                 200,000              200,000
5% Convertible subordinated debentures............................                 100,000                   --
Convertible debt..................................................                  64,850                   --
                                                                                ----------         -------------
     Total consolidated indebtedness..............................               1,922,725            2,102,353
                                                                                ----------         -------------
Deferred income...................................................                  26,213               26,213
Convertible preferred securities of subsidiary....................                 103,930              103,930
Stockholders' equity:
     Preferred stock, no par value, 2,000 shares authorized.......                      --                   --
     Common stock, $.0675 par value, 80,000 shares authorized,
     52,179 shares issued, 52,176 outstanding (as adjusted 60,153
     issued and 60,150 outstanding)...............................                   3,523                4,061
Additional paid-in capital........................................                 351,976              519,288
Retained earnings.................................................                 238,792              238,792
Treasury stock, 3 common shares at cost...........................                    (61)                 (61)
Unearned compensation--restricted stock...........................                 (6,294)              (6,294)
                                                                                ----------         -------------
  Total stockholders' equity......................................                 587,936              755,786
                                                                                ----------         -------------
  Total capitalization............................................              $2,640,804           $2,988,282
                                                                                ==========         =============

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
               OPERATING DATA (ALL DATA IN THOUSANDS EXCEPT PER
                            SHARE DATA AND RATIOS)

         The following tables set forth selected historical consolidated financial and operating data, which should be read in conjunction with the Company's consolidated financial statements and related notes included herein and incorporated by reference herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus . The selected consolidated data as of and for each of the five years in the period ended December 31, 1995 have been derived from the audited historical consolidated financial statements of the Company. The unaudited consolidated financial statements of the Company as of and for the six months ended June 30, 1995 and 1996 reflect all adjustments necessary in the opinion of the Company's management (consisting only of normal recurring adjustments), for a fair presentation of such financial data. The June 30, 1995 information includes the financial and operating results of Magma (hereinafter defined) for the 45 days it was 51% owned and the 126 days it was 100% owned by the Company. The June 30, 1996 information includes financial and operating results for the Imperial Valley Partnership Project interests for the 91 days they were 50% owned and the 91 days they were 100% owned by the Company.

                                                                                        SIX MONTHS                    SIX
                                                                                           ENDED          YEAR      MONTHS
                                                  YEAR ENDED DECEMBER 31,               JUNE 30,(2)      ENDED       ENDED
                                  --------------------------------------------------  --------------  DECEMBER 31,  JUNE 30,
                                    1991      1992      1993      1994     1995(1)    1995      1996      1995      1996(2)
                                    ----      ----      ----      ----     -------    ----      ----  ------------  --------
STATEMENT OF OPERATIONS DATA:
Sales of electricity.........    $104,155  $115,087  $129,861  $152,047  $332,732  $153,280  $179,308  $502,464  $235,290
Sales of steam...............       2,029     2,255     2,198     2,515     2,898     1,454     1,371     5,144     3,625
Royalties....................          --        --        --        --    19,482     8,829     5,015    20,462     5,015
Other income.................       9,379    10,187    17,194    31,292    43,611    20,218    20,456    36,961    18,006
Total revenue................     115,563  $127,529  $149,253  $185,854  $398,723  $183,781  $206,150  $565,031  $261,936
Plant operations, general
  and administrative,
  royalty and other
  expenses...................      41,506    45,183    46,794    55,915   127,340    60,486    65,171   219,652    96,157
Income before depreciation,
  amortization, interest,
  income taxes,
  extraordinary item and
  cumulative effect of
  change in accounting
  principle..................      74,057    82,346   102,459   129,939   271,383   123,295   140,979   345,379   165,779
Depreciation and
  amortization...............      14,752    16,754    17,812    21,197    72,249    29,824    43,713   117,363    59,095
Interest expense, net of
  capitalized interest.......      24,439    14,860    23,389    52,906   102,083    55,174    47,996   119,027    52,415
Provision for income taxes...       8,284    11,922    18,184    17,002    30,631    11,788    15,537    34,887    18,928
Income before extraordinary
  item and cumulative
  effect of change in
  accounting principle.......      26,582    38,810    43,074    38,834    66,420    26,509    33,733    78,267    39,604
Minority Interest                     N/A       N/A       N/A       N/A     3,005     3,005       N/A       N/A       N/A
Extraordinary item(3)(4).....         N/A    (4,991)      N/A    (2,007)      N/A       N/A       N/A       N/A       N/A
Cumulative effect of change
  in accounting
  principle(5)...............         N/A       N/A     4,100       N/A       N/A       N/A       N/A       N/A       N/A
Net income...................      26,582    33,819    47,174    36,827    63,415    23,504    33,733    78,267    39,604
Preferred dividends .........         N/A     4,275     4,630     5,010     1,080     1,080       N/A     1,080       N/A
Net income available to
  common stockholders........      26,582    29,544    42,544    31,817    62,335    22,424    33,733    77,187    39,604
Income per share before
  extraordinary item and
  cumulative effect of
  change in accounting
  principle..................        0.75      0.92      1.00      0.95      1.25      0.48      0.62      1.29      0.63

                                                                                        SIX MONTHS                    SIX
                                                                                           ENDED          YEAR      MONTHS
                                                  YEAR ENDED DECEMBER 31,               JUNE 30,(2)      ENDED       ENDED
                                  --------------------------------------------------  --------------  DECEMBER 31,  JUNE 30,
                                    1991      1992      1993      1994     1995(1)    1995      1996      1995      1996(2)
                                    ----      ----      ----      ----     -------    ----      ----  ------------  --------
Extraordinary item per
  share......................         N/A     (0.13)      N/A     (0.06)      N/A       N/A       N/A       N/A       N/A
Cumulative effect of change
  in accounting principle
  per share..................         N/A       N/A      0.11       N/A       N/A       N/A       N/A       N/A       N/A
Net income per share
  -- primary.................        0.75      0.79      1.11      0.89      1.25      0.48      0.62      1.29      0.63
Net income per share -- fully
  diluted....................        0.75      0.79      1.09      0.88      1.18      0.47      0.59      1.29      0.63
Weighted average shares
  outstanding -- primary.....      35,471    37,495    38,485    35,721    49,971    46,736    54,836    60,010    62,810
OTHER DATA (UNAUDITED):
Capital Expenditures.........      68,377    32,446    87,191   119,013   398,623   146,519   218,704
EBITDA(6)(7).................      74,057    82,346   102,459   129,939   271,383   123,295   140,979   345,379   165,779
EBITDA/interest
  expense, net of
  capitalized interest(8)....        3.03      5.54      4.38      2.46      2.66      2.23      2.94      2.90      3.16
EBITDA/fixed
  charges(6)(7)(9) ..........        2.47      3.98      3.36      2.06      2.01      1.89      1.93      2.20      2.08
Ratio of earnings to fixed
  charges(9).................        2.00      3.20      2.81      1.74      1.49      1.44      1.40      1.45      1.38

                                                    AT DECEMBER 31,                        AT JUNE 30, 1996
                                    --------------------------------------------------- -----------------------
                                                                                                       PRO
                                      1991      1992      1993      1994      1995(1)     ACTUAL     FORMA(10)
                                      ----      ----      ----      ----      -------   ---------- ------------
BALANCE SHEET DATA:
Cash and investments ...........     $49,279 $ 54,671  $ 127,756  $254,004  $   72,114    $253,661    $261,938
Properties, plants, contracts
  and equipment, net ...........     378,266  393,958    463,514   561,643   1,781,255   2,028,624   2,196,531
Total assets....................     517,994  580,550    715,984 1,131,145   2,654,038   2,975,127   3,424,828
Revolving line of credit .......         N/A      N/A        N/A       N/A         N/A         N/A          --
Project finance loans...........     221,308  263,604    246,880   233,080     257,933     187,172     306,650
Construction loans..............         N/A      N/A        N/A    31,503     211,198     305,870     305,870
Senior notes....................      35,730   35,730     35,730       N/A         N/A         N/A         N/A
Senior discount notes...........         N/A      N/A        N/A   431,946     477,355     501,798     501,798
Salton Sea notes and bonds......         N/A      N/A        N/A       N/A     452,088     563,035     563,035
9 1/2% Senior Notes......                N/A      N/A        N/A       N/A         N/A         N/A     225,000
Limited recourse senior secured
  notes.........................         N/A      N/A        N/A       N/A     200,000     200,000     200,000
5% Convertible subordinated
  debentures ...................         N/A      N/A    100,000   100,000     100,000     100,000          --
Convertible debt ...............         N/A      N/A        N/A       N/A      64,850      64,850          --
Total liabilities ..............     298,146  336,272    425,393   867,703   2,084,474   2,257,048   2,538,899
Redeemable preferred stock .....      54,705   54,350     58,800    63,600         N/A         N/A         N/A
Convertible preferred securities
  of subsidiary.................         N/A      N/A        N/A       N/A         N/A     103,930     103,930
Total stockholders' equity .....     143,128  168,764    211,503   179,991     543,532     587,936     755,786

(1) Reflects the acquisition of Magma Power Company which was completed on February 24, 1995.

(2) The Company's operations are seasonal in nature, with a disproportionate percentage of the income earned in the quarter ending September 30; therefore, operating results and ratios for interim periods are not indicative of the results for a full fiscal year.

(3) The refinancing of the Coso Joint Ventures' project financing resulted in an extraordinary loss in 1992 in the amount of $5.0 million.

(4) The Company's 12% senior notes due 1995 were defeased in the first quarter of 1994 in connection with the issuance of the 10 1/4% senior discount notes due 2004, resulting in an extraordinary loss in 1994 in the amount of $2.0 million.

(5) On January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, Accounting for Income Taxes, resulting in a cumulative effect adjustment increasing net income by $4.1 million in 1993.

(6) EBITDA means earnings before interest, taxes, depreciation and amortization.

(7) The 1994 EBITDA balances are before the extraordinary item associated with the defeasance of the Company's 12% senior notes due 1995. Information concerning EBITDA is presented here not as a measure of operating results, but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative to either
     (i) operating income (determined in accordance with generally accepted accounting principles) or (ii) cash flow from operating activities (determined in accordance with generally accepted accounting principles).

(8) For purposes of computing the ratio of EBITDA/interest expense, net of capitalized interest, EBITDA, as defined above, is divided by interest expense, net of capitalized interest.

(9) For purposes of computing historical ratios of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of (a) the pre-tax income of the Company, including its proportionate share of the pre-tax income of the Coso Project (as defined herein) (and for the year ended December 31, 1995 and the quarter ended March 31, 1996, the Partnership Projects (as defined herein)), and (b) fixed charges, less capitalized interest. "Fixed charges" represent interest (whether expensed or capitalized), amortization of deferred financing and bank fees, and the portion of rentals considered to be representative of the interest factor (one-third of lease payments).

(10) The pro forma amounts reflect the April 17, 1996 Partnership Project Acquisition and the August 7, 1996 acquisition of Falcon, together with the related borrowing of $35 million on a revolving line of credit utilized in connection therewith as if they had occurred at the beginning of the periods presented, completion of the Conversions and, in the case of the Balance Sheet Data, the issuance of $225 million of 9 1/2% Senior Notes in the Initial Offering and use of $35 million of the Initial Offering proceeds to repay the balance of the Company's revolving line of credit facility. See "Pro Forma Condensed Combined Unaudited Financial Data."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
            (Dollars and shares in thousands except per share data)

         The following is management's discussion and analysis of certain significant factors which have affected the Company's financial condition and results of operations during the periods included in the accompanying statements of operations and should be read in conjunction with the Company's consolidated financial statements. See "Financial Statements."

         For purposes of consistent financial presentation, plant capacity factors for Navy I, Navy II, and BLM (collectively the Coso Project) are based upon a capacity amount of 80 net MW for each plant. Plant capacity factors for Vulcan, Hoch (Del Ranch), Elmore and Leathers (collectively the Partnership Project) are based on contract nameplate amounts of 34, 38, 38 and 38 net MW respectively, and for Salton Sea I, Salton Sea II, Salton Sea III and Salton Sea IV plants (collectively the Salton Sea Project) are based on contract nameplate amounts of 10, 20, 49.8 and 39.6 net MW respectively (the Partnership Project and the Salton Sea Project are collectively referred to as the Imperial Valley Project). Each plant possesses an operating margin which periodically allows for production in excess of the amount listed above. Utilization of this operating margin is based upon a variety of factors and can be expected to vary between calendar quarters, under normal operating conditions.

         The Coso Project and the Partnership Project sell all electricity generated by the respective plants pursuant to seven long-term SO4 Agreements between the projects and Edison. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. Edison makes fixed annual capacity payments to the projects, and to the extent that capacity factors exceed certain benchmarks is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements and are significantly higher in the months of June through September. Energy is sold at increasing fixed rates for the first ten years of each contract and thereafter at Edison's Avoided Cost of Energy.

         The fixed energy price periods of the Coso Project SO4 Agreements extend until at least August 1997, March 1999 and January 2000 for each of the units operated by the Navy I, BLM and Navy II Partnerships, respectively. The fixed energy price periods of the Partnership Project SO4 Agreements extend until February 1996, December 1998, December 1998, and December 1999 for each of the Vulcan, Hoch (Del Ranch), Elmore and Leathers Partnerships, respectively.

         The Company's SO4 Agreements provide for scheduled price period energy rates ranging from 12.7 cents per kWh in 1996 to 15.6 cents per kWh in 1999.

         The Salton Sea I Project sells electricity to Edison pursuant to a 30 year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments. The initial contract capacity and contract nameplate are each 10 MW. The energy payment is calculated using a Base Price which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Unit I was 4.99 cents per kWh during 1995. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to Edison's Avoided Cost of Energy.

         The Salton Sea II and Salton Sea III Projects sell electricity to Edison pursuant to 30 year modified SO4 Agreements. The contract capacities and contract nameplates are 15 MW and 20 MW for Salton Sea II and 47.5 MW and
49.8 MW for Salton Sea III, respectively. The contracts require Edison to make capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreements. The energy payments for the first ten year period, which expires April 4, 2000, are levelized at a time period weighted average of 10.6 cents per kWh and 9.8 cents per kWh for Salton Sea II and Salton Sea III, respectively. Thereafter, the monthly energy payments will be at Edison's Avoided Cost of Energy. For Salton Sea II only, Edison is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity for the period April 1, 1994 through June 30, 2004.

         The Salton Sea IV Project sells electricity to Edison pursuant to a modified SO4 agreement which provides for contract capacity payments on 34 MW of capacity at two different rates based on the respective contract capacities deemed attributable to the original Salton Sea PPA option (20 MW) and to the original Fish Lake PPA (14 MW). The capacity payment price for the 20 MW portion adjusts quarterly based upon specified indicies and the capacity payment price for the 14 MW portion is a fixed levelized rate. The energy payment (for deliveries up to a rate of 39.6 MW) is at a fixed price for 55.6% of the total energy delivered by Salton Sea IV and is based on an energy payment schedule for 44.4% of the total energy delivered by Salton Sea IV. The contract has a 30-year term but Edison is not required to purchase the 20 MW of capacity and energy originally attributable to the Salton Sea I PPA option after June 30, 2017, the original termination date of the Salton Sea I PPA.

         For the six months ended June 30, 1996, Edison's average Avoided Cost of Energy was 2.2 cents per kWh which is substantially below the contract energy prices earned for the six months ended June 30, 1996. Estimates of Edison's future Avoided Cost of Energy vary substantially from year to year. The Company cannot predict the likely level of Avoided Cost of Energy prices under the SO4 Agreements and the modified SO4 Agreements at the expiration of the scheduled payment periods. The revenues generated by each of the projects operating under SO4 Agreements could decline significantly after the expiration of the respective scheduled energy payment periods.

RESULTS OF OPERATIONS
SIX MONTHS ENDED
JUNE 30, 1996 AND 1995

         The following operating data represent the aggregate capacity and electricity production of the Coso Project:

                                                         Three Months Ended         Six Months Ended
                                                               June 30,                 June 30,
                                                         ------------------        -------------------
                                                           1996      1995           1996         1995
                                                           ----      ----           ----         ----
Overall capacity factor.............................      109.5%    106.1%         109.1%       108.1%
kWh produced (in thousands).........................     574,100    555,900       1,144,000   1,126,900
Installed capacity NMW (average)....................       240        240            240         240

         The increase in the capacity factor for the second quarter of 1996 from the same period in 1995 was due to increases in production at all three plants. The Navy II and BLM plants had experienced scheduled pre-peak outages in the second quarter of 1995, however in 1996 scheduled pre-peak outages occurred in the first quarter of 1996.

         The increase in the capacity factor for the six months ended June 30, 1996 from the same period in 1995 resulted from increased production at all three plants, but primarily reflects increased production at the BLM plant due to the execution of a steam transfer agreement and construction of the related interties in the third quarter of 1995.

         The following operating data represent the aggregate capacity and electricity production of the Partnership Project:

                                                           Three Months Ended         Six Months Ended
                                                                June 30,                  June 30,
                                                          --------------------      --------------------
                                                           1996           1995      1996            1995
                                                           ----           ----      ----            ----
Overall capacity factor.............................      109.2%         107.5%    103.4%          104.9%
kWh produced (in thousands).........................     353,000         347,500   668,600        674,650
Installed capacity NMW (average)....................       148             148       148            148

         The overall capacity factor for the Partnership Project increased for the second quarter of 1996 compared to the second quarter of 1995 due to operating improvements at the Leathers plant. The overall capacity factor decreased for the six months ended June 30, 1996 compared to the same period in 1995 primarily due to scheduled turbine overhauls at Leathers and Elmore in the first quarter of 1996.

          The following operating data represent the aggregate capacity and electricity production of the Salton Sea Project:

                                                           Three Months Ended              Six Months Ended
                                                                June 30,                       June 30,
                                                           -------------------           --------------------
                                                           1996           1995           1996            1995
                                                           ----           ----           ----            ----
Overall capacity factor.............................      78.7%           78.3%          83.8%          82.5%
kWh produced (in thousands).........................     159,700         136,400        315,900        286,000
Installed capacity NMW (average)*...................       92.9           79.8           86.3            79.8

--------------
* Weighted average for the commencement of operations at the Salton Sea Unit IV project.

         The overall capacity factor for the Salton Sea Project has increased for the three and six months ended June 30, 1996 compared to the same periods in 1995 as a result of increased production at the Salton Sea III Project due to a scheduled turbine overhaul in the second quarter of 1995 and the commencement of operations at the Salton Sea IV project partially offset by lower production at the Salton Sea I and Salton Sea II projects.

         Roosevelt Hot Springs steam field supplied 100% of customer power plant steam requirements in the second quarter of 1996. The Company has an approximate 70% interest in the Roosevelt Hot Springs field. The Desert Peak power plant operated at 83% of its 10 net megawatt capacity in the second quarter of 1996. The Yuma power plant availability was effectively 100% during the second quarter of 1996 and delivered an average of 89% of its 50 net MW plant capacity, which reflected certain contractual curtailments.

         Sales of electricity and steam increased in the second quarter of 1996 to $104,735 from $81,756 for the same period in 1995, a 28.1% increase. For the six month period ended June 30, 1996, sales of electricity and steam increased to $180,679 from $154,734 in 1995, a 16.8% increase. These increases were primarily the result of the Partnership Interest Acquisition and the commencement of commercial operations at the Salton Sea Unit IV project.

         Royalty income decreased in the second quarter of 1996 to $1,122 from $4,912 in the same period in 1995, a 77.2% decrease. For the six months ended June 30, 1996, royalty income decreased to $5,015 from $8,829, a 43.2% decrease. These decreases are a result of the Company no longer recognizing royalty income received from the Partnership Project as the Partnership Project is now owned 100% by the Company due to the Partnership Interest Acquisition. The Company continues to receive royalty income from the East Mesa Project and the Mammoth Project.

         Interest and other income decreased in the second quarter of 1996 to $9,937 from $10,428 for the same period in 1995, a 4.7% decrease. The decrease reflects that the Company no longer recognizes management services income received from the Partnership Project as the Partnership Project is now owned 100% by the Company due to the Partnership Interest Acquisition. For the six months ended June 30, 1996, interest and other income increased to $20,456 from $20,218, a 1.2% increase.

         The Company's expenses as a percentage of sales of electricity and steam were as follows:

                                                              Three Months Ended           Six Months Ended
                                                                    June 30,                    June 30,
                                                              ------------------         -------------------
                                                              1996*         1995         1996*          1995
                                                              -----         ----         -----          ----
Plant operations (net of the Company's management fees
   and Yuma fuel cost)                                        19.9%         22.2%        20.6%         21.9%
General and administration                                     4.9%         5.9%          5.1%          7.3%
Royalties                                                      5.6%         7.2%          5.7%          6.7%
Depreciation and amortization                                 24.5%         19.1%        24.2%         19.3%
Interest (less amounts capitalized)                           24.0%         36.8%        26.6%         35.7%
                                                              ----          ----         ----          ----
                                                              78.9%         91.2%        82.2%         90.9%
                                                              ====          ====         ====          ====

---------------
* Excludes loss (associated with negative arbitrage) on equity investment in Casecnan (currently in construction) and dividends on convertible preferred securities of subsidiary.

         The cost of plant operations increased in the second quarter of 1996 to $22,431 from $20,447 for the same period in 1995, a 9.7% increase. For the six months ended June 30, 1996, plant operations costs increased to $41,387 from $38,873 in 1995, a 6.5% increase. These increases reflect the Partnership Interest Acquisition and were partially offset by lower costs at the Coso Project and the Desert Peak power plant due to continued savings from the Company's cost control programs.

         General and administration costs increased in the second quarter of 1996 to $5,117 from $4,851 for the same period in 1995, a 5.5% increase due to increased development expenses. For the six months ended June 30, 1996, corporate administration decreased to $9,296 from $11,277 in 1995, a 17.6% decrease. This decrease was primarily due to the savings realized by consolidating the corporate functions from the Magma acquisition.

         Royalty costs marginally decreased in the second quarter of 1996 to $5,896 from $5,922 for the same period in 1995. For the six months ended June 30, 1996 royalty expense marginally decreased to $10,271 from $10,336 in 1995.

         Depreciation and amortization increased in the second quarter of 1996 to $25,660 from $15,641 for the same period in 1995, a 64.1% increase. For the six months ended June 30, 1996, depreciation and amortization increased to $43,713 from $29,824 in 1995, a 46.6% increase. These increases were primarily due to the amortization of the allocated purchase price and goodwill related to the Magma and Partnership Interest acquisitions and the commencement of operations at the Salton Sea Unit IV project.

         Loss on equity investment in Casecnan reflects the Company's share of interest expense in excess of capitalized interest and interest income at the Casecnan project, which is currently in construction.

         Interest expense, less amounts capitalized, decreased in the second quarter of 1996 to $25,123 from $30,096 for the same period in 1995, a 16.5% decrease. For the six months ended June 30, 1996, interest expense, less amounts capitalized decreased to $47,996 from $55,174 in 1995, a 13.0% decrease. These decreases were due to the offsetting effects of increased interest expense associated with the senior discount notes, convertible debt, limited recourse senior secured notes and Salton Sea notes and bonds, decreased interest expense from merger debt and the associated increase in capitalized interest on the Company's international and domestic projects in construction.

         Dividends on convertible preferred securities of a subsidiary reflect financial expense related to these securities which were issued in April, 1996.

         The provision for income taxes increased in the second quarter of 1996 to $9,040 from $6,248, for the same period in 1995, a 44.7% increase. For the six months ended June 30, 1996, provisions for income taxes increased to $15,537 from $11,788 in 1995, a 31.8% increase. The increase was due to higher income before taxes.

         Net income available for common shareholders increased in the second quarter of 1996 to $19,272 or $.35 per share from $13,891 or $.27 per share for the same period in 1995. For the six months ended June 30, 1996, net income available to common shareholders increased to $33,733 or $.62 per share from $22,424 or $.48 per share.

         Earnings per share for the six months ended June 30, 1996 and 1995 were favorably affected by the Company's stock repurchase plan.

RESULTS OF OPERATIONS
THREE YEARS ENDED
DECEMBER 31, 1995, 1994 AND 1993

         Sales of electricity and steam increased to $335,630 in the year ended December 31, 1995 from $154,562 in the year ended December 31, 1994, a 117.1% increase. This improvement was primarily due to the addition of production from the Imperial Valley Project, as a result of the acquisition of Magma Power Company ("Magma") in the first quarter of 1995, an increase in the Coso Project's electricity revenues to $152,128 from $137,013 due to an increase in the Coso Project's electric kilowatt hour sales to 2,318.4 million kWh from 2,238.6 million kWh, and an increased price per kWh in accordance with the SO4 agreements and an increase in revenue received from the Yuma Project which commenced operation in late May 1994.

         The increase in sales of electricity and steam in 1994 to $154,562 from $132,059 in 1993 was primarily due to a 2.4% increase in the Coso Project's electric kWh sales to 2,238.6 million kWh from 2,186.7 million kWh, an increased price per kWh in accordance with the SO4 agreements, and revenue received from the Yuma Project, which commenced commercial operation in late May, 1994. The increase in Coso Project kWh sales was primarily due to the completion of new production wells.

         The following operating data includes the aggregate capacity and electricity production of the Coso Project:

                                         1995         1994        1993
                                         ----         ----        ----

Overall capacity factor............     110.3%       106.5%      104.0%
kWh produced (in thousands)........    2,318,400   2,238,600   2,186,700
Capacity Factor NMW................       240         240         240

         The Coso Plant capacity factor was 112.6% in the fourth quarter of 1995 compared to 112.2%, 106.1% and 110.2% for the third, second and first quarters of 1995, respectively. A steam transfer agreement was signed and the interties were constructed in the third quarter of 1995, providing for increased production primarily at the BLM plant. Technical enhancements provided for the increase in 1994 from 1993.

         The following operating data includes the aggregate capacity and electricity production of the Partnership Project:

                                             1995       1994         1993
                                             ----       ----         ----

  Overall Capacity Factor.............      105.9%     103.8%       100.7%
  kWh Produced (in thousands).........    1,373,310   1,346,000    1,305,700
  Capacity Factor NMW.................       148         148          148

         The Partnership Project capacity factor was 105.8% in the fourth quarter of 1995 compared to 108.0%, 107.5%, and 102.3% for the third, second, and first quarters of 1995, respectively. The increased production in 1995 and 1994 are a result of minimizing unscheduled downtime at the plants.

         The following operating data includes the aggregate capacity and electricity production of the Salton Sea Project:

                                               1995     1994      1993
                                               ----     ----      ----

  Overall Capacity Factor..................   86.5%     90.8%     91.3%
  kWh Produced (in thousands)..............  604,300   634,890   638,262
  Capacity Factor NMW......................    79.8     79.8      79.8

         The overall Salton Sea Project capacity factor was 86.8% in the fourth quarter of 1995 compared to 93.9%, 78.3% and 86.8% for the third, second and first quarters of 1995, respectively. The Salton Sea Project capacity factor has decreased in 1995 from 1994 and 1993 due to the scheduled Salton Sea Unit III overhaul in the second quarter of 1995 and the conversion of that unit to the pH Mod technology in the fourth quarter of 1995.

         Electric sale price per kWh for the Coso Project varies seasonally in accordance with the rate schedule included in the SO4 agreements. The Coso Project's average electricity prices per kWh in 1995, 1994 and 1993 were comprised of (in cents):

                                         ENERGY    CAPACITY & BONUS     TOTAL

  Average fiscal 1995................     11.81          1.82           13.63
  Average fiscal 1994................     10.91          1.90           12.81
  Average fiscal 1993................     10.11          1.93           12.04

         Electric sale price per kWh for the Partnership Project also varies seasonally in accordance with the rate schedule included in the SO4 agreements. The Partnership Project's average electricity prices per kWh in 1995, 1994 and 1993 were comprised of (in cents):

                                         ENERGY    CAPACITY & BONUS     TOTAL

  Average fiscal 1995................     11.14          2.10           13.24
  Average fiscal 1994................     10.29          2.16           12.45
  Average fiscal 1993................     9.70           2.21           11.91

         Electric sale price per kWh for the Salton Sea Project also varies seasonally in accordance with the rate schedule included in the power purchase agreements. The Salton Sea Project's average electricity prices per kWh in 1995, 1994 and 1993 were comprised of (in cents):

                                          ENERGY    CAPACITY & BONUS     TOTAL

  Average fiscal 1995.................     9.50           2.33           11.83
  Average fiscal 1994.................     10.07          1.67           11.74
  Average fiscal 1993*................     9.54           2.59           12.13

---------------
* The 1993 data is for the nine months ended December 31, 1993.

         The Roosevelt Hot Springs steam field supplied 100% of customer power plant steam requirements for each of the past three years. Steam sales from the Roosevelt Hot Springs field were $2,206, $2,185, and $2,198 in 1995, 1994, and 1993, respectively. The Desert Peak power plant operated at or near its ten net megawatt capacity for each of the past three years. Electric sales from Desert Peak were $5,115, $5,281 and $5,177 for the years 1995, 1994, and 1993, respectively. Beginning in 1996, the Desert Peak power plant will receive payments for delivered electricity based on Sierra Pacific Power Company's short-run Avoided Cost of Energy. The Yuma power plant availability was effectively 100% during 1995 and delivered 89.2% of its 50 net MW plant capacity. Electric and steam sales from Yuma were $16,975 in 1995 and $10,082 for approximately seven months in 1994.

         Royalty income in 1995 of $19,482 is a result of the acquisition of Magma which receives royalties from the Partnership Project, East Mesa Project and the Mammoth Project.

         Interest and other income increased in 1995 to $43,611 from $31,292 in 1994 and from $17,194 in 1993. The increase reflects management fee income received from the Partnership Project partially offset by lower interest income due to lower cash and investment balances.

         The Company's cost per kWh was as follows (in cents):

                                                                   1995             1994              1993
                                                                   ----             ----              ----
  Plant operations (net of Company's management fees and           2.31             1.82              1.98
  Yuma fuel cost)...........................................
  General and administration................................        .78              .82              1.03
  Royalties.................................................        .81              .62               .65
  Depreciation and amortization.............................       2.41             1.34              1.39
  Interest, less amounts capitalized........................       3.40             3.33              1.82
                                                                   ----             ----              ----
   Total....................................................       9.71             7.93              6.87
                                                                   ====             ====              ====

         The Company's expenses as a percentage of sales of electricity and steam were as follows:

                                                                   1995             1994              1993
                                                                   ----             ----              ----
  Plant operations (net of the Company's management fees           20.6%            18.7%             19.2%
  and Yuma fuel cost).......................................
  General and administration................................        7.0              8.4              10.0
  Royalties.................................................        7.2              6.4               6.3
  Depreciation and amortization.............................       21.5             13.7              13.5
  Interest, less amounts capitalized........................       30.4             34.2              17.7
                                                                   ----             ----              ----
   Total....................................................       86.7%            81.4%             66.7%
                                                                   ====             ====              ====

        The Company's expenses increased in 1995 as a general result of the acquisition of Magma, the greater electricity production of the Coso Project and the inclusion of the costs from the Yuma plant for an entire year which operated for only seven months in 1994.

        The cost of plant operations increased to $79,294 in 1995 from $33,015 in 1994, an increase of 140.2%. The addition of the Imperial Valley Project operations and the full year of operations of the Yuma Project (including fuel purchases) resulted in the additional plant operations costs. Plant operations costs for the plants the Company owned in 1994, excluding Yuma, decreased $2,250 or 8.4% in 1995. The cost per kWh excluding Magma and Yuma fuel costs decreased to 1.61 cents in 1995 from 1.82 cents and 1.98 cents in 1994 and 1993 respectively. The cost of plant operations increased to $33,015 in 1994 from $25,362 in 1993, an increase of 30.2% as a result of the cost of plant operations at Yuma.

        General and administration costs increased to $23,376 in 1995 from $13,012 in 1994, an increase of 79.6%. This increase is a result of the Company's acquisition of Magma. General and administration costs per kWh for 1995, 1994, and 1993, continued to decrease due to a proportionally greater increase in electrical production than general and administration costs. General and administration costs decreased to $13,012 in 1994 compared to $13,158 in 1993, a 1.1% decrease.

        Royalty cost increased to $24,308 in 1995 from $9,888 in 1994, a 145.8% increase. The increase was due to the addition of the Imperial Valley Project, increased revenue from the plants the Company owned in 1994 and scheduled royalty increases associated with such plants. Overall, the royalty cost per kWh was 0.81 cents in 1995 compared to 0.62 cents in 1994 and 0.65 cents in 1993. Royalty costs increased to $9,888 in 1994 from $8,274 in 1993, an increase of 19.5% due to higher electrical sales and effective royalty rate.

        Depreciation and amortization increased to $72,249 in 1995 from $21,197 in 1994, a 240.8% increase. The increase was due to depreciation and amortization from the Imperial Valley Project and amortization of excess of cost over fair value of net assets acquired in connection with the purchase of Magma. Depreciation and amortization for the plants the Company owned in 1994 increased to $25,935 in 1995 from $21,197 in 1994, a 22.4% increase.
Depreciation and amortization expense for 1995 was 2.41 cents per kWh compared to 1.34 cents per kWh in 1994. The cost per kWh excluding Magma was 1.49 cents in 1995. Depreciation and amortization expense increased to $21,197 in 1994 from $17,812 in 1993 a 19.0% increase. The increase in 1994 was due to the completion of abatement systems and vacuum pumps at the Coso plants and an increased number of wells.

        Interest expense, less amounts capitalized, increased to $102,083 in 1995 from $52,906 in 1994, a 93.0% increase or 3.40 cents per kWh in 1995 compared to 3.33 cents per kWh in 1994. The 1995 increase was primarily due to the interest expense on the debt used to finance the acquisition of Magma, the increase in the original issue discount amortization on the 10 1/4% senior discount notes issued in March 1994 and interest expense on the convertible debt, partially offset by the defeasance of the 12% senior notes in March 1994. Net interest expense in 1994 increased due primarily to the Company's issuance of 10 1/4% senior discount notes in March 1994. Net interest increased to $52,906 in 1994 from $23,389 in 1993, an increase of 126.2%, or 3.33 cents per kWh in 1994, compared to 1.82 cents per kWh in 1993.

        The provision for income taxes increased to $30,631 in 1995 from $17,002 in 1994, and decreased to $17,002 in 1994 from $18,184 in 1993. The effective tax rate was 31.6%, 30.5% and 29.7% in 1995, 1994, and 1993, respectively.

        Income before the provision for income taxes increased to $97,051 in 1995 from $55,836 in 1994, a 73.8% increase. Net income available to common shareholders increased to $62,335 or $1.25 per common share for the year ended December 31, 1995 compared to $31,817 or $0.89 per common share in 1994 and $42,544 or $1.11 per common share in 1993. Net income for the year ended December 31, 1994 was reduced by $2,007 or $0.06 per share due to an extraordinary item. Net income for the year ended December 31, 1993 was increased by $4,100 or $0.11 per share due to a cumulative effect of a change in accounting principle.

        Earnings per share in 1995, 1994, and 1993 were favorably affected by the Company's stock repurchase plan.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash and investments were $253,661 at June 30, 1996 as compared to $72,114 at December 31, 1995. In addition, the Company's share of the Coso Project cash and investments retained in project control accounts at June 30, 1996 was $55,828. At December 31, 1995 the Company's share of the Coso Project and the Partnership Project cash and investments retained in project control accounts was $77,590. Distributions out of the project control accounts are made monthly to the Company for operation and maintenance and capital costs and semiannually to each Coso Project partner for profit sharing under a prescribed calculation subject to mutual agreement by the partners. In addition to these liquid instruments, the Company recorded separately restricted cash of $79,237 and $149,227 at June 30, 1996 and December 31, 1995, respectively. The restricted cash balance as of June 30, 1996 is comprised primarily of amounts deposited in restricted accounts from which the Company will source its equity contribution requirements relating to the Upper Mahiao and Mahanagdong projects, fund certain capital improvements at the Imperial Valley Project and the Company's proportionate share of Coso Project cash reserves for the debt service reserve funds. Also, the Company had $3,295 and $34,190 of short term investments as of June 30, 1996 and December 31, 1995, respectively.

         Accounts receivable normally represents two months of revenues, and fluctuates with both production and price per kWh.

         The balance due from/to the Joint Ventures relates to operations, maintenance, and management fees for managing the Coso Project and the Partnership Project as well as advances and deferred revenue on the international projects. This amount fluctuates based on the timing of billings and incurrence of costs.

         The Company repurchased 173 and 102 common shares for aggregate amounts of $3,221 and $1,590 during the first six months of 1996 and 1995, respectively. At June 30, 1996 the Company held 3 shares of its common stock at a cost of $61 to provide shares for issuance under the Company's employee stock option and share purchase plan and other outstanding convertible securities. The repurchase plan attempts to minimize the dilutive effect of the additional shares issued under these plans.

         On July 8, 1996 the Company obtained a $100,000 three year revolving credit facility of which the Company had drawn $35,000 as of August 31, 1996. The facility is unsecured and is available to fund general operating capital requirements and finance future business opportunities.

         On June 20, 1996 the Salton Sea Funding Corporation, a wholly owned indirect subsidiary of the Company (the "Funding Corporation"), completed the sale to institutional investors of $135,000 aggregate amount of Senior Secured Series D Notes and Series E Bonds which are nonrecourse to the Company.

         The Funding Corporation Series D Notes and Series E Bonds which mature in May 2000 and May 2011 respectively, bear an interest rate of 7.02% and 8.30% respectively.

         The proceeds of the Initial Offering were used by Funding Corporation to refinance $96,584 of existing project level indebtedness at the Partnership Project, to fund a portion of the Partnership Interest Acquisition and for certain capital improvements at the Imperial Valley.

         On April 12, 1996, CalEnergy Capital Trust, a special purpose Delaware business trust organized by the Company (the "Trust") completed a private placement (with certain shelf registration rights) of $100,000 of convertible preferred securities ("TIDES"). In addition, an option to purchase an additional 78.6 TIDES, or $3,930, was exercised by the underwriters to cover over-allotments.

         The Trust has issued 2,078.6 of 6 1/4% TIDES with a liquidation preference of fifty dollars each. The Company owns all of the common securities of the Trust. The TIDES and the common securities represent undivided beneficial ownership interests in the Trust. The assets of the Trust consist solely of the Company's 6 1/4% Convertible Junior Subordinated Debentures due 2016 in an outstanding aggregate principal amount of $103,930 ("Junior Debentures"). Each TIDES will be convertible at the option of the holder thereof at any time into 1.6728 shares of CalEnergy Common Stock (equivalent to a conversion price of $29.89 per share of the Company's Common Stock), subject to customary anti-dilution adjustments. Until converted into the Company's Common Stock, the TIDES will have no voting rights with respect to the Company and, except under certain limited circumstances, will have no voting rights with respect to the Trust. Distributions on the TIDES (and Junior Debentures) are cumulative, accrue from the date of initial issuance and are payable quarterly in arrears, commencing June 15, 1996. The Junior Debentures are subordinated in right of payment to all senior indebtedness of the Company and the Junior Debentures are subject to certain covenants, events of default and optional and mandatory redemption provisions, all as described in the Junior Debenture Indenture.

         In 1995, the Company commenced development of and has obtained financing for the Casecnan Project, a multipurpose irrigation and hydroelectric power facility with a rated capacity of approximately 150 net MW located on the island of Luzon in the Philippines. The total project cost for the facility is approximately $495,000. The current capital structure consists of term loans of $371,500 and $123,836 in equity contributions. The Company's portion of the contributed equity is approximately $61,918. The Overseas Private Investment Corporation ("OPIC") is providing political risk insurance on the equity investment.

         The project is structured as a 20 year build-own-operate-transfer ("BOOT"), in which the Company's indirect subsidiary CE Casecnan Water and Energy Company, Inc., a Philippine corporation, will be responsible as the BOOT operator. The fixed price, date-certain turnkey contractor is Hanbo Corporation of South Korea.

         In 1996, the Company signed agreements with Broken Hill Proprietary Company Limited ("BHP"), an international mining company, which provides, among other things, for the Company, at its option, to deliver power for the mineral extraction process. The initial phase of the project would require at least 15 MW. A pilot plant has successfully produced zinc at the Company's Imperial Valley Project. The mining company has completed construction of its larger demonstration plant. If successfully developed, the mineral extraction process will provide an environmentally compatible and low cost minerals recovery methodology. The project is subject to a number of uncertainties and implementation cannot be assured.

         In April 1994, the Company closed the financing for the 119 net MW Upper Mahiao geothermal power project located in the Philippines. The total project cost for the facility is approximately $218,000.

         The Company will supply approximately $56,000 of equity and project debt financing will constitute the balance of approximately $162,000. A syndicate of international commercial lenders is providing the construction financing. The Export-Import Bank of the U.S. ("ExIm Bank") is providing political risk insurance to the commercial banks on the construction loan and will provide the preponderance of project term financing upon satisfaction of conditions associated with commercial operation. As of June 30, 1996, draws on the construction loan totalled $147,129, equity investments made by subsidiaries of the Company totalled $56,000 and advances by subsidiaries of the Company totalled $3,355. These advances will be repaid by draws on the construction loan. OPIC is providing political risk insurance on the equity investment by the Company in this project. The Upper Mahiao project commenced construction in April of 1994, was deemed complete in June, 1996 and began receiving capacity payments pursuant to the Upper Mahiao Energy Conversion Agreement ("ECA") in July of 1996. The project is structured as a ten year BOOT, in which the Company's subsidiary CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), the project company, was responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance during the ten year BOOT period. The electricity generated by the Upper Mahiao geothermal power plant will be sold to the PNOC--Energy Development Corporation ("PNOC-EDC"), which is also responsible for supplying the facility with the geothermal steam. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. Ormat Inc. of Sparks, Nevada, is the turnkey contractor for the project.

         PNOC-EDC is obligated to pay for electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC pays to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity, is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually delivered to PNOC-EDC (approximately 5% of total contract revenues). The Capacity Fee serves to recover the capital costs of the project, to recover fixed operating costs and to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA are denominated in U.S. dollars, or computed in U.S. dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay Philippine peso-denominated expenses. Significant portions of the Capacity Fee and Energy Fee are indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's payment requirements, and its other obligations under the Upper Mahiao ECA are supported by the Government of the Philippines through a performance undertaking.

         In August 1994, the Company closed the financing for the 165 net MW Mahanagdong project located in the Philippines. The total project cost for the facility is approximately $320,000. The capital structure consists of a term loan of $240,000 and approximately $80,000 in equity contributions. OPIC and a consortium of international commercial lenders is providing the construction debt financing facility. The debt provided by the commercial lenders is insured against political risk by the Ex-Im Bank. Ten year term debt financing (which will replace the construction debt) will be provided by Ex-Im Bank and by OPIC. The Mahanagdong project has commenced construction and as of June 30, 1996, the Company's proportionate share of draws on the construction loan totalled $65,005, equity investments made by a subsidiary of the Company totalled $31,580 and advances by subsidiaries of the Company totalled $2,566. OPIC is providing political risk insurance on the equity. The Mahanagdong project is targeted for service in July, 1997. As with the Upper Mahiao project, the Mahanagdong project is structured as a ten year BOOT, in which the Company will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance for the ten year BOOT period. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost.

         The electricity generated by the Mahanagdong project will be sold to PNOC-EDC, on a "take or pay" basis, which is also responsible for supplying the facility with the geothermal steam. The terms of the Mahanagdong ECA are substantially similar to those of the Upper Mahiao ECA. All of PNOC-EDC's obligations under the Mahanagdong ECA are supported by the Government of the Philippines through a performance undertaking. The Capacity Fees are expected to be approximately 97% of total revenues at the design capacity levels and the Energy Fees are expected to be approximately 3% of such total revenues. The Mahanagdong project will be built, owned and operated by CE Luzon Geothermal Power Company, a Philippine corporation, that is expected to be owned post-completion as follows: 45% by the Company, 45% by Kiewit, and up to 10% by another industrial company. The turnkey contractor consortium consists of Kiewit Construction Group, Inc. (with an 80% interest) and CE Holt Co., a wholly owned subsidiary of the Company (with a 20% interest).

         In December 1994, financing was closed and construction commenced on the Malitbog Project, a 216 net MW geothermal project, located on the island of Leyte. The Malitbog Project will be built, owned and operated by Visayas Geothermal Power Company ("VGPC"), a Philippine general partnership that is wholly owned, indirectly, by the Company. VGPC will sell 100% of its capacity on substantially the same basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to the National Power Corporation of the Philippines.

         The Malitbog Project has a total project cost of approximately $280,000, including interest during construction and project contingency costs. A consortium of international lenders and OPIC have provided a total of $210,000 of construction and term loan facilities, the $135 million international commercial bank portion of which is supported by political risk insurance from OPIC. As of June 30, 1996, draws on the construction loan totalled $93,736, the equity investments made by subsidiaries of the Company totalled $70,000 and advances by subsidiaries of the Company totalled $5,069. The advances will be repaid by draws on the construction loan. The Company's equity contribution to VGPC of $70,000 is covered by political risk insurance from OPIC and the Multilateral Investment Guarantee Agency ("MIGA"). As with the Upper Mahiao project, the Malitbog project is structured as a ten year BOOT, in which the Company will be responsible for implementing construction of the geothermal power plant and, as owner, for providing operations and maintenance for the ten year BOOT period. After a ten year cooperation period, and the recovery by the Company of its capital investment plus incremental return, the plant will be transferred to PNOC-EDC at no cost. The Malitbog Project is being constructed by Sumitomo Corporation pursuant to a fixed-price, date-certain, turnkey supply and construction contract. Unit 1 was deemed complete in late July 1996 and commercial operation of Unit 2 and Unit 3 is scheduled to commence in July 1997.

         Magma is seeking new long-term final SO4 power purchase agreements in southern California through the bidding process adopted by the CPUC under its 1992 Biennial Resource Plan Update ("BRPU"). In its 1992 BRPU, the CPUC cited the need for an additional 9,600 MW of power production through 1999 among California's three investor-owned utilities, Edison, SDG&E and Pacific Gas and Electric Company (collectively, the "IOUs"). Of this amount, 275 MW was set aside for bidding by independent power producers (such as Magma) utilizing renewable resources. Pursuant to an order of the CPUC dated June 22, 1994 (confirmed on December 21, 1994), Magma was awarded 163 MW for sale to Edison (69 net MW) and SDG&E (94 net MW), with in-service dates in 1997 and 1998. However, the IOUs have to date challenged and may continue to challenge the order and there can be no assurance that power sales contracts will be executed or that any such projects will be completed.

         In light of the regulatory uncertainty concerning the BRPU awards resulting from such IOU challenges, in March 1995 Magma entered into a settlement agreement with Edison relating to the 69 net MW of capacity awarded to Magma as a winning bidder in the BRPU solicitation. The agreement (which is subject to CPUC approval) provides for three lump sum termination payments in lieu of signing a power sales contract with Edison for the 69 net MW of BRPU capacity. The amount of the termination payments is subject to a confidentiality agreement but provides Edison's ratepayers with very significant savings when compared to payments that would otherwise be made to Magma over the life of the proposed BRPU power sales contract The agreement also provides Edison with an option, which can be exercised at any time prior to February 1, 2002, to negotiate a power sales contract for 69 net MW of geothermal capacity and energy on commercially reasonable prices and terms, without giving effect to termination payments previously paid.

         The Company is actively seeking to develop, construct, own and operate new power projects and infrastructure projects utilizing geothermal and other technologies, both domestically and internationally, the completion of any of which is subject to substantial risk. Development can require the Company to expend significant sums for preliminary engineering, field development, permitting, legal and other financing related costs. The Company's future growth is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and the Company's ability to obtain contracts to supply portions of this capacity. There can be no assurance that development, financing or construction efforts on any particular project, or the Company's efforts generally, will be successful.

         The Company believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years. The financing, construction and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays or material impairment of value to the project being developed, which the Company may not be fully capable of insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by a government.

         Inflation has not had a substantial impact on the Company's operating revenues and costs; energy payments for electricity for the Coso Project, Partnership Project, Salton Sea II and Salton Sea III will continue to be based upon scheduled rates and are not adjusted for inflation through the initial ten-year period of each power purchase agreement.

                          THE BUSINESS OF THE COMPANY

         CalEnergy Company, Inc., formerly known as California Energy Company, Inc. (the "Company"), was founded in 1971 and is primarily engaged in the development and operation of environmentally responsible independent power production facilities worldwide utilizing geothermal resources, natural gas and hydroelectric or other energy sources, such as oil and coal.

         The Company is the largest independent geothermal power producer in the world (on the basis of the Company's estimate of the aggregate megawatts ("MW") of electric generating capacity in operation and under construction). The Company has an aggregate net legal ownership interest of 916 MW of electric generating capacity in power production facilities in the United States having an aggregate net capacity of 1,135 MW (of which 570 MW constitute natural gas fired plants, consisting of the Yuma plant and the Saranac, Power Resources and NorCon plants owned by the Company's recently acquired subsidiary, Falcon). All of these facilities are managed and operated by the Company. The Company also has an aggregate net legal ownership of 191 MW of electric generating capacity in two geothermal power production facilities in operation in the Philippines having an aggregate net capacity of 191 MW. Both of these facilities are managed and operated by the Company.

         With respect to projects that are financed and under construction, the Company has an aggregate net ownership interest of 270 MW of electric generating capacity in two geothermal power projects and one hydroelectric project in the Philippines having an aggregate net capacity of 459 MW. The Company is also currently constructing a 55 net MW geothermal project in Indonesia, in which the Company has an aggregate net ownership interest of 26 MW of electric generating capacity, as the first phase of the Company's planned Indonesian geothermal project development.

         The Company is also currently developing seven additional projects with executed or awarded power sales contracts in the Philippines, Indonesia and the United States. The Company is expected to have an approximate net ownership interest of 760 MW in these development projects (which represent an aggregate net capacity of 1,423 MW of additional potential electric generating capacity). Substantial contingencies exist with respect to development projects, including, without limitation, the need to obtain financing, permits and licenses and the satisfactory completion of construction.

IMPERIAL VALLEY PARTNERSHIP PROJECT ACQUISITION

         On April 17, 1996, the Company completed the acquisition from Edison Mission Energy, a unit of Edison International, of the remaining 50% partnership interests not previously owned by it in the four Partnership Projects located in Imperial Valley, California. The purchase price for the acquisition of such interests in the four projects, Vulcan, Hoch (Del Ranch), Leathers and Elmore, was $70.0 million. The Company operates the facilities and sells power to Southern California Edison ("Edison") under long-term SO4 Agreements. This acquisition resulted in the Company owning an additional 74 net MW of generating capacity and provides the Company with the opportunity to achieve operational efficiencies associated with owning 100% of the Imperial Valley facilities.

FALCON ACQUISITION

         On August 7, 1996, the Company completed the acquisition of Falcon, including its ownership interest in three operating gas-fired cogeneration plants located in New York, Texas and Pennsylvania and a related natural gas pipeline, also located in New York, for a cash purchase price of $226 million. The three cogeneration facilities total 520 MW in capacity and sell power under long-term power purchase agreements.

         The Falcon projects acquired were as follows:

                                        COMPANY'S       COMPANY'S        PPA          POWER     STEAM
                               MW      OWNERSHIP(2)       MW(2)      EXPIRATION     PURCHASER   HOSTS
                              ---      ------------     ---------    ----------     ---------   -----
  Saranac(1)...............   240           75%             180        6/2009        NYSEG      Georgia-
                                                                                                Pacific and Tenneco
  Power Resources..........   200          100%             200        9/2003        TUEC       Fina Oil &
                                                                                                Chemical Co.
  NorCon...................    80           80%              64       12/2017        NIMO       Welch Foods
                               --

    Total..................   520                           444
                              ---

---------------

(1) In addition, the Company acquired North Country Gas Pipeline.

(2) Net MW owned indicates current legal ownership, but, in some cases, does not reflect the current allocation of partnership distributions.

         The Company believes the Falcon acquisition provides it with the following benefits:

         o Long-term power sales and steam sales contracts that provide an important financial contribution to cash flow and earnings;

         o Highly efficient gas-fired operating facilities which, upon expiration of their respective power sales contracts, will be strategically located for future merchant plant sales in areas which have good access to fuel supply and transportation and favorable transmission access and proximity to electric load centers;

         o Enhanced fuel diversification and creation of a gas-fired operating business unit;

         o    Increased customer diversification;

         o Enhanced ability to compete as a low-cost generator throughout industry deregulation; and

         o Increased size and economies of scale which will permit the Company to more effectively compete as the electric industry restructures and consolidates.

RECENT DEVELOPMENT

         On October 28, 1996, the Company announced that CE Electric UK plc, which is indirectly owned on a 70% basis by the Company and a 30% basis by PKS, has offered to pay approximately $1.225 billion cash in an unsolicited offer to acquire all of the ordinary shares and preference shares of Northern Electric plc ("Northern"), a regional electricity distribution and supply company in the United Kingdom. Northern is one of the twelve UK regional electricity companies which came into existence as a result of the restructuring and subsequent privatization of the UK electricity industry in 1990. Its main business is the distribution and supply of electricity to approximately 1.5 million customers in the North East of England. For its fiscal year ended March 31, 1996, Northern had a profit before tax of approximately $241 million on revenues of approximately $1.44 billion. The Northern offer is not being made, directly or indirectly, in or into the United States or by use of the mails or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States and the Northern offer cannot be accepted by any such use, means, instrumentality or facility or from within the United States. As of November 1, 1996, CE Electric UK plc owned 13,580,099 shares of Northern, representing approximately 13.4% of the issued ordinary share capital of Northern.

THE GLOBAL POWER MARKET

         The opportunity for independent power generation has expanded from a United States market consisting of cogeneration and small power production projects to a global competitive market for power generation. Many foreign countries have initiated restructuring and privatization policies that encourage the development of independent power generation.

         In the United States, the independent power industry expanded rapidly in the 1980s, facilitated by the enactment of PURPA. PURPA was enacted to encourage the production of electricity by non-utility companies as well as to lessen reliance on imported fuels. According to the Utility Data Institute, independent power producers were responsible for the installation of approximately 30,000 MW of capacity, or 50%, of the U.S. electric generation capacity which has been placed in service since 1988.

         As the size of the United States independent power market has increased, available domestic power capacity and competition in the industry have also significantly increased. Over the past decade, obtaining a power sales contract from a United States utility has generally become increasingly difficult, expensive and competitive. Many states now require power sales contracts to be awarded through competitive bidding, which both increases the cost of obtaining such contracts and decreases the chances of obtaining such contracts as bids significantly outnumber awards in most competitive solicitations. The federal Energy Policy Act of 1992 is expected to further increase domestic competition. During 1995 and 1996, many states began to accelerate the movement toward more competition in the electric power market and extensive federal and state legislative and regulatory reviews are underway in an effort to further such competition. In addition, recent deregulation and industry restructuring activity may cause certain utilities or other contract parties to attempt to renegotiate contracts or otherwise fail to perform their contractual obligations, which in turn could adversely affect the Company's results of operations. On September 1, 1996, the California legislature adopted an industry restructuring bill that would provide for a phased-in competitive power generation industry, with a power pool and independent system operator, and also would permit direct access to generation for all power purchasers outside the power exchange under certain circumstances. Under the bill, consistent with the requirements of PURPA, existing qualifying facilities power sales agreements would be honored. The Company cannot predict the final form or timing of the proposed industry restructuring or the result on its operations.

         Large amounts of new electric power generating capacity are required in developing countries. The movement toward privatization in some developing countries has created significant new markets outside the United States. In 1990, the World Bank estimated that developing countries will need approximately 380,000 MW of new power generating capacity through the end of the decade. The need for such rapid expansion has caused many countries to select private power development as their only practical alternative and to restructure their legislative and regulatory systems to facilitate such development. The Company believes that this significant need for power has created strong local support for private power projects in many foreign countries and increased the availability of attractive long-term power contracts. The Company intends to take advantage of opportunities in these new markets and to develop, construct and acquire power generation projects outside the United States.

         The international independent power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. Many of these competitors also participate in the domestic market.

STRATEGY

         Overall, the Company's strategy is to continue to engage in new project development as well as opportunistically engage in company and project acquisitions which diversify the Company's power generation technologies and facility geographic locations and enhance its competitive capabilities. The Company believes that increased domestic deregulation and the resulting industry consolidation will provide attractive investment and acquisition opportunities. The Falcon acquisition was implemented in furtherance of this strategy.

         Domestically, the Company is focusing on market opportunities in which it believes it has relative competitive advantages due to its geotechnical, project management, project financing and operating expertise. In addition, the Company expects to continue diversification into other environmentally responsible sources of energy primarily through selected acquisitions, including acquisitions of partially developed or existing power generating projects and contracts. The Company is also evaluating the potential impacts and opportunities of direct access and retail wheeling.

         The Company presently believes that the international independent power market holds the majority of new opportunities for financially attractive private power development in the next several years, in large part because the demand for new generating capacity is growing more rapidly in emerging nations than in the United States. In developing its international strategy, the Company pursues development opportunities in countries which it believes have an acceptable risk profile and where the Company's geothermal resource development and operating experience, project development expertise or strategic relationship with PKS or local partners are expected to provide it with a competitive advantage. The Company has financed and has under construction three projects representing an aggregate of 270 MW of net ownership of electric generating capacity in the Philippines and is currently constructing a 55 net MW project in Indonesia in which the Company has a net ownership interest of 26 MW of electric generating capacity and which constitutes the first phase of a planned Indonesia geothermal development of approximately 1,000 MW under contract. In addition, the Company is currently pursuing a number of other electric power project opportunities in countries including the Philippines and Indonesia. The Company believes that these countries are well suited for the Company to develop, finance and operate power projects successfully because of their population demographics, extensive geothermal resources and stated commitments to the development of private power programs. The Company's development efforts include both so-called "greenfield" development as well as the acquisition of or participation in the joint venture development of projects which are under development or already operating. In greenfield development, the Company attempts to negotiate power sales contracts for new generation capacity or engages in competitive bids in response to government agency or utility requests for proposals for new capacity.

         In pursuing its international strategy, the Company intends to own a significant equity interest in, and to operate, the projects it develops or acquires. In order to compete more effectively internationally, the Company's strategy is to attempt to diversify its project portfolio from a country, fuel source and customer perspective, extend its future equity funding capacity through joint ventures and utilize fixed-price, turnkey construction contracts with contractors experienced in the construction of power plants or other infrastructure facilities. The Company also believes that it is important in foreign transactions to work with local partners who are knowledgeable concerning local culture, politics and commercial practices and who provide a visible local presence and local project representation.

         With respect to emerging market projects, the Company's policy is to attempt to minimize currency risks, including the devaluation of local currencies versus the U.S. dollar, as well as the risk of availability of hard currency convertibility. To date, all of the Company's executed power sales contracts contain provisions which index the Company's revenues to U.S. dollars or provide for the payment of capacity payments in U.S. dollars. To the extent possible, the Company attempts to secure "political risk" insurance from government agencies such as the OPIC or similar multilateral agencies or commercial sources to limit its risk in emerging market countries. In addition, the Company endeavors to involve the World Bank, export credit agencies or multilateral funding sources in its international project financings. The Company believes multilateral lending agencies, export credit agencies, international commercial financing and political risk insurance are generally available for certain international private power projects, particularly those utilizing indigenous fuel sources in renewable or otherwise environmentally responsible generating facilities. The Company believes that the involvement of these institutions will enhance an international project's position in emerging market countries.

         The Company has an international joint venture agreement with PKS which the Company believes enhances the Company's capabilities in foreign power markets. The joint venture agreement is limited to international activities and provides that, if both the Company and PKS agree to participate in a project, they will share all development costs equally. The Company and PKS each will provide 50% of the equity required for financing a project developed by the joint venture, and the Company will operate and manage such project. The agreement creates a joint development structure under which, on a project by project basis, the Company will be the development manager, managing partner and/or project operator, an equal equity participant with PKS and a preferred participant in the construction consortium and PKS will be an equal equity participant and the preferred turnkey construction contractor. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

         In order to augment its technical capabilities, in 1993 the Company acquired CE Holt Company, formerly known as The Ben Holt Co. ("CE Holt"), a California based engineering firm with over 25 years of geothermal experience, specializing in feasibility studies, process design, detailed engineering, procurement, construction and operation of geothermal power plants, gathering systems and related facilities. CE Holt and its affiliates are joint venture participants with PKS affiliates in the EPC consortium for the construction of the Mahanagdong project in the Philippines and the Dieng project in Indonesia and it is anticipated that CE Holt may enter into similar arrangements with PKS affiliates for the construction of certain additional projects in Indonesia.

         Development can require the Company to expend significant sums for preliminary engineering, permitting, legal and other expenses in preparation for competitive bids which the Company may not win or before it can be determined whether a project is feasible, economically attractive or capable of being financed. Successful development and construction is contingent upon, among other things, negotiation on terms satisfactory to the Company of engineering, construction, fuel supply and power sales contracts with other project participants, receipt of required governmental permits and consents and timely implementation of construction. Further, there can be no assurance that the Company will obtain access to the substantial debt and equity capital required to continue to develop and construct electric power projects or to refinance projects. The future growth of the Company is dependent, in large part, upon the demand for significant amounts of additional electrical generating capacity and its ability to obtain contracts to supply portions of this capacity. There can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

         The financing and development of projects outside the United States entail significant political and financial risks (including, without limitation, uncertainties associated with first-time privatization efforts in the countries involved, currency exchange rate fluctuations, currency repatriation restrictions, political instability, civil unrest and expropriation) and other structuring issues that have the potential to cause substantial delays in respect of or material impairment of the value of the project being developed, which the Company may not be capable of fully insuring against. The uncertainty of the legal environment in certain foreign countries in which the Company is developing and may develop or acquire projects could make it more difficult for the Company to enforce its rights under agreements relating to such projects. In addition, the laws and regulations of certain countries may limit the ability of the Company to hold a majority interest in some of the projects that it may develop or acquire. The Company's international projects may, in certain cases, be terminated by the applicable foreign governments.

GEOTHERMAL ENERGY

         Geothermal energy is a clean, renewable and generally sustainable energy source that, because it does not utilize combustion in the production of electricity, releases significantly lower levels of emissions than result from energy generation based on the burning of fossil fuels. Geothermal energy is derived from the natural heat of the earth when water comes sufficiently close to hot molten rock to heat the water to temperatures of 400 degrees Fahrenheit or more. The heated water then ascends toward the surface of the earth where it, if geological conditions are suitable for its commercial extraction, can be extracted by drilling geothermal wells. The energy necessary to operate a geothermal power plant is typically obtained from several such wells, which are drilled using established technology similar to that employed in the oil and gas industry.

         Geothermal production wells are normally located within approximately one to two miles of the power plant as geothermal fluids cannot be transported economically over longer distances. From the well heads, the heated fluid flows through pipelines to a series of separators where it is separated into water, brine and steam. The steam is passed through a turbine which drives a generator to generate electricity. Once the steam has passed through the turbine, it is then cooled and condensed back into water which, along with any brine, is returned to the geothermal reservoir via injection wells. The geothermal reservoir is a renewable source of energy if natural ground water sources and re-injection of extracted geothermal fluids are adequate over the long term to replenish the geothermal reservoir after the withdrawal of geothermal fluids.

         The generation of electric power from geothermal resources has certain advantages when compared to other methods of electric power generation. Geothermal energy facilities produce significantly less emissions than fossil fuel power plants. Geothermal energy facilities typically have higher capital costs due to the front end cost of reservoir development but tend to have significantly lower variable costs than fossil fuel based power plants because fuel does not need to be separately purchased. The utilization of geothermal power is preferred by certain governments so as to minimize the import, or maximize the export, of hydrocarbons. Geothermal power facilities also enjoy certain tax benefits in the United States and are eligible to be qualifying facilities ("QFs") under PURPA, which provides for certain beneficial federal regulatory treatment.

         Geothermal exploration, development and operations are subject to uncertainties similar to those typically associated with oil and gas exploration and development, including dry holes and uncontrolled releases. Because of the geological complexities of geothermal reservoirs, the geographic area and sustainable output of geothermal reservoirs can only be estimated and cannot be definitively established. There is, accordingly, a risk of an unexpected decline in the capacity of geothermal wells and a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired. In addition, geothermal power resources usually occur in areas of high seismic activity. There can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will be available on commercially reasonable terms.

         The success of a geothermal project depends on the quality of the geothermal resource and operational factors relating to the extraction of the geothermal fluids involved in such project. The quality of a geothermal resource is affected by a number of factors, including the size of the reservoir, the temperature and pressure of the geothermal fluids in such reservoir, the depth and capacity of the production and injection wells, the amount of dissolved solids and noncondensible gases contained in such geothermal fluids, and the permeability of the subsurface rock formations containing such geothermal resource, including the presence, extent and location of fractures in such rocks. The quality of a geothermal resource may decline as a result of a number of factors, including the intrusion of lower-temperature fluid into the producing zone. An incorrect estimate by the Company of the quality of geothermal resource, or a decline in such quality, could have a material adverse effect on the Company's results of operations.

         Geothermal energy is most prevalent where the different sections or plates of the Earth's crust meet. Productive geothermal resources are found throughout the Pacific Rim (the so-called "Ring of Fire"), including the western United States, Latin America, Hawaii, Indonesia, the Philippines, Malaysia and New Zealand. These areas are experiencing high rates of population growth and increased demand for new electric generating capacity.

THE COMPANY'S PROJECTS

         The Company has net ownership interests of an aggregate of (i) 1,107 MW in 19 projects in operation representing an aggregate net capacity of 1,326 MW of electric generating capacity, (ii) 296 MW in four projects under construction representing an aggregate net capacity of 514 MW of electric generating capacity and (iii) 760 MW in seven projects in development stages with signed power sales agreements or under award representing an aggregate net capacity of 1,423 MW of electric generating capacity. The following table sets out the Company's various projects in operation, under construction and in development pursuant to signed power sales agreements or awarded mandates.

                                                     INTERNATIONAL PROJECTS

PROJECTS IN OPERATION

                            FACILITY       NET                    PROJECT
                               NET        OWNER                  COMMERCIAL
                   FUEL     CAPACITY     INTEREST                OPERATION       CONTRACT     CONTRACT     POWER
     PROJECT      SOURCE   (IN MW)(1)    (IN MW)    LOCATION        DATE        EXPIRATION(2)   TYPE     PURCHASER(3)
     -------      ------   ----------    -------    --------     ----------     ----------    --------   ---------
  Upper Mahiao
  (8)...........  Geo          119          119     Leyte, the       1996           CO+10     Build,      PNOC-
                                                    Philippines                               Own         EDC
                                                                                              Transfer    (GOP)(4)
  Malitbog-Unit I Geo           72           72     Leyte, the       1996           CO+10     Build,      PNOC-
                               ---          ---     Philippines                               Own         EDC
                                                                                              Transfer    (GOP)(4)
  Total in
  Operation.....               191          191
                               ---          ---



PROJECTS IN CONSTRUCTION

                              FACILITY       NET                   PROJECT
                                NET         OWNER                COMMERCIAL
                     FUEL     CAPACITY     INTEREST               OPERATION    CONTRACT      CONTRACT       POWER
      PROJECT       SOURCE   (IN MW)(1)    (IN MW)     LOCATION     DATE      EXPIRATION(2)    TYPE      PURCHASER(3)
      -------       ------   ----------   ---------    --------   ---------   -------------  --------    ------------
  Mahanagdong(5)..   Geo          165          74     Leyte, the    1997         CO+10       Build,       PNOC-
                                                      Philippines                            Own          EDC
                                                                                             Transfer     (GOP)(4)
  Malitbog-Unit
  II and III......   Geo          144         144     Leyte, the  1996-1997      CO+10       Build,       PNOC-
                                                      Philippines                            Own          EDC
                                                                                             Transfer     (GOP)(4)

  Casecnan(5)(6)..   Hydro        150          52     Luzon, the    1999         CO+20       Build,       NIA
                                                      Philippines                            Own          (GOP)(4)
                                                                                             Transfer

  Dieng Unit I(5).   Geo           55          26     Central       1997         CO+30       Build,       PLN
                                  ---         ---     Java,                                  Own          (GOI)
                                                      Indonesia                              Transfer

  Total in Operation.......       514         296
                                  ---         ---

PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS

                               FACILITY       NET                     PROJECT
                                 NET         OWNER                  COMMERCIAL
                      FUEL     CAPACITY     INTEREST                 OPERATION   CONTRACT    CONTRACT     POWER
       PROJECT       SOURCE   (IN MW)(1)    (IN MW)      LOCATION      DATE     EXPIRATION(2)  TYPE    PURCHASER(3)
       -------       ------   ----------    -------      --------      ----     -----------    ----    ------------
  Dieng(5)(7)......   Geo          345         162     Central      1998-1999      CO+30       Build,    PLN
                                                       Java,                                   Own       (GOI)
                                                       Indonesia                               Transfer
  Patuha(5)(7).....   Geo          400         200     Western      1998-1999      CO+30       Build,    PLN
                                                       Java,                                   Own       (GOI)
                                                       Indonesia                               Transfer
  Bali(5)(7).......   Geo          400         120     Bali,        1998-1999      CO+30       Build,    PLN
                                                       Indonesia                               Own       (GOI)
                                                                                               Transfer
  Alto Peak........   Geo           70          70     Leyte, the   1998           CO+10       Build,    PNOC-EDC
                                    --          --     Philippines                             Own       (GOP)(4)
                                                                                               Transfer
  Total Contracted/
  Awarded..........              1,215         552
                                 -----         ---
  Total
  International
  Projects.........              1,920       1,039
                                 -----       -----

---------------

(1) Actual MW may vary depending on operating and reservoir conditions and plant design. Facility Net Capacity (in MW) represents facility gross capacity (in MW) less parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Net MW owned indicates current legal ownership, but, in some cases, does not reflect the current allocation of partnership distributions.

(2)  Commercial Operation (CO) plus number of years.

(3) PNOC-Energy Development Corporation (PNOC-EDC); Government of the Philippines (GOP); P.T. PLN (Persero) (PLN); Government of Indonesia
     (GOI); and Philippine National Irrigation Administration (NIA).

(4) Government of the Philippines undertaking supports PNOC-EDC's and NIA's respective obligations.

(5) PKS has elected to exercise its ownership option pursuant to its joint venture agreement with the Company.

(6)  NIA also purchases water from this facility.

(7) Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.

(8) Construction of these facilities has been completed and, accordingly, these facilities have been "deemed complete" by PNOC-EDC and are currently receiving the full capacity payments under the "take or pay" provisions of their contracts with PNOC-EDC, pending NPC making available to these projects a full capacity transmission line. In the interim (until a full capacity transmission line is in place), the Upper Mahiao project is currently supplying up to 40 MW of electric generation at PNOC's request on a daily dispatch basis.

                                                         DOMESTIC PROJECTS

PROJECTS IN OPERATION

                     FACILITY
                        NET          NET                      PROJECT
                    CAPACITY (IN  OWNERSHIP                  COMMERCIAL
            FUEL        MW)       INTEREST                   OPERATION      CONTRACT      CONTRACT        POWER
PROJECT    SOURCE    (1)(2)(3)    (IN MW)      LOCATION         DATE       EXPIRATION       TYPE       PURCHASER (4)
-------    ------   ------------  ---------    --------      ----------    ----------     --------     -------------
Navy I...   Geo          88          41      China Lake, CA     8/1987        8/2011          SO4          Edison
BLM......   Geo          88          42      China Lake, CA     3/1989        3/2019          SO4          Edison
Navy II..   Geo          88          44      China Lake, CA     1/1990        1/2010          SO4          Edison
Vulcan...   Geo          34          34      Imperial           2/1986        2/2016          SO4          Edison
                                             Valley, CA
Hoch (Del
Ranch)...   Geo          38          38      Imperial           1/1989       12/2018          SO4          Edison
                                             Valley, CA
Elmore...   Geo          38          38      Imperial           1/1989       12/2018          SO4          Edison
                                             Valley, CA
Leathers.   Geo          38          38      Imperial           1/1990       12/2019          SO4          Edison
                                             Valley, CA
Salton Sea
I....       Geo          10          10      Imperial           7/1987        6/2017        Negot.         Edison
                                             Valley, CA
Salton Sea
II...       Geo          20          20      Imperial           4/1990        4/2020          SO4          Edison
                                             Valley, CA
Salton Sea
III..       Geo          50          50      Imperial           2/1989        2/2019          SO4          Edison
                                             Valley, CA
Salton Sea
IV...       Geo          40          40      Imperial           6/1996        CO+30         Negot.         Edison
                                             Valley, CA
Saranac..   Gas         240         180      Plattsburgh, NY    6/1994        6/2009        Negot.          NYSEG
Power
Resources   Gas         200         200      Big Spring, TX     6/1988        9/2003        Negot.          TUEC
NorCon...   Gas          80          64      Erie, PA          12/1992       12/2017        Negot.          NIMO
Yuma        Gas          50          50      Yuma, AZ           5/1994        5/2024        Negot.          SDG&E
Cogen....
Roosevelt   Geo          23          17      Milford, UT        5/1984        1/2021   Gathered Steam       UP&L
Hot Springs
(9)......
Desert                   10          10
Peak.....   Geo                              Desert Peak, NV   12/1985        Not Fixed     Negot.          SPPC
                         --          --
Total in
Operation             1,135         916
                      -----         ---

PROJECTS IN CONSTRUCTION

         None

PROJECTS WITH SIGNED POWER SALES CONTRACTS OR AWARDED DEVELOPMENT RIGHTS

                      FACILITY NET
                       CAPACITY        NET                      PROJECT
                          (IN       OWNERSHIP                  COMMERCIAL
                FUEL      MW)       INTEREST                   OPERATION       CONTRACT    CONTRACT      POWER
PROJECT        SOURCE  (1)(2)(3)     (IN MW)      LOCATION        DATE        EXPIRATION     TYPE    PURCHASER (4)
-------        ------ ------------  ---------   ------------  ------------  -------------- --------- -------------
Salton Sea                                                                       TBD
   Mineral
   Extraction                                   Imperial
   (7)(9).....   Geo          15       15       Valley, CA        TBD                       Negot.        BHP
Newberry/Glass                30       30                      1997/1998        CO+50       Negot.     BPA/EWEB
   Mountain...   Geo                            OR/CA
BRPU(5).......   Geo         163      163       Imperial          TBD            TBD         FS04       Edison
                             ---      ---       Valley, CA

Total

                                     -54-






Contracted/
Awarded.......               208      208
                             ---      ---
Total
Domestic
Projects......             1,343    1,124
                           -----    -----

Total Projects             3,263    2,163
                           =====    =====

---------------

(1) Excludes royalty income received by Magma from the Mammoth and East Mesa plants.

(2) Actual MW may vary depending on operating and reservoir conditions and plant design. Facility Net Capacity (in MW) for projects in operation represents gross electric output of the facility less the parasitic load. Parasitic load is electrical output used by the facility and not made available for sale to utilities or other outside purchasers. Net MW owned indicates current legal ownership, but, in some cases, does not reflect the current allocation of partnership distributions.

(3) With respect to the Vulcan, Hoch (Del Ranch), Elmore, Leathers, Salton Sea I, Salton Sea II and Salton Sea III Projects, this represents contract nameplate.

(4) Southern California Edison Company (Edison); San Diego Gas & Electric Company (SDG&E); Utah Power & Light Company (UP&L); Sierra Pacific Power Company (SPPC); Bonneville Power Administration (BPA); Eugene Water and Electric Board (EWEB); Broken Hill Proprietary Limited ("BHP"); New York State Electric & Gas Corporation (NYSEG); Texas Utilities Electric Company (TUEC); and Niagara Mohawk Power Corporation (NIMO).

(5) Edison and SDG&E are currently challenging the BRPU award; accordingly, no power sales contracts are currently signed. Magma has negotiated a buyout and option agreement relating to the Edison BRPU award (69 MW) which is subject to a confidentiality agreement and to CPUC approval and is currently negotiating a buyout agreement with SDG&E.

(6)  Commercial Operation (CO) plus number of years.

(7) Actual MW may vary depending on operating and reservoir conditions and final plant design. Significant contingencies exist in respect of awards, including without limitation, the need to obtain financing, permits and licenses, and the completion of construction.

(8)  Represents the electrical equivalent of delivered steam.

(9) In 1996, the Company entered into an agreement with BHP, an international mining company, with respect to minerals extraction which provides the Company the right to deliver the power needs for the mineral extraction facilities planned to be constructed. The MOU contemplates that the mining company would contribute all capital required to construct the extraction facilities. The Company would receive a sale price for the minerals extracted from the geothermal brine. The international mining company has successfully completed and commenced operation of a small scale pilot minerals extraction facility to extract zinc of a commercial quality and in commercial quantities. Accordingly, the mining company is completing a demonstration project and plans to construct extraction facilities at the Salton Sea for various minerals as commercial viability is demonstrated.

                            INTERNATIONAL PROJECTS

PROJECTS IN OPERATION OR CONSTRUCTION

         The Company has two Philippines power projects in operation: the Upper Mahiao geothermal project (119 net MW) and the Malitbog Unit I geothermal project (72 net MW). Both of these projects recently achieved "deemed completion" status under their contracts and are receiving the full capacity payments under their "take or pay" provisions pending completion by NPC of a full capacity transmission line. Currently, the Upper Mahiao plant is providing up to 40 MW (the capacity of the interim transmission line) to PNOC-EDC on a daily dispatch basis.

         The Company has four international power projects currently under construction, which are located in the Philippines and Indonesia. These projects total 514 net MW of capacity, consisting of three such projects in the Philippines, the Mahanagdong geothermal project (165 net MW), the Malitbog geothermal project (144 net MW) and the Casecnan combined irrigation and hydroelectric project (150 net MW), and Dieng Unit I, a 55 net MW geothermal project in Indonesia in which the Company has an aggregate net ownership interest of 26 MW of electric generating capacity. Dieng Unit I constitutes the first phase of a planned development of approximately 1,000 MW under award in Indonesia.

         THE PHILIPPINES. According to the 1995 Power Development Program (1995-2005) (the "PDP") of NPC, industrial growth, a rising standard of living and an expanding power distribution network have resulted in increased demand for electrical power in the Philippines by an average of 6% per year since 1987. NPC has projected that over the next 10 years the need for additional generating capacity in the Philippines will exceed 14,000 MW.

         The PDP proposes to meet this demand by increasing the participation of the private sector in power generation to 32% in 2000, and to 61% in 2005, through direct sales to utilities by independent power producers ("IPPs") and the use of BOOT projects. NPC also will offer existing power plants to the private sector through rehabilitate-operate-maintain and rehabilitate-operate-lease arrangements. In addition, the Department of Energy of the Philippines ("DOE"), which was created in part to deregulate the energy sector and privatize government energy agencies, has submitted to the Philippine Congress a plan to further restructure and liberalize the electrical power market, including separating the generating and transmission functions of the NPC and introducing retail wheeling. The government entities that will lead implementation of the restructuring will be DOE, NPC and the Energy Regulatory Board ("ERB"), the agency that regulates retail prices of electricity and petroleum projects.

         Demand growth is expected to increase as industrialization continues, living standards rise and the power distribution network expands. According to the PDP, for the period 1996 to 2000, projected peak power demand is estimated to increase by approximately 60%, 64%, and 90% for Luzon, the Visayas, and Mindanao, respectively. For the country, total projected peak power is estimated to increase by 3,826 MW or 65% from 1996 to 2000. For the period 2001 to 2005, projected peak power is estimated to increase by approximately 50%, 43%, and 59% for Luzon, the Visayas, and Mindanao, respectively. For the country, total projected peak power is estimated to increase by 5,459 MW or 51% from 2001 to 2005.

         The objective of the electricity supply industry was initially set forth by Presidential Decree No. 40, dated November 7, 1972 (the "Decree"). The Decree called for the hastening of the electrification of the country, particularly the rural areas, and specifically mandates NPC to set up electricity transmission line grids and generation facilities on the major islands of the country.

        In 1993, the Philippine Congress, pursuant to Republic Act 7648, granted President Ramos emergency powers to remedy the Philippine energy crisis, including authority to (i) exempt power projects from public bidding requirements, (ii) increase power rates and (iii) reorganize NPC. Until 1987, NPC had a monopoly on power generation and transmission in the Philippines. In that year the government elected to tap the private sector to implement power generation projects by passing Executive Order No. 215, which authorized private sector development of priority infrastructure. In 1991, the Philippine Congress enacted Republic Act No. 6957, which authorized private development of priority infrastructure projects on a "build-operate-transfer" and a "build-transfer" basis. In addition, under that Act, such power projects were made eligible for certain tax benefits, including exemption from Philippine national income taxes for at least six years and exemption from, or reimbursement for, customs duties and value added taxes on capital equipment to be incorporated into such projects. In 1994, certain amendments to Republic Act No. 6957 were approved by the Philippine Congress and signed into law (R.A. 7718). Among other things, such amendments provide for the financing of "unsolicited proposals" on a "build-operate-transfer" basis. As a result, as of the end of 1994, approximately 39% of NPC's total system capacity was being operated and maintained by the private sector under various schemes of private power generation.

        In an effort to remedy the shortfall of electricity, the Philippines, NPC and PNOC-EDC continue to jointly solicit bids for private power projects. Among private power projects selected through this solicitation process were the Upper Mahiao (the "Upper Mahiao Project"), Mahanagdong (the "Mahanagdong Project"), Malitbog (the "Malitbog Project") and Alto Peak (the "Alto Peak Project") geothermal power projects, as described below. In addition, the Casecnan ("Casecnan Project") combined irrigation and hydroelectric power project was awarded through an "unsolicited proposal." Geothermal power has been identified as a preferred alternative by the Government of the Philippines due to the domestic availability and the minimal environmental effects of geothermal power in comparison to other forms of power production. PNOC-EDC, which is responsible for developing the Philippines' domestic energy sources, has been successful in the exploration and development of geothermal resources.

         UPPER MAHIAO. In 1994, the Company closed the financing and commenced construction of the Upper Mahiao Project, a 119 net MW geothermal project to be located in the Greater Tongonan area of the island of Leyte in the Philippines. The Upper Mahiao facility was "deemed complete" by PNOC-EDC as of June 17, 1996, meaning that construction of the facility was completed on time but the required full capacity transmission line was not completed and provided to CE Cebu Geothermal Power Company, Inc. ("CE Cebu"), a Philippine corporation that is approximately 100% indirectly owned by the Company. During deemed completion, PNOC-EDC is required to pay all capacity fees under the take or pay provisions of the contract. PNOC-EDC is paying such capacity fees on a timely basis.

         Based on a recent agreement with PNOC-EDC, the "deemed completion" has been modified, effective September 13, 1996, to allow delivery of up to 40 MW of power through a temporary transmission facility. This amendment will allow for payment to CE Cebu of fees for energy delivered in addition to continuing the payment for the full capacity fee. CE Cebu sells 100% of its capacity on a "take-or-pay" basis (described below) to PNOC-EDC, which in turn sells the power to NPC for distribution to the island of Cebu, located about 40 miles west of Leyte.

         The Upper Mahiao Project had a total project cost of approximately $218 million, including interest during construction, project contingency costs and a debt service reserve fund. A consortium of international banks provided approximately $162 million in project-financed construction loans, supported by political risk insurance from the ExIm Bank. The construction loan is expected to be converted to a term loan promptly after NPC completes the full capacity transmission line, which is currently expected by the first quarter of 1997. The largest portion of the term loan for the project will also be provided by ExIm Bank. The Company's equity contribution to the Upper Mahiao Project is $56 million. Subject to the pledge of the project company's stock to the lenders, the Company has arranged for political risk insurance of its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         Under the terms of an energy conversion agreement, executed on September 6, 1993 (the "Upper Mahiao ECA"), CE Cebu will own and operate the Upper Mahiao Project during the ten-year cooperation period, after which ownership will be transferred to PNOC-EDC at no cost.

         The Upper Mahiao Project is located on land provided by PNOC-EDC at no cost. It will take geothermal steam and fluid, also provided by PNOC-EDC at no cost, and convert its thermal energy into electrical energy to be sold to PNOC-EDC on a "take-or-pay" basis. Specifically, PNOC-EDC is obligated to pay for the electric capacity that is nominated each year by CE Cebu, irrespective of whether PNOC-EDC is willing or able to accept delivery of such capacity. PNOC-EDC will pay to CE Cebu a fee (the "Capacity Fee") based on the plant capacity nominated to PNOC-EDC in any year (which, at the plant's design capacity, is approximately 95% of total contract revenues) and a fee (the "Energy Fee") based on the electricity actually

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delivered to PNOC-EDC (approximately 5% of total contract revenues). The
Capacity Fee serves to recover the capital costs of the project, to recover fixed operating costs and to cover return on investment. The Energy Fee is designed to cover all variable operating and maintenance costs of the power plant. Payments under the Upper Mahiao ECA will be denominated in U.S. dollars, or computed in U.S. dollars and paid in Philippine pesos at the then-current exchange rate, except for the Energy Fee, which will be used to pay Philippine peso-denominated expenses. Significant portions of the Capacity Fee and Energy Fee will be indexed to U.S. and Philippine inflation rates, respectively. PNOC-EDC's payment requirements, and its other obligations under the Upper Mahiao ECA, are supported by the Government of the Philippines through a performance undertaking.

         The payment of the Capacity Fee is not excused if PNOC-EDC fails to deliver or remove the steam or fluids or fails to provide the transmission facilities, even if its failure was caused by a force majeure event. In addition, PNOC-EDC must continue to make Capacity Fee payments if there is a force majeure event (e.g., war, nationalization, etc.) that affects the operation of the Upper Mahiao Project and that is within the reasonable control of PNOC-EDC or the Government of the Philippines or any agency or authority thereof. If CE Cebu fails to meet certain construction milestones or the power plant fails to achieve 70% of its design capacity by the date that is 120 days after the scheduled completion date (as that date may be extended for force majeure and other reasons under the Upper Mahiao ECA), the Upper Mahiao Project may, under certain circumstances, be deemed "abandoned," in which case the Upper Mahiao Project must be transferred to PNOC-EDC at no cost, subject to any liens existing thereon.

         PNOC-EDC is obligated to purchase CE Cebu's interest in the facility under certain circumstances, including (i) extended outages resulting from the failure of PNOC-EDC to provide the required geothermal fluid, (ii) certain material changes in policies or laws which adversely affect CE Cebu's interest in the project, (iii) transmission failure, (iv) failure of PNOC-EDC to make timely payments of amounts due under the Upper Mahiao ECA, (v) privatization of PNOC-EDC or NPC, and (vi) certain other events. Prior to completion of the Upper Mahiao Project, the buy-out price will be equal to all costs incurred through the date of the buy-out, including all Upper Mahiao Project debt, plus an additional rate of return on equity of ten percent per annum. In a post-completion buy-out, the price will be the net present value (at a discount rate based on the last published Commercial Interest Reference Rate of the Organization for Economic Cooperation and Development) of the total remaining amount of Capacity Fees over the remaining term of the Upper Mahiao ECA.

         MAHANAGDONG. In 1994 the Company also closed the financing and commenced construction of the Mahanagdong Project, a 165 net MW geothermal project, which will also be located on the island of Leyte. The Mahanagdong Project will be built, owned and operated by CE Luzon Geothermal Power Company, Inc. ("CE Luzon"), a Philippine corporation that during construction is indirectly owned 50% by the Company and 50% by PKS. Up to a 10% financial interest in CE Luzon may be purchased at completion by another industrial company at the option of such company. The Mahanagdong Project will sell 100% of its capacity on a similar basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NPC for distribution to the island of Luzon.

         Mahanagdong has a total project cost of approximately $320 million, including interest during construction, project contingency costs and a debt service reserve fund. The capital structure consists of a project financing construction and term loan of approximately $240 million provided by OPIC, ExIm Bank and a consortium of international banks, and approximately $80 million in equity contributions. Political risk insurance from ExIm Bank has been obtained for the commercial lenders. The Company's equity investment for the Mahanagdong Project will be approximately $40 million. Subject to the pledge of the project company's stock to the lenders, the Company has arranged for political risk insurance on its equity investment through OPIC. The financing is collateralized by all the assets of the project.

         The Mahanagdong Project is being constructed by a consortium (the "EPC Consortium") of Kiewit Construction Group, Inc. ("KCG") and CE Holt pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively, the "Mahanagdong EPC"). The obligations of the EPC Consortium under

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the Mahanagdong EPC are supported by a guaranty of KCG at an aggregate amount equal to approximately 50% of the Mahanagdong EPC price. KCG, a wholly owned subsidiary of PKS, is the lead member of the EPC Consortium, with an 80% interest. KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. Construction projects undertaken by KCG during 1994 included transportation projects, including highways, bridges, airports and railroads, power facilities, buildings and sewer and waste disposal systems, and water supply systems, utility facilities, dams and reservoirs. KCG accounts for 70% of PKS's revenues, contributing $2.1 billion in revenues in 1994. KCG has an extensive background in power plant construction.

         CE Holt will provide design and engineering services for the EPC Consortium, and holds a 20% interest. The Company has provided a guaranty of CE Holt's obligations under the Mahanagdong EPC Contract.

         The terms of an energy conversion agreement, executed on September 18, 1993 (the "Mahanagdong ECA"), are substantially similar to those of the Upper Mahiao ECA. The Mahanagdong ECA provides for an approximately three-year construction period and a ten-year cooperation period. At the end of the cooperation period, the facility will be transferred to PNOC-EDC at no cost. All of PNOC-EDC's obligations under the Mahanagdong ECA are supported by the Government of the Philippines through a performance undertaking. The capacity fees are expected to be approximately 97% of total revenues at the design capacity levels and the energy fees are expected to be approximately 3% of such total revenues.

         MALITBOG. In 1994, the Company closed the financing and commenced construction of the Malitbog Project, a 216 net MW geothermal project, to be constructed in two phases, 72 net MW (1996) and 144 net MW (1997) also located on the island of Leyte. The Malitbog Project will be built, owned and operated by VGPC, a Philippine general partnership that is wholly owned, indirectly, by the Company. Unit I of the Malitbog facility was "deemed complete" by PNOC-EDC as of July 25, 1996, meaning that construction of the first 72 net MW unit was completed on time but the required transmission line was not completed and provided to VGPC. During deemed completion, PNOC-EDC is required to pay all capacity fees under the take or pay provisions of the contract. VGPC is selling 100% of its capacity on substantially the same basis as described above for the Upper Mahiao Project to PNOC-EDC, which will in turn sell the power to NPC.

         The Malitbog Project has a total project cost of approximately $280 million, including interest during construction and project contingency costs. A consortium of international banks and OPIC have provided a total of $210 million of construction and term loan facilities, the $135 million international bank portion of which is supported by political risk insurance from OPIC. The Company's equity contribution to VGPC was $70 million. The Company's equity participation is covered by political risk insurance from OPIC.

         Units II and III of the Malitbog Project are being constructed by Sumitomo Corporation ("Sumitomo") pursuant to a fixed-price, date-certain, turnkey supply and construction contract (the "Malitbog EPC"). The Malitbog EPC provides that certain liquidated damages will be paid by Sumitomo for failure to meet certain scheduled test dates, including the payment of any liquidated damages or penalties required to be paid by VGPC to PNOC-EDC under an energy conversion agreement executed on September 10, 1993 (the "Malitbog ECA"), subject to limitations on the total amount of liquidated damages payable by Sumitomo. The Malitbog EPC also provides for the payment of certain liquidated damages on a per unit basis if upon completion of the facility, tests do not demonstrate such unit's ability to operate at a net generating capacity of at least 74.1 MW. Pursuant to a reimbursement undertaking, Magma has agreed to reimburse Sumitomo for draws, if any, by PNOC-EDC on the construction bond provided by Sumitomo on behalf of Magma in excess of the liquidated damage amounts provided in the Malitbog EPC.

         Sumitomo is one of the principal trading and investment companies in Japan, and has built power plants around the world, often on a turnkey basis. As of February 6, 1996, Sumitomo had a credit rating of "Aaa3" from Moody's Investors Service, Inc. ("Moody's"). The Malitbog EPC requires Sumitomo to provide engineering, procurement, construction, start-up and testing services with respect to the facility.

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         Commercial operation of Units II and III are scheduled to commence prior to July 25, 1997, subject to extension upon the occurrence of certain events (each such date, a "Guaranteed Completion Date"). VGPC will be subject to certain penalties if any generating unit does not achieve commercial operation by the applicable Guaranteed Completion Date, and PNOC-EDC may, in its sole discretion, terminate the Malitbog ECA if any generating unit does not achieve commercial operation within 90 days of the applicable Guaranteed Completion Date. Pursuant to the terms of the consent agreement (the "PNOC-EDC Consent Agreement") entered into by PNOC-EDC and VGPC, among others, PNOC-EDC has agreed that it will not so terminate the Malitbog ECA without providing the lenders and OPIC an additional 90 days within which to cure such abandonment. If the lenders and OPIC are proceeding with due diligence and in good faith to cure such abandonment, such period may be extended for an additional 90 days with PNOC-EDC's consent (which shall not be unreasonably withheld). In the event of such a termination, VGPC will transfer all of its right, title and interest in the Malitbog Project to PNOC-EDC upon payment by PNOC-EDC of the buy-out price for each generating unit that is not so delayed, but without compensation for any generating unit that is so delayed.

         The Malitbog Project is located on land provided by PNOC-EDC at no cost. The electrical energy produced by the facility will be sold to PNOC-EDC on a take-or-pay basis. Specifically, PNOC-EDC is obligated to make payments (the "Capacity Payments") to VGPC based upon the available capacity of the Malitbog Project. The Capacity Payments equal approximately 100% of total revenues. The Capacity Payments will be payable so long as the Malitbog Project is available to produce electricity, even if the Malitbog Project is not operating due to scheduled maintenance, because PNOC-EDC fails to supply steam to the Malitbog Project as required or because NPC is unable (or unwilling) to accept delivery of electricity from the Malitbog Project. In addition, PNOC-EDC must continue to make the Capacity Payments if there is a force majeure event (e.g., war, nationalization, etc.) that affects the operation of the Malitbog Project and that is within the reasonable control of PNOC-EDC or the Government of the Philippines or any agency or authority thereof. The Capacity Payments are designed to cover, under expected operating conditions, the Malitbog Project's operating and maintenance expenses and VGPC's debt service and to provide a return on investment to the partners in VGPC. A substantial majority of the Capacity Payments are required to be made by PNOC-EDC in dollars. The portion of Capacity Payments payable by PNOC-EDC in pesos is expected to vary over the term of the Malitbog ECA from 10% of VGPC's revenues in the early years of the Cooperation Period (as defined below) to 23% of VGPC's revenues at the end of the Cooperation Period. Payments made in pesos will generally be made to a peso-denominated account and will be used to pay peso-denominated operation and maintenance expenses with respect to the Malitbog Project and Philippine withholding taxes, if any, on the Malitbog Project's debt service. The Government of the Philippines has entered into a performance undertaking (the "Performance Undertaking"), which provides that all of PNOC-EDC's obligations pursuant to the Malitbog ECA carry the full faith and credit of, and are affirmed and guaranteed by, the Government of the Philippines.

         PNOC-EDC is obligated to purchase VGPC's interest in the facility under certain circumstances, including (i) certain material changes in policies or laws which adversely affect VGPC's interest in the project, (ii) any event of force majeure which delays performance by more than 90 days and
(iii) certain other events. Prior to completion of the Malitbog Project, the buy-out price generally will be equal to 100% of all costs incurred through the date of the buy-out. In a post-completion buy-out, the price will be the net present value of the capital cost recovery fees that would have been due for the remainder of the Cooperation Period with respect to such generating unit(s).

         The Malitbog ECA cooperation period will expire ten years after the date of commencement of commercial operation of unit 3. At the end of the cooperation period, the facility will be transferred to PNOC-EDC at no cost, on an "as is" basis. All of PNOC-EDC's obligations under the Malitbog ECA are supported by the Government of the Philippines through a performance undertaking. The capacity fees are 100% of total revenues and there is no energy fee.

         CASECNAN. In November 1995, the Company closed the financing and commenced construction of the Casecnan Project, a combined irrigation and 150 net MW hydroelectric power generation project located in the central part of the island of Luzon in the Republic of the Philippines. The Casecnan Project will consist

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generally of diversion structures in the Casecnan and Denip Rivers that will divert water into a tunnel of approximately 23 kilometers. The tunnel will transfer the water from the Casecnan and Denip Rivers into the Pantabangan Reservoir for irrigation and hydroelectric use in the Central Luzon area. An underground powerhouse located at the end of the water tunnel and before the Pantabangan Reservoir will house a power plant consisting of approximately 150 MW of newly installed rated electrical capacity. A tailrace tunnel of approximately three kilometers will deliver water from the water tunnel and the new powerhouse to the Pantabangan Reservoir, providing additional water for irrigation and increasing the potential electrical generation at two downstream existing hydroelectric facilities of the NPC.

         CE Casecnan Water and Energy Company, Inc., a Philippine corporation ("CE Casecnan") is developing the Casecnan Project under the terms of the Project Agreement between CE Casecnan and the National Irrigation Administration ("NIA"). Under the Project Agreement, CE Casecnan will develop, finance and construct the Casecnan Project over an estimated four-year construction period, and thereafter own and operate the Casecnan Project for 20 years (the "Cooperation Period"). During the Cooperation Period, NIA is obligated to accept all deliveries of water and energy, and so long as the Casecnan Project is physically capable of operating, NIA will pay CE Casecnan a guaranteed fee for the delivery of water and a guaranteed fee for the delivery of electricity, regardless of the amount of water or electricity actually delivered. In addition, NIA will pay a fee for all electricity delivered in excess of a threshold amount up to a specified amount. NIA will sell the electric energy it purchases to NPC, although NIA's obligations to CE Casecnan under the Project Agreement are not dependent on NPC's purchase of the electricity from NIA. All fees to be paid by NIA to CE Casecnan are payable in U.S. dollars. The guaranteed fees for the delivery of water and energy are expected to provide approximately 70% of CE Casecnan's revenues.

         The Project Agreement provides for additional compensation to the CE Casecnan upon the occurrence of certain events, including increases in Philippine taxes and adverse changes in Philippine law. Upon the occurrence and during the continuance of certain force majeure events, including those associated with political action, NIA may be obligated to buy the Casecnan Project from CE Casecnan at a buy out price expected to be in excess of the aggregate principal amount of the outstanding debt securities, together with accrued but unpaid interest. At the end of the Cooperation Period, the Casecnan Project will be transferred to NIA and NPC for no additional consideration on an "as is" basis.

         The Republic of the Philippines has provided a Performance Undertaking under which NIA's obligations under the Project Agreement are guaranteed by the full faith and credit of the Republic of the Philippines. The Project Agreement and the Performance Undertaking provide for the resolution of disputes by binding arbitration in Singapore under international arbitration rules.

         The Casecnan Project will be constructed on a joint and several basis by Hanbo Corporation and You One Engineering & Construction Co., Ltd. (collectively, the "Contractor"), both of which are South Korean corporations, pursuant to a fixed-price, date-certain, turnkey construction contract (the "Turnkey Construction Contract"). Hanbo Corporation, which holds a controlling interest in You One, is an international construction company. You One is a leading contractor in tunnel projects with over 25 years experience in tunnel construction, using both the drill-and-blast and tunnel boring machine ("TBM") methods. It currently has access to nine TBMs and five additional cutter head assemblies.

         The Contractor's obligations under the Turnkey Construction Contract are guaranteed by Hanbo Steel Company, Ltd. ("Hanbo Steel"), a large South Korean steel company. In addition, the Contractor's obligations under the Turnkey Construction Contract are secured by an unconditional, irrevocable standby letter of credit issued by Korea First Bank ("KFB") in the approximate amount of $118 million. The total cost of the Casecnan Project, including development, construction, testing and startup, is estimated to be approximately $495 million.

         INDONESIA. Indonesia, which has the world's fourth largest population, has experienced rapid growth in electricity demand. The Company believes that annual load growth has exceeded 13% since 1980. Furthermore, the Company believes that rapid expansion in industrial growth has created a backlog of unconnected industrial

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users in excess of 4,000 MW. In its sixth five-year plan, the Indonesian government has called for the addition of 12,000 MW of additional generating capacity by 1999. The long range plan calls for an additional 15,000 MW to be added by the year 2004. The plans call for approximately 75% of this capacity to be added by independent power producers. Although Indonesia is a member of OPEC and is also the world's largest exporter of liquified natural gas, the Indonesian government has announced that it wishes to maintain sufficient amounts of oil for export, which will require a shift to coal fired generation and the use of other energy sources, such as geothermal.

         It is estimated that Indonesia has sufficient geothermal steam potential to generate 16,000 MW, centered in the Java and Sumatra areas (the two most populous of the 13,000 islands in Indonesia). To date, less than 150 MW of geothermal facilities have been commissioned, as the government of Indonesia was not encouraging the development of geothermal energy.

         The Indonesian state-owned utility has recently been converted to a limited liability company, P.T. PLN (Persero) ("PLN"), as a first step toward the privatization of its two largest generating subsidiaries. The main objective of Indonesia's electric energy policy has been to secure a continuity of supply at reasonable rates for households (more than 50% of which have been reported to have no power) and to minimize the utilization of hydrocarbons. Rural electrification will remain an important component of the energy policy as PLN is targeting the addition of 2 million customers a year.

         Indonesia is rated "Baa3" by Moody's and "BBB" by Standard & Poor's Ratings Group ("S&P"). The Company believes that Indonesia represents an attractive development opportunity, as it combines growing power needs with ample geothermal resources and creditworthy contract parties.

         DIENG UNIT 1. On December 2, 1994, a subsidiary of the Company, Himpurna California Energy Ltd. ("HCE") executed a joint operation contract (the "Dieng JOC") for the development of the geothermal steam field and geothermal power facilities at the Dieng geothermal field, located in Central Java (the "Dieng Project") with Perusahaan Pertambangan Minyak Dan Gas Bumi Negara ("Pertamina"), the Indonesian national oil company, and executed a "take-or-pay" energy sales contract (the "Dieng ESC") with both Pertamina and PLN, the Indonesian national electric utility. HCE was formed pursuant to a joint development agreement with P.T. Himpurna Enersindo Abadi ("P.T. HEA"), its Indonesian partner, which is a subsidiary of Himpurna, an association of Indonesian military veterans, whereby the Company and P.T. HEA have agreed to work together on an exclusive basis to develop the Dieng Project (the "Dieng Joint Venture"). The Dieng Joint Venture is structured with subsidiaries of the Company holding an approximate 47% interest (including certain assignments of dividend rights representing an economic interest of 2%), and subsidiaries of PKS holding an approximate 47% interest (including certain assignments of dividend rights representing an economic interest of 2%) and P.T. HEA holding a 6% interest in the Dieng Project. The construction contractor for the Dieng Unit I project, a joint venture of PKS and CE Holt, is on schedule to complete the Unit I plant and commence commercial operation by the fourth quarter of 1997. Major activities since the notice to proceed was issued to the contractor in March 1996 have focused on site civil work, including site preparation, foundation work, and access road construction. The turbine/generator purchased from the Italian national utility, ENEL, has been shipped from Italy and delivered to the site.

         All government approvals necessary for closing have been received, including a support letter from the Republic of Indonesia, an off-shore loan board (Decree 39) approval, consents to assignment from the Republic of Indonesia, PLN and Pertamina, and all required environmental approvals. Financial closing and first disbursement of construction loan funds occurred on October 3, 1996.

         Pursuant to the Dieng JOC and ESC, Pertamina has granted to HCE the geothermal field and the wells and other facilities presently located thereon and HCE will build, own and operate power production units with an aggregate capacity of up to 400 MW. HCE will accept the field operation responsibility for developing and supplying the geothermal steam and fluids required to operate the plant. The Dieng JOC is structured as a build own transfer agreement and will expire (subject to extension by mutual agreement) on the date which is the later

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of (i) 42 years following effectiveness of the Dieng JOC and (ii) 30 years following the date of commencement of commercial generation of the final unit completed. Upon the expiration of the proposed Dieng JOC, all facilities will be transferred to Pertamina at no cost. HCE is required to pay Pertamina a production allowance equal to three percent of HCE's net operating income from the Dieng Project, plus a further amount based upon the negotiated value of existing Pertamina geothermal production facilities that the Company expects will be made available by Pertamina.

         Pursuant to the Dieng ESC, PLN agreed to purchase and pay for all of the Project's capacity and energy output on a "take or pay" basis regardless of PLN's ability to accept such energy made available from the Dieng Project for a term equal to that of the Dieng JOC. The price paid for electricity includes a base energy price per kWh multiplied by the number of kWhs the plants deliver or are "capable of delivering," whichever is greater. Energy price payments are also subject to adjustment for inflation. PLN will also pay a capacity payment based on plant capacity. All such payments are payable in U.S. dollars.

         HCE began well testing in the fourth quarter of 1995 and issued a notice to proceed for the construction and supply of an initial 55 net MW unit ("Dieng Unit I") in the first quarter of 1996. PT Kiewit/Holt Indonesia, a consortium consisting of KCG and CE Holt, will construct Dieng Unit I pursuant to a fixed price, date certain, turnkey construction contract ("Construction Contract"). Affiliates of KCG and CE Holt will provide the engineered supply with respect to Dieng Unit I pursuant to a fixed price, date certain, turnkey supply contract ("Supply Contract"). The Construction Contract and Supply Contract are sometimes referred to herein as the "Dieng EPC" and KCG, CE Holt and their affiliates party to the Construction Contract and Supply Contract are sometimes referred to herein, collectively, as the "Construction Consortium." The obligations of the Construction Consortium under the Construction and Supply Contracts are supported by a guaranty of KCG and CE Holt Company. KCG is the lead member of the Construction Consortium, with a 60% interest. HCE will be responsible for operating and managing the Dieng Project.

         Pursuant to the Dieng JOC and ESC, the Company presently intends to proceed on a modular basis with construction of three additional units to follow Dieng Unit I, resulting in an aggregate first phase net capacity at this site of 220 MW. The Company estimates that the total project cost of these units will be approximately $450 million. The next phase is expected to expand the total capacity to 400 MW. The cost of the full Dieng Project is estimated to approximate $1 billion.

         The Dieng field has been explored domestically for over 20 years and CE Holt has been active in the area for more than five years. Pertamina has drilled a total of 27 wells to date. The Company has a significant amount of data, which it believes to be reliable as to the production capacity of the field. However, a number of significant steps, both financial and operational, must be completed before the Dieng Project can proceed further. These steps, none of which can be assured, include completing the drilling of wells and the construction of the plant for Dieng Unit I and obtaining required regulatory permits and approvals, completing the well testing, entering into a construction agreement and other project contracts, and arranging financing for the other units at Dieng.

PROJECTS IN DEVELOPMENT

         The following is a summary description of certain information concerning the Company's development projects. Since this project is still in development there can be no assurance that this information will not change materially over time. In addition, there can be no assurance that development efforts on any particular project, or the Company's efforts generally, will be successful.

PHILIPPINES

         ALTO PEAK. The Alto Peak Project is a smaller geothermal project in the same general area of Leyte as the Upper Mahiao, Mahanagdong and Malitbog Projects. A subsidiary of the Company and PNOC-EDC have executed a 70 net MW Energy Conversion Agreement, dated May 7, 1994. The general terms and conditions

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are similar to the Malitbog ECA. However, the plant design has not been initiated because PNOC-EDC has not finalized the steam conditions (pressure, composition and pH). PNOC-EDC is still drilling and testing the geothermal wells that will supply steam to such project. Consequently, the ECA has been extended and the Company has not commenced financing arrangements for the Alto Peak Project.

INDONESIA

         DIENG. Pursuant to the Dieng JOC and ESC, the Company intends to proceed on a modular basis with construction of additional units to follow Dieng Unit I, resulting in an aggregate first phase net capacity at this site of 220 MW. The Company estimates that the total project cost of these units will be approximately $450 million. The next phase is expected to expand the total capacity to 400 MW. The cost of the full Dieng Project is estimated to approximate $1 billion. See the discussion set forth above concerning construction of Dieng Unit I for a more complete description of the Dieng Project.

         PATUHA. The Company is also developing a geothermal power plant in the Patuha geothermal field in Java, Indonesia (the "Patuha Project"). Subsidiaries of the Company will have a 50% interest and subsidiaries of PKS will have a 50% interest in the Patuha Project.

         On December 2, 1994, the project company developing the Patuha Project, Patuha Power, Ltd. ("Patuha Power") executed both a joint operation contract and an energy sales contract, each of which contains terms substantially similar to those described above for the Dieng Project. Patuha Power intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. The Company estimates that the total cost will be approximately $1 billion. The Company began well testing and exploration in the fourth quarter of 1995 and expects to commence construction of the first unit in 1997.

         The Patuha Project remains subject to a number of significant uncertainties, as described above in connection with the Dieng Project, and there can be no assurance that the Patuha Project will proceed or reach commercial operation.

         BALI. The Company and PT Panutan Group, an Indonesian consortium of energy, oil, gas and mining companies, have formed a joint venture to pursue the development of geothermal resources in Bali (the "Bali Project"). The PT Panutan Group is entitled to contribute up to 40% of the total equity and obtain up to 40% of the net profit of the Bali Project. On November 17, 1995, the project company developing the Bali Project, Bali Energy Ltd. ("Bali Energy"), executed both a joint operation contract and an energy sales contract, each of which currently contains terms substantially similar to those described above for the Dieng Project. Bali Energy intends to proceed on a modular basis similar to the Dieng Project, with an aggregate capacity of up to 400 MW. The Company estimates that the total cost of the Bali Project will be approximately $1 billion. The Company presently intends to begin well testing and exploration in late 1996 or early 1997 and expects to commence construction of the first unit in 1998.

         The Company presently intends to develop the Bali Project and other possible projects in Indonesia using a structure similar to that contemplated for the Dieng Project.

         The Bali Project remains subject to a number of significant uncertainties, as described above for the Dieng Project, and there can be no assurance that the Company will pursue the Bali Project or that it will proceed or reach commercial operation.

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                               DOMESTIC PROJECTS

PROJECTS IN OPERATION

THE COSO PROJECT

         In 1979, the Company entered into a 30-year contract (the "Navy Contract") with the United States Department of the Navy (the "Navy") to develop geothermal power facilities located on approximately 5,000 acres of the Naval Air Weapons Station at China Lake, California (150 miles northeast of Los Angeles). In 1985, the Company entered into a 30-year lease (the "BLM Lease") with the United States Bureau of Land Management ("BLM") for approximately 19,000 acres of land adjacent to the land covered by the Navy Contract. The Navy Contract and the BLM Lease provide for certain royalty payments as a percentage of gross revenue and certain other formulas. The Company formed three joint ventures (the "Coso Joint Ventures") with one primary joint venture partner to develop and construct the three facilities which comprise the Navy I project (the "Navy I Project"), the BLM project (the "BLM Project") and the Navy II project (the "Navy II Project") (collectively the "Coso Project").

         The Coso Partnerships are as follows: (i) Coso Finance Partners, which owns the Navy I Project (the "Navy I Partnership"), (ii) Coso Energy Developers, which owns the BLM Project (the "BLM Partnership") and (iii) Coso Power Developers, which owns the Navy II Project (the "Navy II Partnership" and, together with the Navy I Partnership and the BLM Partnership, the "Coso Partnerships"). The Company holds ownership interests of approximately 46% in the Navy I Partnership; approximately 48% in the BLM Partnership; and 50% in the Navy II Partnership. The Company consolidates its respective share of the operating results of the Coso Partnerships into its financial statements. Each of the Coso Partnerships is managed by a management committee which consists of two representatives of the Company and two representatives of the Company's partners. The Company is the managing partner of each of the Coso Partnerships and operates the Coso Project, for which it receives fees from the Coso Partnerships.

         The Coso Project sells all electricity generated by the respective plants pursuant to three long-term SO4 Agreements between the Navy I Partnership, the BLM Partnership, and the Navy II Partnership, respectively, and Edison. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. Edison makes fixed annual capacity payments to the Coso Partnerships and, to the extent that capacity factors exceed certain benchmarks, is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements. Energy is sold at increasing fixed rates for the first ten years of each contract and thereafter at Edison's Avoided Cost of Energy. The fixed price periods of the SO4 Agreements extend until at least August 1997, March 1999 and January 2000 for each of the units operated by the Navy I, BLM and Navy II Partnerships, respectively, at rates of 11.8 cents per kWh in 1995. The Company's share of the revenues received by the Coso Partnerships for 1994 and 1995 was $137.0 million and $152.1 million, respectively.

         The physical facilities used for geothermal energy production are substantially the same at the Navy I, BLM and Navy II Projects.

         THE NAVY I PROJECT. The geothermal resource for the Navy I Project currently is produced from approximately 32 wells. The Navy I Project consists of three turbine generators, each with approximately 32 gross MW of electrical generating capacity. Based on an assumed net capacity of 80 MW, the Navy I Project operated at an average operating capacity factor of 111.2% in 1993, 114.0% in 1994 and 112.1% in 1995.

         THE BLM PROJECT. The BLM Project's geothermal resource currently is produced from approximately 20 wells. The BLM Project consists of three turbine generators. Two of these turbine generators are located at the BLM East site in a dual flash system, and one is located at the BLM West site in a single flash system, each with an electrical generating capacity of 32 gross MW. Based on an assumed net capacity of 80 MW, the BLM Project operated at an average operating capacity factor of 98.1% in 1993, 99.5% in 1994 and 107.5% in 1995.

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         THE NAVY II PROJECT. The geothermal resource for the Navy II Project currently is produced from approximately 25 wells. The Navy II Project consists of three individual turbine generators, each with approximately 32 gross MW of electrical generating capacity. Based on an assumed net capacity of 80 MW, the Navy II Project operated at an average operating capacity factor of 102.6% in 1993, 105.9% in 1994 and 111.3% in 1995.

IMPERIAL VALLEY PROJECT

         The Company currently operates eight geothermal plants in the Imperial Valley in California (the "Imperial Valley Project"). Four of these Imperial Valley Project plants (the "Partnership Projects") were developed by Magma which originally owned a 50% interest. On April 17, 1996, the Company completed the Partnership Project Acquisition pursuant to which the Company acquired the remaining 50% interests in each of the Partnership Projects for $70 million. The Partnership Projects consist of the Vulcan, Hoch (Del Ranch), Elmore and Leathers projects (the "Vulcan Project," the "Hoch (Del Ranch) Project," the "Elmore Project" and the "Leathers Project," respectively).

         The remaining four operating Imperial Valley Project plants (the "Salton Sea Projects") are wholly owned by subsidiaries of Magma. Three of these plants were purchased on March 31, 1993 from Union Oil Company of California. These geothermal power plants consist of the Salton Sea I project (the "Salton Sea I Project"), the Salton Sea II project (the "Salton Sea II Project") and the Salton Sea III project (the "Salton Sea III Project"). The fourth plant, the Salton Sea IV project (the "Salton Sea IV Project"), commenced commercial operations in 1996.

         The Salton Sea Projects operated at a combined contract nameplate factor of 91.3% in 1993, 90.8% in 1994 and 86.5% in 1995. The Partnership Projects operated at a combined contract nameplate factor of 100.7% in 1993, 103.8% in 1994 and 105.9% in 1995.

         VULCAN. The Vulcan Project sells electricity to Edison under a 30-year SO4 Agreement that commenced on February 10, 1986. The Vulcan Project has a contract capacity and contract nameplate of 29.5 MW and 34 MW, respectively. Under the SO4 Agreement, Edison is obligated to pay the Vulcan Project a capacity payment, a capacity bonus payment and an energy payment.

         The price for contract capacity payments is fixed for the life of such SO4 Agreement. The as-available capacity price is based on a payment schedule as approved by the CPUC from time to time. The contract energy payment increased each year for the first ten years, which period expired on February 9, 1996. Thereafter, the energy payments are based on Edison's Avoided Cost of Energy. The energy payment per kWh was 11.8 cents for 1995. The Vulcan Project is unleveraged.

         HOCH (DEL RANCH). The Hoch (Del Ranch) Project sells electricity to Edison under a 30-year SO4 Agreement that commenced on January 2, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payments is fixed for the life of the SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on January 1, 1999, are fixed at rates ranging from 11.8 cents for 1995 to 14.6 cents for 1998. Thereafter, the energy payments will be based on Edison's Avoided Cost of Energy.

         ELMORE. The Elmore Project sells electricity to Edison under a 30-year SO4 Agreement that commenced on January 1, 1989. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

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         The price for contract capacity payments is fixed for the life of the
SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on December 31, 1998, are fixed at rates ranging from 11.8 cents in 1995 to 14.6 cents in 1998. Thereafter, the energy payments will be based on Edison's Avoided Cost of Energy.

         LEATHERS. The Leathers Project sells electricity to Edison pursuant to a 30-year SO4 Agreement that commenced on January 1, 1990. The contract capacity and contract nameplate are 34 MW and 38 MW, respectively. The provisions of such SO4 Agreement are substantially the same as the SO4 Agreement with respect to the Vulcan Project.

         The price for contract capacity payments is fixed for the life of the SO4 Agreement. The energy payments per kWh for the first ten-year period, which expires on December 31, 1999, are fixed at rates ranging from 11.8 cents in 1995 to 15.6 cents in 1999. Thereafter, the energy payments are based on Edison's Avoided Cost of Energy.

         SALTON SEA I PROJECT. The Salton Sea I Project sells electricity to Edison pursuant to a 30-year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments. The contract capacity and contract nameplate are each 10 MW.

         The capacity payment is based on the firm capacity price which is currently $127.80/kW-year. The contract capacity payment adjusts quarterly based on a basket of energy indices for the term of the Salton Sea I PPA. The energy payment is calculated using a Base Price (defined as the initial value of the energy payment (4.701 cents per kWh for the second quarter of 1992)), which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Salton Sea I was 4.99 cents per kWh during 1995. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to Edison's Avoided Cost of Energy.

         SALTON SEA II PROJECT. The Salton Sea II Project sells electricity to Edison pursuant to a 30-year modified SO4 Agreement that commenced on April 5, 1990. The contract capacity and contract nameplate are 15 MW (16.5 MW during on-peak periods) and 20 MW, respectively. The contract requires Edison to make capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreement. The energy payments for the first ten-year period, which period expires on April 4, 2000, are levelized at a time period weighted average of 10.6 cents per kWh. Thereafter, the monthly energy payments will be Edison's Avoided Cost of Energy. For the period April 1, 1994 through March 31, 2004, Edison is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity.

         SALTON SEA III PROJECT. The Salton Sea III Project sells electricity to Edison pursuant to a 30-year modified SO4 Agreement that commenced on February 13, 1989. The contract capacity is 47.5 MW and the contract nameplate is 49.8 MW. The SO4 Agreement requires Edison to make capacity payments, capacity bonus payments and energy payments for the life of the SO4 Agreement. The price for contract capacity payments is fixed at $175/kW per year. The energy payments for the first ten-year period, which period expires on February 12, 1999, are levelized at a time period weighted average of 9.8 cents per kWh. Thereafter, the monthly energy payments will be Edison's Avoided Cost of Energy.

         SALTON SEA IV PROJECT. The Salton Sea IV Project consists of the consolidated expansion project pursuant to the Salton Sea I PPA and the Fish Lake SO4 described below. The Salton Sea I Project had an option to supply an additional 20 MW of power to Edison under the Salton Sea I PPA. Magma, through its wholly-owned subsidiary, Fish Lake Power Company ("FLPC"), acquired in 1992 a modified SO4 Agreement (the "Fish Lake SO4") to supply electric power to Edison from a 16 MW geothermal power plant proposed to be built at Fish Lake in Esmeralda County, Nevada (the "Fish Lake Project").

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         In 1994, Magma and Edison negotiated the consolidation of the expansion portion of the Salton Sea I PPA and the Fish Lake SO4 (the "Amended PPA"). The Amended PPA was approved by the CPUC on April 26, 1995. The Amended PPA is a 30 year contract and provides for contract capacity payments based on a blended rate of 20/34 of $121.72/kW-year in 1992 dollars escalated quarterly by an index plus 14/34 of $158/kW-year. The Amended PPA provides for energy payments pursuant to a schedule to commence in 1996 at 16/36 of 8.8 cents per kWh plus 20/36 of 4.7 cents per kWh in 1992 dollars escalated by an index.

         Construction of the Salton Sea IV Project was completed and commencement of commercial operation occurred in 1996.

YUMA.

         During 1992, the Company acquired a development stage 50 MW natural gas-fired cogeneration project in Yuma, Arizona (the "Yuma Project"). The Yuma Project is designed to be a QF under PURPA and to provide 50 MW of electricity to San Diego Gas & Electric Company ("SDG&E") under an existing 30-year power purchase contract. The energy is sold at SDG&E's Avoided Cost of Energy and the capacity is sold to SDG&E at a fixed price for the life of the power purchase contract. The power is wheeled to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). An agreement for interconnection and a firm transmission service agreement have been executed between APS and the Yuma Project entity and have been accepted for filing by the Federal Energy Regulatory Commission ("FERC").

         The Yuma Project commenced commercial operation in May 1994. The project entity has executed steam sales contracts with an adjacent industrial entity to act as its thermal host in order to maintain its status as a QF, which is a requirement of its SDG&E contract. Since the industrial entity has the right under its agreement to terminate the agreement upon one year's notice if a change in its technology eliminates its need for steam, and in any case to terminate the agreement at any time upon three years notice, there can be no assurance that the Yuma Project will maintain its status as a QF. However, if the industrial entity terminates the agreement, the Company anticipates that it will be able to locate an alternative thermal host in order to maintain its status as a QF or build a greenhouse at the site for which the Company believes it would obtain QF status. A natural gas supply and transportation agreement has been executed with Southwest Gas Corporation, terminable under certain circumstances by the Company and Southwest Gas Corporation. The Yuma Project is unleveraged other than intercompany debt.

ROOSEVELT HOT SPRINGS.

         The Company operates and owns an approximately 70% interest in a 25 MW geothermal steam field which supplies geothermal steam to a power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract. The Company obtained approximately $20.3 million of cash under a pre-sale agreement with UP&L whereby UP&L paid in advance for the steam produced by the steam field. The Company must make certain penalty payments to UP&L if the steam produced does not meet certain quantity and quality requirements.

DESERT PEAK.

        The Company is the owner and operator of a 10 MW geothermal plant at Desert Peak, Nevada. The Desert Peak Project had been selling electricity to Sierra Pacific Power Company ("SPPCo")under a power sales contract that expired December 31, 1995. A new letter agreement was executed providing for the sale of capacity and energy at SPPCo's avoided cost.

ROYALTY INTEREST IN THE MAMMOTH PLANTS.

         Magma receives royalty revenues from a 10 MW and a 12 MW contract nameplate geothermal power plant (the "First Mammoth Plant" and the "Second Mammoth Plant," respectively, and referred to herein,

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collectively, as the "Mammoth Plants") at Mammoth Lakes, California.
Electricity from the Mammoth Plants is sold to Edison under two long-term power purchase agreements. The First Mammoth Plant and the Second Mammoth Plant began commercial operation in 1985 and 1991, respectively. Magma leases both property and geothermal resources to support the Mammoth Plants in return for certain base royalty and bonus royalty payments. For the First Mammoth Plant and the Second Mammoth Plant, the base royalty is 12.5% and 12%, respectively, of gross electricity sales revenues. The bonus royalty for the Mammoth Plants is 50% of the excess of annual gross electricity sales revenues over an annual revenue standard based on the Mammoth Plants operating at 85% of contract capacity.

ROYALTY INTEREST IN THE EAST MESA PLANT.

         Magma also receives royalty revenues from a 37 MW contract nameplate geothermal power plant (with two units) at East Mesa in Imperial Valley, California (the "East Mesa Plant"). Electricity from the plant is sold to Edison pursuant to two SO4 Agreements formerly held by Magma, and Magma is entitled to receive a senior payment of 4% of gross electricity sales revenues and a junior payment of 10% of gross electricity sales revenues. To date, such junior payment has not been received.

FALCON ACQUISITION.

         On August 7, 1996 the Company completed the acquisition of Falcon, including its ownership interest in three operating gas-fired cogeneration plants located in New York, Texas and Pennsylvania and a related natural gas pipeline, also located in New York, for a cash purchase price of $226 million. The three cogeneration facilities, which are described below, total 520 MW in capacity and sell power under long-term power purchase agreements.

         THE SARANAC PROJECT. Saranac is a 240 MW natural gas-fired cogeneration facility located in Plattsburgh, New York, which began commercial operation in June 1994. Saranac has entered into a 15-year power purchase agreement (the "Saranac PPA") with New York State Electric & Gas Corporation ("NYSEG"). Saranac is a QF and has entered into 15-year steam purchase agreements (the "Saranac Steam Purchase Agreements") with Georgia-Pacific Corporation and Tenneco Packaging Corporation.

         Saranac has a 15-year natural gas supply contract (the "Saranac Gas Supply Agreement") with Shell Canada Ltd. ("Shell Canada") to supply 100% of Saranac's fuel requirements. Shell Canada is responsible for production and delivery of natural gas to the U.S.-Canadian border; the gas is then transported by the North Country Gas Pipeline Corporation ("NCGP") the remaining 22 miles to the plant. NCGP is a wholly-owned subsidiary of Saranac Power Partners, L.P. (the "Saranac Partnership"), which also owns Saranac. NCGP also transports gas for NYSEG and Georgia-Pacific.

         Each of the Saranac PPA, the Saranac Steam Purchase Agreements and the Saranac Gas Supply Agreement contains rates that are fixed for the respective contract terms. Revenues escalate at a higher rate than fuel costs.

         The Saranac Partnership is comprised of subsidiaries of (i) Falcon Seaboard and (ii) Tomen Corporation ("Tomen") and General Electric Capital Corporation ("GECC").

         On February 14, 1995, NYSEG filed with the FERC a Petition for a Declaratory Order seeking FERC to declare that the rates NYSEG pays under its PPA with Saranac, which was approved by the New York State Public Service Commission ("NYPSC"), were in excess of the level permitted under PURPA and authorize the NYPSC to reform the PPA. On April 12, 1995, the FERC by a unanimous (5-0) decision issued an order denying the various forms of relief requested by NYSEG and finding that the rates required under the NYSEG/Saranac PPA were consistent with PURPA and the FERC's regulations. On May 11, 1995, NYSEG requested rehearing of the order and, by order issued July 19, 1995, the FERC unanimously (5-0) denied the request. On June 14, 1995, NYSEG petitioned the United States Court of Appeals for the District of Columbia

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Circuit for review of FERC's April 12, 1995 order. FERC moved to dismiss
NYSEG's petition for review on July 28, 1995 and the Court has not yet acted on FERC's motion to dismiss. Based on the advice of its outside legal counsel, the Company believes Saranac's position is meritorious and that it will prevail before the D.C. Circuit if the matter is ultimately heard on its merits.

         THE POWER RESOURCES PROJECT. Power Resources is a 200 MW natural gas-fired cogeneration project located near Big Spring, Texas, which has a 15-year power purchase agreement (the "Power Resources PPA") with Texas Utilities Electric Company. Power Resources began commercial operation in June 1988. Power Resources is a QF and has entered into a 15-year steam purchase agreement (the "Power Resources Steam Purchase Agreement") with Fina Oil and Chemical Company ("Fina"), a subsidiary of Petrofina S.A. of Belgium.

         Power Resources has two natural gas supply agreements in place. Natural Gas Clearinghouse ("NGC") has entered into a 10-year agreement (the "NGC Gas Supply Agreement") which ends May 1997. In addition, Power Resources has entered into an agreement (the "FSGC Gas Supply Agreement") with Falcon Seaboard Gas Corporation ("FSGC") for the remainder of Power Resources' fuel requirements through December 2003. FSGC has fulfilled its commitments to Power Resources, Inc. ("PRI") to date using a combination of spot purchases plus short-term contracts. In June 1995 FSGC and Louis Dreyfus Natural Gas Corporation ("Dreyfus") executed an eight-year natural gas supply agreement (the "FSGC-Dreyfus Gas Supply Agreement"), with which FSGC will fulfill its supply commitment to PRI from October 1995 to the end of the term of the Power Resources PPA. Accordingly, through the combination of the NGC Gas Supply Agreement and the FSGC-Dreyfus Gas Supply Agreement, all gas requirements have been contracted for through the end of the Power Resources PPA.

         Each of the Power Resources PPA, the Power Resources Steam Purchase Agreement and the FSGC Gas Supply Agreement contains rates that are fixed for the respective contract terms. Revenues escalate at a higher rate than fuel costs.

         THE NORCON PROJECT. NorCon is an 80 MW natural gas-fired cogeneration facility located in North East, Pennsylvania which began commercial operation in December 1992. NorCon has a 25-year power purchase agreement (the "NorCon PPA") with Niagara Mohawk Power Corporation ("NIMO"). NorCon is a QF and has entered into a 20-year steam purchase agreement (the "NorCon Thermal Energy Agreement") with Welch Foods Inc., a Cooperative ("Welch Foods").

         NorCon has a 15-year natural gas supply contract (the "NorCon Gas Purchase Agreement") with Dreyfus to supply 100% of NorCon's fuel requirements. A twenty-year natural gas transportation agreement has been entered into with National Fuel Gas Supply Corporation ("National Fuel") to provide transportation to NorCon. Transportation costs are deducted from payments made pursuant to the NorCon Gas Purchase Agreement.

         The NorCon PPA has rates that are subject to a specified floor amount. The NorCon Thermal Energy Agreement contains rates that escalate at an inflation-based index, and the NorCon Gas Purchase Agreement's rates are fixed per a schedule for the contract term.

         NorCon Power Partners, L.P. (the "NorCon Partnership"), which owns NorCon, is comprised of subsidiaries of Falcon and Tomen.

         The NorCon project has had a number of on-going contractual disputes with NIMO which are unresolved and in August 1996 NIMO proposed a buyout of the NorCon PPA as part of a generic restructuring by NIMO of all of its QF contracts in an effort to restructure NIMO's purchased power obligations to meet the challenge of industry deregulation and avoid what NIMO alleges as the risk of a possible NIMO insolvency. The Company believes that any contractual restructuring or even a NIMO insolvency would not have a material adverse effect on its consolidated financial results of operations.

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         BENEFITS OF FALCON ACQUISITION. The Company believes the Falcon acquisition provides it with the following benefits:

              o Long-term power sales and steam sales contracts that provide an important financial contribution to cash flow and earnings;

              o Highly efficient gas-fired operating facilities which, upon expiration of their respective power sales contracts, will be strategically located for future merchant plant sales in areas which have good access to fuel supply and transportation and favorable transmission access and proximity to electric load centers;

              o Enhanced fuel diversification and creation of a gas-fired operating business unit;

              o   Increased customer diversification;

              o Enhanced ability to compete as a low-cost generator throughout industry deregulation; and

              o Increased size and economies of scale which will permit the Company to more effectively compete as the electric industry restructures and consolidates.

PROJECTS IN DEVELOPMENT

         SALTON SEA MINERALS EXTRACTION. The Company signed an agreement with BHP, a large international mining company in 1996 which provides, among other things, for the Company, at its option, to deliver power for the mineral extraction process (the "Salton Sea Extraction Project"). The initial phase of the project would require delivery of approximately 15 MW. A pilot plant has successfully produced zinc at the Company's Imperial Valley Project. BHP has completed construction of its larger demonstration plant. If successfully developed, the mineral extraction process will provide an environmentally compatible and low cost minerals recovery methodology. The project is subject to a number of uncertainties and implementation cannot be assured.

         NEWBERRY/GLASS MOUNTAIN. Under a Bonneville Power Administration ("BPA") geothermal pilot program, the Company has been developing a 30 MW net geothermal project which was originally located in the Newberry Known Geothermal Resource Area in Deschutes County, Oregon (the "Newberry Project"). Pursuant to two power sales contracts executed in September 1994, the Company has agreed to sell 20 MW to BPA and 10 MW to Eugene Water and Electric Board ("EWEB") from the Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 MW of production from the Newberry Project under certain circumstances. In a public-private development effort, the Company is responsible for development, permitting, financing, construction and operation of the project (which will be 100% owned by the Company), while EWEB will cooperate in the development efforts by providing assistance with government and community affairs and sharing in certain development costs (up to 30%). The Newberry Project is currently expected to commence commercial operation in late 1997 or early 1998. The power sales contracts provide that under certain circumstances the contracts may be utilized at an alternative location. Pursuant to its resource exploration program, the Company has determined that the geothermal resource at Newberry is not sufficient to support the contracts and accordingly has determined to utilize the contracts at its leasehold position in Glass Mountain in northern California, where it has two successful production wells. Movement of the contracts to this alternative location is subject to approval by BPA and EWEB and obtaining a final environmental impact statement relating to the new site location. Completion of the Newberry Project is subject to a number of significant uncertainties and cannot be assured.

         THE BRPU PROCESS. Magma was seeking new long-term final SO4 Agreements in the Salton Sea area through the bidding process adopted by the CPUC under its 1992 Biennial Resource Plan Update ("BRPU"). In its BRPU, the CPUC cited the need for an additional 9,600 MW of power production through 1999 among

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California's three investor-owned utilities, Edison, SDG&E and Pacific Gas and
Electric Company. Of this amount, 275 MW was set aside for bidding by independent power producers (such as Magma) utilizing renewable resources. Pursuant to an order of the CPUC dated June 22, 1994 (confirmed on December
21, 1994), Magma was awarded 163 MW for sale to Edison and SDG&E, with in-service dates in 1997 and 1998. On February 23, 1995 the Federal Energy Regulatory Commission ("FERC") issued an order finding that the CPUC's BRPU program violated PURPA and FERC's implementing regulations and recommended negotiated settlements. In response, the CPUC issued an Assigned Commissioners Ruling encouraging settlements between the final winning bidders and the utilities. The utilities are expected to continue to challenge the BRPU and, in the light of the regulatory uncertainty, there can be no assurance that power sales contracts will be executed or that any such projects will be completed. In light of these developments, the Company agreed to execute an agreement with Edison on March 16, 1995 providing that in certain circumstances it would withdraw its Edison BRPU bid in consideration for the payment of certain sums. Such agreement is subject to CPUC approval but does not affect the Company's award from SDG&E. Agreement in principle on a settlement with SDG&E has been obtained, but is subject to finalization.

                 REGULATORY, ENERGY AND ENVIRONMENTAL MATTERS

         The Company is subject to a number of environmental laws and other regulations affecting many aspects of its present and future operations, including the construction or permitting of new and existing facilities, the drilling and operation of new and existing wells and the disposal of various geothermal solids. Such laws and regulations generally require the Company to obtain and comply with a wide variety of licenses, permits and other approvals. No assurance can be given, however, that in the future all necessary permits and approvals will be obtained and all applicable statutes and regulations complied with. In addition, regulatory compliance for the construction of new facilities is a costly and time-consuming process, and intricate and rapidly changing environmental regulations may require major expenditures for permitting and create the risk of expensive delays or material impairment of project value if projects cannot function as planned due to changing regulatory requirements or local opposition. The Company believes that its operating power facilities are currently in material compliance with all applicable federal, state and local laws and regulations. There can be no assurance that existing regulations will not be revised or that new regulations will not be adopted or become applicable to the Company which could have an adverse impact on its operations. In particular, the independent power market in the United States is dependent on the existing energy regulatory structure, including PURPA and its implementation by utility commissions in the various states.

         Each of the Company's operating domestic power facilities meets the requirements promulgated under PURPA to be qualifying facilities. Qualifying facility status under PURPA provides two primary benefits. First, regulations under PURPA exempt qualifying facilities from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), most provisions of the Federal Power Act (the "FPA") and the state laws concerning rates of electric utilities, and financial and organization regulations of electric utilities. Second, FERC's regulations promulgated under PURPA require that (1) electric utilities purchase electricity generated by qualifying facilities, the construction of which commenced on or after November 9, 1978, at a price based on the purchasing utility's full Avoided Cost, (2) the electric utility sell back-up, interruptible, maintenance and supplemental power to the qualifying facility on a non-discriminatory basis and (3) the electric utility interconnect with a qualifying facility in its service territory.

         Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from qualifying facilities at prices based on Avoided Costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects only and thus, although potentially impacting the Company's ability to develop new domestic projects, it would not affect the Company's existing qualifying facilities. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing domestic projects.

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         In addition, many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry and increase access to electric utilities' transmission and distribution systems for independent power producers and electricity consumers. On September 1, 1996, the California legislature adopted an industry restructuring bill that would provide for a phased-in competitive power generation industry with a power pool and independent system operator and also would permit direct access to generation for all power purchasers outside the power exchange under certain circumstances. Under the bill, consistent with the requirements of PURPA, existing qualifying facilities power sales agreements would be honored. The Company cannot predict the final form or timing of the proposed industry restructuring or the results of its operations.

         The structure of such federal and state energy regulations have in the past, and may in the future, be the subject of various challenges and restructuring proposals by utilities and other industry participants. The implementation of regulatory changes in response to such changes or restructuring proposals, or otherwise imposing more comprehensive or stringent requirements on the Company, which would result in increased compliance costs, could have a material adverse effect on the Company's results of operations.

                                   EMPLOYEES

         As of June 30, 1996, the Company and its subsidiaries employed approximately 667 people. Neither the Coso Partnerships, Falcon nor the Imperial Valley Project partnerships hire or retain any employees. All employees necessary to the operation of the Coso Project and Falcon projects are provided by the Company under certain plant and field operations and maintenance agreements. All employees necessary to operate the Imperial Valley Projects are provided by an affiliate of the Company under certain administrative services and operation and maintenance agreements. International development activities in Indonesia and the Philippines are principally performed by employees of affiliates of the Company and operations will be performed by employees of the local project entities. The Company's affiliates currently maintain offices in Manila and Jakarta.

                     COMPETITION AND DOMESTIC DEREGULATION

         The Company competes with other independent power producers, including affiliates of utilities, in obtaining long-term contracts to sell electric power and steam to utilities. In addition, utilities may elect to expand or create generating capacity through their own direct investments in new plants. Over the past decade, obtaining a power sales contract from a utility has generally become increasingly difficult, expensive and competitive. Many states now require power sales contracts to be awarded by competitive bidding, which both increases the cost of obtaining such contracts and decreases the chances of obtaining such contracts as bids significantly outnumber awards in most competitive solicitations. Finally, in the domestic market the Energy Act is expected to increase competition. During 1995 and 1996, several states began to accelerate the movement toward more competition in the electric power market and extensive federal and state legislative and regulatory reviews are underway in an effort to further such competition. As a result of this increased competition, it may be difficult to obtain a power sales agreement for a proposed project in the United States, and the terms and conditions of any such contract may be less favorable than those in prior agreements.

         The international independent power production market is characterized by numerous strong and capable competitors, many of which have more extensive and more diversified developmental or operating experience (including international experience) and greater financial resources than the Company. Many of these competitors also participate in the domestic market.

                                   INSURANCE

         The Company's operating facilities are insured for $600 million per occurrence for general property damage and $600 million per occurrence for business interruption, subject to a $25,000 deductible for property damage ($500,000 for turbine generator and machinery) and a 45-day deductible on business interruption.

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Catastrophic insurance (earthquake and flood) is capped at $200 million per occurrence for property damage and $200 million per occurrence for business interruption, with a deductible that is the higher of 5% of the loss or $2.5 million per occurrence. Liability insurance coverage is $51 million with a $75,000 deductible. Operators' extra expense (control of well) insurance is $10 million per occurrence with a $25,000 deductible, which is non-auditable. The policies are issued by international and domestic syndicates with each domestic company rated A-or better by A.M. Best Co. Inc. There can be no assurance, however, that earthquake, property damage, business interruption or other insurance will be adequate to cover all potential losses sustained by the Company or that such insurance will continue to be available on commercially reasonable terms.

                               LEGAL PROCEEDINGS

         The Company is not a party to any material pending legal proceedings. Certain of the Company's projects are parties to litigation or contractual disputes. See "Business--Domestic Projects."

                           DESCRIPTION OF THE NOTES

         The Old Notes have been, and the Exchange Notes will be, issued under an Indenture (the "Indenture") dated as of September 20, 1996 between the Company and IBJ Schroder Bank & Trust Company (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, a copy of which is available upon request from the Company and the Trustee, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference. A summary of certain defined terms used in the Indenture and referred to in the following summary description of the Notes is set forth below under "Certain Definitions."

GENERAL

         The Old Notes are, and the Exchange Notes will be, senior unsecured obligations of the Company, will rank pari passu with all other senior unsecured indebtedness of the Company, will be limited to $225 million aggregate principal amount and will mature on September 15, 2006.

         The principal of, premium, if any, and any interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the Trustee), or at such additional offices or agencies as the Company from time to time may designate for such purpose. At the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address may appear in the Security Register. While the Notes are represented by Global Notes, the Company will make payments of principal and interest by wire transfer to DTC or its nominee, as the case may be, which will distribute payments to beneficial holders in accordance with its customary procedures. The Notes (other than Global Notes and beneficial interests therein) are transferable and exchangeable at the office of the Security Registrar. The Company has initially appointed the Trustee as the Paying Agent and the Security Registrar.

         Interest on the Notes will accrue at the rate of 9 1/2% per annum and will be payable semi-annually in arrears on each March 15 and September 15, commencing March 15, 1997, to the Holders thereof at the close of business on the preceding March 1 and September 1, respectively. Interest on overdue principal and (to the extent permitted by applicable law) on overdue interest will accrue at a rate of 1% in excess of the rate per annum borne by the Notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

         Interest on the Old Notes is also subject to increase in certain circumstances if the Company does not file a registration statement relating to the Exchange Offer or if the registration statement is not declared effective within certain time periods, or if certain other conditions are not satisfied. See "Registration Rights Agreement--Exchange Offer."

         The Old Notes have been, and the Exchange Notes will be, issued without coupons and in fully registered form only in denominations of $1,000 and integral multiples thereof.

         The Company is subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act and, in accordance therewith, files certain reports and other information with the Commission. See "Available Information." In addition, if Sections 13 and 15(d) cease to apply to the Company, the Company will covenant in the Indenture to file comparable reports and information with the Trustee and the Commission, and mail such reports and information to Noteholders at their registered addresses, for so long as any Notes remain outstanding.

OPTIONAL REDEMPTION

         The Notes may be redeemed at the Company's option, in whole or in part, at any time on or after September 15, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest (if any) to the date of redemption, if redeemed during the 12-month period commencing on or after September 15 of the years set forth below:

                 YEAR                    REDEMPTION PRICE
                 ----                    ----------------
  2001..............................         104.750%
  2002..............................         103.167%
  2003..............................         101.583%
  2004 and thereafter...............         100.000%

         If less than all the outstanding Notes are to be redeemed, the Notes or portions of Notes to be redeemed will be selected by the Trustee pro rata or otherwise in such manner as the Trustee deems to be fair and appropriate in the circumstances.

         The Notes will not be subject to any mandatory sinking fund.

RANKING

         The Old Notes are, and the Exchange Notes will be, general, unsecured senior obligations of the Company and will rank pari passu with all other unsecured senior indebtedness of the Company. As of June 30, 1996, the Company's total consolidated indebtedness was $1,922.7 million (excluding deferred income and convertible preferred securities of a subsidiary), its total consolidated assets were $2,975.1 million and its stockholders' equity was $587.9 million. At such date, on a pro forma basis, after giving effect to the completion of the Initial Offering, the use of a portion of the proceeds therefrom to repay the $35.0 million outstanding balance of the Company's revolving line of credit, the Company's acquisition of Falcon, and the Conversions, the Company's total consolidated indebtedness (excluding deferred income and convertible preferred securities of a subsidiary) would have been $2,102.4 million, its total consolidated assets would have been $3,424.8 million and its stockholders' equity would have been $755.8 million. See "Capitalization" and "Selected Historical Consolidated Financial and Operating Data." The Indenture does not limit the amount of Non-Recourse Debt which may be incurred by the Company or at the subsidiary or project level. As a result, the Notes are effectively subordinated to any secured Non-Recourse Debt of the Company and to indebtedness and other obligations of the Company's subsidiaries and the partnerships and joint ventures in which the Company has direct or indirect interests. See "Investment Considerations--High Leverage:
Additional Debt Permitted at Subsidiary or Project Level; Priority of Project Debt."

CERTAIN COVENANTS

         The Indenture contains certain covenants, including the ones summarized below, which covenants will be applicable (unless they are waived or amended or unless the Notes are defeased, see "Defeasance" below) so long as any of the Notes are outstanding.

Limitation on Debt

         The Company will not Incur any Debt, including Acquisition Debt, unless, after giving effect to the incurrence of such Debt and the receipt and application of the proceeds therefrom, the Fixed Charge Ratio of the Company would be equal to or greater than 2.0 to 1.

         Notwithstanding the foregoing, the Company may Incur each and all of the following: (i) Company Refinancing Debt, (ii) Debt of the Company to any of its Restricted Subsidiaries or any Eligible Joint Venture that is expressly subordinated in right of payment to the Notes, provided that any transfer of such Debt by a Restricted Subsidiary or an Eligible Joint Venture (other than to another Restricted Subsidiary or another Eligible Joint Venture), or any transfer of the Company's ownership interest, or a portion thereof, in such Restricted Subsidiary or such Eligible Joint Venture or the interest, or a portion thereof, of Kiewit in a Permitted Joint Venture or an Eligible Joint Venture (which transfer has the effect of causing such Restricted Subsidiary or such Eligible Joint Venture to cease to be a Restricted Subsidiary or an Eligible Joint Venture, as the case may be), will be deemed to be an Incurrence of Debt that is subject to the provisions of this covenant other than this clause (ii), (iii) Debt in an aggregate principal amount not to exceed $100 million outstanding at any one time may be issued under or in respect of Permitted Working Capital Facilities, (iv) Non-Recourse Debt Incurred in respect of one or more Permitted Facilities in which the Company has a direct or indirect interest, (v) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements, (vi) Purchase Money Debt, provided that the amount of such Debt (net of any original issue discount) does not exceed 90% of the fair market value of the Property acquired, (vii) the Notes and other Debt outstanding as of the date of original issuance of the Notes (other than Debt to the extent that it is extinguished, retired, defeased or repaid in connection with the original issuance of the Notes), including Debt that is Incurred in respect of interest or discount on such Debt (or Redeemable Stock issued as dividends in respect of Redeemable Stock) pursuant to the terms of the agreement or instrument that governs such Debt (or such Redeemable Stock) as in effect on the date of original issuance of the Notes and (viii) Debt in an aggregate principal amount not to exceed $75 million outstanding at any one time.

Limitation on Subsidiary Debt

         The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture, to Incur any Debt.

         Notwithstanding the foregoing, each and all of the following Debt may be Incurred by a Restricted Subsidiary or an Eligible Joint Venture: (i) Debt outstanding as of the date of original issuance of the Notes, (ii) Debt owed by a Restricted Subsidiary or an Eligible Joint Venture to the Company or another Restricted Subsidiary of the Company or another Eligible Joint Venture that either directly or indirectly owns all or a portion of the Company's interest in, or directly or indirectly is owned by, such Restricted Subsidiary, or such Eligible Joint Venture, as the case may be, (iii) Non-Recourse Debt Incurred in respect of one or more Permitted Facilities, provided that such Restricted Subsidiary or such Eligible Joint Venture has a direct or an indirect interest (which may include Construction Financing provided by the Company to the extent permitted under the covenant described under "Limitation on Restricted Payments" below as a "Permitted Investment") in one or more of such Permitted Facilities in respect of which one or more Restricted Subsidiaries or Eligible Joint Ventures shall have a direct or indirect interest, (iv) Subsidiary Refinancing Debt, (v) Acquired Debt, (vi) Debt in respect of Currency Protection Agreements or Interest Rate Protection Agreements, (vii) Permitted Funding Company Loans and (viii) Permitted Facilities Debt, provided that at the time of Incurrence thereof and after giving effect to the application of the proceeds thereof, the aggregate principal amount of Permitted Facilities Debt shall not exceed 15% of total consolidated Debt of the Company computed in accordance with GAAP.

Limitation on Restricted Payments

         The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, directly or indirectly, make any Restricted Payment unless at the time of such Restricted Payment and after giving effect thereto (a) no Event of Default and no event that, after the giving of notice or lapse of time or both, would become an Event of Default, has occurred and is continuing, (b) the Company could Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (c) the aggregate amount of all Restricted Payments made by the Company, its Restricted Subsidiaries and the Eligible Joint Ventures (the amount so made, if other than in cash, to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $30 million, by the Board of

Directors, as evidenced by a Board resolution) after March 24, 1994, is less than the sum (without duplication) of (i) 50% of the Adjusted Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the first fiscal quarter that begins after March 24, 1994 and ending on the last day of the fiscal quarter immediately prior to the date of such calculation, provided that if throughout any fiscal quarter within such period the Ratings Categories applicable to the Notes are rated Investment Grade by Standard & Poor's Corporation and Moody's Investors Service, Inc. (or if both do not make a rating of the Notes publicly available, an equivalent Rating Category is made publicly available by another Rating Agency), then 100% (instead of 50%) of the Adjusted Consolidated Net Income (if more than zero) with respect to such fiscal quarter will be included pursuant to this clause (i), and provided further that if Adjusted Consolidated Net Income for such period is less than zero, then minus 100% of the amount of such net loss, plus (ii) 100% of the aggregate net cash proceeds received by the Company from and after March 24, 1994 from (A) the issuance and sale (other than to a Restricted Subsidiary or an Eligible Joint Venture) of its Capital Stock (excluding Redeemable Stock, but including Capital Stock other than Redeemable Stock issued upon conversion of, or in exchange for Redeemable Stock or securities other than its Capital Stock), (B) the issuance and sale or the exercise of warrants, options and rights to purchase its Capital Stock (other than Redeemable Stock) and (C) the issuance and sale of convertible Debt upon the conversion of such convertible Debt into Capital Stock (other than Redeemable Stock), but excluding the net proceeds from the issuance, sale, exchange, conversion or other disposition of its Capital Stock
(I) that is convertible (whether at the option of the Company or the holder thereof or upon the happening of any event) into (x) any security other than its Capital Stock or (y) its Redeemable Stock or (II) that is Capital Stock referred to in clauses (ii) and (iii) of the definition of "Permitted Payment", plus (iii) the net reduction in Investments of the types specified in clauses (iv) and (v) of the definition of "Restricted Payment" that result from payments of interest on Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made, provided that (x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company or such Restricted Subsidiary that reduced the amount available pursuant to this clause (c) for making Restricted Payments and (y) such payments may be added pursuant to this clause (iii) only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income, provided further that if Investments of the types specified in clauses (iv) and (v) of the Definition of "Restricted Payment" have been made in any Person and such Person thereafter becomes a Restricted Subsidiary or an Eligible Joint Venture, then the aggregate amount of such Investment (to the extent that they have reduced the amount available pursuant to this clause (c) for making Restricted Payments), net of the amounts previously added pursuant to this clause (iii), may be added to the amount available for making Restricted Payments, plus (iv) an amount equal to the principal amount of Debt of the Company extinguished in connection with the conversion into Common Stock of the Company of the Company's 5% Convertible Subordinated Debentures due 2000 and its 9.5% Convertible Subordinated Debenture due 2003. The foregoing clause (c) will not prevent the payment of any dividend within 60 days after the date of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this covenant.

         None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture will be deemed to have made an Investment at the time that a Person that is a Restricted Subsidiary of the Company or an Eligible Joint Venture ceases to be a Restricted Subsidiary or an Eligible Joint Venture (other than as a result of being designated as an Unrestricted Subsidiary), although any subsequent Investment made by the Company, its Restricted Subsidiaries and Eligible Joint Ventures in such Person will be Investments that will be subject to the foregoing paragraph unless and until such time as such Person becomes a Restricted Subsidiary or an Eligible Joint Venture. Notwithstanding the foregoing, (i) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in the manner provided in the definition of "Unrestricted Subsidiary," will be an Investment that will be subject to the foregoing paragraph and (ii) the transfer of the Company's interest (or any portion thereof) in an entity that has been deemed to be an Eligible Joint Venture, directly or indirectly, to an Unrestricted Subsidiary will be an Investment (to the extent of the interest transferred) that will be subject to the foregoing paragraph.

         Restricted Payments are defined in the Indenture to exclude Permitted Payments, which include Permitted Investments. See "Certain Definitions" below.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

         The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, create or cause to become, or as a result of the acquisition of any Person or Property, or upon any Person becoming a Restricted Subsidiary or an Eligible Joint Venture, remain subject to, any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary or any Eligible Joint Venture to (a) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture owned by the Company, any other Restricted Subsidiary or any other Eligible Joint Venture, (b) make payments in respect of any Debt owed to the Company, any other Restricted Subsidiary of the Company or any Eligible Joint Venture,
(c) make loans or advances to the Company or to any other Restricted Subsidiary of the Company or any other Eligible Joint Venture that is directly or indirectly owned by such Restricted Subsidiary or such Eligible Joint Venture or (d) transfer any of its Property to the Company or to any other Restricted Subsidiary or any other Eligible Joint Venture that directly or indirectly owns or is owned by such Restricted Subsidiary or such Eligible Joint Venture, other than those encumbrances and restrictions created or existing (i) on the date of the original issuance of the Notes, (ii) pursuant to the Indenture, (iii) in connection with the Incurrence of any Debt permitted under the provisions described in clause (iii) of the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company, its Restricted Subsidiaries and any Eligible Joint Venture, the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such financing and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) in connection with the execution and delivery of an electric power or thermal energy purchase contract, or other contract related to the output or product of, or services rendered by one or more Permitted Facilities to which such Restricted Subsidiary or such Eligible Joint Venture is a supplying party or other contracts with customers, suppliers and contractors to which such Restricted Subsidiary or such Eligible Joint Venture is a party and where such Restricted Subsidiary or such Eligible Joint Venture is engaged, directly or indirectly, in the development, design, engineering, procurement, construction, acquisition, ownership, management or operation of one or more of such Permitted Facilities, provided that the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions are required to effect such contracts and are not materially more restrictive, taken as a whole, on the ability of the applicable Restricted Subsidiary or the applicable Eligible Joint Venture to make the payments, distributions, loans, advances or transfers referred to in clauses (a) through (d) above than encumbrances and restrictions, taken as a whole, customarily accepted (or, in the absence of any industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (v) in connection with any Acquired Debt, provided that such encumbrance or restriction was not incurred in contemplation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture and provided further that such encumbrance or restriction does not extend to any other Property of such Person at the time it became a Restricted Subsidiary or an Eligible Joint Venture, (vi) in connection with the Incurrence of any Debt permitted under clause (iv) of the provision described in the second paragraph of "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to Persons other than the Company and its Restricted Subsidiaries, the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such encumbrances or restrictions taken as a whole are not materially more restrictive than the encumbrances and restrictions applicable to the Debt and/or equity being exchanged or refinanced, (vii) customary non-assignment provisions in leases or other contracts entered into in the ordinary course of business of the Company, any Restricted Subsidiary or any Eligible Joint Venture, (viii) any restrictions imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or Property of any Restricted Subsidiary or Joint Venture that apply pending the closing of such sale or disposition, (ix) in connection with Liens on the Property of such Restricted Subsidiary or such

Eligible Joint Venture that are permitted by the covenant described under "Limitation on Liens" below but only with respect to transfers referred to in clause (d) above, (x) in connection with the Incurrence of any Debt permitted under clause (ii) of the provisions described in the second paragraph of "Limitation on Subsidiary Debt" above or (xi) in connection with the Incurrence of any Permitted Facilities Debt permitted under clause (viii) of the provisions described in the second paragraph of "Limitation on Subsidiary Debt" above, provided that any such encumbrance or restriction relates only to those Restricted Subsidiaries or Eligible Joint Ventures having a direct or indirect interest in the Permitted Facilities in respect of which such Permitted Facilities Debt was Incurred.

Limitation on Dispositions

         Subject to the covenant described under "Mergers, Consolidations and Sales of Assets" below, the Company will not make, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to make, any Asset Disposition unless (i) the Company, the Restricted Subsidiary or the Eligible Joint Venture, as the case may be, receives consideration at the time of each such Asset Disposition at least equal to the fair market value of the Property or securities sold or otherwise disposed of (to be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $30 million, by the Board of Directors, as evidenced by a Board resolution), (ii) at least 85% of such consideration is received in cash or Cash Equivalents or, if less than 85%, the remainder of such consideration consists of Property related to the business of the Company as described in the first sentence of the covenant described under "Limitation on Business" below, and (iii) unless otherwise required under the terms of Senior Debt, at the Company's election, the Net Cash Proceeds are either (A) invested in the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (B) applied to the payment of any Debt of the Company or and of its Restricted Subsidiaries or any Eligible Joint Venture (or as otherwise required under the terms of such Debt), provided that, no such payment of Debt
(x) under Permitted Working Capital Facilities or any other revolving credit agreement will count for this purpose unless the related loan commitment, standby facility or the like will be permanently reduced by an amount equal to the principal amount so repaid or (y) owed to the Company, a Restricted Subsidiary thereof or an Eligible Joint Venture will count for this purpose, provided further that such investment or such payment, as the case may be, must be made within 365 days from the later of the date of such Asset Disposition or the receipt by the Company, such Restricted Subsidiary or such Eligible Joint Venture of the Net Cash Proceeds related thereto. Any Net Cash Proceeds from Asset Dispositions that are not applied as provided in clause
(A) or (B) of the preceding sentence will constitute "Excess Proceeds." Excess Proceeds will be applied, as described below, to make an offer (an "Offer") to purchase Notes at a purchase price equal to 100% of principal thereof, plus accrued interest, if any, to the date of purchase.

         Notwithstanding anything in the foregoing to the contrary, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures may exchange with other Persons (i) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, (ii) Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture,
(iii) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture and (iv) Property that does not constitute a Restricted Subsidiary or an Eligible Joint Venture for Property that constitutes a Restricted Subsidiary or an Eligible Joint Venture, provided that in each case the fair market value of the Property received is at least equal to the fair market value of the Property exchanged as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, or, if more than $25 million, by the Board of Directors, as evidenced by a Board resolution, provided that the Investment in the Property received in the exchanges described in clauses (ii) and (iii) of the prior sentence will be subject to the covenant described under "Limitation on Restricted Payments" above. Notwithstanding anything in the foregoing to the contrary, the Company may not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, make an Asset Disposition of any of their interest in, or Property of, any of the Coso Project other than for consideration consisting solely of cash.

         To the extent that any or all of the Net Cash Proceeds of any Foreign Asset Disposition are prohibited from (or delayed in) being repatriated to the United States by applicable local law, the portion of such Net Cash

Proceeds so affected will not be required to be applied at the time provided above but may be retained by any Restricted Subsidiary or any Eligible Joint Venture so long, but only so long, as the applicable local law does not permit (or delays) repatriation to the United States. If such Net Cash Proceeds are transferred by the Restricted Subsidiary or Eligible Joint Venture that conducted the Foreign Asset Disposition to another Restricted Subsidiary or Eligible Joint Venture, the Restricted Subsidiary or Eligible Joint Venture receiving such Net Cash Proceeds must not be directly or indirectly obligated on any Debt owed to and Person other than the Company. The Company will take or cause such Restricted Subsidiary or such Eligible Joint Venture to take all actions required by the applicable local law to permit such repatriation promptly. Once repatriation of any of such Net Cash Proceeds is permitted under the applicable local law, repatriation will be effected immediately and the repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if such Asset Disposition had occurred on the date of such repatriation. In addition, if the Chief Financial Officer determines, in good faith, as evidenced by an Officers' Certificate, that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Disposition would have a material adverse tax consequence to the Company, the Net Cash Proceeds so affected may be retained outside of the United States by the applicable Restricted Subsidiary or the applicable Eligible Joint Venture for so long as such material adverse tax consequence would continue. Notwithstanding the foregoing provisions of this paragraph to the contrary, if applicable local law prohibits (or delays) the repatriation of Net Cash Proceeds of a Foreign Asset Disposition but such local law does not prohibit the application of such Net Cash Proceeds pursuant to the first sentence of the first paragraph of this covenant, the Company may apply such Net Cash Proceeds pursuant to such provision.

         If the Notes tendered pursuant to an Offer have an aggregate purchase price that is less than the Excess Proceeds available for the purchase of the Notes, the Company, may use the remaining Excess Proceeds for (general corporate purposes without regard to the provisions of this covenant. The Company will not be required to make an Offer pursuant to this covenant if the Excess Proceeds available therefor are less than $10 million, provided that the lesser amounts of such Excess Proceeds will be carried forward and cumulated for each 36 consecutive month period for purposes of determining whether an Offer is required with respect to any Excess Proceeds of any subsequent Asset Dispositions. Any such lesser amounts so carried forward and cumulated need not be segregated or reserved and may be used for general corporate purposes, provided that such use will not reduce the amount of cumulated Excess Proceeds or relieve the Company of its obligation hereunder to make an Offer with respect thereto.

         The Company will make an Offer by mailing to each Holder, with a copy to the Trustee, within 30 days after the receipt of Excess Proceeds that cause the cumulated Excess Proceeds to exceed $10 million, a written notice that will specify the purchase date, which will not be less than 30 days nor more than 60 days after the date of such notice (the "Purchase Date"), that will contain certain information concerning the business of the Company that the Company believes in good faith will enable the Holders to make an informed decision and that will contain information concerning the procedures applicable to the Offer (including, without limitation, the right of withdrawal) and the effect of such Offer on the Notes tendered. Holders that elect to have their Notes purchased will be required to surrender such Notes at least one Business Day prior to the Purchase Date. If at the expiration of the Offer period the aggregate purchase price of the Notes properly tendered by Holders pursuant to the Offer exceeds the amount of such Excess Proceeds, the Notes or portions of Notes to be accepted for purchase will be selected by the Trustee in such manner as the Trustee deems to be fair and appropriate in the circumstances.

         If the Company is prohibited by applicable law from making the Offer or purchasing Notes thereunder, the Company need not make an Offer pursuant to this covenant for so long as such prohibition is in effect.

         The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with an Offer.

Limitation on Transactions with Affiliates

         The Company will not, and will not permit any of its Restricted Subsidiaries or and Eligible Joint Venture to, directly or indirectly, conduct any business or enter into or permit to exist any transaction or series of related transactions (including, but not limited to, the purchase, sale or exchange of Property, the making of any Investment, the giving of any Guarantee or the rendering of any service) with any Affiliate of the Company, such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, unless (i) such business, transaction or series of related transactions is in the best interest of the Company such Restricted Subsidiary or such Eligible Joint Venture, (ii) such business, transaction or series of related transactions is on terms no less favorable to the Company, such Restricted Subsidiary or such Eligible Joint Venture than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate and (iii) with respect to such business, transaction or series of related transactions that has a fair market value or involves aggregate payments equal to, or in excess of, $10 million, such business, transaction or series of transactions is approved by a majority of the Board of Directors (including a majority of the disinterested directors), which approval is set forth in a Board resolution delivered to the Trustee certifying that, in good faith, the Board of Directors believes that such business, transaction or series of transactions complies with clauses (i) and (ii) above.

Limitation on Liens

         The Company may not Incur any Debt that is secured, directly or indirectly, with, and the Company will not, and will not permit any of its Restricted Subsidiaries or an Eligible Joint Venture to, grant a Lien on the Property of the Company, its Restricted Subsidiaries or any Eligible Joint Venture now owned or hereafter acquired unless contemporaneous therewith or prior thereto the Notes are equally and ratably secured except for (i) any such Debt secured by Liens existing on the Property of any entity at the time such Property is acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, whether by merger, consolidation, purchase of such Property or otherwise, provided that such Liens (x) are not created, incurred or assumed in contemplation of such Property being acquired by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and
(y) do not extend to any other Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (ii) any other Debt that is required by the terms thereof to be equally and ratably secured as a result of the Incurrence of Debt that is permitted to be secured pursuant to another clause of this covenant, (iii) Liens that are granted in good faith to secure Debt (A) contemplated by clause (iv) of the covenant described under "Limitation on Debt" above or (B) contemplated by clauses (ii), (iii), (vi) and (viii) of the covenant described under "Limitation on Subsidiary Debt" above, provided that, in the case of Debt owed to a Person other than the Company or a Restricted Subsidiary, the President or Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such Liens are required in order to effect such financing and are not materially more restrictive, taken as a whole, than Liens, taken as a whole, customarily accepted (or in the absence of industry custom, reasonably acceptable) in comparable financings or comparable transactions in the applicable jurisdiction, (iv) Liens existing on the date of the original issuance of the Notes, (v) Liens incurred to secure Debt incurred by the Company as permitted by clause (vi) of the covenant described under "Limitation on Debt" above, provided that such Liens may not cover any Property other than that being purchased and improvements and additions thereto, (vi) Liens on any Property of the Company securing Permitted Working Capital Facilities, Guarantees thereof and any Interest Rate Protection Agreements or Currency Protection Agreements, provided that such Liens may not extend to the Capital Stock owned by the Company in any Restricted Subsidiary of the Company or any Eligible Joint Venture, (vii) Liens in respect of extensions, renewals, refundings or refinancings of any Debt secured by the Liens referred to in the foregoing clauses, provided that the Liens in connection with such renewal, extension, refunding or refinancing will be limited to all or part of the specific property that was subject to the original Lien, (viii) Liens incurred to secure obligations in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (in each case, to the extent incurred in the ordinary course of business), (ix) any Lien arising by reason of (A) any judgment, decree or order of any court, so long as such Lien is being contested in good faith and is appropriately bonded, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired, (B) taxes, duties, assessments, imposts or other governmental charges that are not yet delinquent or are being contested in good faith, (C) security for payment of worker's compensation or other insurance, (D) security for the performance of tenders, contracts (other than contracts for the payment of money) or leases, (E) deposits to secure public or statutory obligations, or to secure permitted contracts for the purchase or sale of any currency entered into in the ordinary course of business, (F) the operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums that are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings that suspend the collection thereof, (G) easements, rights-of-way, zoning and similar covenants and restrictions and other similar encumbrances or title defects that do not in the aggregate materially interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture or (H) leases and subleases of real property that do not interfere with the ordinary conduct of the business of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture and that are made on customary and usual terms applicable to similar properties, or (x) Liens, in addition to the foregoing, that secure obligations not in excess of $5 million in the aggregate.

Purchase of Notes Upon a Change of Control

         Upon the occurrence of a Change of Control, each Holder of the Notes will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal thereof on the date of purchase plus accrued interest, if any, to the date of purchase.

         The Change of Control provisions may not be waived by the Trustee or by the Board of Directors, and any modification thereof must be approved by each Holder. Nevertheless, the Change of Control provisions will not necessarily afford protection to Holders, including protection against an adverse effect on the value of the Notes, in the event that the Company or its Subsidiaries Incur additional Debt, whether through recapitalizations or otherwise.

         Within 30 days following a Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, stating (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at the purchase price described above (the "Change of Control Offer"), (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control), (3) the purchase date (which will be not earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Purchase Date"), (4) and thereafter interest on and such Note will continue to accrue, (5) any Note properly tendered pursuant to the Change of Control Offer will cease to accrue interest after the Purchase Date (assuming sufficient moneys for the purchase thereof are deposited with the Trustee),
(6) that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder To Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the fifth Business Day prior to the Purchase Date, (7) that a Holder will be entitled to withdraw such Holder's election if the paving agent receives, not later than the close of business on the third Business Day (or such shorter periods as may, be required by applicable law) preceding the Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Notes purchased and (8) that Holders that elect to have their Notes purchased only in part will be issued new Notes having a principal amount equal to the portion of the Notes that were surrendered but not tendered and purchased.

         On the Purchase Date, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer,
(ii) deposit with the Trustee money sufficient to pay the purchase price of all Notes or portions thereof so tendered for purchase and (iii) deliver or cause to be delivered to the Trustee the Notes properly tendered together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company for purchase. The Trustee will promptly mail, to the Holders of the Notes properly tendered and purchased, payment in an amount equal to the purchase price, and promptly authenticate and mail to each Holder a new Note having a principal amount equal to any portion of such Holder's Notes that were surrendered but not tendered and purchased, the Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

         If the Company is prohibited by applicable law from making the Change of Control Offer or purchasing Notes thereunder, the Company need not make a Change of Control Offer pursuant to this covenant for so long as such prohibition is in effect.

         The Company will comply with all applicable tender offer rules, including, without limitation, Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

Limitation on Business

         The Company will, and will cause its Restricted Subsidiaries and the Eligible Joint Ventures to, engage only in (i) the ownership, design, engineering, procurement, construction, development, acquisition, operation, servicing, management or disposition of Permitted Facilities, (ii) the ownership, creation, development, acquisition, servicing, management or disposition of Restricted Subsidiaries and Joint Ventures that own, construct, develop, design, engineer, procure, acquire, operate, service, manage or dispose of Permitted Facilities, (iii) obtaining, arranging or providing financing incident to any of the foregoing and (iv) other related activities incident to any of the foregoing. The Company will not, and will not permit and of its Restricted Subsidiaries or any Eligible Joint Venture to, make any Investment or otherwise acquire any Property that is not directly related to the business of the Company as described in the preceding sentence (collectively, the "Ineligible Investments") other than as a part of an Investment or an acquisition of Property that is predominantly and directly related to the business of the Company as described above, and if the aggregate fair market value of such Ineligible Investments in the aggregate exceeds 20% (the "Percentage Limit") of the total assets of the Company and its consolidated Restricted Subsidiaries (as determined in accordance with GAAP) as determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, the Company, its Restricted Subsidiaries and the Eligible Joint Ventures must cease acquiring any additional Ineligible Investments and, within 18 months of the acquisition that caused the Ineligible Assets to exceed the Percentage Limit, must return to compliance with the Percentage Limit by disposing of Ineligible Assets or otherwise, provided that such 18-month period may be extended up to an additional six months if, despite the Company's active efforts during such 18-month period to dispose of such Ineligible Investments or to otherwise come into compliance with such Percentage Limit, the Company is unable to do so because of regulatory restrictions or delays or adverse market conditions.

Limitation on Certain Sale-Leasebacks

         The Company will not, and will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to, Incur or otherwise become obligated with respect to any sale-leaseback (other than a sale-leaseback with respect to a Permitted Facility that is Non-Recourse) unless, (i) (a) if effected by the Company, the Company would be permitted to Incur such obligation under the covenant described under "Limitation on Debt" above or,
(b) if effected by a Restricted Subsidiary or an Eligible Joint Venture, such Restricted Subsidiary or such Eligible Joint Venture would be permitted to Incur such obligation under the covenant described under "Limitation on Subsidiary Debt" above, assuming for the purpose of this covenant and the covenants described under "Limitation on Debt" and "Limitation on Subsidiary Debt" that (x) the obligation created by such sale-leaseback is a Capitalized Lease and (y) the Capitalized Lease Obligation with respect thereto is the Attributable Value thereof, (ii) the Company, such Restricted Subsidiary or such Eligible Joint Venture is permitted to grant a Lien with respect to the property that is the subject of such sale-leaseback under the covenant described under "Limitation on Liens" above, (iii) the proceeds of such sale-leaseback are at least equal to the fair market value of the property sold (determined in good faith as evidenced by an Officers' Certificate delivered to the Trustee in respect of a transaction involving less than $25 million, or, if equal to or in excess of $25 million, by the Board of Directors, as evidenced by a Board resolution) and (iv) the Net Cash Proceeds of the sale-leaseback are applied pursuant to the covenants described under "Limitation on Dispositions" above.

Limitation on Sale of Subsidiary Preferred Stock

         The Company will not permit any of its Restricted Subsidiaries or any Eligible Joint Venture to create, assume or otherwise cause or suffer to exist any Preferred Stock except: (i) Preferred Stock outstanding on the date of the Indenture, including Preferred Stock issued as dividends in respect of such Preferred Stock pursuant to the terms of the agreement or instrument that governs such Preferred Stock as in effect on the date of original issuance of the Notes, (ii) Preferred Stock held by the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture, (iii) Preferred Stock issued by a Person prior to the time (a) such Person becomes a Restricted Subsidiary or an Eligible Joint Venture, (b) such Person merges with or into another Restricted Subsidiary or another Eligible Joint Venture or (c) a Restricted Subsidiary, or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary or an Eligible Joint Venture), provided that such Preferred Stock was not issued in anticipation of such Person becoming a Restricted Subsidiary or an Eligible Joint Venture or of such merger, (iv) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in connection with the financing of the construction, design, engineering, procurement, equipping, developing, operation, ownership, management, servicing or acquisition of one or more Permitted Facilities in which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest or the retirement of Debt or Preferred Stock secured by any such Permitted Facility or in order to enhance the repatriation of equity, advances or income or the increase of after-tax funds available for distribution to the owners of any such Permitted Facility (v) Preferred Stock issued or agreed to be issued by a Restricted Subsidiary or an Eligible Joint Venture in satisfaction of legal requirements applicable to a Permitted Facility or to maintain the ordinary course of conduct of such Restricted Subsidiary's or such Eligible Joint Venture's business in the applicable jurisdiction and (vi) Preferred Stock that is exchanged for, or the proceeds of which are used to refinance, any Preferred Stock permitted to be outstanding pursuant to clauses (i) through (v) hereof (or any extension, renewal or refinancing thereof), having a liquidation preference not to exceed the liquidation preference of the Preferred Stock so exchanged or refinanced and having a redemption period no shorter than the redemption period of the Preferred Stock so exchanged or refinanced.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

         The Company may not consolidate with, merge with or into, or transfer all or substantially all its Property (as an entirety or substantially an entirety in one transaction or a series of related transactions), to any Person unless: (i) the Company will be the continuing Person, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the Property of the Company is transferred will be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and will expressly assume in writing all the obligations of the Company, under the Indenture and the Notes,
(ii) immediately after giving effect to such transaction, no Event of Default and no event or condition that through the giving of notice or lapse of time or both would become an Event of Default will have occurred and be continuing,
(iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the surviving entity would be able to Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above and (iv) the Net Worth of the Company or the surviving entity, as the case may be, on a pro forma basis after giving effect to such transaction (without giving effect to the fees and expenses incurred in respect of such transaction), is not less than the Net Worth of the Company immediately prior to such transaction.

         None of the Company, any of its Restricted Subsidiaries or any Eligible Joint Ventures may merge with or into, or be consolidated with, an Unrestricted Subsidiary of the Company, except to the extent that such Unrestricted Subsidiary has been designated a Restricted Subsidiary as provided in the Indenture in advance of or in connection with such merger.

MODIFICATION OF THE INDENTURE

         The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the Holders of the Notes, except that no such modification may (i) extend the final maturity of any of the Notes, reduce the principal amount thereof, reduce any amount payable on redemption or purchase thereof or impair the right of any Holder to institute suit for the payment thereof or make any change in the covenants regarding a Change of Control or an Asset Disposition or the related definitions without the consent of the Holder of each of the Notes so affected or (ii) reduce the percentage of Notes, the consent of the Holders of which is required for any such modification, without the consent of the Holders of all Notes then outstanding.

EVENTS OF DEFAULT

         An Event of Default is defined in the Indenture as being: (i) default as to the payment of principal, or premium, if any, on any Note or as to any payment required in connection with a Change of Control or an Asset Disposition, (ii) default as to the payment of interest on any Note for 30 days after payment is due, (iii) failure to make an offer required under either of the covenants described under "Limitation on Dispositions" or "Purchase of Notes Upon a Change of Control" above or a failure to purchase Notes tendered in respect of such offer, (iv) default in the performance, or breach, of any covenant, agreement or warranty contained in the Indenture and the Notes and such failure continues for 30 days after written notice is given to the Company by the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes, as provided in the Indenture, (v) default on any other Debt of the Company or any Significant Subsidiary (other than Non-Recourse Debt of Significant Subsidiaries) if either (x) such default results from failure to pay principal of such Debt in excess of $25 million when due after any applicable grace period or (y) as a result of such default, the maturity of such Debt has been accelerated prior to its scheduled maturity and such default has not been cured within the applicable grace period, and such acceleration has not been rescinded, and the principal amount of such Debt, together with the principal amount of any other Debt of the Company and its Significant Subsidiaries (not including Non-Recourse Debt of the Significant Subsidiaries) that is in default as to principal, or the maturity of which has been accelerated, aggregates $25 million or more, (vi) the entry by a court of one or more judgments or orders against the Company or any Significant Subsidiary for the payment of money that in the aggregate exceeds $25 million (excluding the amount thereof covered by insurance or by a bond written by a Person other than an Affiliate of the Company), which judgments or orders have not been vacated, discharged or satisfied or stayed pending appeal within 60 days from the entry thereof, provided that such a judgment or order will not be an Event of Default if such judgment or order does not require any payment by the Company or any Significant Subsidiary, except to the extent that such judgment is only against Property that secures Non-Recourse Debt that was permitted under the Indenture, and the Company could, at the expiration of the applicable 60 day period, after giving effect to such judgment or order and the consequences thereof, Incur at least $1 of Debt under the provision described in the first paragraph of "Limitation on Debt" above, and (vii) certain events involving bankruptcy, insolvency or reorganization of the Company or any of its Significant Subsidiaries.

         The Indenture provides that the Trustee may withhold notice to the Holders of any default (except in payment of principal of, premium, if any, or interest on the Notes and any payment required in connection with a Change of Control or an Asset Disposition) if the Trustee considers it in the interest of Holders to do so.

         The Indenture provides that if an Event of Default (other than an event of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary) has occurred and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Notes then outstanding may declare the Default Amount of all Notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, or interest on the Notes or any payment required in connection with a Change of Control or an Asset Disposition, as the case may be) may be waived by the Holders of a majority in principal amount of the Notes then outstanding. If an Event of Default due to the bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary occurs, the Indenture provides that the Default Amount of all Notes will become immediately due and payable.

         The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture, provided that the Holders of Notes must have offered to the Trustee reasonable indemnity against expenses and liabilities. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the principal covenants contained in the Indenture.

DEFEASANCE

Legal Defeasance

         The Indenture provides that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes, on the 123rd day after the deposit referred to below has been made (or immediately if an Opinion of Counsel is delivered to the effect described in clause (B)(iii)(y) below), and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes, on the respective Stated Maturities of the Notes or, if the Company makes arrangements satisfactory to the Trustee for the redemption of the Notes prior to their Stated Maturity, on any earlier redemption date in accordance with the terms of the Indenture and the Notes, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and the Company had paid or redeemed such Notes on the applicable dates, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of the Indenture or (y) a ruling directed to the Trustee or the Company received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel,
(ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and (iii) an Opinion of Counsel to the effect that either (x) after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of
Section 547 or 548 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law or (y) based upon existing precedents, if the matter were properly briefed, a court should hold that the deposit of moneys and/or U.S. Government Obligations as provided in clause (A) would not constitute a preference voidable under Section 547 or 548 of the U.S. Bankruptcy Code or
Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of such deposit or (unless an Opinion of Counsel is delivered to the effect described in clause (B)(iii)(y) above) during the period ending on the 123rd day after the date of such deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound and (D) if at such time the Notes are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Covenant Defeasance

         The Indenture further provides that the provisions of clause (iii) under "Mergers, Consolidations and Sales of Assets" and all the covenants described herein under "Certain Covenants," clause (iv) under "Events of Default" with respect to such covenants and with respect to clause (iii) under "Mergers, Consolidations and Sales of Assets," clauses (i) and (iii) with respect to certain offers for the Notes required by certain covenants and clauses (v) and (vi) under "Events of Default" will cease to be applicable to the Company, its Restricted Subsidiaries and its Eligible Joint Ventures upon the satisfaction of the provisions described in clauses (A), (B)(ii) and
(iii), (C) and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and the defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and the Company had paid or redeemed such Notes on the applicable dates.

Defeasance and Certain Other Events of Default

         If the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity or scheduled redemption, but may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such Event of Default. The Company will remain liable for such payments.

THE TRUSTEE

         IBJ Schroder Bank & Trust Company is the Trustee under the Indenture.

GOVERNING LAW

         The Indenture and the Notes will be governed by, and construed in accordance with, the law of the State of New York, including Section 5-1401 of the New York General Obligations Law, but otherwise without regard to conflict of laws rules.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for the full definitions of all such terms as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" is defined to mean Debt Incurred by a Person prior to the time (i) such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture, (ii) such Person merges with or into a Restricted Subsidiary of the Company or an Eligible Joint Venture, or (iii) a Restricted Subsidiary of the Company or an Eligible Joint Venture merges with or into such Person (in a transaction in which such Person becomes a Restricted Subsidiary of the Company or an Eligible Joint Venture), provided that, after giving effect to such transaction, any Non-Recourse Debt of such Person could have been Incurred pursuant to clause (iii) of the provision described under "Limitation on Subsidiary Debt", any Permitted Facilities Debt of such Person could have been Incurred pursuant to clause (viii) of the provision described under "Limitation on Subsidiary Debt" and would not otherwise violate any other provision of the Indenture, and all the other Debt of such Person could have been Incurred by the Company at the time of such merger or acquisition pursuant to the provision described in the first paragraph of "Limitation on Debt" above, and provided further that such Debt was not Incurred in connection with, or in contemplation of, such merger or such Person becoming a Restricted Subsidiary of the Company or an Eligible Joint Venture.

         "Acquisition Debt" is defined to mean Debt of any Person existing at the time such Person is merged into the Company or assumed in connection with the acquisition of Property from any such Person (other than Property acquired in the ordinary course of business), including Debt Incurred in connection with, or in contemplation of, such Person being merged into the Company (but excluding Debt of such Person that is extinguished, retired or repaid in connection with such merger or acquisition).

         "Adjusted Consolidated Net Income" is defined to mean for any period, for any Person (the "Referenced Person") the aggregate Net Income (or loss) of the Referenced Person and its consolidated Subsidiaries for such period determined in conformity with GAAP, provided that the following items will be excluded in computing Adjusted Consolidated Net Income (without duplication):
(i) the Net Income (or loss) of any other Person (other than a Subsidiary of the Referenced Person) in which any third Person has an interest, except to the extent of the amount of dividends or other distributions actually paid in cash to the Referenced Person during such period, or after such period and on or before the date of determination, by such Person in which the interest is held, which dividends and distributions will be included in such computation,
(ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above (and in such case, except to the extent includable pursuant to clause (i) above), the Net Income (if positive) of any other Person accrued prior to the date it becomes a Subsidiary of the Referenced Person or is merged into or consolidated with the Referenced Person or any of its Subsidiaries or all or substantially all the Property of such other Person are acquired by the Referenced Person or any of its Subsidiaries, (iii) the Net Income (if positive) of any Subsidiary of the Referenced Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary to such Person or to any other Subsidiary of such Net Income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary,
(iv) any gains or losses (on an after-tax basis) attributable to Asset Sales (except, solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the provision described in clause (c) of the first paragraph of "Limitation on Restricted Payments" above, any gains or losses of the Company and any of its Restricted Subsidiaries from Asset Sales of Capital Stock of Unrestricted Subsidiaries), (v) the cumulative effect of a change in accounting principles and (vi) any amounts paid or accrued as dividends on Preferred Stock of any Subsidiary of the Referenced Person that is not held by the Referenced Person or another Subsidiary thereof. When the "Referenced Person" is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

         "Affiliate" of any Person is defined to mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with") when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the purpose of the covenant described under "Limitation on Transactions with Affiliates" above, the term "Affiliate" will be deemed to include only Kiewit, any entity owning beneficially 10% or more of the Voting Stock of the Company and their respective Affiliates other than the Restricted Subsidiaries and the Eligible Joint Ventures and the other equity investors in the Restricted Subsidiaries and the Eligible Joint Ventures (solely on account of their investments in the Restricted Subsidiaries and the Eligible Joint Ventures), and for such purpose such term also will be deemed to include the Unrestricted Subsidiaries.

         "Asset Acquisition" is defined to mean (i) an investment by the Company, any of its Subsidiaries or any Joint Venture in any other Person pursuant to which such Person will become a direct or indirect Subsidiary of the Company or a Joint Venture or will be merged into or consolidated with the Company, any of its Subsidiaries or any Joint Venture or (ii) an acquisition by the Company, any of its Subsidiaries or any Joint Venture of the Property of any Person other than the Company, any of its Subsidiaries or any Joint

Venture that constitutes substantially all of an operating unit or business of such Person.

         "Asset Disposition" is defined to mean any sale, transfer, conveyance, lease or other disposition (including by way of merger, consolidation or sale-leaseback) by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture to any Person (other than to the Company, a Restricted Subsidiary of the Company or an Eligible Joint Venture and other than in the ordinary course of business) of any Property of the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture other than any shares of Capital Stock of the Unrestricted Subsidiaries. Notwithstanding the foregoing to the contrary, the term "Asset Disposition" will include the sale, transfer, conveyance or other disposition of any shares of Capital Stock of any Unrestricted Subsidiary to the extent that the Company or any of its Restricted Subsidiaries or Eligible Joint Ventures made an Investment in such Unrestricted Subsidiary pursuant to clause (vii) of the definition of "Permitted Payment," and the Company will, and will cause each of its Restricted Subsidiaries and Eligible Joint Ventures to, apply pursuant to the covenant described under "Limitation on Dispositions" that portion of the Net Cash Proceeds from the sale, transfer, conveyance or other disposition of such Unrestricted Subsidiary that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted Payment." For purposes of this definition, any disposition in connection with directors' qualifying shares or investments by foreign nationals mandated by applicable law will not constitute an Asset Disposition. In addition, the term "Asset Disposition" will not include (i) any sale, transfer, conveyance, lease or other disposition of the Capital Stock or Property of Restricted Subsidiaries or Eligible Joint Ventures pursuant to the terms of any power sales agreements or steam sales agreements to which such Restricted Subsidiaries or such Eligible Joint Ventures are parties on the date of the original issuance of the Notes or pursuant to the terms of any power sales agreements or steam sales agreements, or other agreements or contracts that are related to the output or product of, or services rendered by, a Permitted Facility as to which such Restricted Subsidiary or such Eligible Joint Venture is the supplying party, to which such Restricted Subsidiaries or such Eligible Joint Ventures become a party after such date if the President or Chief Financial Officer of the Company determines in good faith (evidenced by an Officers' Certificate) that such provisions are customary (or, in the absence of any industry custom, reasonably necessary) in order to effect such agreements and are reasonable in light of comparable transactions in the applicable jurisdiction, (ii) any sale, transfer, conveyance, lease or other disposition of Property governed by the covenant described under "Mergers, Consolidations and Sales of Assets" above, (iii) any sale, transfer, conveyance, lease or other disposition of any Cash Equivalents, (iv) any transaction or series of related transactions consisting of the sale, transfer, conveyance, lease or other disposition of Capital Stock or Property with a fair market value aggregating less than $5 million and (v) any Permitted Payment or any Restricted Payment that is permitted to be made pursuant to the covenant described under "Limitation on Restricted Payments" above. The term "Asset Disposition" also will not include (i) the grant of or realization upon a Lien permitted under the covenant described under "Limitation on Liens" above or the exercise of remedies thereunder, (ii) a sale-leaseback transaction involving substantially all the Property constituting a Permitted Facility pursuant to which a Restricted Subsidiary of the Company or an Eligible Joint Venture sells the Permitted Facility to a Person in exchange for the assumption by that Person of the Debt financing the Permitted Facility and the Restricted Subsidiary or the Eligible Joint Venture leases the Permitted Facility from such Person, (iii) dispositions of Capital Stock, contract rights, development rights and resource data made in connection with the initial development of Permitted Facilities, or the formation or capitalization of Restricted Subsidiaries or Eligible Joint Ventures in respect of the initial development of Permitted Facilities, in respect of which only an insubstantial portion of the prospective Construction Financing that would be required to commence commercial operation has been funded or (iv) transactions determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate, made in order to enhance the repatriation of Net Cash Proceeds for a Foreign Asset Disposition or in order to increase the after-tax proceeds thereof available for immediate distribution to the Company. Any Asset Disposition that results from the bona fide exercise by any governmental authority of its claimed or actual power of eminent domain need not comply with the provisions of clauses (i) and (ii) of the covenant described under "Limitation on Dispositions" above. Any Asset Disposition that results from a casualty loss need not comply with the provisions of clause (i) of the covenant described under "Limitation on Dispositions" above.

         "Asset Sale" is defined to mean the sale or other disposition by the Company, any of its Subsidiaries or any Joint Venture (other than to the Company, another Subsidiary of the Company or another Joint Venture) of (i) all or substantially all of the Capital Stock of any Subsidiary of the Company or any Joint Venture or (ii) all or substantially all of the Property that constitutes an operating unit or business of the Company, any of its Subsidiaries or any Joint Venture.

         "Attributable Value" means, as to a Capitalized Lease Obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

         "Average Life" is defined to mean, at any date of determination with respect to any Debt security or Preferred Stock, the quotient obtained by dividing (i) the sum of the product of (A) the number of years from such date of determination to the dates of each successive scheduled principal or involuntary liquidation value payment of such Debt security or Preferred Stock, respectively, multiplied by (B) the amount of such principal or involuntary liquidation value payment by (ii) the sum of all such principal or involuntary liquidation value payments.

         "Board of Directors" is defined to mean either the Board of Directors of the Company or any duly authorized committee of such Board.

         "Business Day" is defined to mean a day that, in the city (or in any of the cities, if more than one) where amounts are payable in respect of the Notes, is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close.

         "Capital Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in, or interests (however designated) in, the equity of such Person that is outstanding or issued on or after the date of Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests in such Person.

         "Capitalized Lease" is defined to mean, as applied to any Person, any lease of any Property of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person, and "Capitalized Lease Obligation" means the rental obligations, as aforesaid, under such lease.

         "Cash Equivalent" is defined to mean any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000 with a maturity date not more than two years from the date of acquisition, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (i) or (v) that was entered into with any bank meeting the qualifications set forth in clause (ii) or another financial institution of national reputation, (iv) direct obligations issued by any state or other jurisdiction of the United States of America or any other country or any political subdivision or public instrumentality thereof maturing, or subject to tender at the option of the holder thereof, within 90 days after the date of acquisition thereof and, at the time of acquisition, having a rating of A from Standard & Poor's Corporation ("S&P") or A-2 from Moody's Investors Service, Inc. ("Moody's") (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee), (v) commercial paper issued by (a) the parent corporation of any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, and (b) others having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee) and in each case maturing within one year after the date of acquisition, (vi) overnight bank deposits and bankers' acceptances at any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000, (vii) deposits available for withdrawal on demand with any commercial bank organized in the United States having capital and surplus in excess of $500,000,000 or any commercial bank organized under the laws of any other country having total assets in excess of $500,000,000,
(viii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi) and
(ix), and (ix) auction rate securities or money market preferred stock having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's may be rating such obligations, then from another nationally recognized rating service acceptable to the Trustee).

         "Change of Control" is defined to mean the occurrence of one or more of the following events:

                  (i) for so long as at least $25 million principal amount of the Company's 5% Convertible Subordinated Debentures due July 1, 2000 remain outstanding and are not defeased, (x) a report is filed on
         Schedule 13D or 14D-1 (or any successor schedule, form or report) pursuant to the Exchange Act, disclosing that any person (for the purposes of this provision only, as the term "person" is used in
         Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 50% or more of the then outstanding shares of the Voting Stock of the Company and (y) such beneficial ownership is acquired by means of a tender offer in which cash is the sole consideration paid and the purchase price for each share tendered is less than the conversion price then in effect under the Company's 5% Convertible Subordinated Debentures due July 1, 2000; provided that a person will not be deemed to be the beneficial owner of, or to own beneficially, any securities tendered until such tendered securities are accepted for purchase under the tender offer;

                  (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Kiewit, is or becomes the beneficial owner (as defined in clause (i) above), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company (for the purposes of this clause (ii), any person will be deemed to beneficially own any Voting Stock of any corporation (the "specified corporation") held by any other corporation (the "parent corporation"), if such person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of such parent corporation) and Kiewit "beneficially owns" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of the Company and does not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Company;

                  (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors elected by such Board of Directors or nominated for election by the shareholders of the Company by a vote of at least a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office, unless a majority of such new directors were elected or appointed by Kiewit; or

                  (iv) the Company or its Restricted Subsidiaries sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all the Property of the Company and the Restricted Subsidiaries taken as a whole;

provided that with respect to the foregoing subparagraphs (ii), (iii) and
(iv), a Change of Control will not be deemed to have occurred unless and until a Rating Decline has occurred as well.

         "Common Stock" is defined to mean with respect to any Person, Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

         "Company Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Notes or other Debt of the Company Incurred pursuant to clauses
(i), (iv), and (vii) of "Limitation on Debt" and Debt Incurred pursuant to the first paragraph under "Limitation on Debt" in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest and all fees, premiums (in excess of the accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will be deemed to equal the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, provided that (A) such Debt will be subordinated in right of payment to the Notes at least to the same extent, if any, as the Debt so exchanged or refinanced is subordinated to the Notes, (B) such Debt will be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse,
(C) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced and (D) the final Stated Maturity of the new Debt will not be sooner than the earlier of the final Stated Maturity of the Debt to be exchanged or refinanced or six months after the final Stated Maturity of the Notes, provided that if such new Debt refinances the Notes in part only, the final Stated Maturity of such new Debt must be at least six months after the final Stated Maturity of the Notes.

         "Consolidated EBITDA" of any Person for any period is defined to mean the Adjusted Consolidated Net Income of such Person, plus, only to the extent deducted in computing Adjusted Consolidated Net Income and without duplication, (i) income taxes, excluding income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or Asset Sales, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, (ii) Consolidated Fixed Charges, (iii) depreciation and amortization expense, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP and (iv) all other non-cash items reducing Adjusted Consolidated Net Income for such period, all determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, and less all non-cash items increasing Adjusted Consolidated Net Income during such period, provided that depreciation and amortization expense of any Subsidiary of such Person and any other non-cash item of any Subsidiary of such Person that reduces Adjusted Consolidated Net Income will be excluded (without duplication) in computing Consolidated EBITDA, except to the extent that the positive cash flow associated with such depreciation and amortization expense and other non-cash items is actually distributed in cash to such Person during such period, provided further that as applied to the Company, cash in respect of depreciation and amortization and other non-cash items of Restricted Subsidiaries and Eligible Joint Ventures may be deemed to have been distributed or paid to the Company to the extent that such cash (I) is or was under the exclusive dominion and control of such Restricted Subsidiary or such Eligible Joint Venture and is or was free and clear of the Lien of any other Person, (II) is or was immediately available for distribution and (III) could be or could have been repatriated to the United States by means that are both lawful and commercially reasonable, provided that the amount of the cash deemed by this sentence to have been distributed or paid will be reduced by the amount of tax that would have been payable with respect to the repatriation thereof, provided further that any cash that enables the recognition of depreciation and amortization and other non-cash items pursuant to this sentence may not be used to enable the recognition of depreciation and amortization and other non-cash items with respect to any prior or subsequent period, regardless of whether such cash is distributed to the Company, and provided further that the recognition of any depreciation and amortization and other non-cash items as a result of this sentence will be determined in good faith by the Chief Financial Officer, as evidenced by an Officers' Certificate that will set forth in reasonable detail the relevant facts and assumptions supporting such recognition. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

         "Consolidated Fixed Charges" of any Person is defined to mean, for any period, the aggregate of (i) Consolidated Interest Expense, (ii) the interest component of Capitalized Leases, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with GAAP, excluding any interest component of Capitalized Leases in respect of that portion of a Capitalized Lease Obligation of a Subsidiary that is Non-Recourse to such Person, and (iii) cash and non-cash dividends due (whether or not declared) on the Preferred Stock of any Subsidiary of such Person held by any Person other than such Person and any Redeemable Stock of such Person or any Subsidiary of such Person. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

         "Consolidated Interest Expense" of any Person is defined to mean, for any period, the aggregate interest expense in respect of Debt (including amortization of original issue discount and non-cash interest payments or accruals) of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements and Currency Protection Agreements and any amounts paid during such period in respect of such interest expense, commissions, discounts, other fees and charges that have been capitalized, provided that Consolidated Interest Expense of the Company will not include any interest expense (including all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs associated with Interest Rate Protection Agreements or Currency Protection Agreements) in respect of that portion of any Debt that is Non-Recourse, and provided further that Consolidated Interest Expense of the Company in respect of a Guarantee by the Company of Debt of another Person will be equal to the commissions, discounts, other fees and charges that would be due with respect to a hypothetical letter of credit issued under a bank credit agreement that can be drawn by the beneficiary thereof in the amount of the Debt so guaranteed if (i) the Company is not actually making directly or indirectly interest payments on such Debt and (ii) GAAP does not require the Company on an unconsolidated basis to record such Debt as a liability of the Company. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

         "Construction Financing" is defined to mean the debt and/or equity financing provided (over and above the owners' equity investment) to permit the acquisition, development, design, engineering, procurement, construction and equipping of a Permitted Facility and to enable it to commence commercial operations, provided that Construction Financing may remain outstanding after the commencement of commercial operations of a Permitted Facility, without any increase in the amount of such financing, and such Construction Financing will not cease to be Construction Financing.

         "Currency Protection Agreement" is defined to mean, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in currency values to or under which such Person is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

         "Debt" is defined to mean, with respect to any Person, at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit, bankers' acceptances, surety, bid, operating and performance bonds, performance guarantees or other similar instruments or obligations (or reimbursement obligations with respect thereto) (except, in each case, to the extent incurred in the ordinary course of business), (iv) all obligations of such Person to pay the deferred purchase price of property or services, except Trade Payables, (v) the Attributable Value of all obligations of such Person as lessee under Capitalized Leases,
(vi) all Debt of others secured by a Lien on any Property of such Person, whether or not such Debt is assumed by such Person, provided that, for purposes of determining the amount of any Debt of the type described in this clause, if recourse with respect to such Debt is limited to such Property, the amount of such Debt will be limited to the lesser of the fair market value of such Property or the amount of such Debt, (vii) all Debt of others Guaranteed by such Person to the extent such Debt is Guaranteed by such Person, (viii) all Redeemable Stock valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (ix) to the extent not otherwise

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included in this definition, all net obligations of such Person under Currency
Protection Agreements and Interest Rate Protection Agreements.

         For purposes of determining any particular amount of Debt that is or would be outstanding, Guarantees of, or obligations with respect to letters of credit or similar instruments supporting (to the extent the foregoing constitutes Debt), Debt otherwise included in the determination of such particular amount will not be included. For purposes of determining compliance with the Indenture, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, will classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.

         "Default Amount" is defined to mean the principal amount plus accrued interest.

         "Eligible Joint Venture" is defined to mean a Joint Venture (other than a Subsidiary) (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which the Company and Kiewit together, directly or indirectly, own at least 50% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 25% of the total outstanding Capital Stock)) and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly,
(a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is an Eligible Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be an Eligible Joint Venture if (x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become an Eligible Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

         "Fixed Charge Ratio" is defined to mean the ratio, on a pro forma basis, of (i) the aggregate amount of Consolidated EBITDA of any Person for the Reference Period immediately prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Ratio (the "Transaction Date") to (ii) the aggregate Consolidated Fixed Charges of such Person during such Reference Period, provided that for purposes of such computation, in calculating Consolidated EBITDA and Consolidated Fixed Charges, (1) the Incurrence of the Debt giving rise to the need to calculate the Fixed Charge Ratio and the application of the proceeds therefrom (including the retirement or defeasance of Debt) will be assumed to have occurred on the first day of the Reference Period, (2) Asset Sales and Asset Acquisitions that occur during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date (but including any Asset Acquisition to be made with the Debt Incurred pursuant to (1) above) and related retirement of Debt pursuant to an Offer (in the amount of the Excess Proceeds with respect to which such Offer has been made or would be made on the Transaction Date if the purchase of Notes pursuant to such Offer has not occurred on or before the Transaction
Date) will be assumed to have occurred on the first day of the Reference Period, (3) the Incurrence of any Debt during the Reference Period or subsequent to the Reference Period and prior to the Transaction Date and the application of the proceeds therefrom (including the retirement or defeasance of other Debt) will be assumed to have occurred on the first day of such Reference Period, (4) Consolidated Interest Expense attributable to any Debt (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period unless the obligor on such Debt is a party to an Interest Rate Protection Agreement (that will remain in effect for the twelve month period after the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) will be used and (5) there will be excluded from Consolidated Fixed Charges any Consolidated Fixed Charges related to any amount of Debt that was outstanding during or subsequent to the Reference Period but is not outstanding on the Transaction Date, except for Consolidated Fixed Charges actually incurred with respect to Debt borrowed (as adjusted pursuant to clause (4)) (x) under a revolving credit or similar arrangement to the extent the commitment thereunder remains in effect on the Transaction Date or (y) pursuant to the provision described in clause (iii) in the second paragraph of "Limitation on Debt" above. For the purpose of making this computation, Asset Sales and Asset Acquisitions that have been made by any Person that has become a Restricted Subsidiary of the Company or an Eligible Joint Venture or been merged with or into the Company or any Restricted Subsidiary of the Company or an Eligible Joint Venture during the Reference Period, or subsequent to the Reference Period and prior to the Transaction Date, will be calculated on a pro forma basis, as will be all the transactions contemplated by the calculations referred to in clauses (1) through (5) above with respect to the Persons or businesses that were the subject of such Asset Sales and Asset Dispositions, assuming such Asset Sales or Asset Acquisitions occurred on the first day of the Reference Period.

         "Foreign Asset Disposition" means an Asset Disposition in respect of the Capital Stock or Property of a Restricted Subsidiary of the Company or an Eligible Joint Venture to the extent that the proceeds of such Asset Disposition are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

         "GAAP" is defined to mean generally accepted accounting principles in the U.S. as in effect as of the date of the Indenture, applied on a basis consistent with the principles, methods, procedures and practices employed in the preparation of the Company's audited financial statements, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

         "Guarantee" is defined to mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any Debt obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements (other than solely by reason of being a general partner of a partnership), or by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term "Guarantee" will not include endorsements for collection or deposit in the ordinary course of business or the grant of a Lien in connection with any Non-Recourse Debt. The term "Guarantee" used as a verb has a corresponding meaning.

         "Holder", "holder of Notes", "Noteholder" and other similar terms are defined to mean the registered holder of any Note.

         "Incur" is defined to mean with respect to any Debt, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Debt, provided that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount will be considered an Incurrence of Debt. The term "Incurrence" has a corresponding meaning.

         "Interest Rate Protection Agreement" is defined to mean, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap

                                     -96-




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agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement intended to protect such Person against fluctuations in interest rates to or under which such Person or any of its Subsidiaries is a party or a beneficiary on the date of the Indenture or becomes a party or a beneficiary thereafter.

         "Investment" in a Person is defined to mean any investment in, loan or advance to, Guarantee on behalf of, directly or indirectly, or other transfer of assets to such Person (other than sales of products and services in the ordinary course of business).

         "Investment Grade" is defined to mean with respect to the Notes, (i) in the case of S&P, a rating of at least BBB-, (ii) in the case of Moody's, a rating of at least Baa3, and (iii) in the case of a Rating Agency other than S&P or Moody's, the equivalent rating, or in each case, any successor, replacement or equivalent definition as promulgated by S&P, Moody's or other Rating Agency as the case may be.

         "Joint Venture" is defined to mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

         "Kiewit" is defined to mean and include Kiewit Energy Company and any other Subsidiary of Peter Kiewit Sons', Inc., Kiewit Construction Group Inc. or Kiewit Diversified Group, Inc.

         "Lien" is defined to mean, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, but will not include any partnership, joint venture, shareholder, voting trust or other similar governance agreement with respect to Capital Stock in a Subsidiary or Joint Venture. For purposes of the Indenture, the Company will be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

         "Net Cash Proceeds" from an Asset Disposition is defined to mean cash payments received (including any cash payments received by way of a payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received (including any cash received upon sale or disposition of any such note or receivable), excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property disposed of in such Asset Disposition or received in any form other than cash) therefrom, in each case, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses of any kind (including consent and waiver fees and any applicable premiums, earn-out or working interest payments or payments in lieu or in termination thereof) incurred, (ii) all federal, state, provincial, foreign and local taxes and other governmental charges required to be accrued as a liability under GAAP
(a) as a consequence of such Asset Disposition, (b) as a result of the repayment of any Debt in any jurisdiction other than the jurisdiction where the Property disposed of was located or (c) as a result of any repatriation of any proceeds of such Asset Disposition, (iii) a reasonable reserve for the after-tax cost of any indemnification payments (fixed and contingent) attributable to seller's indemnities to the purchaser undertaken by the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture in connection with such Asset Disposition (but excluding any payments that by the terms of the indemnities will not, under any circumstances, be made during the term of the Notes), (iv) all payments made on any Debt that is secured by such Property, in accordance with the terms of any Lien upon or with respect to such Property, or that must by its terms or by applicable law or in order to obtain a required consent or waiver be repaid out of the proceeds from or in connection with such Asset Disposition, and (v) all distributions and other payments made to holders of Capital Stock of Restricted Subsidiaries or Eligible Joint Ventures (other than the Company or its Restricted Subsidiaries) as a result of such Asset Disposition.

         "Net Income" of any Person for any period is defined to mean the net income (loss) of such Person for such period, determined in accordance with GAAP, except that extraordinary and non-recurring gains and losses as determined in accordance with GAAP will be excluded.

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         "Net Worth" of any Person is defined to mean, as of any date, the aggregate of capital, surplus and retained earnings (including any cumulative currency translation adjustment) of such Person and its consolidated Subsidiaries as would be shown on a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared as of such date in accordance with GAAP. When the "Person" referred to above is the Company, the foregoing references to "Subsidiaries" will be deemed to refer to "Restricted Subsidiaries."

         "Non-Recourse", as applied to any Debt or any sale-leaseback, is defined to mean any project financing that is or was Incurred with respect to the development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more Permitted Facilities in respect of which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest, provided that such financing is without recourse to the Company, any Restricted Subsidiary or any Eligible Joint Venture other than any Restricted Subsidiary or any Eligible Joint Venture that does not own any Property other than one or more of such Permitted Facilities or a direct or indirect interest therein, provided further that such financing may be secured by a Lien on only
(i) the Property that constitutes such Permitted Facilities, (ii) the income from and proceeds of such Permitted Facilities, (iii) the Capital Stock of, and other Investments in, any Restricted Subsidiary or Eligible Joint Venture that owns the Property that constitutes any such Permitted Facility, and (iv) the Capital Stock of, and other Investments in, any Restricted Subsidiary or Eligible Joint Venture obligated with respect to such financing and of any Subsidiary or Joint Venture (that is a Restricted Subsidiary or an Eligible Joint Venture) of such Person that owns a direct or indirect interest in any such Permitted Facility, and provided further that an increase in the amount of Debt with respect to one or more Permitted Facilities pursuant to the financing provided pursuant to the terms of this definition (except for the first refinancing of Construction Financing) may not be Incurred to fund or enable the funding of any dividend or other distribution in respect of Capital Stock. The fact that a portion of financing with respect to a Permitted Facility is not Non-Recourse will not prevent other portions of the financing with respect to such Permitted Facility from constituting Non-Recourse Debt if the foregoing requirements of this definition are fulfilled with respect to such other portions.

         "Officers' Certificate" is defined to mean a certificate signed by the Chairman of the Board of Directors, the President or any Vice President and by the Chief Financial Officer, the Treasurer, an Assistant Treasurer, the Controller, the Assistant Controller, the Secretary or any Assistant Secretary of the Company and delivered to the Trustee. Each such certificate will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture if and to the extent required thereby.

         "Opinion of Counsel" is defined to mean an opinion in writing signed by legal counsel who may be an employee of or counsel to the Company or who may be other counsel satisfactory to the Trustee. Each such opinion will comply with Section 314 of the Trust Indenture Act and include the statements provided for in the Indenture, if and to the extent required thereby.

         "Permitted Facility" is defined to mean (i) an electric power or thermal energy generation or cogeneration facility or related facilities (including residual waste management and facilities that use thermal energy from a cogeneration facility), and its or their related electric power transmission, fuel supply and fuel transportation facilities, together with its or their related power supply, thermal energy and fuel contracts and other facilities, services or goods that are ancillary, incidental, necessary or reasonably related to the marketing, development, construction, management, servicing, ownership or operation of the foregoing, owned by a utility or otherwise, as well as other contractual arrangements with customers, suppliers and contractors or (ii) any infrastructure facilities related to (A) the treatment of water for municipal and other uses, (B) the treatment and/or management of waste water, (C) the treatment, management and/or remediation of waste, pollution and/or potential pollutants and (D) any other process or environmental purpose.

         "Permitted Facilities Debt" is defined to mean any Debt that is or was Incurred with respect to the direct or indirect development, acquisition, design, engineering, procurement, construction, operation, ownership, servicing or management of one or more Permitted Facilities (x) currently in development by the Company (directly or indirectly) or which are hereafter acquired or developed by the Company (directly or indirectly) and (y) in which the Company or one or more Restricted Subsidiaries or Eligible Joint Ventures has a direct or indirect interest.

         "Permitted Funding Company Loans" is defined to mean (a) Debt of a Restricted Subsidiary, all the Capital Stock of which is owned, directly or indirectly, by the Company and that (x) does not own any direct or indirect interest in a Permitted Facility and (y) is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (a "Funding Company"), owed to a Restricted Subsidiary or an Eligible Joint Venture that is not directly or indirectly obligated on any Debt owed to any Person other than the Company, a Restricted Subsidiary or an Eligible Joint Venture (except to the extent that it has pledged the Capital Stock of its Subsidiaries and Joint Ventures to secure Non-Recourse Debt) (a "Holding Company"), provided that such Debt (i) does not require that interest be paid in cash at any time sooner than six months after the final Stated Maturity of the Notes, (ii) does not require any payment of principal at any time sooner than six months after the final Stated Maturity of the Notes, (iii) is subordinated in right of payment to all other Debt of such Restricted Subsidiary other than Debt Incurred pursuant to clause
(vii) of the covenant described under "Limitation on Subsidiary Debt," all of which will be pari passu, and (iv) is evidenced by a subordinated note in the form attached to the Indenture, and (b) Debt of a Holding Company to a Funding Company.

         "Permitted Investment" is defined to mean any Investment that is made directly or indirectly by the Company and its Restricted Subsidiaries in (i) a Restricted Subsidiary or Eligible Joint Venture (excluding for the purpose of this clause (i) any Construction Financing) that, directly or indirectly, is or will be engaged in the construction, development, acquisition, operation, servicing, ownership or management of a Permitted Facility or in any other Person as a result of which such other Person becomes such a Restricted Subsidiary or an Eligible Joint Venture, provided that at the time that any of the foregoing Investments is proposed to be made, no Event of Default or event that, after giving notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing, (ii) Construction Financing provided by the Company (A) to any of its Restricted Subsidiaries (other than an Eligible Joint Venture) up to 100% of the Construction Financing required by such Restricted Subsidiary and (B) to any Eligible Joint Venture a portion of the Construction Financing required by such Eligible Joint Venture that does not exceed the ratio of the Capital Stock in such Eligible Joint Venture that is owned directly or indirectly by the Company to the total amount of the Capital Stock in such Eligible Joint Venture that is owned directly and indirectly by the Company and Kiewit together (provided that the Company may provide such Construction Financing to such Eligible Joint Venture only if Kiewit provides the balance of such Construction Financing or otherwise causes it to be provided), if, in either case, (x) the aggregate proceeds of all the Construction Financing provided is not more than 85% of the sum of the aggregate proceeds of all the Construction Financing and the aggregate owners' equity investment in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, (y) the Company receives a pledge or assignment of all the Capital Stock of such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, that is owned by a non-governmental Person (other than the Company, its Subsidiaries or the Eligible Joint Ventures) that is permitted to be pledged for such purpose under applicable law and (z) neither the Company nor Kiewit reduces its beneficial ownership in such Restricted Subsidiary or such Eligible Joint Venture, as the case may be, prior to the repayment in full of the Company's portion of the Construction Financing,
(iii) any Cash Equivalents, (iv) prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits in the ordinary course of business consistent with past practice, (v) loans and advances to employees made in the ordinary course of business and consistent with past practice, (vi) Debt incurred pursuant to Currency Protection Agreements and Interest Rate Protection Agreements as otherwise permitted by the Indenture, (vii) bonds, notes, debentures or other debt securities and instruments received as a result of Asset Dispositions to the extent permitted by the covenants described under "Limitation on Dispositions" above and "Limitation on Business" above, (viii) any Lien permitted under the provisions described under "Limitation on Liens" above,
(ix) bank deposits and other Investments (to the extent they do not constitute Cash Equivalents) required by lenders in connection with any Non-Recourse Debt, provided that the President or the Chief Financial Officer of the Company determines in good faith, as evidenced by an Officers' Certificate, that such bank deposits or Investments are required to effect such financings and are not materially more restrictive, taken as a whole, than comparable requirements, if any, in comparable financings in the applicable jurisdiction or (x) any Person to the extent made with Capital Stock

(other than Redeemable Stock) of the Company (whether by way of purchase, merger, consolidation or otherwise) to the extent permitted by the covenants described under "Limitation on Business" above.

         "Permitted Joint Venture" is defined to mean a Joint Venture (i) that is or will be formed with respect to the construction, development, acquisition, servicing, ownership, operation or management of one or more Permitted Facilities and (ii) in which (A) the Company or (B) the Company and Kiewit together, directly or indirectly, own at least 70% of the Capital Stock therein (of which the Company must own at least half (in any event not less than 35% of the total outstanding Capital Stock)), provided that if applicable non-U.S. law restricts the amount of Capital Stock that the Company may own, the Company must own at least 70% of the amount of Capital Stock that it may own pursuant to such law, which in any event must be not less than 35% of the total outstanding Capital Stock therein and (iii) in respect of which the Company alone or in combination with Kiewit, directly or indirectly, (a) controls, by voting power, board or management committee membership, or through the provisions of any applicable partnership, shareholder or other similar agreement or under an operating, maintenance or management agreement or otherwise, the management and operation of the Joint Venture or any Permitted Facilities of the Joint Venture or (b) otherwise has significant influence over the management or operation of the Joint Venture or any Permitted Facility of the Joint Venture in all material respects (significant influence includes, without limitation, the right to control or veto any material act or decision) in connection with such management or operation. Any Joint Venture that is a Permitted Joint Venture pursuant to this definition because of the ownership of Capital Stock therein by Kiewit will cease to be a Permitted Joint Venture if (x) Kiewit disposes of any securities issued by the Company and, as a result of such disposition, Kiewit becomes the beneficial owner (as such term is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of less than 25% of the outstanding shares of Voting Stock of the Company or (y) (I) as a result of any action other than a disposition of securities by Kiewit, Kiewit becomes the beneficial owner of less than 25% of the outstanding shares of Voting Stock of the Company and (II) thereafter Kiewit disposes of any securities issued by the Company as a result of which the beneficial ownership by Kiewit of the outstanding Voting Stock of the Company is further reduced, provided that thereafter such Joint Venture may become a Permitted Joint Venture if Kiewit becomes the beneficial owner of at least 25% of the outstanding shares of Voting Stock of the Company and the other conditions set forth in this definition are fulfilled.

         "Permitted Payments" is defined to mean, with respect to the Company, any of its Restricted Subsidiaries or any Eligible Joint Venture, (i) any dividend on shares of Capital Stock of the Company payable (or to the extent paid) solely in Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock) of the Company and any distribution of Capital Stock (other than Redeemable Capital Stock) of the Company in respect of the exercise of any right to convert or exchange any instrument (whether Debt or equity and including Redeemable Capital Stock) into Capital Stock (other than Redeemable Capital Stock) of the Company, (ii) the purchase or other acquisition or retirement for value of any shares of the Company's Capital Stock, or any option, warrant or other right to purchase shares of the Company's Capital Stock with additional shares of, or out of the proceeds of a substantially contemporaneous issuance of, Capital Stock other than Redeemable Stock, (iii) any defeasance, redemption, purchase or other acquisition for value of any Debt that by its terms ranks subordinate in right of payment to the Notes with the proceeds from the issuance of (x) Debt that is subordinate to the Notes at least to the extent and in the manner as the Debt to be defeased, redeemed, purchased or otherwise acquired is subordinate in right of payment to the Notes, provided that such subordinated Debt provides for no mandatory payments of principal by way of sinking fund, mandatory redemption or otherwise (including defeasance) by the Company (including, without limitation at the option of the holder thereof other than an option given to a holder pursuant to a "change of control" or an "asset disposition" covenant that is no more favorable to the holders of such Debt than comparable covenants for the Debt being defeased, redeemed, purchased or acquired or, if none, the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above and such Debt is not in an amount (net of any original issue discount) greater than, any Stated Maturity of the Debt being replaced and the proceeds of such subordinated Debt are utilized for such purpose within 45 days of issuance or (y) Capital Stock (other than Redeemable Stock), (iv) Restricted Payments in an amount not to exceed $75 million in the aggregate provided that no payment may be made pursuant to this clause (iv) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of

Default, has occurred and is continuing, (v) any payment or Investment required by applicable law in order to conduct business operations in the ordinary course, (vi) a Permitted Investment and (vii) Investments in Unrestricted Subsidiaries and other Persons that are not Restricted Subsidiaries or Eligible Joint Ventures in an amount not to exceed $100 million in the aggregate, provided that no payment or Investment may be made pursuant to this clause (vii) if an Event of Default, or an event that, after giving notice or lapse of time or both, would become an Event of Default, has occurred and is continuing. Notwithstanding the foregoing, the amount of Investments that may be made pursuant to clauses (iv) or (vii), as the case may be, may be increased by the net reduction in Investments of the type made previously pursuant to clauses (iv) or (vii), as the case may be, that result from payments of interest on Debt, dividends, or repayment of loans or advances, the proceeds of the sale or disposition of the Investment or other return of the amount of the original Investment to the Company, the Restricted Subsidiary or the Eligible Joint Venture that made the original Investment from the Person in which such Investment was made or any distribution or payment of such Investment to the extent that such distribution or payment constituted either a Restricted Payment or a Permitted Payment, provided that
(x) the aggregate amount of such payments will not exceed the amount of the original Investment by the Company, such Restricted Subsidiary or Eligible Joint Venture that reduced the amount available pursuant to clause (iv) or clause (vii), as the case may be, for making Restricted Payments and (y) such payments may be added pursuant to this proviso only to the extent such payments are not included in the calculation of Adjusted Consolidated Net Income.

         "Permitted Working Capital Facilities" is defined to mean one or more loan or credit agreements providing for the extension of credit to the Company for the Company's working capital purposes, which credit agreements will be ranked pari passu with or subordinate to the Notes in right of payment and may be secured or unsecured.

         "Person" is defined to mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Preferred Stock" is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) or preferred or preference stock of such Person that is outstanding or issued on or after the date of original issuance of the Notes.

         "Property" of any Person is defined to mean all types of real, personal, tangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person under GAAP.

         "Purchase Money Debt" means Debt representing, or Incurred to finance, the cost of acquiring any Property, provided that (i) any Lien securing such Debt does not extend to or cover any other Property other than the Property being acquired and (ii) such Debt is Incurred, and any Lien with respect thereto is granted, within 18 months of the acquisition of such Property.

         "Rating Agencies" is defined to mean (i) S&P and (ii) Moody's or
(iii) if S&P or Moody's or both do not make a rating of the Notes publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P, Moody's or both, as the case may be.

         "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories: BB, B, CCC, CC, C and D (or equivalent successor categories), (ii) with respect to Moody's, any of the following categories:
Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and -for S&P, 1, 2 and 3 for Moody's or the equivalent gradations for another Rating Agency) will be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB-to B+, will constitute a decrease of one gradation).

         "Rating Decline" is defined to mean the occurrence of the following on, or within 90 days after, the earlier of (i) the occurrence of a Change of Control and (ii) the date of public notice of the occurrence of a Change of Control or of the public notice of the intention of the Company to effect a Change of Control (the "Rating Date") which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrading by any of the Rating Agencies: (a) in the event that the Notes are rated by either Rating Agency on the Rating Date as Investment Grade, the rating of the Notes by both such Rating Agencies will be reduced below Investment Grade, or (b) in the event the Notes are rated below Investment Grade by both such Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency will be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

         "Redeemable Stock" is defined to mean any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the Stated Maturity of the Notes, provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require the Company to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Stock if the "asset sale" or "change of control" provision applicable to such Capital Stock is no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above and such Capital Stock specifically provides that the Company will not purchase or redeem any such Capital Stock pursuant to such covenants prior to the Company's purchase of Notes required to be purchased by the Company under the covenants described under "Limitation on Dispositions" and "Purchase of Notes Upon a Change of Control" above.

         "Reference Period" is defined to mean the four most recently completed fiscal quarters for which financial information is available preceding the date of a transaction giving rise to the need to make a financial calculation.

         "Restricted Payment" is defined to mean (i) any dividend or other distribution on any shares of the Company's Capital Stock, provided that a dividend or other distribution consisting of the Capital Stock of an Unrestricted Subsidiary will not constitute a Restricted Payment except to the extent of the portion thereof that is equal to the portion of the total Investment in such Unrestricted Subsidiary that is represented by the Investment that was made pursuant to clause (vii) of the definition of "Permitted Payment," (ii) any payment on account of the purchase, redemption, retirement or acquisition for value of the Company's Capital Stock, (iii) any defeasance, redemption, purchase or other acquisition or retirement for value prior to the scheduled maturity of any Debt ranked subordinate in right of payment to the Notes other than repayment of Debt of the Company to a Restricted Subsidiary or an Eligible Joint Venture, (iv) any Investment made in a Person (other than the Company or any Restricted Subsidiary or any Eligible Joint Venture) and (v) designating a Restricted Subsidiary as an Unrestricted Subsidiary (the Restricted Payment made upon such a designation to be determined as the fair market value of the Capital Stock of such Restricted Subsidiary owned directly or indirectly by the Company at the time of the designation). Notwithstanding the foregoing, "Restricted Payment" will not include any Permitted Payment, except that any payment made pursuant to clauses (iv) and (v) of the definition of "Permitted Payment" will be counted in the calculation set forth in clause (c) of the covenant described under "Limitation on Restricted Payments."

         "Restricted Subsidiary" is defined to mean any Subsidiary of the Company that is not an Unrestricted Subsidiary.

         "Senior Debt" is defined to mean the principal of and interest on all Debt of the Company whether created, Incurred or assumed before, on or after the date of original issuance of the Notes (other than the Notes), provided that Senior Debt will not include (i) Debt that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, was without recourse to the Company, (ii) Debt of the Company to any Affiliate and (iii) any Debt of the Company that, by the terms of the instrument creating or evidencing the same, is specifically designated as being junior in right of payment to the Notes or any other Debt of the Company.

         "Significant Subsidiary" is defined to mean a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 1-02(v) of Regulation S-X under the Securities Act and the Exchange Act.

         "Stated Maturity" is defined to mean, with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which any principal of such debt security or any such installment of interest is due and payable.

         "Subsidiary" is defined to mean, with respect to any Person including, without limitation, the Company and its Subsidiaries, (i) any corporation or other entity of which such Person owns, directly or indirectly, a majority of the Capital Stock or other ownership interests and has ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, and (ii) with respect to the Company and, as appropriate, its Subsidiaries, any Permitted Joint Venture, including, without limitation, Coso Land Company Joint Venture, Coso Finance Partners, Coso Energy Developers and Coso Power Developers, provided that in respect of any Subsidiary that is not a Permitted Joint Venture, the Company must exercise control over such Subsidiary and its Property to the same extent as a Permitted Joint Venture.

         "Subsidiary Refinancing Debt" is defined to mean Debt issued in exchange for, or the proceeds of which are used to refinance (including to purchase), outstanding Debt of a Restricted Subsidiary or an Eligible Joint Venture, including, without limitation, Construction Financing, in an amount (or, if such new Debt provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, with an original issue price) not to exceed the amount so exchanged or refinanced (plus accrued interest or dividends and all fees, premiums (in excess of accreted value) and expenses related to such exchange or refinancing), for which purpose the amount so exchanged or refinanced will not exceed, in the case of Debt, the lesser of (x) the principal amount of the Debt so exchanged or refinanced and (y) if the Debt being exchanged or refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such exchange or refinancing, and, in the case of an equity investment made in lieu of or as part of Construction Financing, Debt, in an amount not to exceed the capital and surplus shown on the balance sheet of such Restricted Subsidiary or Eligible Joint Venture, provided that (A) such Debt will be Non-Recourse if the Debt so exchanged or refinanced is Non-Recourse and (B) the Average Life of the new Debt will be equal to or greater than the Average Life of the Debt to be exchanged or refinanced, provided further that upon the first refinancing of any Construction Financing of a Restricted Subsidiary or an Eligible Joint Venture, (i) the amount of the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be limited by this provision and (ii) the Subsidiary Refinancing Debt issued in exchange for or to refinance such Construction Financing will not be subject to the provisions of the foregoing clause (B) of this provision.

         "Trade Payables" is defined to mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors Incurred, created, assumed or Guaranteed by such Person or any of its Subsidiaries or Joint Ventures arising in the ordinary course of business.

         "Unrestricted Subsidiary" is defined to mean any Subsidiary of the Company that becomes an Unrestricted Subsidiary in accordance with the requirements set forth in the next sentence. The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary if (a) such designation is in compliance with the first paragraph of the covenant described under "Limitation on Restricted Payments" above and (b) after giving effect to such designation, such Subsidiary does not own, directly or indirectly, a majority of the Capital Stock or the Voting Stock of any other Restricted Subsidiary unless such other Restricted Subsidiary is designated as an Unrestricted Subsidiary at the same time. Any such designation will be effected by filing with the Trustee an Officers' Certificate certifying that such designation complies with the requirements of the immediately preceding sentence. No Debt or other obligation of an Unrestricted Subsidiary may be with recourse to the Company, any of its Restricted Subsidiaries, any Eligible Joint Venture or any of their respective Property except to the extent otherwise permitted by the provisions of the Indenture. An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the provision described under "Limitation on Subsidiary Debt" above or (ii) any portion of such Debt could not be Incurred under such provision, if the Company could borrow all such remaining Debt under the provision described in the first paragraph under "Limitation on Debt" above.

         "U.S. Government Obligations" is defined to mean securities that are
(i) direct obligations of the U.S. for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the U.S., the payment of which is unconditionally guaranteed as a full faith and credit obligation by the U.S., that, in either case are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

         "Voting Stock" is defined to mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors (or persons fulfilling similar responsibilities) of such Person.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

         The description of book-entry procedures in this Prospectus includes summaries of certain rules and operating procedures of DTC that affect transfers of interests in the global certificate or certificates issued in connection with the Exchange Notes. The Exchange Notes will be issued only as fully registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully registered global Notes certificates (the "Global Certificates") will be issued, representing, in the aggregate, the Exchange Notes, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

         Purchases of Notes within the DTC system must be made by or through Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of Notes ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

         DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices in respect of the Notes held in book-entry form shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC will determine the amount of the interest of each Participant to be redeemed in accordance with its procedures.

         Distributions on the Notes held in book-entry form will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Company, disbursement of such payments to Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

         Except as provided herein, a Beneficial Owner of an interest in a Global Certificate will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Notes.

         DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, certificates for the Notes are required to be printed and delivered. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Notes will be printed and delivered. In each of the above circumstances, the Company will appoint a paying agent with respect to the Notes.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

         The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Notes as represented by a Global Certificate.

                         REGISTRATION RIGHTS AGREEMENT

         In connection with the sale of the Old Notes to the Initial
Purchaser, the Company executed and delivered for the benefit of the holders of the Old Notes the Registration Rights Agreement, which provided that the Company will file and cause to become effective, at its cost, the Exchange Offer Registration Statement with respect to a registered offer to exchange the Old Notes for the Exchange Notes which are in all material respects identical to the Old Notes, except the Exchange Notes will not contain terms with respect to transfer restrictions or increases in interest rate due to a Registration Default. Upon such Exchange Offer Registration Statement being declared effective, the Company agreed to offer the Exchange Notes in return for surrender of the Old Notes. The Exchange Offer will be made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement, which also requires the Company to use its reasonable best efforts to (i) cause the Exchange Offer Registration Statement to be declared effective by the Commission prior to the 270th day from the Issue Date, (ii) keep the Exchange Offer open for a period of not less than the shorter of (a) the period ending when the last of the remaining Old Notes is tendered in the Exchange Offer and
(B) 30 days from the date notice is mailed to holders of the Old Notes, and
(iii) maintain the Exchange Offer Registration Statement continuously effective for a period of not less than the longer of (a) the period until consummation of the Exchange Offer and (b) 120 days after effectiveness of the Exchange Offer Registration Statement (subject to extension under certain limited circumstances), provided that in the event that all exchanges of Old Notes for Exchange Notes covered by the Exchange Offer Registration Statement has been made, the Exchange Offer Registration Statement need not remain continuously effective. For each Old Note surrendered to the Company under the Exchange Offer, the Holder will receive Exchange Notes aggregating an equal principal amount. Interest on each Exchange Note shall accrue from the last Interest Payment Date on which interest was paid on the Note so surrendered or, if no interest has been paid, since the Issue Date.

         Under existing Commission interpretations, the Exchange Notes would be freely transferable by holders other than affiliates of the Company after the Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of the Company, as such terms are interpreted by the Commission; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

         A holder of Old Notes (other than certain specified holders) who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         Any Old Notes that remain outstanding after consummation of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

         In the event that the Company determines in good faith that applicable interpretations of the Staff of the Commission or other circumstances specified in the Registration Rights Agreement do not permit the Company to effect the Exchange Offer, the Company has agreed to use its reasonable best efforts (subject to customary representations and agreements of the Holders) to have a shelf registration statement covering resale of the Old Notes declared effective and kept effective until three years after the Issue Date, subject to certain exceptions. In addition, the Company may postpone or suspend the filing or the effectiveness of any registration statement if such action is taken by the Company in good faith and for valid business reasons, including the acquisition or divestiture of assets, other pending corporate developments, public filings with the Commission or other similar events. The Company has agreed, in the event of such a shelf registration, to provide to each Holder copies of the prospectus, notify each such Holder when a registration statement for the Old Notes had become effective and take certain other actions as are appropriate to permit such resales of the Old Notes.

         In the event that the Exchange Offer is not commenced or such registration statement has not been declared effective within 270 days following the Issue Date, the interest rate on the Old Notes shall increase by one-half of one percent per annum (50 basis points) effective on the 271st day following the Issue Date until the date on which the Exchange Offer is commenced or such registration statement shall have become effective. If a registration statement has not been declared effective within two years after the Issue Date, such increase in interest rate will become permanent.

         A Holder that sells Old Notes pursuant to a shelf registration generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sale and will be required to agree in writing to be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

         The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Registration Rights Agreement, a copy of which is available upon request from the Company.

                            UNITED STATES TAXATION

GENERAL

         The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes has been prepared by Willkie Farr & Gallagher, counsel to the Company, and is, in the opinion of Willkie Farr & Gallagher, an accurate summary of such consequences to the typical purchaser of Notes. The summary deals only with Notes held as capital assets by initial purchasers who are United States holders, and not with subsequent holders of the Notes or with special classes of holders, such as dealers in securities or currencies, life insurance companies, persons holding Notes as a hedge or hedged against currency risks or as part of a straddle, or tax-exempt organizations. For this purpose, a "United States holder" is a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, and other relevant sources of authority. All such sources of authority may be amended or otherwise changed at any time, and these amendments or other changes may be given retroactive effect.

         PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE PARTICULAR CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES UNDER THE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

INTEREST INCOME

         The fixed portion of interest on the Notes, i.e., 9.1/2% interest that will be paid whether or not an effective Registration Statement is filed with respect to the Notes, will be includible in the income of a Holder under the Holder's regular method of accounting.

         The proper tax treatment of the additional interest (the "Contingent Interest") in the event of a Registration Default (as described in "Registration Rights Agreement") is uncertain under existing law. The Treasury has, from time to time, proposed regulations governing contingent payments of interest, but the currently proposed regulations would not, under their applicable effective date, apply to the Notes, and previously proposed regulations have been withdrawn. Absent applicable regulations, the Company intends to deduct the Contingent Interest and report it to Holders of the Notes based on a daily accrual method only with respect to periods for which there is a Registration Default.

PURCHASE, SALE, RETIREMENT AND EXCHANGE OF THE NOTES

         A Holder's tax basis in a Note will initially be its U.S. dollar cost. A Holder will generally recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent attributable to accrued but unpaid interest (which will be includible in income, as described above, and will not be includible in income a second time upon the sale or retirement), gain or loss recognized on the sale or retirement of a Note will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

         An exchange of an Old Note for an Exchange Note pursuant to the Exchange Offer should not be a taxable event to Holders for federal income tax purposes. The exchange of an Old Note for an Exchange Note should not be considered a taxable "exchange" for federal income tax purposes because an Exchange Note should not be considered to differ materially in kind or extent from an Old Note. If, however, the exchange of an Old Note for an Exchange Note were treated as an "exchange" for federal income tax purposes, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, an Exchange Note should have the same issue price as an Old Note and a Holder should have the same adjusted basis and holding period in the Exchange Note as it had in an Old Note immediately before the exchange.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         In general, information reporting requirements will apply to payments of principal and interest made on a Note and the proceeds of the sale of a Note before maturity within the United States to non-corporate United States holders, and "backup withholding" at a rate of 31% will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns.

         Any amount paid as backup withholding will be creditable against the United States holder's U.S. federal income tax liability.

         THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

         Each broker-dealer that receives Exchange Notes for its own account as a result of market-making activities or other trading activities in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of Exchange Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of such activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 120 days after the Registration Statement of which this Prospectus is a part has been declared effective (subject to extension under certain limited circumstances) or, if earlier, when all such Exchange Notes have been disposed of by the Participating Broker-Dealer. See "The Exchange Offer--Resales of Exchange Notes."

         The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. Exchange Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

         Certain legal matters with respect to the Exchange Notes will be passed upon for the Company by Willkie Farr & Gallagher, One Citicorp Center, 153 East 53rd Street, New York, New York.

                                    EXPERTS

         The consolidated financial statements and financial statement schedule of CalEnergy Company, Inc. and subsidiaries as of December 31, 1995 and 1994 and each of the three years in the period ended December 31, 1995 included or incorporated by reference in this Prospectus and the consolidated financial statements of Magma Power Company and subsidiaries, a wholly-owned subsidiary of CalEnergy Company, Inc., for the year ended December 31, 1995 incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this Prospectus and incorporated herein by reference in this Prospectus.

         The balance sheets of Falcon Seaboard Resources, Inc. as of December 31, 1995 and 1994 and the related statements of operations, retained earnings (deficit) and cash flows for each of the three years in the period ended December 31, 1995 incorporated in this Prospectus by reference to the Company's Form 8-K/A dated August 27, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference.

         With respect to the Company's unaudited interim financial information for the three and six month periods ended June 30, 1996 and 1995, included herein, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in the Company's report on Form 10-Q for the quarter ended June 30, 1996 and included herewith, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied.

         The balance sheets of BN Geothermal Inc., Conejo Energy Company, San Felipe Energy Company and Niguel Energy Company as of December 31, 1995 and 1994 and the related statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995, incorporated by reference into this Prospectus by reference to the Company's Form 8-K/A dated July 1, 1996, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report.

         The consolidated balance sheet of Magma Power Company, and subsidiaries as of December 31, 1994 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1994, incorporated by reference to the Company's Form 10-K dated December 31, 1995 in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            CALENERGY COMPANY, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                               ----
Consolidated Financial Statements:

  Consolidated Balance Sheets as of December 31, 1995 and 1994 .............................    F-2

  Consolidated Statements of Operations for the Years Ended December 31, 1995, 1994,
    and 1993 ...............................................................................    F-3

  Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1995,
    1994 and 1993 ..........................................................................    F-4

  Consolidated Statements of Cash Flows for the Years Ended December 31 1995, 1994 and
    1993 ...................................................................................    F-5

  Notes to Consolidated Financial Statements ...............................................    F-6

  Independent Auditors' Report .............................................................    F-28

Interim Consolidated Financial Statements:

  Report of Independent Accountants ........................................................    F-29

  Consolidated Balance Sheets, June 30, 1996 and December 31, 1995 .........................    F-30

  Consolidated Statements of Operations for the Three and Six Months Ended June 30, 1996
    and 1995 ...............................................................................    F-31

  Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1996 and 1995  ...    F-32

  Notes to Consolidated Financial Statements ...............................................    F-33

                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1995 AND DECEMBER 31, 1994
           DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

ASSETS                                                                         1995           1994
                                                                               ----           ----
Cash and investments ...................................................   $   72,114     $  254,004
Joint venture cash and investments (Note 9) ............................       77,590         54,087
Restricted cash (Notes 3, 7, 9 and 10) .................................      149,227        131,775
Short-term investments .................................................       34,190         50,000
Accounts receivable ....................................................       57,909         28,272
Due from Joint Ventures ................................................       27,273             --
Properties, plants, contracts and equipment, net (Notes 5, 7, 9 and 10)     1,778,589        561,643
Notes receivable--Joint Ventures (Note 19) .............................       14,254         12,627
Excess of cost over fair value of net assets acquired, net (Note 3)  ...      302,288             --
Equity investment in Casecnan (Note 8) .................................       60,815             --
Deferred charges and other assets ......................................       79,789         38,737
                                                                         -------------  -------------
  Total assets .........................................................   $2,654,038     $1,131,145
                                                                         =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable .......................................................   $    6,638     $    1,679
Other accrued liabilities ..............................................       87,892         42,658
Project finance loans (Note 9) .........................................      257,933        233,080
Construction loans (Note 10) ...........................................      211,198         31,503
Senior discount notes (Note 11) ........................................      477,355        431,946
Salton Sea notes and bonds (Note 5) ....................................      452,088             --
Limited recourse senior secured notes (Note 5) .........................      200,000             --
Convertible subordinated debentures (Note 12) ..........................      100,000        100,000
Convertible debt (Note 13) .............................................       64,850             --
Deferred income taxes (Note 14) ........................................      226,520         26,568
Due to Joint Ventures ..................................................           --            269
                                                                         -------------  -------------
  Total liabilities ....................................................    2,084,474        867,703
                                                                         -------------  -------------
Deferred income (Note 7) ...............................................       26,032         19,851
                                                                         -------------  -------------
Commitments and contingencies (Notes 6 and 18) .........................
Redeemable preferred stock (Note 13) ...................................           --         63,600
                                                                         -------------  -------------
Stockholders' equity (Notes 13, 15, 16 and 17):
Preferred stock--authorized 2,000 shares, no par value (Note 15)  ......           --             --
Common stock--par value $0.0675 per share, authorized 80,000 and
 60,000 shares, issued 50,680 and 35,649 shares, outstanding 50,593 and
 31,849 shares .........................................................        3,421          2,407
Additional paid in capital .............................................      343,406        100,421
Retained earnings ......................................................      205,059        142,937
Treasury stock--87 and 3,800 common shares at cost .....................       (1,348)       (65,774)
Unearned compensation--restricted stock (Note 16) ......................       (7,006)            --
                                                                         -------------  -------------
  Total stockholders' equity ...........................................      543,532        179,991
                                                                         -------------  -------------
  Total liabilities and stockholders' equity ...........................   $2,654,038     $1,131,145
                                                                         =============  =============

  The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
           DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                            1995         1994         1993
                                                            ----         ----         ----
Revenue:
Sales of electricity ..................................  $ 335,630    $ 154,562    $ 132,059
Royalty income ........................................     19,482           --           --
Interest and other income .............................     43,611       31,292       17,194
                                                        -----------  -----------  -----------
  Total revenues ......................................    398,723      185,854      149,253
                                                        -----------  -----------  -----------
Cost and expenses:
Plant operations ......................................     79,294       33,015       25,362
General and administration ............................     23,376       13,012       13,158
Royalties .............................................     24,308        9,888        8,274
Depreciation and amortization .........................     72,249       21,197       17,812
Loss on equity investment in Casecnan .................        362           --           --
Interest ..............................................    134,637       62,837       30,205
Less interest capitalized .............................    (32,554)      (9,931)      (6,816)
                                                        -----------  -----------  -----------
  Total expenses ......................................    301,672      130,018       87,995
                                                        -----------  -----------  -----------
Income before provision for income taxes ..............     97,051       55,836       61,258
Provision for income taxes (Note 14) ..................     30,631       17,002       18,184
                                                        -----------  -----------  -----------
Income before change in accounting principle and
 extraordinary item ...................................     66,420       38,834       43,074
Cumulative effect of change in accounting principle
 (Note 14) ............................................         --           --        4,100
Extraordinary item (Note 20) ..........................         --       (2,007)          --
                                                        -----------  -----------  -----------
Income before minority interest and preferred
 dividends ............................................     66,420       36,827       47,174
Minority interest .....................................      3,005           --           --
                                                        -----------  -----------  -----------
Net income ............................................     63,415       36,827       47,174
Preferred dividends ...................................      1,080        5,010        4,630
                                                        -----------  -----------  -----------
Net income available to common stockholders  ..........  $  62,335    $  31,817    $  42,544
                                                        ===========  ===========  ===========
Income per share before change in accounting principle
 and extraordinary item ...............................  $    1.25    $     .95    $    1.00
Cumulative effect of change in accounting principle
 (Note 14) ............................................         --           --          .11
Extraordinary item (Note 20) ..........................         --         (.06)          --
                                                        -----------  -----------  -----------
Net income per share--primary .........................  $    1.25    $     .89    $    1.11
                                                        ===========  ===========  ===========
Net income per share--fully diluted ...................  $    1.18    $     .88    $    1.09
                                                        ===========  ===========  ===========
Average number of shares outstanding--primary  ........     49,971       35,721       38,485
                                                        ===========  ===========  ===========
Fully diluted shares ..................................     57,742       40,166       40,781
                                                        ===========  ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  For the Three Years Ended December 31, 1995
           Dollars and Shares in Thousands, Except Per Share Amounts

                                        OUTSTANDING               ADDITIONAL
                                          COMMON       COMMON      PAID-IN
                                          SHARES        STOCK      CAPITAL
                                       -------------  ---------  ------------
Balance December 31, 1992 ............     35,258      $ 2,380     $  97,977
Exercise of stock options ............        258           18           937
Issuance of stock for purchase of
 The Ben Holt Co. ....................         87            6         1,551
Purchase of treasury stock ...........       (157)          --            --
Preferred stock dividends, Series C,
 including cash distributions of $100          --           --            --
Tax benefit from stock plan ..........         --           --           500
Net income before preferred dividends          --           --            --
                                       -------------  ---------  ------------
Balance December 31, 1993 ............     35,446        2,404       100,965
Exercise of stock options ............         46            3           379
Purchase of treasury stock ...........     (3,765)          --            --
Exercise of stock options from
 treasury stock ......................         96           --        (1,473)
Employee stock purchase plan issues
 from treasury stock .................         26           --          (122)
Preferred stock dividends, Series C,
 including cash distribution of $121           --           --            --
Tax benefit from stock plan ..........         --           --           672
Net income before preferred dividends          --           --            --
                                       -------------  ---------  ------------
Balance December 31, 1994 ............     31,849        2,407       100,421
Equity offering ......................     18,170        1,004       240,825
Exercise of stock options ............        102            7           303
Restricted stock .....................        500           --           848
Amortization of unearned compensation          --           --            --
Employee stock purchase plan issues  .         41            3           559
Exercise of stock options from
 treasury stock ......................         33           --          (416)
Purchase of treasury stock ...........       (102)          --            --
Preferred stock dividends, Series C,
 including cash distribution of $43  .         --           --            --
Tax benefit from stock plan ..........         --           --           866
Net income before preferred dividends          --           --            --
                                       -------------  ---------  ------------
Balance December 31, 1995 ............     50,593      $ 3,421     $ 343,406
                                       =============  =========  ============







                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                         RETAINED     TREASURY       UNEARNED
                                         EARNINGS       STOCK      COMPENSATION      TOTAL
                                       -----------  -----------  --------------  -----------
Balance December 31, 1992 ............  $  68,407    $      --      $     --      $ 168,764
Exercise of stock options ............         --           --            --            955
Issuance of stock for purchase of
 The Ben Holt Co. ....................         --           --            --          1,557
Purchase of treasury stock ...........         --       (2,897)           --         (2,897)
Preferred stock dividends, Series C,
 including cash distributions of $100      (4,550)          --            --         (4,550)
Tax benefit from stock plan ..........         --           --            --            500
Net income before preferred dividends      47,174           --            --         47,174
                                       -----------  -----------  --------------  -----------
Balance December 31, 1993 ............    111,031       (2,897)           --        211,503
Exercise of stock options ............         --           --            --            382
Purchase of treasury stock ...........         --      (65,119)           --        (65,119)
Exercise of stock options from
 treasury stock ......................         --        1,772            --            299
Employee stock purchase plan issues
 from treasury stock .................         --          470            --            348
Preferred stock dividends, Series C,
 including cash distribution of $121       (4,921)          --            --         (4,921)
Tax benefit from stock plan ..........         --           --            --            672
Net income before preferred dividends      36,827           --            --         36,827
                                       -----------  -----------  --------------  -----------
Balance December 31, 1994 ............    142,937      (65,774)           --        179,991
Equity offering ......................         --       56,801            --        298,630
Exercise of stock options ............         --           --            --            310
Restricted stock .....................         --        8,652        (9,500)            --
Amortization of unearned compensation          --           --         2,494          2,494
Employee stock purchase plan issues  .         --           --            --            562
Exercise of stock options from
 treasury stock ......................         --          563            --            147
Purchase of treasury stock ...........         --       (1,590)           --         (1,590)
Preferred stock dividends, Series C,
 including cash distribution of $43  .     (1,293)          --            --         (1,293)
Tax benefit from stock plan ..........         --           --            --            866
Net income before preferred dividends      63,415           --            --         63,415
                                       -----------  -----------  --------------  -----------
Balance December 31, 1995 ............  $ 205,059    $  (1,348)     $ (7,006)     $ 543,532
                                       ===========  ===========  ==============  ===========

  The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the Three Years Ended December 31, 1995
                             Dollars in Thousands

                                                                       1995          1994         1993
                                                                  -------------  -----------  -----------
Cash flows from operating activities:
Net income ......................................................  $     63,415   $   36,827   $  47,174
Adjustments to reconcile net cash flow from operating activities:
 Depreciation and amortization ..................................        65,244       21,197      17,812
 Amortization of excess of cost over fair value
  of net assets acquired ........................................         7,005           --          --
 Amortization of original issue discount ........................        45,409       31,946          --
 Amortization of deferred financing costs .......................         8,979        1,687       1,013
 Amortization of unearned compensation ..........................         2,494           --          --
 Provision for deferred income taxes ............................        13,983        8,258       3,098
 Loss on equity investment in Casecnan ..........................           362           --          --
 Expense of previously deferred financing costs .................            --          198          --
 Changes in other items:
  Accounts receivable ...........................................           213       (6,614)     (5,486)
  Accounts payable and other accrued liabilities ................         3,838       23,864        (784)
  Deferred income ...............................................         6,181         (437)       (876)
  Income tax payable ............................................         2,084       (4,500)      4,000
  Other assets ..................................................            --           --        (177)
                                                                  -------------  -----------  -----------
 Net cash flows from operating activities .......................       219,207      112,426      65,774
                                                                  -------------  -----------  -----------
Cash flows from investing activities:
Capital expenditures relating to power plants and
 development of existing projects ...............................       (25,884)     (37,717)    (26,860)
Acquisition of equipment ........................................        (1,236)        (361)     (1,104)
Purchase of Magma, net of cash acquired .........................      (907,614)      (3,043)         --
Upper Mahiao--construction in progress ..........................      (140,350)     (48,554)         --
Mahanagdong--construction in progress ...........................       (55,117)     (21,443)         --
Malitbog--construction in progress ..............................       (94,188)          --          --
Investment in Casecnan ..........................................       (61,177)          --          --
Other International development .................................        (8,973)      (2,445)         --
Salton Sea Expansion ............................................       (62,430)          --          --
Pacific Northwest, Nevada, and Utah exploration costs  ..........       (10,445)      (8,493)    (19,060)
Decrease (increase) in short-term investments ...................        80,565      (50,000)         --
Decrease (increase) in restricted cash ..........................       (17,452)     (83,670)     14,409
Decrease in other investments and assets ........................        14,519        1,847         941
Yuma--construction in progress ..................................            --           --     (40,167)
Transmission line deposit .......................................            --           --       7,684
                                                                  -------------  -----------  -----------
 Net cash flows from investing activities .......................    (1,289,782)    (253,879)    (64,157)
                                                                  -------------  -----------  -----------
Cash flows from financing activities:
Proceeds from sale of common and treasury stock and
 exercise of stock options ......................................       299,649        1,580       2,912
Proceeds from Salton Sea notes and bonds ........................       475,000           --          --
Proceeds from limited recourse senior secured notes  ............       200,000           --          --
Proceeds from merger facility ...................................       500,000           --          --
Recapitalization of merger facility .............................      (500,000)          --          --
Repayment of project loans ......................................      (153,752)     (13,800)    (16,724)
Construction loans ..............................................       179,695       31,503          --
Repayment of Salton Sea notes and bonds .........................       (22,912)          --          --
Deferred charges relating to debt financing .....................       (34,733)     (11,905)     (2,582)
Decrease (increase) in amounts due from Joint Ventures  .........       (29,169)         316      (3,146)
Purchase of treasury stock ......................................        (1,590)     (65,119)     (2,897)
Proceeds from issue of Senior Discount Note .....................            --      400,000          --
Proceeds from issue of convertible subordinated debentures  .....            --           --     100,000
Defeasance of senior notes ......................................            --      (35,730)         --
                                                                  -------------  -----------  -----------
 Net cash flows from financing activities .......................       912,188      306,845      77,563
                                                                  -------------  -----------  -----------
Net increase (decrease) in cash and investments .................      (158,387)     165,392      79,180
                                                                  -------------  -----------  -----------
Cash and investments at beginning of period .....................       308,091      142,699      63,519
                                                                  -------------  -----------  -----------
Cash and investments at end of period ...........................  $    149,704   $  308,091   $ 142,699
                                                                  =============  ===========  ===========
Interest paid (net of amounts capitalized) ......................  $     50,840   $   12,624   $  20,136
                                                                  =============  ===========  ===========
Income taxes paid ...............................................  $     14,812   $    4,926   $   6,819
                                                                  =============  ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1995
          Dollars and Shares in Thousands, Except Per Share Amounts

1. BUSINESS

   CalEnergy Company, Inc. (the "Company"), formerly California Energy Company, Inc., was formed in 1971. It is primarily engaged in the development of geothermal resources and conversion of such resources into electrical power and steam for sale to electric utilities, and the development and operation of other environmentally responsible forms of power generation.

   The Company has organized several partnerships and joint ventures (herein referred to as Coso Joint Ventures) in order to develop geothermal energy at the China Lake Naval Air Weapons Station, Coso Hot Springs, China Lake, California. Collectively, the projects undertaken by these Coso Joint Ventures are referred to as the Coso Project. The Company is the operator and holds interests between 46.4% and 50% in the Coso Joint Ventures after payout. Payout is achieved when a Coso Joint Venture has returned the initial capital to the Coso Joint Venturers. In addition, the Company is developing geothermal resources in Northern California and Oregon (collectively the Pacific Northwest). In January 1991, the Company acquired a power plant and an interest in steam fields in Nevada and Utah (See Note 7). In 1992, the Company entered into the natural gas-fired electrical generation market through the purchase of a development opportunity in Yuma, Arizona. Commercial operation of the Yuma project commenced in late May 1994. In 1993, the Company started developing a number of international power project opportunities where private power generating programs have been initiated, including the Philippines and Indonesia. In addition, in January 1995, the Company acquired approximately 51% of Magma Power Company ("Magma") and completed the acquisition in February 1995 by acquiring the remaining percentage of approximately 49% of Magma Common Stock. Magma's operating assets include four projects referred to as the Partnership Project of which Magma has a 50% interest, the Salton Sea Project of which Magma owns 100% and certain royalties received from the Partnership Project and other non related projects (See Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, and its proportionate share of the joint ventures in which it has invested. All significant inter-enterprise transactions and accounts have been eliminated.

INVESTMENTS AND RESTRICTED CASH

   Investments other than restricted cash are primarily commercial paper and money market securities. The restricted cash balance includes such securities and mortgage backed securities, and is mainly composed of amounts deposited in restricted accounts from which the Company will source its equity contribution requirements relating to the Upper Mahiao, Mahanagdong, Malitbog, Salton Sea Unit IV projects and of the Coso Joint Ventures' and Partnership Project's debt service reserve funds. The debt service reserve funds are legally restricted to their use and require the maintenance of specific minimum balances.

   Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS 115") "Accounting for Certain Investments in Debt and Equity Securities." Adoption of SFAS 115 had no material effect on the Company's individual or combined financial position or results of operations. In accordance with the provisions of SFAS 115, the Company classifies its investments, and accounts for changes in fair value, as follows:

 o Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

 o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

  o Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

   At December 31, 1995, all of the Company's investments are classified as held-to-maturity and are accounted for at their amortized cost basis. The carrying amount of the investments approximates the fair value based on quoted market prices as provided by the financial institution which holds the investments.

WELL, RESOURCE DEVELOPMENT AND EXPLORATION COSTS

   The Company follows the full cost method of accounting for costs incurred in connection with the exploration and development of geothermal resources. All such costs, which include dry hole costs and the cost of drilling and equipping production wells and directly attributable administrative and interest costs, are capitalized and amortized over their estimated useful lives when production commences. The estimated useful lives of production wells are ten to twenty years depending on the characteristics of the underlying resource; exploration costs and development costs, other than production wells, are generally amortized over the weighted average remaining term of the Company's power and steam purchase contracts. For purposes of current period visibility and disclosure, all such costs are identified in the Consolidated Statements of Cash Flows as they are incurred.

DEFERRED WELL AND REWORK COSTS

   Well rework costs are deferred and amortized over the estimated period between reworks. These deferred costs of $7,086 and $733 at December 31, 1995 and 1994, respectively, are included in other assets.

PROPERTIES, PLANTS, CONTRACTS, EQUIPMENT AND DEPRECIATION

   The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets are expensed.

   Depreciation of the operating power plant costs, net of salvage value, is computed on the straight-line method over the estimated useful lives, resulting in a composite rate of depreciation of approximately 2.67% per annum. Depreciation of furniture, fixtures and equipment, which are recorded at cost, is computed on the straight-line method over the estimated useful lives of the related assets, which range from three to ten years.

   The Magma acquisition by the Company has been accounted for as a purchase business combination pursuant to the principles of APB Opinion No. 16 "Business Combinations." In applying APB No. 16, all identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring Magma, equal to their fair values at the date of the acquisition and include the following:

      Power sales agreements are amortized separately over (1) the remaining portion (1 to 5 years) of the scheduled price periods of the power sales agreements and (2) the 20 year avoided cost periods of the power sales agreements using the straight-line method.

      Mineral reserves are amortized on the units of production method.

      Process licenses and related technologies are amortized using the straight-line method over the estimated useful life of the license.

      Total acquisition costs in excess of the fair values assigned to the net assets acquired are amortized over a 40 year period using the straight line method.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

CAPITALIZATION OF INTEREST AND DEFERRED FINANCING COSTS

   Prior to the commencement of operations, interest is capitalized on the costs of the plants and geothermal resource development to the extent incurred. Capitalized interest and other deferred charges are amortized over the lives of the related assets.

   Deferred financing costs are amortized over the term of the related financing. Loan fees are amortized using the implicit interest method; other deferred financing costs are amortized using the straight-line method.

REVENUE RECOGNITION

   Revenues are recorded based upon service rendered and electricity and steam delivered to the end of the month. See Note 7 for contractual terms of power sales agreements. Royalties contractually payable to the Company by the Partnership Project are recorded on an accrual basis, net of the Company's 50% share of the corresponding partnership project expense. Royalties earned from providing geothermal resources to power plants operated by other geothermal power producers are recorded on an accrual basis.

DEFERRED INCOME TAXES

   On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changes the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach.

FAIR VALUES OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used by the Company in estimating fair values of financial instruments as discussed herein. Fair values have been estimated based on quoted market prices for debt issues listed on exchanges. Fair values of financial instruments that are not actively traded are based on market prices of similar instruments and/or valuation techniques using market assumptions. Although management uses its best judgement in estimating the fair value of these financial instruments, there are inherent limitations in any estimation technique. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.

   The Company assumes that the carrying amount of short-term financial instruments approximates their fair value. For these purposes, short-term is defined as any item that matures, reprices, or represents a cash transaction between willing parties within six months or less of the measurement date.

NET INCOME PER COMMON SHARE

   Primary and fully diluted earnings per common share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period computed using the treasury stock method. Fully diluted earnings per share also assumes the conversion of the Convertible Subordinated Debentures into 4,444 common shares at a conversion price of $22.50 per share (even though the common share price was $19.50 at December 31, 1995) and the exercise of all dilutive stock options outstanding at their option prices, with the option exercise proceeds used to repurchase shares of common stock at the ending market price for fully diluted earnings per share. For primary earnings per share, shares of common stock are assumed to be repurchased at the average price for the period.

CASH FLOWS

   The statement of cash flows classifies changes in cash according to operating, investing, or financing activities. Investing activities include capital expenditures incurred in connection with the power plants,

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

wells, resource development, and exploration costs. The Company considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. Restricted cash is not considered a cash equivalent.

RECLASSIFICATION

   Certain amounts in the fiscal 1994 and 1993 financial statements and supporting footnote disclosures have been reclassified to conform to the fiscal 1995 presentation. Such reclassification did not impact previously reported net income or retained earnings.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. PURCHASE OF MAGMA POWER COMPANY

   On January 10, 1995, the Company acquired approximately 51% of the outstanding shares of common stock of Magma Power Company (the "Magma Common Stock") through a cash tender offer (the "Magma Tender Offer") and completed the Magma acquisition on February 24, 1995 by acquiring the approximately 49% of the outstanding shares of Magma Common Stock not owned by the Company through a merger. Magma is engaged in independent power operations similar to those of the Company. The results of operations of the Company include the results of operations of Magma from January 10, 1995, to December 31, 1995 adjusted for the Company's percentage ownership during that time period.

   The Magma acquisition has been accounted for as a purchase business combination pursuant to the principles of APB Opinion No. 16 "Business Combinations." In applying APB No. 16, all identifiable assets acquired and liabilities assumed were assigned a portion of the cost of acquiring Magma, equal to their fair values at the date of the acquisition. The total cost of the acquisition was allocated as follows:

Cash ................................................................. $ 62,116
Operating facilities and project cash ................................  291,365
Power sales agreements ...............................................  173,730
Mineral reserves .....................................................  160,768
Construction in progress .............................................   93,174
Process license and other ............................................   39,304
Excess of cost over fair value of net assets acquired, net of deferred taxes of $168,914 ..................................................  137,455
                                                                       --------
                                                                       $957,912
                                                                       ========

   The fair value of operating facilities, net of salvage value, and exploration and development cost is depreciated using the straight-line method over the remaining portion (approximately 24 years) of the original 30 year life.

   Power sales agreements have been assigned values separately for each of (1) the remaining portion (1 to 5 years) of the scheduled price periods of the power sales agreements; (2) the 20 year avoided cost periods of the power sales agreements, and are being amortized separately over such periods using the straight line method; and (3) the 163 net MW BRPU Award for which the related plants will either be constructed or the contract rights will be bought out; amortization of such values has been deferred until the plants have been constructed and production commences or the buyout proceeds have been applied against such values.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

    The Salton Sea reservoir contains commercial quantities of extractable minerals. The fair value has been allocated to mineral reserves which was based on the estimated net cash flows generated from producing such minerals. The fair value assigned to the mineral reserves will be amortized on the units of production method upon commencement of commercial production.

   Fair value has been assigned to contracts for which the plants are presently under construction and energy production is not expected to commence before 1996. Accordingly, revenues, period operating costs, depreciation of the remaining capital costs to be incurred for the completion of such facilities and amortization of this acquisition cost are not presently included in the Company's statements of operations.

   A process license was allocated fair value which represents the economic benefits expected to be realized from the installation of the license and related technology at the Imperial Valley. The fair value assigned to the process license is being amortized using the straight-line method over the remaining estimated useful life of the license. Deferred finance costs are being amortized using the level yield method over the term of the related debt.

   Total acquisition costs in excess of the fair values assigned to the net assets acquired is amortized over a 40 year period using the straight-line method.

   The Magma Tender Offer was financed with a $245,600 facility from Credit Suisse (the "Tender Facility"). Loans under the Tender Facility were made to the Company on a nonrecourse basis, secured by the Magma stock acquired, and the Company lent the proceeds of such loans to Magma in exchange for a secured term note from Magma (the "Tender Note"). The loans under the Tender Facility were repaid from funds received from the Merger Facilities, described below.

   Secured bank financing in the amount of $500,000 was provided by Credit Suisse (the "Merger Facilities") on specified terms and subject to customary conditions. Such funds, together with the net proceeds of a public equity offering (see Note 4) and general corporate funds of the Company, were used to complete the Magma acquisition.

   In July 1995, the Company recapitalized Magma and the related Merger Facilities from proceeds received through the issuance of notes and bonds as described in Note 5.

   Unaudited proforma combined revenue, net income and primary earnings per share of the Company and Magma for the twelve months ended December 31, 1995 and 1994, as if the acquisition had occurred at the beginning of 1994 after giving effect to certain proforma adjustments related to the acquisition were $400,648, $62,367 and $1.18, compared to $368,276, $30,978 and $.57, respectively.

4. EQUITY OFFERING

   Simultaneous with the acquisition of the remaining equity interest of Magma on February 24, 1995, the Company completed a public offering (the "Offering") of 18,170 shares of common stock, which amount included a direct sale by the Company to Peter Kiewit Sons, Inc. of 1,500 shares and the exercise of underwriter over-allotment options for 1,500 shares, at a price of $17.00 per share. The Company received net proceeds of $300,388 from the Offering.

5. DEBT OFFERINGS

   On July 21, 1995 the Company issued $200,000 of 9 7/8% Limited Recourse Senior Secured Notes Due 2003 (the "Notes"). Interest on the Notes is payable on June 30 and December 30 of each year, commencing December 1995. The Notes are secured by an assignment and pledge of 100% of the outstanding capital stock of Magma and are recourse only to such Magma capital stock, the Company's interest in a secured Magma note and general assets of the Company equal to the Restricted Payment Recourse Amount (as defined in the Note Indenture).

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

    At any time or from time to time on or prior to June 30, 1998, the Company may, at its option, use all or a portion of the net cash proceeds of a Company equity offering (as defined in the Note Indenture) and shall at any time use all of the net cash proceeds of any Magma equity offering (as defined in the Note Indenture) to redeem up to an aggregate of 35% of the principal amount of the Notes originally issued at a redemption price equal to 109.875% of the principal amount thereof plus accrued interest to the redemption date. On or after June 30, 2000, the Notes are redeemable at the option of the Company, in whole or in part, initially at a redemption price of 104.9375% declining to 100% on June 30, 2002 and thereafter, plus accrued interest to the date of redemption.

   Concurrent with the issuance of the Notes, the Company through its wholly owned subsidiary, Salton Sea Funding Corporation ("Funding Corporation"), completed a sale to institutional buyers of $475,000 principal amount of Salton Sea Notes and Bonds, which are nonrecourse to the Company. These debt securities were rated Baa3 by Moody's and BBB-by Standard & Poor's. The Funding Corporation debt securities were offered in three tranches as follows:

         $232,750 6.69% Senior Secured Series A Notes Due May 30, 2000 $133,000 7.37% Senior Secured Series B Bonds Due May 30, 2005 $109,250 7.84% Senior Secured Series C Bonds Due May 30, 2010

   The Salton Sea Notes and Bonds are secured by the Company's three existing Salton Sea plants, the 40 net MW Salton Sea Unit IV plant as well as an assignment of the right to receive various royalties payable to Magma in connection with its Imperial Valley properties and distributions from the Partnership Project. In connection with the Salton Sea debt issuance, the Company has, subject to certain conditions, committed to fund any costs of construction in connection with the construction of the Salton Sea Unit IV project over and above the initial budgeted amount of $135,000 in the event such budgeted amount is insufficient to cause substantial completion of the expansion project prior to January 1, 1998.

   Each of the Company's direct or indirect subsidiaries is organized as a legal entity separate and apart from the Company and its other subsidiaries. It should not be assumed that any asset of any such subsidiary will be available to satisfy the obligations of the Company or any of its other such subsidiaries; provided, however, that unrestricted cash or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of such parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to the Company or affiliates thereof. Substantially all of the assets of each subsidiary listed below (except Vulcan/BN Geothermal Power Company and certain other subsidiaries involved in project financing activities) have been encumbered to secure obligations owed to the creditors of such subsidiary:

              Fish Lake Power Company
              Salton Sea Brine Processing L.P.
              Salton Sea Power Generation L.P.
              Vulcan Power Company
              CalEnergy Operating Company
              Salton Sea Funding Corporation
              Salton Sea Power Company
              Salton Sea Royalty Company
              Vulcan/BN Geothermal Power Company
              Del Ranch, L.P.
              Elmore, L.P.
              Leathers, L.P.

   The net proceeds of the Notes and the Salton Sea Notes and Bonds were used to (a) recapitalize Magma and the related Merger Facilities (b) refinance approximately $102,000 of existing indebtedness

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

of the Salton Sea Projects, and (c) provide funding for the Salton Sea Unit IV in the amount of $115,000. Pursuant to the Depositary Agreement, Funding Corporation established a debt service reserve fund in the form of a letter of credit in the initial amount of $50,000 from which scheduled interest and principal payments can be made. Annual repayment of the Notes and the Salton Sea Notes and Bonds for the years beginning January 1, 1996 are as follows:

         1996 ..........................................   $ 48,106
         1997 ..........................................     64,378
         1998 ..........................................     74,938
         1999 ..........................................     35,108
         2000 ..........................................     19,572
         Thereafter  ...................................    409,986
                                                          ---------
                                                           $652,088
                                                          =========

6. INTEREST RATE SWAP AGREEMENTS

   In January 1993, the Coso Joint Ventures entered into five year deposit interest rate swap agreements. The subject deposits represent debt service reserves established in conjunction with refinancing the Coso Joint Ventures loans through Coso Funding Corp. The deposit interest rate swaps effectively convert interest earned on the debt service reserve deposits from a variable rate to a fixed rate, in order to match the nature of the interest rate on the borrowings used to fund the debt service reserve deposits. The Company's proportion of the deposit amount of $25,056 included in restricted cash and investments accretes annually to a maximum amount of approximately $29,300 in 1997. Under the agreements, which mature on January 11, 1998, the Coso Joint Ventures make semi-annual payments to the counter party at variable rates based on LIBOR, reset and compounded every three months, and in return receive payments based on a fixed rate of 6.34%. The effective LIBOR rate ranged from 5.6875% to 6.375% during 1995 and was 5.9375% at December 31, 1995. The counter party to these agreements is a large multi-national financial institution.

   In September 1993, the Company entered into a three year deposit interest rate swap agreement, which effectively converts a notional deposit balance of $75,000 from a variable rate to a fixed rate. The Company makes semi-annual payments to the counter party at effectively the LIBOR rate, reset every six months, and in return receives payments based on a fixed rate of 4.87%. The counter party to this agreement is the same counter party to the Coso Joint Ventures.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

7. PROPERTIES, PLANTS, CONTRACTS AND EQUIPMENT

   Properties, plants, contracts and equipment comprise the following at December 31:

                                                        1995        1994
                                                     ----------  ----------
Operating project costs:
 Power plants ....................................   $  623,778    $314,027
 Wells and resource development ..................      271,242     174,651
 Power sales agreements ..........................      185,749          --
 Licenses, equipment and other ...................       58,052       9,674
 Wells and resource development in progress  .....          465         434
                                                     ----------  ----------
  Total operating facilities .....................    1,139,286     498,786
  Less accumulated depreciation and amortization       (162,970)    (95,480)
                                                     ----------  ----------
 Net operating facilities ........................      976,316     403,306
                                                     ----------  ----------
 Mineral reserves ................................      211,576      39,275
 Construction in progress:
  Upper Mahiao ...................................      188,904      48,554
  Malitbog .......................................      146,735          --
  Mahanagdong ....................................       76,560      21,443
  Salton Sea Unit IV .............................      108,769          --
  Pacific Northwest geothermal development costs         58,311      46,620
  Other international development ................       11,418       2,445
                                                     ----------  ----------
    Total ........................................   $1,778,589    $561,643
                                                     ==========  ==========

COSO PROJECT OPERATING FACILITIES

   The Coso Project operating facilities comprise the Company's proportionate share of the assets of three of its Joint Ventures; Coso Finance Partners (Navy I Joint Venture), Coso Energy Developers (BLM Joint Venture), and Coso Power Developers (Navy II Joint Venture).

NAVY I PLANT

   The Navy I Plant consists of three turbines, of which one unit commenced delivery of firm power in August 1987, and the second and third units in December 1988. The 80 net MW Plant is located on land owned by and leased from the U.S. Navy to December 2009, with a 10 year extension at the option of the Navy. Under terms of the Navy I Joint Venture, profits and losses were allocated approximately 49% before payout of Units 2 and 3 and approximately 46.4% thereafter to the Company. As of December 31, 1994, payout had been reached on Units 2 and 3 of the Navy I Plant.

BLM PLANT

   The BLM Plant consists of two turbines at one site (BLM East), which commenced delivery of firm power in March and May, 1989, respectively, and one turbine at another site (BLM West) which commenced delivery of firm power in August, 1989. The BLM Plant is situated on lands leased from the U.S. Bureau of Land Management under a geothermal lease agreement that extends until October 31, 2035. The lease may be extended to 2075 at the option of the BLM. Under the terms of the BLM Joint Venture agreement, the Company's share of profits and losses before and after payout is approximately 45% and 48%, respectively. The BLM Plant reached payout in June 1994.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

NAVY II PLANT

   The Navy II Plant consists of three turbines, of which two units commenced delivery of firm power in January 1990, and the third in February 1990. The 80 net MW Plant is located on the southern portion of the Navy lands. Under terms of the Joint Venture, all profits, losses and capital contributions for Navy II are divided equally by the two partners.

IMPERIAL VALLEY PROJECT OPERATING FACILITIES

   Magma currently operates seven geothermal power plants in the Imperial Valley in California. Four of these plants were developed by Magma and are owned by the partnerships in which Magma is the managing general partner and operator and owns 50% interests. The Partnership Project consists of the Vulcan, Hoch (Del Ranch), Elmore, and Leather Partnerships. The remaining three plants which comprise the Salton Sea Project are wholly owned by subsidiaries of Magma and were purchased on March 31, 1993 from Union Oil Company of California. These geothermal power plants consist of the Salton Sea I, Salton Sea II and the Salton Sea III. The Partnership Project and the Salton Sea Project are collectively referred to as the Imperial Valley Project. The Imperial Valley Project commencement dates and contract nameplates are as follows:

IMPERIAL VALLEY PLANTS        COMMENCEMENT DATE      CONTRACT NAMEPLATE
----------------------        -----------------      ------------------
Vulcan ....................   February 10, 1986            34 MW
Hoch (Del Ranch) ..........   January 2, 1989              38 MW
Elmore ....................   January 1, 1989              38 MW
Leathers ..................   January 1, 1990              38 MW
Salton Sea I ..............   July 1, 1987                 10 MW
Salton Sea II .............   April 5, 1990                20 MW
Salton Sea III ............   February 13, 1989            49.8 MW

SIGNIFICANT CUSTOMER

   All of the Company's sales of electricity from the Coso Project and Imperial Valley Project, which comprise approximately 93% of 1995 electricity and steam revenues, are to Edison and are under long-term power purchase contracts.

   The Coso Project and the Partnership Project sell all electricity generated by the respective plants pursuant to seven long-term SO4 Agreements between the project and Edison. These SO4 Agreements provide for capacity payments, capacity bonus payments and energy payments. Edison makes fixed annual capacity payments to the projects, and to the extent that capacity factors exceed certain benchmarks is required to make capacity bonus payments. The price for capacity and capacity bonus payments is fixed for the life of the SO4 Agreements. Energy is sold at increasing fixed rates for the first ten years of each contract and thereafter at Edison's Avoided Cost of Energy.

   The fixed price periods of the Coso Project SO4 Agreements extend until at least August 1997, March 1999 and January 2000 for each of the units operated by the Navy I, BLM and Navy II Partnerships, respectively.

   The fixed price periods of the Partnership Project SO4 Agreements extend until February 1996, December 1998, December 1998, and December 1999 for each of the Vulcan, Hoch (Del Ranch), Elmore and Leathers Partnerships, respectively.

   The Company's SO4 Agreements provide for rates ranging from 11.4 cents per kWh in 1995 to 15.6 cents per kWh in 1999.

   Salton Sea I sells electricity to Edison pursuant to a 30-year negotiated power purchase agreement, as amended (the "Salton Sea I PPA"), which provides for capacity and energy payments. The energy

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

payment is calculated using a Base Price which is subject to quarterly adjustments based on a basket of indices. The time period weighted average energy payment for Unit 1 was 4.99 cents per kWh during 1995. As the Salton Sea I PPA is not an SO4 Agreement, the energy payments do not revert to Edison's Avoided Cost of Energy.

   Salton Sea II and Salton Sea III sell electricity to Edison pursuant to 30-year modified SO4 Agreements that provide for capacity payments, capacity bonus payments and energy payments. The price for contract capacity and contract capacity bonus payments is fixed for the life of the modified SO4 Agreements. The energy payments for the first ten year period, which period expires in April 2000 and February 1999 are levelized at a time period weighted average of 10.6 cents per kWh and 9.8 cents per kWh for Salton Sea II and Salton Sea III, respectively. Thereafter, the monthly energy payments will be Edison's Avoided Cost of Energy. For Salton Sea II only, Edison is entitled to receive, at no cost, 5% of all energy delivered in excess of 80% of contract capacity through March 31, 2004.

   For the year ended December 31, 1995, Edison's average Avoided Cost of Energy was 2.1 cents per kWh which is substantially below the contract energy prices earned for the year ended December 31, 1995. Estimates of Edison's future Avoided Cost of Energy vary substantially from year to year. The Company cannot predict the likely level of Avoided Cost of Energy prices under the SO4 Agreements and the modified SO4 Agreements at the expiration of the scheduled payment periods. The revenues generated by each of the projects operating under SO4 Agreements could decline significantly after the expiration of the respective scheduled payment periods.

ROYALTY EXPENSE

   Royalty expense comprises the following for the years ended:

                                    1995       1994      1993
                                    ----       ----      ----
         Navy I, Unit 1 ........   $ 1,622    $1,641    $1,556
         Navy I, Units 2 and 3       3,394     3,174     2,924
         BLM ...................     3,036     2,842     1,868
         Navy II ...............     5,571     1,963     1,717
         WSG ...................       287       268       209
         Vulcan ................     1,207        --        --
         Leathers ..............     1,968        --        --
         Elmore ................     1,713        --        --
         Hoch (Del Ranch) ......     1,932        --        --
         Salton Sea 1 & 2 ......     1,147        --        --
         Salton Sea 3 ..........     2,431        --        --
                                  --------  --------  --------
             Total .............   $24,308    $9,888    $8,274
                                  ========  ========  ========

   The amount of royalties paid by Navy I to the U.S. Navy to develop geothermal energy for Navy I, Unit 1 on the lands owned by the Navy comprises
(i) a fee payable during the term of the contract based on the difference between the amounts paid by the Navy to Edison for specified quantities of electricity and the price as determined under the contract (which currently approximates 73% of that paid by the Navy to Edison), and (ii) $25,000 payable in December 2009, of which the Company's share is $11,600. The $25,000 payment is secured by funds placed on deposit monthly, which funds, plus accrued interest, will aggregate $25,000. The monthly deposit is currently $50. As of December 31, 1995, the balance of funds deposited approximated $4,457, which amount is included in restricted cash and accrued liabilities.

   Units 2 and 3 of Navy I and the Navy II power plants are on Navy lands, for which the Navy receives a royalty based on electric sales revenue at the initial rate of 4% escalating to 22% by the end of the contract in December 2019. The BLM is paid a royalty of 10% of the value of steam produced by the geothermal resource supplying the BLM Plant.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

    The Partnership Project pays royalties based on both energy revenues and total electricity revenues. Hoch (Del Ranch) and Leathers pay royalties of 5% of energy revenues and 1% of total electricity revenue. Elmore pays royalties of 5% of energy revenues. Vulcan pays royalties of 4.167% of energy revenues.

   The Salton Sea Project's weighted average royalty expense in 1995 was approximately 3.4%. The royalties are paid to numerous recipients based on varying percentages of electrical revenue or steam production multiplied by published indices.

YUMA PROJECT

   During 1992, the Company acquired a development stage 50 net MW natural gas-fired cogeneration project in Yuma, Arizona (the "Yuma Project"). The Yuma Project is designed to be a Qualifying Facility ("QF") under PURPA and to provide 50 net MW of electricity to San Diego Gas & Electric Company ("SDG&E") under an existing 30-year power purchase contract. The electricity is sold at SDG&E's Avoided Cost of Energy. The power is wheeled to SDG&E over transmission lines constructed and owned by Arizona Public Service Company ("APS"). An agreement for interconnection and a firm transmission service agreement have been executed between APS and the Yuma Project entity and have been accepted for filing by the Federal Energy Regulatory Commission.

   The Yuma Project commenced commercial operation in May 1994. The project entity has executed steam sales contracts with an adjacent industrial entity to act as its thermal host in order to maintain its status as a QF, which is a requirement of its SDG&E contract. Since the industrial entity has the right under its contract to terminate the agreement upon one year's notice if a change in its technology eliminates its need for steam, and in any case to terminate the agreement at any time upon three years notice, there can be no assurance that the Yuma Project will maintain its status as a QF. However, if the industrial entity terminates the agreement, the Company anticipates that it will be able to locate an alternative thermal host in order to maintain its status as a QF or build a greenhouse at the site for which the Company believes it would obtain QF status. A natural gas supply and transportation agreement has been executed with Southwest Gas Corporation, terminable under certain circumstances by the Company and Southwest Gas Corporation.

MINERAL RESERVES--NEVADA AND UTAH PROPERTIES

   On May 3, 1990, the Company entered into a definitive purchase agreement with a subsidiary of Chevron Corporation ("Chevron") for the acquisition of certain geothermal operations, including interests in approximately 83,750 acres of geothermal properties in Nevada and Utah, for an aggregate purchase price of approximately $51,100. These property interests consist largely of leasehold interests, including properties leased from the BLM and from private landowners.

   The property acquired from Chevron includes:

     Roosevelt Hot Springs. The Company operates and owns an approximately 70% interest in a geothermal steam field which supplies geothermal steam to a 23 net MW power plant owned by Utah Power & Light Company ("UP&L") located on the Roosevelt Hot Springs property under a 30-year steam sales contract. The Company obtained approximately $20,317 cash under a pre-sale agreement with UP&L whereby UP&L paid in advance for the steam produced by the steam field. The Company must make certain penalty payments to UP&L if the steam produced does not meet certain quantity and quality requirements.

     Desert Peak. The Company is the owner and operator of a 10 net MW geothermal plant at Desert Peak, Nevada that is currently selling electricity to Sierra Pacific Power Company ("Sierra") under a power sales agreement that expires December 31, 1995 and that may be extended on a year-to-year basis as agreed by the parties. The December 31, 1995 price for electricity under this

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

   contract was 6.6 cents per kWh, comprising an energy payment of 2.1 cents per kWh (which is adjustable pursuant to an inflation-based index) and a capacity payment of 4.5 cents per kWh. The Company is currently selling power to Sierra at Sierra's Avoided Cost.

PACIFIC NORTHWEST GEOTHERMAL DEVELOPMENT COSTS

   In the Pacific Northwest, the Company has acquired leasehold rights and has performed certain geological evaluations to determine the resource potential of the underlying properties. Recovery of those costs is ultimately dependent upon the Company's ability to prove geothermal reserves and sell geothermal steam, or to obtain financing, build power plants, gain access to high voltage transmission lines, and sell the resultant electricity at favorable prices or, sell its leaseholds. In the opinion of management, the Company will be able to recover its development costs through the generation of electricity for sale. In September 1994, the Company executed the final Power Purchase Agreements with Bonneville Power Administration ("BPA") and Eugene Water and Electric Board ("EWEB") for a 30 MW geothermal pilot project planned to be constructed at the Newberry site near Bend, Oregon. The Company agreed to sell 20 net MW to BPA and 10 net MW to Eugene Water and Electric Board ("EWEB") from the Newberry Project. In addition, BPA and EWEB together have an option to purchase up to an additional 100 net MW of production from the Newberry Project under certain circumstances. In a public-private development effort, the Company is responsible for development, permitting, financing, construction and operation of the project (which will be 100% owned by the Company), while EWEB will cooperate in the development efforts by providing assistance with government and community affairs and sharing in the development costs (up to 30%). The Newberry Project is currently expected to commence commercial operation in 1998. The power sales agreements provide that under certain circumstances the contracts may be utilized at an alternative location. Completion of the Newberry Project is subject to a number of significant uncertainties and cannot be assured.

SFAS 121

   On January 1, 1996, the Company intends to adopt Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Management anticipates that the adoption of SFAS 121 will not have a material effect on the Company's financial statements.

8. EQUITY INVESTMENT IN CASECNAN

   The Company has a 35% ownership interest in the Casecnan Project, a multipurpose irrigation and hydroelectric power facility with a rated capacity of approximately 150 net MW located on the island of Luzon in the Philippines. The assets and liabilities of the Casecnan Project as of December 31, 1995 were $500,672 and $378,299 respectively.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

9. PROJECT LOANS

   Project loans, which are nonrecourse to the Company, comprise the following at December 31:

                                                      1995        1994
                                                   ---------   ---------
Coso Funding Corp. project loans with fixed
  interest rates (weighted average interest rates
  of 8.29% and 8.13% at December 31, 1995 and
  1994, respectively) with scheduled repayments
  through December 2001 .........................   $203,226    $233,080
Partnership Project loans with variable interest
 rates (weighted average interest rates of
 6.44% at December 31, 1995) and scheduled
 repayments through September 2002 .. ...........     54,707          --
                                                   ---------   ---------
    Total Project Loans .........................   $257,933    $233,080
                                                   =========   =========

   The Coso Funding Corp. project loans are from Coso Funding Corp. ("Funding Corp."). Funding Corp. is a single-purpose corporation formed to issue notes for its own account and as an agent acting on behalf of the Coso Project. On December 16, 1992, pursuant to separate credit agreements executed between Funding Corp. and each Coso Joint Venture the proceeds from Funding Corp.'s note offering were loaned to the Coso Project. The proceeds of $560,245 were used by the Coso Project to (i) purchase and retire project finance debt comprised of the term loans and construction loans in the amount of $424,500,
(ii) fund contingency funds in the amount of $68,400, (iii) fund debt service reserve funds in the amount of $40,000, and (iv) finance $27,345 of capital expenditures and transaction costs. The contingency fund and debt service reserve fund were required by the project loan agreements.

   The contingency fund represented the approximate maximum amount, if any, which could theoretically have been payable by the Coso Project to third parties to discharge all liens of record and other contract claims encumbering the Coso Project's plants at the time of the project loans. The contingency fund was established in order to obtain investment-grade ratings to facilitate the offer and sale of the notes by Funding Corp., and such establishment did not reflect the Coso Project's view as to the merits or likely disposition of such litigation or other contingencies. On June 9, 1993, MPE and the Mission Power Group, subsidiaries of Edison Corp., and the Coso Project reached a final settlement of all of their outstanding disputes and claims relating to the construction of the Coso Project. As a result of the various payments and releases involved in such settlement, the Coso Project agreed to make a net payment of $20,000 to MPE from the cash reserves of the Coso Project contingency fund and MPE agreed to release its mechanics' liens on the Coso Project. After making the $20,000 payment, the remaining balance of the Coso Project contingency fund (approximately $49,300) was used to increase the Coso Project debt reserve fund from approximately $43,000 to its maximum fully-funded requirement of $67,900. The remaining $24,400 balance of contingency fund was retained within the Coso Project for future capital expenditures and for Coso Project debt service payments. Since the Coso Project debt service reserve is fully funded in advance, Coso Project cash flows otherwise intended to fund the Coso Project debt service reserve fund, subject to satisfaction of certain covenants and conditions contained in the Coso Joint Ventures' refinancing documents, may be available for distribution to the Company in its proportionate share.

   The Funding Corp. project loans are collateralized by, among other things, the power plants, geothermal resource, debt service reserve funds, contingency funds, pledge of contracts, and an assignment of all such Coso Project's revenues which will be applied against the payment of obligations of each Coso Joint Venture, including the project loans. Each Coso Joint Venture's assets will secure only its own project loan, and will not be cross-collateralized with assets pledged under other Coso Joint Venture's credit agreements. The project loans are nonrecourse to any partner in the Coso Joint Ventures

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

and Funding Corp. shall solely look to such Coso Joint Venture's pledged assets for satisfaction of such project loans. However, the loans are cross-collateralized by the available cash flow of each Coso Joint Venture. Each Coso Joint Venture after satisfying a series of its own obligations has agreed to advance support loans (to the extent of available cash flow and, under certain conditions, its debt service reserve funds) in the event revenues from the supporting Coso Joint Ventures are insufficient to meet scheduled principal and interest on their separate project loans.

   Partnership Project loans include the Company's pro-rata share of the debt of the Del Ranch, Elmore, and Leathers partnerships and is nonrecourse to the Company and subsidiaries, however, it is collateralized by substantially all of the assets of these partnerships. A Secured Credit Agreement with a group of international banks, with Morgan Guaranty Trust Company ("Morgan") as the agent bank provides for direct bank loans at specified premiums over a choice of either the bank's prime rate, the London Interbank Offered Rate ("LIBOR") or the CD Base rate. As an alternative, each partnership may elect to issue commercial paper and medium-term notes supported by letters of credit issued by Fuji Bank, Limited, which are secured, in turn, by the project debt facility with the Company. The partnerships had no direct bank borrowings at December 31, 1995. The loans of each partnership are reduced by semiannual principal payments in March and September of each year. The last principal payment is scheduled for September 15, 2001 for the Del Ranch and Elmore loans and September 15, 2002 for the Leathers loan.

   The annual repayments of the project loans for the years beginning January 1, 1996 and thereafter are as follows:

                     COSO FUNDING CORP  PARTNERSHIP PROJECT    TOTAL
                     -----------------  -------------------  ---------
      1996 .........      $ 54,881             $12,831        $ 67,712
      1997 .........        41,729              13,347          55,076
      1998 .........        38,912              13,347          52,259
      1999 .........        31,717               8,578          40,295
      2000 .........         4,080               2,953           7,033
      Thereafter  ..        31,907               3,651          35,558
                     -----------------  -------------------  ---------
                          $203,226             $54,707        $257,933
                     =================  ===================  =========

10. CONSTRUCTION LOANS

   The Construction Loans which are nonrecourse to the Company, comprise the following at December 31:

                                                           1995        1994
                                                        ----------  ---------
    Upper Mahiao Construction Loan with variable
      interest rates (weighted average interest rate
      of 8.31%) with scheduled project term
      repayments through 2006 ........................   $134,619    $24,508
    Mahanagdong Construction Loan with variable
      interest rates (weighted average interest rate
      of 8.02%) with scheduled project term
      repayments through 2007 ........................     39,716      6,995
    Malitbog Construction Loan with variable
      interest rates (weighted average interest
      rate of 8.42%) with scheduled project term
      repayments through 2005 ........................     36,863         --
                                                        ----------  ---------
                                                         $211,198    $31,503
                                                        ==========  =========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

    Draws on the construction loan and accrued liabilities for the Upper Mahiao geothermal power project at December 31, 1995 totalled $134,619 and $2,313, respectively. A syndicate of international commercial banks is providing the construction financing with interest rates at LIBOR or "Prime" with interest payments due every quarter and at LIBOR maturity. The weighted average interest rate at December 31, 1995 is approximately 8.31%. The Export-Import Bank of the U.S. ("Ex-Im Bank") is providing political risk insurance to commercial banks on the construction loan and will provide the majority of the project term financing of approximately $162,000 upon satisfaction of the conditions associated with commercial operation. The term financing for the Ex-Im Bank loan will be for a ten-year term at a fixed interest rate of 5.95%. The accrued liabilities represent invoices which were received, but not paid, by December 31, 1995 and retention on the construction and supply contracts.

   The Company's share of draws on the construction loan and accrued liabilities for the Mahanagdong geothermal power project at December 31, 1995 totalled $39,716 and $6,592 respectively. The construction debt financing is provided by the Overseas Private Investment Corporation ("OPIC") and a consortium of commercial lenders led by Bank of America NT&SA. The construction loan interest rates are at LIBOR or "Prime" with interest payments due quarterly and at LIBOR maturity. The debt provided by the commercial lenders will be insured by Ex-Im Bank against political risks. Ten-year project term debt financing of approximately $120,000 will be provided by Ex-Im Bank (which will replace the bank construction debt) and by OPIC. The majority of the term financing is expected to be provided by the Ex-Im Bank at a fixed interest rate of 6.92%. The accrued liabilities represent invoices which were received, but not paid, by December 31, 1995 and retention on the construction and supply contracts.

   Draws on the construction loan and accrued liabilities for the Malitbog Geothermal Power Project at December 31, 1995 totalled $36,863 and $18,678, respectively. Credit Suisse and OPIC have provided the construction and term loan facilities. The eight year project term loan facilities will be at variable interest rates. The international bank portion of the debt will be insured by OPIC against political risks and the Company's equity contribution to Visayas Geothermal Power Company ("VGPC") is covered by political risk insurance from the Multilateral Investment Guarantee Agency and OPIC.

11. SENIOR DISCOUNT NOTES

   In March 1994, the Company issued $400,000 of 10 1/4% Senior Discount Notes which accrete to an aggregate principal amount of $529,640 at maturity in 2004. The original issue discount (the difference between $400,000 and $529,640) will be amortized from issue date through January 15, 1997, during which time no cash interest will be paid on the Senior Discount Notes. Commencing July 15, 1997, cash interest on the Senior Discount Notes will be payable semiannually on January 15 and July 15 of each year. The Senior Discount Notes are redeemable at any time on or after January 15, 1999. The redemption prices commencing in the twelve month period beginning January 15, 1999 (expressed in percentages of the principal amount) are 105.125%, 103.417%, 101.708%, and 100% for 1999, 2000, 2001, and 2002, respectively, plus accrued interest through the redemption date in each case. The Senior Discount Notes are unsecured senior obligations of the Company.

   The Senior Discount Notes prohibit payment of cash dividends unless certain financial ratios are met and the dividends do not exceed 50% of the Company's accumulated adjusted consolidated net income as defined, subsequent to April 1, 1994, plus the proceeds of any stock issuance.

12. CONVERTIBLE SUBORDINATED DEBENTURES

   In June of 1993, the Company issued $100,000 principal amount of 5% convertible subordinated debentures ("debentures") due July 31, 2000. The debentures are convertible into shares of the Company's common stock at any time prior to redemption or maturity at a conversion price of $22.50 per share, subject to adjustment in certain circumstances. Interest on the debentures is payable semi-annually in arrears on July 31 and January 31 of each year, commencing on July 31, 1993. The debentures are

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

redeemable for cash at any time on or after July 31, 1996 at the option of the Company. The redemption prices commencing in the twelve month period beginning July 31, 1996 (expressed in percentages of the principal amount) are 102%, 101%, 100% and 100% in 1996, 1997, 1998 and 1999, respectively. The debentures are unsecured general obligations of the Company and subordinated to all existing and future senior indebtedness of the Company.

13. EXCHANGE OF PREFERRED STOCK TO CONVERTIBLE DEBT

   On November 19, 1991, the Company sold one thousand shares of convertible preferred stock, Series C, at $50,000 per share to Kiewit Energy Company, in a private placement. Each share of the Series C preferred stock was convertible at any time at $18.375 per common share into two thousand seven hundred and twenty-one shares of common stock subject to customary adjustments. The Series C preferred stock had a dividend rate of 8.125%, commencing March 15, 1992 through conversion date or December 15, 2003. The dividends, which were cumulative, were payable quarterly in convertible preferred stock, Series C, through March 15, 1995 and in cash on subsequent dividend dates.

   Pursuant to the terms of the Securities Purchase Agreement, the Company exercised its rights to exchange the preferred stock, Series C, on March 15, 1995 for $64,850 principal amount 9.5% convertible subordinated debenture of the Company due 2003, with the same conversion features of the preferred stock, Series C.

   The Company is obligated to redeem 20% of the outstanding debt each December 15, commencing 1999 through 2003, plus accrued interest.

   At any time after March 15, 1995, upon 20 days notice, the Company may redeem all, or any portion consisting of at least $5,000, of the convertible debt, then outstanding, provided that the Company's common stock has traded at or above 150% of the then effective conversion price, for any 20 trading days out of 30 consecutive trading days ending not more than five trading days prior to notice of redemption.

14. INCOME TAXES

   On January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method as required by Accounting Principles Board Opinion No. 11 to an asset and liability approach. Under SFAS 109, the net excess deferred tax liability as of January 1, 1993 was determined to be $4,100. This amount was reflected in 1993 income as the cumulative effect of a change in accounting principle. It primarily represents the recognition of the Company's tax credit carryforwards as a deferred tax asset. There was no cash impact to the Company upon the required adoption of SFAS 109. Under SFAS 109, the effective tax rate increased to approximately 30% in 1993 from 23.5% in 1992. This increase was due to the Company's tax credit carryforward being recognized as an asset and unavailable to reduce the current period's effective tax rate for computing the Company's provision for income taxes.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

    Provision for income tax is comprised of the following at December 31:

                                                   1995      1994      1993
                                                 --------  --------  --------
Currently payable:
 State .........................................  $ 5,510   $ 1,970   $ 3,300
 Federal .......................................   11,138     5,829     7,686
                                                 --------  --------  --------
                                                   16,648     7,799    10,986
                                                 --------  --------  --------
Deferred:
 State .........................................      921     1,017       385
 Federal .......................................   13,062     7,241     6,813
                                                 --------  --------  --------
                                                   13,983     8,258     7,198
                                                 --------  --------  --------
Total after benefit of extraordinary item  .....   30,631    16,057    18,184
Tax benefit attributable to extraordinary item         --       945        --
                                                 --------  --------  --------
  Total before benefit of extraordinary item  ..  $30,631   $17,002   $18,184
                                                 ========  ========  ========

   The deferred expense is primarily temporary differences associated with depreciation and amortization of certain assets.

   A reconciliation of the federal statutory tax rate to the effective tax rate applicable to income before provision for income taxes follows:

                                                    1995     1994     1993
                                                  -------  -------  -------
Federal statutory rate ..........................  35.00%   35.00%   35.00%
Percentage depletion in excess of cost depletion   (7.38)   (6.85)   (6.70)
Investment and energy tax credits ...............  (1.80)   (3.04)   (4.62)
State taxes, net of federal tax effect  .........   4.09     4.48     3.90
Cumulative effect of change in federal tax rate       --       --     1.90
Goodwill amortization ...........................   2.53       --       --
Non-Deductible Expense ..........................   1.10       --       --
Lease investment ................................  (2.18)      --       --
Other ...........................................    .20      .86      .20
                                                  -------  -------  -------
                                                   31.56%   30.45%   29.68%
                                                  =======  =======  =======

   Deferred tax liabilities (assets) are comprised of the following at December 31:

                                         1995        1994
                                      ----------  ---------
Depreciation and amortization, net     $ 349,079   $119,947
Other ..............................       4,043      3,590
                                      ----------  ---------
                                         353,122    123,537
                                      ----------  ---------
Deferred income ....................      (7,709)    (2,190)
Loss carryforwards .................      (3,050)   (31,592)
Energy and investment tax credits  .     (52,857)   (40,748)
Alternative minimum tax credits  ...     (52,480)   (22,379)
Jr. SO4 royalty receivable .........      (5,865)        --
Other ..............................      (4,641)       (60)
                                      ----------  ---------
                                        (126,602)   (96,969)
                                      ----------  ---------
Net deferred taxes .................   $ 226,520   $ 26,568
                                      ==========  =========

   As of December 31, 1995, the Company has an unused net operating loss (NOL) carryover of approximately $8,714 for regular federal tax return purposes which expires in 2007. In addition, the

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

Company has unused investment and geothermal energy tax credit carryforwards of approximately $52,857 expiring between 2002 and 2010. The Company also has approximately $52,480 of alternative minimum tax credit carryforwards which have no expiration date.

15. PREFERRED STOCK

   Series A: On December 1, 1988, the Company distributed a dividend of one preferred share purchase right ("right") for each outstanding share of common stock. The rights are not exercisable until ten days after a person or group acquires or has the right to acquire, beneficial ownership of 20% or more of the Company's common stock or announces a tender or exchange offer for 30% or more of the Company's common stock. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior preferred stock for $52. The rights may be redeemed by the Board of Directors up to ten days after an event triggering the distribution of certificates for the rights. The rights plan was amended in February 1991 so that the agreement with Kiewit Energy (see
Note 12) would not trigger the exercise of the rights. The rights will expire, unless previously redeemed or exercised, on November 30, 1998. The rights are automatically attached to, and trade with, each share of common stock.

16. STOCK OPTIONS AND RESTRICTED STOCK

   The Company has issued various stock options. As of December 31, 1995, a total of 9,552 shares are reserved for stock options, of which 9,291 shares have been granted and remain outstanding at prices of $3.00 to $19.00 per share.

   The Company has stock option plans under which shares were reserved for grant as incentive or non-qualified stock options, as determined by the Board of Directors. The plans allow options to be granted at 85% of their fair market value at the date of grant. Generally, options are issued at 100% of fair market value at the date of grant. Options granted under the 1986 Plan become exercisable over a period of three to five years and expire if not exercised within ten years from the date of grant or, in some instances a lesser term. Prior to the 1986 Plan, the Company granted 256 options at fair market value at date of grant which had terms of ten years and were exercisable at date of grant. In addition, the Company had issued approximately 138 options to consultants on terms similar to those issued under the 1986 Plan. The non-1986 plan options are primarily options granted to Kiewit Energy; see Note 17.

   On January 1, 1996, the Company intends to adopt the disclosure requirements of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Management anticipates that adoption of SFAS 123 will not have a material effect on the Company's financial statements.

   The Company granted 500 shares of restricted common stock with an aggregate market value of $9,500 in exchange for the relinquishment of 500 stock options which were cancelled by the Company. The shares have all rights of a shareholder, subject to certain restrictions on transferability and risk of forfeiture. Unearned compensation equivalent to the market value of the shares at the date of issuance was charged to Stockholders' equity. Such unearned compensation is being amortized over the vesting period of which 125 shares were immediately vested and the remaining 375 shares vest straight-line over five years. Accordingly, $2,494 of unearned compensation was charged to general and administrative expense in 1995.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

Transactions in Stock Options


                                                                       OPTIONS OUTSTANDING
                                          SHARES AVAILABLE  ----------------------------------------
                                          FOR GRANT UNDER              OPTION PRICE PER
                                          1986 OPTION PLAN   SHARES         SHARE           TOTAL
                                          ----------------  --------  ------------------  ----------
Balance December 31, 1992 ...............          816        7,397*     $ 3.00-$15.938     $ 80,021
Options granted .........................       (1,396)       1,396      $ 17.75-$19.00       26,209
Options terminated ......................           19          (20)     $ 3.00-$14.875         (114)
Options exercised .......................           --         (259)     $ 3.00-$14.875       (1,185)
Additional shares reserved under
 1986 Option Plan .......................        1,000           --            --                 --
                                               --------     --------  ------------------  ----------
Balance December 31, 1993 ...............          439        8,514*     $  3.00-$19.00      104,931
                                               --------     --------  ------------------  ----------
Options granted .........................         (954)       1,243      $ 16.00-$17.25       19,260
Options terminated ......................           15          (15)     $ 3.00-$15.938         (205)
Options exercised .......................           --         (141)     $ 3.00-$15.938         (709)
Additional shares reserved under
 1986 Option Plan .......................          586           --            --                 --
                                               --------     --------  ------------------  ----------
Balance December 31, 1994 ...............           86        9,601*     $  3.00-$19.00      123,277
                                               --------     --------  ------------------  ----------
Options granted .........................         (396)         396      $ 15.81-$19.00        7,188
Options terminated ......................          571         (571)     $14.875-$19.00      (10,673)
Options exercised .......................           --         (135)     $ 3.00-$15.938         (460)
                                               --------     --------  ------------------  ----------
Balance December 31, 1995 ...............          261        9,291*     $  3.00-$19.00     $119,332
                                               --------     --------  ------------------  ----------
Options which became exercisable during:
 Year ended December 31, 1995 ...........                       985      $ 12.63-$19.00     $ 17,512
 Year ended December 31, 1994 ...........                     1,015      $11.625-$19.00     $ 15,776
 Year ended December 31, 1993 ...........                       592      $  3.00-$19.00     $ 10,180
Options exercisable at:
 December 31, 1995 ......................                     8,229*     $  3.00-$19.00     $100,886
 December 31, 1994 ......................                     7,897*     $  3.00-$19.00     $ 93,705
 December 31, 1993 ......................                     7,026*     $  3.00-$19.00     $ 78,644
                                                            --------  ------------------  ----------

------------
* Includes Kiewit Enterprises. See Note 17.

17. COMMON STOCK SALES & RELATED OPTIONS

   The Company and Kiewit Energy Company, Inc. ("Kiewit") signed a Stock Purchase Agreement and related agreements, dated as of February 18, 1991. Kiewit is a subsidiary of Peter Kiewit Sons', Inc. of Omaha, Nebraska, a large construction, mining, and telecommunications company with diversified operations. Under the terms of the agreements, Kiewit purchased 4,000 shares of common stock at $7.25 per share and received options to buy 3,000 shares at a price of $9 per share exercisable over three years and an additional 3,000 shares at a price of $12 per share exercisable over five years (subject to customary adjustments).

   In May 1994, pursuant to a special antidilution provision of the 1991 Stock Purchase Agreement between the Company and Kiewit, the Company increased Kiewit's existing option (granted in 1991) to purchase 3,000 shares at $12 per share by an additional 289 shares as a final adjustment under such provisions.

   In connection with this initial stock purchase, the Company and Kiewit also entered into certain other agreements pursuant to which (i) Kiewit and its affiliates agreed not to acquire more than 34% of the outstanding common stock (the "Standstill Percentage") for a five-year period, (ii) Kiewit became entitled to nominate at least three of the Company's directors, and (iii) the Company and Kiewit agreed

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

to use their best efforts to negotiate and execute a joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah.

   On June 19, 1991, the board approved a number of amendments to the Stock Purchase Agreement and the related agreements. Pursuant to those amendments, the Company reacquired from Kiewit the rights to develop the Nevada and Utah properties, and Kiewit agreed to exercise options to acquire 1,500 shares of common stock at $9.00 per share, providing the Company with $13,500 in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years; modified certain of the other terms of these options; granted to Kiewit an option to acquire an additional 1,000 shares of the common stock at $11.625 per share (closing price for the shares on the American Stock Exchange on June 18, 1991) for a ten year term; and increased the Standstill Percentage from 34% to 49%.

   On November 19, 1991, the Board approved the issuance by the Company to Kiewit of one thousand shares of Series C preferred stock for $50,000, as described in Note 13. In connection with the sale of the Series C preferred stock to Kiewit, the Standstill Agreement was amended so that the 49% Standstill Percentage restriction would apply to voting stock rather than just common stock.

18. LITIGATION

   As of December 31, 1995 there were no material outstanding lawsuits.

19. RELATED PARTY TRANSACTIONS

   The Company charged and recognized a management fee and interest on advances to its Coso Joint Ventures, which aggregated approximately $6,075, $5,569 and $5,354 in the years ended December 31, 1995, 1994 and 1993. The Company's note receivable from the Coso Joint Ventures bears a fixed interest rate of 12.5% and is payable on or before March 19, 2002. This note is subordinated to the senior project loan on the project.

   The Company's wholly owned subsidiaries charge and recognize a management, operator, guaranteed capacity and brine fee to its Partnership Project. A management and operator fee is also charged to the Salton Sea Project. These fees aggregated approximately $50,793 for the year ended December 31, 1995.

   The Mahanagdong Project is being constructed by a consortium (the "EPC Consortium") of Kiewit Construction Group, Inc. ("KCG") and the CE Holt Company, a wholly owned subsidiary of the Company, pursuant to fixed-price, date-certain, turnkey supply and construction contracts (collectively, the "Mahanagdong EPC"). The obligations of the EPC Consortium under the Mahanagdong EPC are supported by a guaranty of KCG at an aggregate amount equal to approximately 50% of the Mahanagdong EPC price. The Mahanagdong EPC provides for maximum liability for liquidated damages of up to $100,500 and total liability of up to $201,000. KCG, a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"), is the lead member of the EPC Consortium, with an 80% interest, KCG performs construction services for a wide range of public and private customers in the U.S. and internationally. CE Holt Company will provide design and engineering services for the EPC Consortium, and holds a 20% interest. The Company has provided a guaranty of CE Holt Company's obligations under the Mahanagdong EPC Contract.

   The Company participates in an international joint venture agreement with PKS which the Company believes enhances its capabilities in foreign power markets. The joint venture agreement is limited to international activities and provides that if both the Company and PKS agree to participate in a project, they will share all development costs equally. Each of the Company and PKS will provide 50% of the equity required for financing a project developed by the joint venture and the Company will operate and manage such project. The agreement creates a joint development structure under which, on a project by project basis, the Company will be the development manager, managing partner and/or project operator,

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

and equal equity participant and PKS will be the preferred turnkey construction contractor. The joint venture agreement may be terminated by either party on 15 days written notice, provided that such termination cannot affect the pre-existing contractual obligations of either party.

20. EXTRAORDINARY ITEM

   In conjunction with the Company's Senior Discount Note offering in 1994 (See Note 11), the 12% Senior Notes were defeased. This resulted in an extraordinary item in the amount of $2,007, after the income tax effect of $945. The extraordinary item represents the amount necessary to defease the interest payments and the unamortized portion of the deferred financing costs on the $35,730 Senior Notes.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

   Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the following information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of the following disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Although management uses its best judgment in estimating the fair value of these financial instruments, there are inherent limitations in any estimation techniques. Therefore, the fair value estimates presented herein are not necessarily indicative of the amounts which the Company could realize in a current transaction.

   The methods and assumptions used to estimate fair value are as follows:

   Debt instruments--The fair value of all debt issues listed on exchanges has been estimated based on the quoted market prices. The fair value of convertible debt (see Note 13) is not practicable to estimate due to the convertible features of the debt.

   Interest rate swap agreements--The fair value of interest rate swap agreements is estimated based on quotes from the counter party to these instruments and represents the estimated amounts that the Company would expect to receive or pay to terminate the agreements. It is the Company's intention to hold the swap agreements to their intended maturity.

   Other financial instruments--All other financial instruments of a material nature fall into the definition of short-term and fair value is estimated as the carrying amount.

   The carrying amounts in the table below are included in the consolidated balance sheets under the indicated captions except for the interest rate swaps which are discussed in Note 6.

                                            1995                      1994
                                 ------------------------  ------------------------
                                   CARRYING    ESTIMATED     CARRYING    ESTIMATED
                                    VALUE      FAIR VALUE     VALUE      FAIR VALUE
                                 ----------  ------------  ----------  ------------
Financial assets:
Interest rate swap receivable  .   $     61     $    561     $    110     $  1,281
Financial liabilities:
Project finance loans ..........    257,933      269,624      233,080      227,144
Construction loans .............    211,198      211,198       31,503       31,503
Senior discount notes ..........    477,355      503,158      431,946      413,013
Salton Sea notes and bonds  ....    452,088      459,629           --           --
Limited recourse senior secured
 notes .........................    200,000      210,500           --           --
Convertible subordinated
 debentures ....................    100,000      100,500      100,000      100,000
Interest rate swap payable  ....        226          672          453        5,347

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            FOR THE THREE YEARS ENDED DECEMBER 31, 1995 (Continued)

22. QUARTERLY FINANCIAL DATA (UNAUDITED)

   Following is a summary of the Company's quarterly results of operations for the years ended December 31, 1995 and December 31, 1994.

                                                    THREE MONTHS ENDED*
1995:(1)                              MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
--------                             ----------  ---------  --------------  -------------
Revenue:
Sales of electricity and steam  ....   $72,978     $81,756      $102,423        $78,473
Royalties ..........................     3,917       4,912         5,372          5,281
Other income .......................     9,790      10,428        11,922         11,471
                                     ----------  ---------  --------------  -------------
Total revenue ......................    86,685      97,096       119,717         95,225
Total costs and expenses ...........    68,527      76,957        79,898         76,290
                                     ----------  ---------  --------------  -------------
Income before provision for income
 taxes and minority interest  ......    18,158      20,139        39,819         18,935
Provision for income taxes .........     5,540       6,248        12,457          6,386
                                     ----------  ---------  --------------  -------------
Net income before minority interest     12,618      13,891        27,362         12,549
                                     ----------  ---------  --------------  -------------
Minority interest ..................     3,005          --            --             --
Net income .........................     9,613      13,891        27,362         12,549
Preferred dividends ................     1,080          --            --             --
                                     ----------  ---------  --------------  -------------
Net income attributable to common
 shares ............................   $ 8,533     $13,891      $ 27,362        $12,549
                                     ==========  =========  ==============  =============
Net income per share--primary  .....   $   .21     $   .27      $    .52        $   .24
                                     ==========  =========  ==============  =============
Net income per share--fully diluted    $   .21     $   .27      $    .48        $   .18
                                     ==========  =========  ==============  =============

 1994:                              MARCH 31    JUNE 30    SEPTEMBER 30    DECEMBER 31
                                    ---------  ---------  --------------  -------------
Revenue:
Sales of electricity and steam  ...   $30,819    $36,850      $49,498         $37,395
Other income ......................     4,591      8,404        9,026           9,271
                                    ---------  ---------  --------------  -------------
Total revenue .....................    35,410     45,254       58,524          46,666
Total costs and expenses ..........    22,753     33,198       37,771          36,296
                                    ---------  ---------  --------------  -------------
Income before provision for income
 taxes ............................    12,657     12,056       20,753          10,370
Provision for income taxes ........     4,050      3,677        6,340           2,935
                                    ---------  ---------  --------------  -------------
Net income before extraordinary
 item .............................     8,607      8,379       14,413           7,435
Extraordinary item(2) .............    (2,007)        --           --              --
                                    ---------  ---------  --------------  -------------
Net income ........................     6,600      8,379       14,413           7,435
Preferred dividends ...............     1,200      1,236        1,275           1,299
                                    ---------  ---------  --------------  -------------
Net income attributable to common
 shares ...........................   $ 5,400    $ 7,143      $13,138         $ 6,136
                                    =========  =========  ==============  =============
Net income per share before
 extraordinary item ...............   $   .20    $   .20      $   .38         $   .18
                                    =========  =========  ==============  =============
Net income per
 share--extraordinary item(2)  ....      (.06)        --           --              --
                                    ---------  ---------  --------------  -------------
Net income per share--primary  ....   $   .14    $   .20      $   .38         $   .18
                                    =========  =========  ==============  =============
Net income per share--fully
 diluted ..........................   $   .14    $   .20      $   .36         $   .18
                                    =========  =========  ==============  =============

------------
* The Company's operations are seasonal in nature with a disproportionate percentage of income earned in the second and third quarters.
(1) Reflects acquisition of Magma, see Note 3.
(2) See Note 20.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
CalEnergy Company, Inc.
Omaha, Nebraska

   We have audited the accompanying consolidated balance sheets of CalEnergy Company, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CalEnergy Company, Inc. and subsidiaries at December 31, 1995 and 1994 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 14, the consolidated financial statements give effect to the Company's adoption, effective January 1, 1993, of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

Deloitte & Touche LLP
Omaha, Nebraska
January 26, 1996

                        INDEPENDENT ACCOUNTANTS' REPORT

Board of Directors and Stockholders
CalEnergy Company, Inc.
Omaha, Nebraska

   We have reviewed the accompanying consolidated balance sheet of CalEnergy Company, Inc. and subsidiaries as of June 30, 1996, and the related consolidated statements of operations for the three and six month periods ended June 30, 1996 and 1995 and the related consolidated statements of cash flows for the six month periods ended June 30, 1996 and 1995. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to such consolidated financial statements for them to be in conformity with generally accepted accounting principles.

   We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of CalEnergy Company, Inc. and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein), and in our report dated January 26, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP
Omaha, Nebraska
July 17, 1996 (August 7, 1996 as to Note 9)

                            CALENERGY COMPANY, INC.
                         CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  JUNE 30      DECEMBER 31
                                                                    1996          1995
                                                                ------------  -------------
                                                                 (UNAUDITED)
ASSETS
Cash and investments ..........................................   $  253,661    $   72,114
Joint venture cash and investments ............................       55,828        77,590
Restricted cash ...............................................       79,237       149,227
Short-term investments ........................................        3,295        34,190
Accounts receivable ...........................................       79,771        57,909
Due from joint ventures .......................................       17,215        27,273
Properties, plants, contracts and equipment, net (Note 3)  ....    2,028,624     1,781,255
Notes receivable--joint ventures ..............................       11,909        14,254
Excess of cost over fair value of net assets acquired, net  ...      297,807       302,288
Equity investment in Casecnan .................................       59,595        60,815
Deferred charges and other assets .............................       88,185        77,123
                                                                ------------  -------------
  Total assets ................................................   $2,975,127    $2,654,038
                                                                ============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable ..............................................   $    6,753    $    6,638
Other accrued liabilities .....................................       91,575        87,892
Project loans .................................................      187,172       257,933
Construction loans ............................................      305,870       211,198
Senior discount notes .........................................      501,798       477,355
Salton Sea notes and bonds ....................................      563,035       452,088
Limited recourse senior secured notes .........................      200,000       200,000
Convertible subordinated debentures ...........................      100,000       100,000
Convertible debt ..............................................       64,850        64,850
Deferred income taxes .........................................      235,995       226,520
                                                                ------------  -------------
  Total liabilities ...........................................    2,257,048     2,084,474
                                                                ------------  -------------
Deferred income ...............................................       26,213        26,032
Convertible preferred securities of subsidiary ................      103,930            --
Commitments and contingencies (Notes 6, 8 and 9) ..............
Stockholders' equity:
Preferred stock--authorized 2,000 shares, no par value  .......           --            --
Common stock--par value $0.0675 per share, authorized 80,000 shares, issued 52,179 and 50,680 shares, outstanding 52,176 and 50,593 at June 30, 1996 and December 31, 1995,
 respectively .................................................        3,523         3,421
Additional paid in capital ....................................      351,976       343,406
Retained earnings .............................................      238,792       205,059
Treasury stock--3 and 87 common shares at June 30, 1996 and
 December 31, 1995, respectively, at cost .....................          (61)       (1,348)
Unearned compensation--restricted stock .......................       (6,294)       (7,006)
                                                                ------------  -------------
  Total stockholders' equity ..................................      587,936       543,532
                                                                ------------  -------------
   Total liabilities and stockholders' equity .................   $2,975,127    $2,654,038
                                                                ============  =============

  The accompanying notes are an integral part of these financial statements.

                            CALENERGY COMPANY, INC
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         THREE MONTHS ENDED       SIX MONTHS ENDED
                                               JUNE 30                JUNE 30
                                       ---------------------  ----------------------
                                           1996       1995        1996        1995
                                       ----------  ---------  ----------  ----------
                                             (UNAUDITED)            (UNAUDITED)
Revenues:
Sales of electricity and steam  ......   $104,735    $81,756    $180,679    $154,734
Royalty income .......................      1,122      4,912       5,015       8,829
Interest and other income ............      9,937     10,428      20,456      20,218
                                       ----------  ---------  ----------  ----------
  Total revenues .....................    115,794     97,096     206,150     183,781
                                       ----------  ---------  ----------  ----------
Costs and expenses:
Plant operations .....................     22,431     20,447      41,387      38,873
General and administration ...........      5,117      4,851       9,296      11,277
Royalty expense ......................      5,896      5,922      10,271      10,336
Depreciation and amortization  .......     25,660     15,641      43,713      29,824
Loss on equity investment in Casecnan       1,812         --       2,774          --
Interest expense .....................     36,725     35,733      71,504      65,295
Less interest capitalized ............    (11,602)    (5,637)    (23,508)    (10,121)
Dividends on convertible preferred
 securities of subsidiary (Note 6)  ..      1,443         --       1,443          --
                                       ----------  ---------  ----------  ----------
  Total costs and expenses ...........     87,482     76,957     156,880     145,484
                                       ----------  ---------  ----------  ----------
Income before income taxes ...........     28,312     20,139      49,270      38,297
Provision for income taxes ...........      9,040      6,248      15,537      11,788
                                       ----------  ---------  ----------  ----------
Income before minority interest  .....     19,272     13,891      33,733      26,509
Minority interest ....................         --         --          --       3,005
                                       ----------  ---------  ----------  ----------
Net income ...........................     19,272     13,891      33,733      23,504
Preferred dividends (paid in kind)  ..         --         --          --       1,080
                                       ----------  ---------  ----------  ----------
Net income available for common
 shareholders ........................   $ 19,272    $13,891    $ 33,733    $ 22,424
                                       ==========  =========  ==========  ==========
Net income per share--primary  .......   $    .35    $   .27    $    .62    $    .48
                                       ==========  =========  ==========  ==========
Net income per share--fully diluted
 (Note 5) ............................   $    .33    $   .26    $    .59    $    .47
                                       ==========  =========  ==========  ==========
Average number of common and common
 equivalent shares outstanding  ......     55,404     52,156      54,836      46,736
                                       ==========  =========  ==========  ==========
Fully diluted shares (Note 5)  .......     66,472     60,189      64,726      53,259
                                       ==========  =========  ==========  ==========

  The accompanying notes are an integral part of these financial statements.

                            CALENERGY COMPANY, INC
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30
                                                                        ------------------------
                                                                            1996         1995
                                                                        -----------  -----------
                                                                               (UNAUDITED)
Cash flows from operating activities:
Net income ............................................................  $   33,733   $   23,504
Adjustments to reconcile net cash flow from operating activities:
 Depreciation and amortization ........................................      39,849       26,652
 Amortization of excess of cost over fair value of net assets acquired        3,864        3,172
 Amortization of original issue discount ..............................      24,443       22,108
 Amortization of deferred financing costs .............................       4,253        5,377
 Amortization of deferred compensation ................................         712           --
 Provision for deferred income taxes ..................................       6,275        4,594
 Loss on equity investment in Casecnan ................................       2,774           --
 Changes in other items: ..............................................
  Accounts receivable .................................................     (11,127)     (17,794)
  Accounts payable and accrued liabilities ............................         646      (15,041)
  Deferred income .....................................................         181          (50)
  Income tax payable ..................................................       2,091           --
                                                                        -----------  -----------
 Net cash flows from operating activities .............................     107,694       52,522
Cash flows from investing activities:
Malitbog construction .................................................     (64,353)     (28,412)
Upper Mahiao construction .............................................     (23,734)     (62,736)
Mahanagdong construction ..............................................     (29,451)     (16,873)
Salton Sea Unit IV construction .......................................     (49,223)     (27,684)
Indonesian and other development ......................................     (30,597)      (2,812)
Pacific Northwest, Nevada and Utah ....................................      (2,716)      (1,081)
Capital expenditures relating to existing operating projects  .........     (18,630)      (6,921)
Purchase of Partnership Interest, net of cash acquired ................     (58,044)          --
Decrease in short-term investments ....................................      30,895       82,955
Decrease in restricted cash ...........................................      83,216        7,483
Decrease in other investments and assets ..............................       9,833        5,648
Purchase of Magma, net of cash acquired ...............................          --     (906,226)
                                                                        -----------  -----------
 Net cash flows from investing activities .............................    (152,804)    (956,659)
                                                                        -----------  -----------
Cash flows from financing activities:
Proceeds from convertible preferred securities of subsidiary  .........     103,930           --
Proceeds from Salton Sea notes and bonds ..............................     135,000           --
Repayment of Salton Sea notes and bonds ...............................     (24,053)          --
Proceeds and net benefits from sale of common and treasury stock and
 exercise of options ..................................................      13,183      298,987
Repayment of project finance loans ....................................    (119,053)     (54,924)
Construction loans ....................................................      94,672       57,367
Decrease (increase) in amounts due from joint ventures ................       9,003       (2,854)
Purchase of treasury stock ............................................      (3,221)      (1,590)
Proceeds from merger loan .............................................          --      500,000
Repayment of merger loan ..............................................          --       (8,000)
Deferred financing costs ..............................................      (4,566)     (22,782)
                                                                        -----------  -----------
 Net cash flows from financing activities .............................     204,895      766,204
                                                                        -----------  -----------
Net increase (decrease) in cash and cash equivalents ..................     159,785     (137,933)
Cash and cash equivalents at beginning of period ......................     149,704      308,091
                                                                        -----------  -----------
Cash and cash equivalents at end of period ............................  $  309,489   $  170,158
                                                                        ===========  ===========
Supplemental disclosures: .............................................
Interest paid, net of amount capitalized ..............................  $   22,776   $   34,886
                                                                        ===========  ===========
Income taxes paid .....................................................  $    9,154   $    6,380
                                                                        ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                            CALENERGY COMPANY, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS, EXCEPT PER SHARE AND PER KWH AMOUNTS)

                               ----------------

1. General:

   In the opinion of management of CalEnergy Company, Inc. (the "Company"), the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of June 30, 1996 and the results of operations for the three and six months ended June 30, 1996 and 1995, and cash flows for the six months ended June 30, 1996 and 1995.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, and its proportionate share of the accounts of the partnerships and joint ventures in which it has invested except for Casecnan which is accounted for under the equity method.

   The results of operations for the three and six months ended June 30, 1996 and 1995 are not necessarily indicative of the results to be expected for the full year.

   Certain amounts in the 1995 financial statements and supporting footnote disclosures have been reclassified to conform to the 1996 presentation. Such reclassification did not impact previously reported net income or retained earnings.

2. Other Footnote Information:

   Reference is made to the Company's most recently issued annual report that included information necessary or useful to the understanding of the Company's business and financial statement presentations. In particular, the Company's significant accounting policies and practices were presented as Note 2 to the consolidated financial statements included in that report.

3. Properties, Plants, Contracts and Equipment:

   Properties, plants, contracts and equipment comprise the following:

                                                  JUNE 30, 1996   DECEMBER 31, 1995
                                                 ---------------  -----------------
                                                   (UNAUDITED)
Operating project costs:
Power plants ...................................    $  843,570        $  623,778
Wells, resource, and development ...............       382,009           329,414
Power sales agreements .........................       184,258           188,415
Licenses, equipment and other ..................        58,133            58,052
Wells and resource development in progress  ....           112               465
                                                 ---------------  -----------------
Total operating facilities .....................     1,468,082         1,200,124
Less accumulated depreciation and amortization        (205,021)         (164,184)
                                                 ---------------  -----------------
    Net operating facilities ...................     1,263,061         1,035,940
Mineral and resource reserves ..................       198,927           212,929
Construction in progress:
 Upper Mahiao ..................................       212,638           188,904
 Malitbog ......................................       212,471           146,735
 Salton Sea Unit IV ............................            --           108,769
 Mahanagdong ...................................       106,011            76,560
 Indonesian and other development ..............        35,516            11,418
                                                 ---------------  -----------------
    Total ......................................    $2,028,624        $1,781,255
                                                 ===============  =================

4. Income Taxes:

   The Company's effective tax rate continues to be less than the statutory rate primarily due to the depletion deduction and the generation of energy tax credits in 1996. The significant components of the deferred tax liability are the temporary differences between the financial reporting basis and income tax basis of the power plants and the well and resource development costs, and in addition, the offsetting benefits of operating loss carryforwards and investment and geothermal energy tax credits. The income tax provision for the six months ended June 30, 1996, is approximately 60% current tax expense and 40% deferred tax expense.

5. Net Income Per Common Share:

   Fully diluted earnings per common share assumes the conversion of the convertible debt into 3,529 common shares at a conversion price of $18.375 per share, the conversion of the convertible subordinated debentures into 4,444 common shares at a conversion price of $22.50 per share, the conversion of the convertible preferred securities of subsidiary into 3,477 common shares at a conversion price of $29.89 per share and the exercise of all dilutive stock options outstanding at their option prices, with the option exercise proceeds used to repurchase shares of common stock at the ending market price.

6. Issuance of Convertible Preferred Securities:

   On April 12, 1996, CalEnergy Capital Trust, a special purpose Delaware business trust organized by the Company (the "Trust") completed a private placement (with certain shelf registration rights) of $100,000 of convertible preferred securities ("TIDES"). In addition, an option to purchase an additional 78.6 TIDES, or $3,930, was exercised by the underwriters to cover over-allotments.

   The Trust has issued 2,078.6 of 6 1/4% TIDES with a liquidation preference of fifty dollars each. The Company owns all of the common securities of the Trust. The TIDES and the common securities represent undivided beneficial ownership interests in the Trust. The assets of the Trust consist solely of the Company's 6 1/4% Convertible Junior Subordinated Debentures due 2016 in an outstanding aggregate principal amount of $103,930 ("Junior Debentures"). Each TIDES will be convertible at the option of the holder thereof at any time into
1.6728 shares of CalEnergy Common Stock (equivalent to a conversion price of $29.89 per share of the Company's Common Stock), subject to customary anti-dilution adjustments.

   Until converted into the Company's Common Stock, the TIDES will have no voting rights with respect to the Company and, except under certain limited circumstances, will have no voting rights with respect to the Trust. Distributions on the TIDES (and Junior Debentures) are cumulative, accrue from the date of initial issuance and are payable quarterly in arrears, commencing June 15, 1996. The Junior Debentures are subordinated in right of payment to all senior indebtedness of the Company and the Junior Debentures are subject to certain covenants, events of default and optional and mandatory redemption provisions, all as described in the Junior Debenture Indenture.

7. Purchase of Edison Mission Energy's Partnership Interest:

   On April 17, 1996 the Company completed the acquisition of Edison Mission Energy's partnership interests ("the Partnership Interest Acquisition") in four geothermal operating facilities in California for a cash purchase price of $70,000. The acquisition will be accounted for as a purchase.

   The four projects, Vulcan, Hoch (Del Ranch), Leathers and Elmore, are located in the Imperial Valley of California. The Company operates the facilities and sells power to Southern California Edison ("Edison") under long-term SO4 contracts. Prior to this transaction, the Company was a 50% owner of these facilities. The Partnership Interest Acquisition results in CalEnergy owning an additional 74 net MW of generating capacity.

   Unaudited pro forma combined revenue, net income and primary earnings per share of the Company and the Partnership Interest Acquisition (including the issuance of Salton Sea Funding Corporation Senior Secured Series D Notes and Series E Bonds described in Note 8) for the six months ended

June 30, 1996 as if the acquisition had occurred at the beginning of the year after giving effect to certain pro forma adjustments related to the acquisition were $224,836, $34,825 and $.64, respectively, compared to $228,576, $27,831 and $.53 for the same period last year.

8. Debt Offering:

   On June 20, 1996 the Salton Sea Funding Corporation, a wholly owned indirect subsidiary of the Company, (the "Funding Corporation"), completed a sale to institutional investors of $135,000 aggregate amount of Senior Secured Series D Notes and Series E Bonds which are nonrecourse to the Company.

   The Funding Corporation Series D Notes and Series E Bonds which mature in May 2000 and May 2011 respectively, bear an interest rate of 7.02% and 8.30% respectively.

   The proceeds of the offering were used by the Funding Corporation to refinance $96,584 of existing project level indebtedness, to fund a portion of the purchase price for certain acquired partnership interests described in
Note 7 and for certain capital improvements at the Imperial Valley Project.

9. Subsequent Events:

   On July 8, 1996 the Company executed a definitive agreement for the purchase of Falcon Seaboard Resources, Inc. for a cash price of $226,000. Closing was completed August 7, 1996. Through the acquisition, the Company will indirectly acquire significant ownership interest in three operating gas-fired cogeneration facilities and a related natural-gas pipelines. The acquisition will be accounted for as a purchase. The plants are located in Texas, Pennsylvania and New York and total 520 MW in capacity.

   Also on July 8, 1996 the Company obtained a $100,000 three year revolving credit facility of which the Company has drawn $35,000 as of July 31, 1996. The facility is unsecured and is available to fund general operating capital requirements and finance future business opportunities.

                            CALENERGY COMPANY, INC.
                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

Pro Forma Condensed Combined Unaudited Financial Data:
Condensed Combined Unaudited Balance Sheet as of June 30, 1996  ......... P-3
Condensed Combined Unaudited Statement of Earnings for the year ended
 December 31, 1995 ...................................................... P-4
Condensed Combined Unaudited Statement of Earnings for the six months ended June 30, 1996 .................................................... P-5
Notes to Pro Forma Condensed Combined Unaudited Financial Data  ......... P-6

             PRO FORMA CONDENSED COMBINED UNAUDITED FINANCIAL DATA

   The following Pro Forma Condensed Combined Unaudited Balance Sheet as of June 30, 1996 and the Pro Forma Condensed Combined Unaudited Statements of Earnings for the year ended December 31, 1995 and the six months ended June 30, 1996 of CalEnergy Company, Inc. (the "Company") combine the historical consolidated balance sheets of the Company, and (i) Falcon Seaboard Resources, Inc. ("F.S.R.I.") and (ii) BN Geothermal, Inc., Niguel Energy Company, San Felipe Energy Company and Conejo Energy Company (collectively referred to as the "Acquired Companies") as if the acquisitions of F.S.R.I. and the Acquired Companies had been effected on June 30, 1996 and the historical statements of earnings as if the acquisitions of F.S.R.I. and the Acquired Companies had been effected at the beginning of each of the periods presented. The acquisitions of F.S.R.I. and the Acquired Companies are recorded under the purchase method of accounting, after giving effect to the applicable pro forma adjustments and assumptions described in the accompanying notes.

   The Company has completed its preliminary assessment of the fair values of F.S.R.I. and the Acquired Companies' assets and liabilities. The Company expects to finalize its fair value assessment in 1996. Accordingly, the final combined amounts may differ from the pro forma amounts set forth herein.

   The pro forma financial data also reflects the effects of the call for redemption by the Company of its convertible debt and the assumed conversion thereof into common stock of the Company and the issuance of and application of proceeds from the 9 1/2% Senior Notes being offered hereby.

   The pro forma condensed combined unaudited financial data are intended for informational purposes only and are not intended to present the results that would have actually occurred if the acquisition of F.S.R.I. and the Acquired Companies had been in effect on the assumed dates and for the assumed periods, and are not necessarily indicative of the results that may be obtained in the future.

             PRO FORMA CONDENSED COMBINED UNAUDITED BALANCE SHEET
                                JUNE 30, 1996
                                (IN THOUSANDS)

                                                                       (3B)
                                                                     COMPANIES   (3A, C AND 4)
                                                       F.S.R.I.         NOT        PRO FORMA     PRO FORMA
                                      THE COMPANY    CONSOLIDATED    ACQUIRED     ADJUSTMENTS     COMBINED
                                     ------------  --------------  -----------  -------------  ------------
ASSETS
Cash and Investments ...............   $  253,661      $ 18,797      $   (312)     $ (10,208)    $  261,938
Joint venture cash and investments         55,828            --            --             --         55,828
Restricted cash ....................       79,237         7,863            --             --         87,100
Short-term investments .............        3,295            --            --             --          3,295
Accounts receivable ................       79,771         7,157        (1,275)            --         85,653
Due from Joint Ventures ............       17,215         1,661        (1,483)            --         17,393
Properties, plants, contracts and
 equipment, net ....................    2,028,624        80,676       (17,423)       104,654      2,196,531
Notes receivable--partnerships  ....       11,909            --            --             --         11,909
Excess of cost over fair value of
 net assets acquired, net ..........      297,807         2,184        (2,184)        99,206        397,013
Equity investments .................       59,595         9,117            --        136,375        205,087
Deferred income taxes ..............           --         2,393         1,607         (4,000)            --
Deferred charges and other assets  .       88,185        10,119        (4,849)         9,626        103,081
                                     ------------  --------------  -----------  -------------  ------------
  Total assets .....................   $2,975,127      $139,967      $(25,919)     $ 335,653     $3,424,828
                                     ============  ==============  ===========  =============  ============
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Liabilities:
Accounts payable ...................   $    6,753      $    718      $   (718)     $      --     $    6,753
Other accrued liabilities ..........       91,575         8,184        (1,167)         4,000        102,592
Revolving line of credit ...........           --            --            --             --             --
Project finance loans ..............      187,172       119,493           (15)            --        306,650
Construction loans .................      305,870            --            --             --        305,870
Senior discount notes ..............      501,798            --            --             --        501,798
9 1/2% Senior Notes ................           --            --            --        225,000        225,000
Salton Sea notes and bonds .........      563,035            --            --             --        563,035
Limited recourse senior secured
 notes .............................      200,000            --            --             --        200,000
Convertible subordinated debentures       100,000            --            --       (100,000)            --
Convertible debt ...................       64,850            --            --        (64,850)            --
Deferred income taxes ..............      235,995            --            --         91,206        327,201
                                     ------------  --------------  -----------  -------------  ------------
  Total liabilities ................    2,257,048       128,395        (1,900)       155,356      2,538,899
Deferred income ....................       26,213         8,605           (15)        (8,590)        26,213
Convertible preferred securities of
 subsidiary ........................      103,930            --            --             --        103,930
Total stockholders' equity .........      587,936         2,967       (24,004)       188,887        755,786
                                     ------------  --------------  -----------  -------------  ------------
  Total liabilities and
    stockholders' equity ...........   $2,975,127      $139,967      $(25,919)     $ 335,653     $3,424,828
                                     ============  ==============  ===========  =============  ============

           The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.

         PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENT OF EARNINGS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    (1,2C&D) PRO
                                              THE       ACQUIRED        FORMA
                                            COMPANY     COMPANIES    ADJUSTMENTS
                                          ----------  -----------  -------------
Revenues:
Sales of electricity and steam ..........   $335,630     $    --       $97,728
Royalty income ..........................     19,482          --           980
Interest and other income ...............     43,611          --          (959)
                                          ----------  -----------  -------------
 Total revenues .........................    398,723          --        97,749
                                          ----------  -----------  -------------
Cost and expenses:
Plant operations ........................     79,294          --        45,604
General and administration ..............     23,376       2,740         1,064
Royalties ...............................     24,308          --            --
Depreciation and amortization ...........     72,249          --        24,994
Interest ................................    134,637          --        10,937
Less interest capitalized ...............    (32,554)         --        (1,347)
                                          ----------  -----------  -------------
 Total costs and expenses ...............    301,310       2,740        81,252
                                          ----------  -----------  -------------
Income (loss) before provision for
 income taxes ...........................     97,413      (2,740)       16,497
Equity in (earnings) loss of affiliates          362          --            --
Provision for income taxes ..............     30,631      (2,959)        5,363
                                          ----------  -----------  -------------
Income (loss) before minority interest
 and preferred dividends ................     66,420         219        11,134
Minority interest .......................      3,005          --        (3,005)
                                          ----------  -----------  -------------
Net income (loss) .......................     63,415         219        14,139
Preferred dividends .....................      1,080          --            --
                                          ----------  -----------  -------------
Net income (loss) available to common
 stockholders ...........................   $ 62,335     $   219       $14,139
                                          ==========  ===========  =============
Net income per share--primary ...........   $   1.25
                                          ----------
Net income per share--fully diluted  ....   $   1.18
                                          ----------
Average number of shares
 outstanding--primarily .................     49,971
                                          ----------
Fully diluted shares ....................     57,742
                                          ----------








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                             (3B)
                                                                           COMPANIES   (1,3D&4A) PRO
                                            THE COMPANY      F.S.R.I.         NOT          FORMA       PRO FORMA
                                            AS ADJUSTED    CONSOLIDATED    ACQUIRED     ADJUSTMENTS    COMBINED
                                          -------------  --------------  -----------  -------------  -----------
Revenues:
Sales of electricity and steam ..........    $433,358        $ 74,250      $     --      $     --      $507,608
Royalty income ..........................      20,462              --            --            --        20,462
Interest and other income ...............      42,652          20,589        16,580        (9,700)       36,961
                                          -------------  --------------  -----------  -------------  -----------
 Total revenues .........................     496,472          94,839        16,580        (9,700)      565,031
                                          -------------  --------------  -----------  -------------  -----------
Cost and expenses:
Plant operations ........................     124,898          48,782         6,366            --       167,314
General and administration ..............      27,180          28,513        27,288          (375)       28,030
Royalties ...............................      24,308              --            --            --        24,308
Depreciation and amortization ...........      97,243           7,889         1,486        13,717       117,363
Interest ................................     145,574          14,980           198        (7,428)      152,928
Less interest capitalized ...............     (33,901)             --            --            --       (33,901)
                                          -------------  --------------  -----------  -------------  -----------
 Total costs and expenses ...............     385,302         100,164        35,338         5,914       456,042
                                          -------------  --------------  -----------  -------------  -----------
Income (loss) before provision for
 income taxes ...........................     111,170          (5,325)      (18,758)      (15,614)      108,989
Equity in (earnings) loss of affiliates           362         (16,776)           --        12,249        (4,165)
Provision for income taxes ..............      33,035           3,963            --        (2,111)       34,887
                                          -------------  --------------  -----------  -------------  -----------
Income (loss) before minority interest
 and preferred dividends ................      77,773           7,488       (18,758)      (25,752)       78,267
Minority interest .......................          --              --            --            --            --
                                          -------------  --------------  -----------  -------------  -----------
Net income (loss) .......................      77,773           7,488       (18,758)      (25,752)       78,267
Preferred dividends .....................       1,080              --            --            --         1,080
                                          -------------  --------------  -----------  -------------  -----------
Net income (loss) available to common
 stockholders ...........................    $ 76,693        $  7,488      $(18,758)     $(25,752)     $ 77,187
                                          =============  ==============  ===========  =============  ===========
Net income per share--primary ...........    $   1.45                                                  $   1.29
                                          -------------                                              -----------
Net income per share--fully diluted  ....    $   1.37                                                  $   1.29
                                          -------------                                              -----------
Average number of shares
 outstanding--primarily .................      52,772                                                    60,010
                                          -------------                                              -----------
Fully diluted shares ....................      60,543                                                    60,543
                                          -------------                                              -----------

   The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.

         PRO FORMA CONDENSED COMBINED UNAUDITED STATEMENT OF EARNINGS
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    (1,2C&D) PRO
                                              THE       ACQUIRED        FORMA
                                            COMPANY     COMPANIES    ADJUSTMENTS
                                          ----------  -----------  -------------
Revenues:
Sales of electricity and steam ..........   $180,679      $  --        $18,250
Royalty income ..........................      5,015         --             --
Interest and other income ...............     20,456         --            436
                                          ----------  -----------  -------------
 Total revenues .........................    206,150         --         18,686
                                          ----------  -----------  -------------
Cost and expenses:
Plant operations ........................     41,387         --          9,911
General and administration ..............     10,739        684             --
Royalties ...............................     10,271         --             --
Depreciation and amortization ...........     43,713         --          5,259
Interest ................................     71,504         --          1,700
 Less interest capitalized ..............    (23,508)        --             --
                                          ----------  -----------  -------------
 Total costs and expenses ...............    154,106        684         16,870
                                          ----------  -----------  -------------
Income (loss) before provision for
 income taxes ...........................     52,044       (684)         1,816
Equity in (earnings) loss of affiliates        2,774         --             --
Provision for income taxes ..............     15,537       (644)           683
                                          ----------  -----------  -------------
Net income (loss) .......................   $ 33,733      $ (40)       $ 1,133
                                          ==========  ===========  =============
Net income per share--primary ...........   $   0.62
                                          ----------
Net income per share--fully diluted  ....   $   0.59
                                          ----------
Average number of shares
 outstanding--primarily .................     54,836
                                          ----------
Fully diluted shares ....................     64,726
                                          ----------








                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                             (3B)
                                                                           COMPANIES   (1,3D&4A) PRO
                                            THE COMPANY      F.S.R.I.         NOT          FORMA       PRO FORMA
                                            AS ADJUSTED    CONSOLIDATED    ACQUIRED     ADJUSTMENTS    COMBINED
                                          -------------  --------------  -----------  -------------  -----------
Revenues:
Sales of electricity and steam ..........    $198,929        $ 39,986      $     --      $     --      $238,915
Royalty income ..........................       5,015              --            --            --         5,015
Interest and other income ...............      20,892           6,291         4,327        (4,850)       18,006
                                          -------------  --------------  -----------  -------------  -----------
 Total revenues .........................     224,836          46,277         4,327        (4,850)      261,936
                                          -------------  --------------  -----------  -------------  -----------
Cost and expenses:
Plant operations ........................      51,298          23,886         1,146            --        74,038
General and administration ..............      11,423          13,511        12,860          (226)       11,848
Royalties ...............................      10,271              --            --            --        10,271
Depreciation and amortization ...........      48,972          15,316        12,052         6,859        59,095
Interest ................................      73,204           7,099            25        (4,355)       75,923
 Less interest capitalized ..............     (23,508)             --            --            --       (23,508)
                                          -------------  --------------  -----------  -------------  -----------
 Total costs and expenses ...............     171,660          59,812        26,083         2,278       207,667
                                          -------------  --------------  -----------  -------------  -----------
Income (loss) before provision for
 income taxes ...........................      53,176         (13,535)      (21,756)       (7,128)       54,269
Equity in (earnings) loss of affiliates         2,774         (13,162)           --         6,125        (4,263)
Provision for income taxes ..............      15,576            (129)           --         3,481        18,928
                                          -------------  --------------  -----------  -------------  -----------
Net income (loss) .......................    $ 34,826        $   (244)     $(21,756)     $(16,734)     $ 39,604
                                          =============  ==============  ===========  =============  ===========
Net income per share--primary ...........    $   0.64                                                  $   0.63
                                          -------------                                              -----------
Net income per share--fully diluted  ....    $   0.60                                                  $   0.63
                                          -------------                                              -----------
Average number of shares
 outstanding--primarily .................      54,836                                                    62,810
                                          -------------                                              -----------
Fully diluted shares ....................      64,726                                                    64,726
                                          -------------                                              -----------

           The accompanying notes are an integral part of these pro forma unaudited condensed financial statements.

              NOTES TO PRO FORMA CONDENSED CONSOLIDATED UNAUDITED
                                FINANCIAL DATA
                             (TABLE IN THOUSANDS)

   On August 7, 1996, CalEnergy Company, Inc. (the "Company") acquired all of the stock of Falcon Seaboard Resources, Inc. ("F.S.R.I."), including its ownership interests in three operating gas-fired cogeneration plants, Saranac Power Partners, L.P., Power Resources, Inc. and Norcon Power Partners, L.P., for $226 million in cash. Certain assets, liabilities and subsidiaries of F.S.R.I. were distributed out of F.S.R.I. prior to the Company's acquisition of F.S.R.I. stock.

   On April 17, 1996, a subsidiary of the Company acquired all of the stock of BN Geothermal, Inc. ("BNG"), Niguel Energy Company ("Niguel"), San Felipe Energy Company ("San Felipe") and Conejo Energy Company (collectively referred to as the "Acquired Companies") from Edison Mission Energy for $70 million. The Acquired Companies own 50% partnership interests in each of the Imperial Valley partnership projects (the "Partnership Projects") in which the Company had an existing 50% ownership interest resulting from the acquisition of Magma Power Company ("Magma"). During the first quarter of 1995, the Company acquired the stock of Magma.

   The acquisitions of F.S.R.I., the Acquired Companies and Magma have been accounted for as purchase business combinations pursuant to the principles of APB Opinion No. 16, "Business Combinations." In applying APB No. 16, all identifiable assets acquired and liabilities assumed are assigned a portion of the cost of acquiring F.S.R.I., the Acquired Companies and Magma, equal to their fair values at the date of the acquisitions. The net cash flow projections used for determining the fair values in the purchase accounting were those used for the acquisitions as prepared by the Company and reflect estimated cost reductions. The resulting purchase accounting adjustments are based on the fair values determined in purchase accounting and the historical financial statements of F.S.R.I., the Acquired Companies and the Partnership Projects in which the Acquired Companies have invested and Magma.

   The Pro Forma Condensed Combined Unaudited Financial Data are based on the following assumptions:

    1. The acquisition of F.S.R.I., the Acquired Companies and Magma occurred at the beginning of the periods presented for statements of earnings purposes.

    2. The acquisition on April 17, 1996 of the Acquired Companies is reflected in the Company's historical June 30, 1996, consolidated historical financial statements beginning April 1, 1996. The pro forma adjustments to reflect the effect of the acquisition of the Acquired Companies are as follows:

       A. The adjustments which have been made to the assets and liabilities of the Acquired Companies to reflect the effect of the acquisitions accounted for as a purchase business combination follow:

               Property and plant ......................   $(101,999)
               Power sale agreements ...................      44,797
               Other assets and liabilities ............      (4,882)
                                                         ------------
                 Net decrease in assets and liabilities    $ (62,084)
                                                         ============

       B. The Salton Sea Funding Corporation Series D notes and Series E bonds were issued and all existing project level debt of the Partnership Projects was paid off at the beginning of the period presented.

        C. The pro forma adjustments to the Pro Forma Condensed Combined Unaudited Statements of Earnings are as follows:

           i. Provide depreciation and amortization of the fair values assigned to all identifiable assets as described below and capitalize interest on costs allocated to projects under development and construction. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

                  The fair value of property and equipment, net of salvage value, and exploration and development cost is depreciated using the straight line method over the remaining portion (approximately 23 years) of the original 30-year life.

                  Power sales agreements have been assigned values separately for each of (1) the remaining portion of the scheduled price periods of the power sales agreements and (2) the 20 year avoided cost periods of the power sales agreements and are being amortized separately over such periods using the straight line method.

           ii. Adjust interest relating to (1) the issuance of the Salton Sea Funding Corporation Series D notes and Series E bonds net of the repayment of all project level debt at the Partnership Projects and (2) the use of existing funds.

           iii. Change in income tax expense as a result of pro forma adjustments which affect taxable income.

        D. For the year ended December 31, 1995, reflect the Magma Acquisition as a purchase business combination beginning January 1, 1995.

     3. The pro forma adjustments to reflect the effect of the F.S.R.I. acquisition are as follows:

        A. The adjustments which have been made to the assets and liabilities of F.S.R.I. to reflect the effect of the acquisition accounted for as a purchase business combination follow:

                  Property and plant .......................   $ 58,050
                  Power sale agreements ....................     46,604
                  Goodwill .................................     99,206
                  Equity investments .......................    136,375
                  Other assets and liabilities .............      8,008
                  Deferred taxes ...........................    (95,206)
                                                             ----------
                    Net increase in assets and liabilities     $253,037
                                                             ==========

        B. The F.S.R.I. historical statements have been adjusted to reflect the exclusion of F.S.R.I. assets, liabilities and subsidiaries not acquired by the Company and eliminate historical general and administrative expenses and project development expenses of F.S.R.I. which will no longer be incurred by F.S.R.I. These F.S.R.I. assets, liabilities and subsidiaries were distributed out of F.S.R.I. prior to the acquisition of F.S.R.I.'s stock by the Company.

        C. The cash which the Company used to acquire F.S.R.I., including estimated transaction costs, has been provided for in the pro forma adjustments as follows:

                  Reduce cash on hand ............   $194,000
                  Increase short-term borrowings       35,000
                                                   ----------
                    Total sources of cash ........   $229,000
                                                   ==========

        D. The pro forma adjustments to the Pro Forma Condensed Combined Unaudited Statements of Earnings are as follows:

           i. Provide depreciation and amortization of the fair values assigned to all identifiable assets as described below. The Company's policy is to provide depreciation and amortization expense upon the commencement of revenue production over the estimated remaining useful life of the identifiable assets and to periodically assess the carrying value of such assets for possible impairment in accordance with the provisions of Statement of Financial Accounting Standards No. 121.

                The fair value of property and equipment is depreciated using the straight line method over the remaining portion (between 22-28 years) of the original 30-year life.

                Power sales agreements have been assigned values for the remaining contract period and are being amortized over such period using the straight line method.

                The fair values assigned to F.S.R.I.'s equity investments are being amortized over the remaining contract periods using the straight line method.

           ii. Record amortization of the excess of the purchase price over the net assets acquired using the straight line method over the remaining weighted average useful life of the facilities acquired (25 years).

           iii. Record anticipated incremental general and administrative expenses of CECI of $850,000 per year and reclassify historical state franchise taxes from general and administrative expenses to income tax expense.

           iv. Adjust interest relating to (1) the borrowings under the Company's revolving line of credit and (2) the use of existing funds.

           v. Change in income tax expense as a result of pro forma adjustments which affect taxable income.

    4.  The pro forma adjustments also include the effect of:

        A. The call for redemption of $164.85 million of convertible debt and the assumed conversion thereof into common stock of the Company.

        B. The issuance by the Company of $225 million of Notes being offered hereby and the use of a portion of the proceeds therefrom to pay off the $35 million balance on the revolving line of credit.

                            CALENERGY COMPANY, INC.


         All tendered Senior Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                              The Exchange Agent
                           for the Exchange Offer is

                       IBJ SCHRODER BANK & TRUST COMPANY

                                 By Facsimile:
                                (212) 858-2611

                             Confirm By Telephone:
                                (212) 858-2103
                     Attention: Reorganization Department




                          By Hand/Overnight Delivery:
                       IBJ Schroder Bank & Trust Company
                               One State Street
                         Securities Processing Window
                                  Floor SC-1
                           New York, New York 10004
                     Attention: Reorganization Department



                       By Registered or Certified Mail:
                       IBJ Schroder Bank & Trust Company
                     Attention: Reorganization Department
                                  P.O. Box 84
                             Bowling Green Station
                         New York, New York 10274-0084

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") grants each corporation organized thereunder, such as the Company, the power to indemnify its directors and officers against liabilities for certain of their acts. Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws provides for indemnification of directors and officers of the Company to the extent permitted by the DGCL. Article V of the Company's By-Laws further provides that the Registrant may enter into contracts providing indemnification to the full extent authorized or permitted by the DGCL and that the Company may create a trust fund, grant a security interest and/or use other means to ensure the payment of such amounts as may become necessary to effect indemnification pursuant to such contracts or otherwise.

         Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of fiduciary duty as a director. Article EIGHTH of the Company's Restated Certificate of Incorporation eliminates the personal liability of directors to the full extent permitted by the DGCL.

         The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Article EIGHTH of the Company's Restated Certificate of Incorporation and Article V of the Company's By-Laws.

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits:

3.1 The Company's Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Form 10-K for the year ended December 31, 1992, File No. 1-9874 (the "1992 Form 10-K")).

3.2 Certificate of Amendment of the Company's Restated Certificate of Incorporation, dated June 23, 1993 (incorporated by reference to the Company's Form 8-A, dated July 28, 1993, File No. 1-9874 ("Form 8-A).

3.3 Certificate of Amendment of the Company's Restated Certificate of Incorporation dated February 23, 1995 (incorporated by reference to
         Exhibit 3.3 to the Company's Form 10-K/A Amendment (dated March 31,
         1995) to the Company's Form 10-K for the year ended December 31, 1994, File No. 1-9874 (the "1994 Form 10-K)).

3.4      Certificate of Ownership and Merger, effective March 26, 1996.

3.5 The Company's Certificate of Designation with respect to the Company's Series C Redeemable Convertible Exchangeable Preferred Stock, dated November 20, 1991, including a form of the 9.5% Convertible Subordinated Debentures due 2003 (incorporated by reference to Exhibit 3.1 of the Company's 1992 Form 10-K).

3.6      The Company's By-Laws as amended through May 11, 1995.

4.1 Indenture, dated as of September 20, 1996, between the Company and IBJ Schroder Bank & Trust Company, as trustee, relating to $225,000,000 principal amount of 9 1/2% Senior Notes due 2006.

4.2 Exchange and Registration Rights Agreement, dated as of September 20, 1996,.between the Company and CS First Boston Corporation.

4.3 Specimen copy of form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended December 31, 1993, File No. 1-9874 (the "1993 Form 10-K")).

4.4 Shareholders Rights Agreement between the Company and Manufacturers Hanover Trust Company of California dated December 1, 1988 (incorporated by reference to Exhibit 1 to Company's Form 8-K dated December 5, 1988, File No. 1-9874).

4.5 Amendment Number 1 to Shareholder Rights Agreement, dated February 15, 1991 (incorporated by reference to Exhibit 4.2 to the Company's 1992 Form 10-K).

4.6 Escrow Deposit Agreement between Bank of American National Trust and Savings Association and the Company dated March 3, 1994 (incorporated by reference to Exhibit 4.7 to the Company's 1993 Form 10-K).

5        Opinion of Willkie Farr & Gallagher.

10.1 Joint Venture Agreement for China Lake Joint Venture between the Company and Caithness Geothermal 1980 Ltd., restated as of January 1, 1984 (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-1, 33-7770).

10.2 Amended Joint Venture Agreement for Coso Land Company between the Company and Caithness Geothermal 1980 Ltd., dated as of June 1, 1983 (incorporated by reference to Exhibit 10.3 to the Company's Registration Statement on Form S-1, 33-7770).

10.3 Amended General Partnership Agreement for Coso Finance Partners between China Lake Operating Company and ESCA I L.P. dated July 13, 1988 (incorporated by reference to Exhibit to the Company's 1992 Form 10-K).

10.4 First Supplemental Amendment to the Amended and Restated General Partnership Agreement for Coso Finance Partners between China Lake Operating Company and ESCA L.P. (Undated) (incorporated by reference to Exhibit 10.4 to the Company's 1992 Form 10-K).

10.5 Second Supplemental Amendment to the Amended and Restated General Partnership Agreement for Coso Finance Partners between China Lake Operating Company and ESCA L.P. dated as of July 13, 1988 (incorporated by reference to Exhibit 10.5 to the Company's 1992 Form 10-K).

10.6 Third Supplemental Amendment to the Amended and Restated General Partnership Agreement for Coso Finance Partners between China Lake Operating Company and ESCA L.P. dated as of December 16, 1992 (incorporated by reference to Exhibit 10.6 to the Company's 1992 Form 10-K).

10.7 General Partnership Agreement for Coso Finance Partners II between China Lake Geothermal Management Company and ESCA II L.P. dated July 7, 1987 (incorporated by reference to Exhibit 10.7 to the Company's 1992 Form 10-K).

10.8 Restated General Partnership Agreement for Coso Energy Developers between Coso Hotsprings Intermountain Power Inc. and Caithness Coso Holdings L.P. dated as of March 31, 1988 (incorporated by reference to Exhibit 10.8 to the Company's 1992 Form 10-K).

10.9 First Amendment to the Restated General Partnership Agreement for Coso Energy Developers between Coso Hotsprings Intermountain Power, Inc. and Caithness Coso Holdings, L.P. dated as of March 31, 1988 (incorporated by reference to Exhibit 10.9 to the Company's 1992 Form 10-K).

10.10 Second Amendment to the Restated General Partnership Agreement for Coso Energy Developers between Coso Hotsprings Intermountain Power, Inc. and Caithness Coso Holdings LP. dated as of December 16, 1992 (incorporated by reference to Exhibit 10.10 to the Company's 1992 Form 10-K).

10.11 Amended and Restated General Partnership Agreement for Coso Power Developers between Coso Technology Corporation and Caithness Navy II Group L.P. dated July 31, 1989 (incorporated by reference to Exhibit
         10.11 to the Company's 1992 Form 10-K).

10.12 First Amendment to the Amended and Restated General Partnership for Coso Power Developers between Coso Technology Corporation and Caithness Navy II Group L.P. dated as of March 19, 1991 (incorporated by reference to Exhibit 10.12 to the Company's 1992 Form 10-K).

10.13 Second Amendment to the Amended and Restated General Partnership Agreement for Coso Power Developers between Coso Technology Corporation and Caithness Navy II Group L.P. dated as of December 16, 1992 (incorporated by reference to Exhibit 10.13 to the Company's 1992 Form 10-K).

10.14 Form of Amended and Restated Field Operation and Maintenance Agreement between Coso Joint Ventures and the Company dated as of December 16, 1992 (incorporated by reference to Exhibit 10.14 to the Company's 1992 Form 10-K).

10.15 Form of Amended and Restated Project Operation and Maintenance Agreement between Coso Joint Venture and the Company dated as of December 16, 1992 (incorporated by reference to Exhibit 10.15 to the Company's 1992 Form 10-K).

10.16 Trust Indenture between Coso Funding Corp. and Bank of America National Trust and Savings Association dated as of December 16, 1992 (incorporated by reference to Exhibit 10.16 to the Company's 1992 Form 10-K).

10.17 Form of Amended and Restated Credit Agreement between Coso Funding Corp. and Coso Joint Ventures dated as of December 16, 1992 (incorporated by reference to Exhibit 10.17 to the Company's 1992 Form 10-K).

10.18 Form of Support Loan Agreement among Coso Joint Ventures dated December 16, 1992 (incorporated by reference to Exhibit 10.18 to the Company's 1992 Form 10-K).

10.19 Form of Project Loan Pledge Agreement between Coso Joint Ventures and Bank of America National Trust and Savings dated as of December 16, 1992 (incorporated by reference to Exhibit 10.19 to the Company's 1992 Form 10-K).

10.20 Power Purchase Contracts between Southern California Edison Company and:
         (a) China Lake Joint Venture, executed June 4, 1984 with a term of 24 years;
         (b) China Lake Joint Venture, executed February 1, 1985 with a term of 23 years; and
         (c) Coso Geothermal Company, executed February 1, 1985 with a term of 30 years (incorporated by reference to Exhibit 10.7 to the Company's Registration Statement on Form S-1, 33-7770).

10.21 Contract No. N62474-79-C-5382 between the United States of America and China Lake Joint Venture, restated October 19, 1983 as "Modification P00004," including modifications through "Modification P00026", dated December 16, 1992 (the "Navy Contract") (incorporated by reference to Exhibit 10.21 to the Company's 1992 Form 10-K).

10.22 Modification to Contract No. P00028, dated June 28, 1993, Modification to Contract No. P00029, dated October 4, 1994 and Modification to Contract No. P00031, dated December 19, 1994 all amending the Navy Contract (incorporated by reference to Exhibit
         10.22 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.23 Lease between the BLM and Coso Land Company, effective November 1, 1985 (with Designation of Geothermal Operator) (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1, 33-7770).

10.24 Stock Purchase Agreement between the Company and Kiewit Energy Company dated as of February 18, 1991, as amended as of June 19, 1991 (incorporated by reference to Exhibit I to the Company's Form 8-K dated February 26, 1991).

10.25 Amendment No. 2 to Stock Purchase Agreement between Kiewit Energy Company and the Company dated as of January 8, 1992 (incorporated by reference to Exhibit 10.24 to the Company's 1992 Form 10-K).

10.26 Amendment No. 3 to Stock Purchase Agreement between Kiewit Energy Company and the Company dated as of April 2, 1993 (incorporated by reference to Exhibit 10.25 to the Company's 1993 Form 10-K).

10.27 Shareholders Agreement between the Company and Kiewit Energy Company dated as of February 18, 1991, as amended as of June 19, 1991 and as of November 20, 1991 (incorporated by reference to

         Exhibit 1 to the Company's Form 8-K dated February 26, 1991, Exhibit 1 to the Company's Form 8-K dated July 18, 1992, and Exhibit 3 to the Company's Form 8-K dated November 23, 1991).

10.28 Amendment No. 3 to Shareholder's Agreement between the Company and Kiewit Energy Company dated as of April 2, 1993 (incorporated by reference to Exhibit 14 to the Company's Form 8-A).

10.29 Amendment No. 4 to Shareholder's Agreement between the Company and Kiewit Energy Company dated as of July 20, 1993 (incorporated by reference to Exhibit 10.28 to the Company's 1993 Form 10-K).

10.30 Registration Rights Agreement between the Company and Kiewit Energy Company dated as of February 18, 1991, as amended as of June 19, 1991 (incorporated by reference to Exhibit 1 to the Company's Form 8-K dated February 26, 1991, and Exhibit 1 to the Company's Form 8-K dated July 18, 1992).

10.31 Registration Rights Agreement between the Company and Kiewit Energy Company dated June 19, 1991, as amended November 20, 1991 (incorporated by reference to Exhibit 1 of the Company's Form 8-K dated June 19, 1991 and Exhibit 4 to the Company's Form 8-K dated November 21, 1991).

10.32 Stock Option Agreement between the Company and Kiewit Energy Company dated as of February 18, 1991, as amended as of June 19, 1991 (incorporated by reference to Exhibit 1 to the Company's Form 8-K dated February 26, 1991, and Exhibit 1 to the Company's Form 8-K dated July 18, 1992).

10.33 Amendment No. 2 to Stock Option Agreement between the Company and Kiewit Energy Company dated as of May 12, 1994 "(incorporated by reference to Exhibit 10.33 to the Company's Form 10-K/A Amendment (dated March 31, 1994) to the Company's 1995 Form 10-K)."

10.34 Stock Option Agreement between the Company and Kiewit Energy Company dated as of June 19, 1991 (incorporated by reference to Exhibit 1 to the Company's Form 8-K dated July 18, 1991).

10.35 Securities Purchase Agreement between the Company and Kiewit Energy Company dated as of November 20, 1991 (incorporated by reference to Exhibit 2 to the Company's Form 8-K dated November 21, 1991).

10.36 Sublease between the Company and Kiewit Energy Company dated March 15, 1991 (incorporated by reference to Exhibit 10.32 to the Company's 1992 Form 10-K).

10.37 Amended and Restated 1986 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.33 to the Company's 1992 Form 10-K).

10.38 1994 Employee Stock Purchase Plan (incorporated by reference to Exhibit A to the Company's 1994 Proxy Statement).

10.39 Indenture dated March 24, 1994 between the Company and IBJ Schroder Bank and Trust Company (incorporated by reference to Exhibit 3 to the Company's Form 8-K dated March 28, 1994).

10.40 Amended and Restated Employment Agreement between the Company and David L. Sokol dated as of August 21, 1995.

10.41 Restricted Stock Exchange Agreement between the Company and David L. Sokol dated as of November 29, 1995.

10.42 Termination Agreement between the Company and Richard R. Jaros dated as of December 9, 1993 (incorporated by reference to Exhibit 10.41 to the Company's 1993 Form 10-K).

10.43 Employment Agreement between the Company and Thomas R. Mason dated as of January 21, 1995 (incorporated by reference to Exhibit 10.45 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.44 Standard Offer Number 2, Standard Offer for Power Purchase with a Firm Capacity Qualifying Facility effective June 15, 1990 ("S02") between San Diego Gas & Electric Company and Bonneville Pacific Corporation (incorporated by reference to Exhibit 10.42 to the Company's 1993 Form 10-K).

10.45    Amendment Number One to the S02 dated September 25, 1990
         (incorporated by reference to Exhibit 10.43 to the Company's 1993 Form 10-K).

10.46 Joint Venture Agreement among the Company, Kiewit Diversified Group Inc. and Kiewit Construction Group Inc. dated December 14, 1993 (incorporated by reference to Exhibit 10.44 to the Company's 1993 Form 10-K).

10.47 Agreement and Plan of Merger between the Company, CE Acquisition Company, Inc. and Magma dated December 5, 1994 (incorporated by reference to (c)(3) to Exhibit 99.1 to the Company's Current Report on Form 8-K dated December 9, 1994.

10.48 Stock Purchase Agreement between CalEnergy Imperial Valley Company, Inc. and Edison Mission Energy, dated as of March 27, 1996.

10.49 Standard Offer No. 4 Power Purchase Agreement (Elmore), dated June 15, 1984, between Southern California Edison Company and Magma Electric Company including Amendments No. 1 and No. 2 (incorporated by reference to Exhibit 10.14 to Magma Power Company's Amendment No. 1 to Registration Statement Form S-4 dated February 2, 1988 ("Magma 1988 Form S-4")).

10.50 Standard Offer No. 4 Power Purchase Agreement (Del Ranch) dated February 22, 1984, between Southern California Edison Company and Imperial Energy Corporation, including Amendments No. 1 and No. 2 (incorporated by reference to Exhibit 10.15 to the Magma 1988 Form S-4).

10.51 Standard Offer No. 4 Power Purchase Agreement (Vulcan), dated June 15, 1984, between Southern California Edison Company and Magma Electric Company including Amendment No. 1 (incorporated by reference to Exhibit 10.16 to the Magma 1988 Form S-4).

10.52 Standard Offer No. 4 Power Purchase Agreement (River Ranch), dated April 16, 1985, between Southern California Edison Company and Imperial Energy Corporation, including Amendment No. 1 (incorporated by reference to Exhibit 10.20 to the Magma 1988 Form S-4).

10.53 Partnership Agreement dated August 30, 1985 between Vulcan Power Company and BN Geothermal, Inc. (incorporated by reference to Exhibit
         10.88 to the Magma Power Company's Form 8 Amendment (dated December 18, 1990) to Magma Power Company's Form 10-K for the year ended December 31, 1989 ("Magma Form 8")).

10.54 Amended and Restated Limited Partnership Agreement of Del Ranch, Ltd., a California Limited Partnership, dated March 14, 1988 by and among Red Hill Geothermal, Inc. and Conejo Energy Company, as General Partners, and Magma Power Company and Conejo Energy Company, as Original Limited Partners (incorporated by reference to Exhibit 10.53 to the Magma Power Company Annual Report on Form 10-K for the year ended December 31, 1987, File No. 0-10533 ("1987 Magma Form 10-K")).

10.55 Limited Partnership Agreement of Leathers, L.P., dated August 15, 1988 by and among Red Hill Geothermal, Inc. and San Felipe Energy Company, as General Partners, and Magma Power Company and San Felipe Energy Company, as Limited Partners (incorporated by reference to
         Exhibit 10.79 to
         the Magma Power Company Annual Report on Form 10-K for the year ended December 31, 1988, File No. 0-10533 ("1988 Magma Form 10-K")).

10.56 Amended and Restated Limited Partnership Agreement of Elmore, Ltd., a California Limited Partnership, dated March 14, 1988 by and among Red Hill Geothermal, Inc. and Niguel Energy Company, as General Partners, and Magma Power Company and Niguel Energy Company, as Original Limited Partners (incorporated by reference to Exhibit 10. 55 to the 1987 Magma Form 10-K).

10.57 Loan Agreement dated as of October 1, 1990 between California Pollution Control Financing Authority and Desert Valley Company, relating to the California Pollution Control Financing Authority Pollution Control Revenue Bonds Small Business Series 1990-A (the "$4,000,000 Monofill Bond Financing") (incorporated by reference to
         Exhibit 10.92 to the Magma Power Company Form 10-K for the year ended December 31, 1990, File No. 0-10533 (the "1990 Magma Form 10-K").

10.58 Master Reimbursement Agreement dated as of October 1, 1990, by and among the California Pollution Control Financing Authority, Desert Valley Company and the Sanwa Bank, Limited, Los Angeles Branch, relating to the $4,000,000 Monofill Bond Financing (incorporated by reference to Exhibit 10.93 to the 1990 Magma Form 10-K).

10.59 Sale and Purchase Agreement between Union Oil Company of California and Magma Power Company effective as of December 31, 1992 (incorporated by reference to Exhibit 10.97 to the Magma Power Company Form 8 dated June 2, 1993).

10.60 Contract for the Purchase and Sale of Electric Power (Unit I) from the Salton Sea Geothermal Generating Facility between Southern California Edison Company and Earth Energy, Inc., dated May 8, 1987, including Amendment No. 1 to such contract, dated March 30, 1993 (incorporated by reference to Exhibit 10.101 to the Magma Power Company Form 10-K for the year ended December 31, 1993, File No. 0-10533 (the "1993 Magma Form 10-K")).

10.61 Power Purchase Contract (Unit II) by and between Southern California Edison Company and Westmoreland Geothermal Associates, dated April 16, 1985, including Amendment No. 1 to such contract, dated December 18, 1987 (incorporated by reference to Exhibit 10.102 to the 1993 Magma Form 10-K).

10.62 Power Purchase Contract (Unit III) between Southern California Edison Company and Union Oil Company Salton Sea III , dated April 16, 1985 (incorporated by reference to the 1993 Magma Form 10-K).

10.63 Consolidated, Amended and Restated Power Purchase Agreement (Unit IV) between Southern California Edison Company and Fish Lake Power Company and Salton Sea Power Generation L.P. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 dated August 9, 1995 of Salton Sea Funding Corporation 33-95538 (the "Funding Corporation S-4").

10.64 125 MW Power Plant - Upper Mahiao Agreement (the "Upper Mahiao ECA") dated September 6, 1993 between PNOC-Energy Development Corporation ("PNOC-EDC") and Ormat Inc. as amended by the First Amendment to 125 MW Power Plant Upper Mahiao Agreement dated as of January 28, 1994, the Letter Agreement dated February 10, 1994, the Letter Agreement dated February 18, 1994 and the Fourth Amendment to 125 MW Power Plant Upper Mahiao Agreement dated as of March 7, 1994 (incorporated by reference to Exhibit 10.95 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.65 Credit Agreement dated April 8, 1994 among CE Cebu Geothermal Power Company, Inc., the Banks thereto, Credit Size as Agent (incorporated by reference to Exhibit 10.96 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.66 Credit Agreement dated as of April 8, 1994 between CE Cebu Geothermal Power Company, Inc., Export-import Bank of the United States (incorporated by reference to Exhibit 10.97 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.67 Pledge Agreement among CE Philippines Ltd., Ormat-Cebu Ltd., Credit Suisse as Collateral Agent and CE Cebu Geothermal Power Company, Inc. dated as of April 8, 1994 (incorporated by reference to Exhibit 10.98 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.68 Overseas Private Investment Corporation Contract of Insurance dated April 8, 1994 between the Overseas Private investment Corporation ("OPIC") and the Company through its subsidiaries CE International Ltd., CE Philippines Ltd., and Ormat-Cebu Ltd. (incorporated by reference to Exhibit 10.99 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.69 180 MW Power Plant - Mahanagdong Agreement ("Mahanagdong ECA") dated September 18, 1993 between PNOC-EDC and CE Philippines Ltd. and the Company, as amended by the First Amendment to Mahanagdong ECA dated June 22, 1994, the Letter Agreement dated July 12, 1994, the Letter Agreement dated July 29, 1994, and the Fourth Amendment to Mahanagdong ECA dated March 3, 1995 (incorporated by reference to
         Exhibit 10.100 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.70 Credit Agreement dated as of June 30, 1994 among CE Luzon Geothermal Power Company, Inc., American Pacific Finance Company, the Lenders party thereto, and Bank of America National Trust and Savings Association as Administrative Agent (incorporated by reference to Exhibit 10.101 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.71 Credit Agreement dated as of June 30, 1994 between CE Luzon Geothermal Power Company, Inc. and Export-Import Bank of the United States (incorporated by reference to Exhibit 10.102 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.72 Finance Agreement dated as of June 30, 1994 between CE Luzon Geothermal Power Company, Inc. and Overseas Private Investment Corporation (incorporated by reference to Exhibit 10.103 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.73 Pledge Agreement dated as of June 30, 1994 among CE Mahanagdong Ltd., Kiewit Energy International (Bermuda) Ltd., Bank of America National Trust and Savings Association as Collateral Agent and CE Luzon Geothermal Power Company, Inc. (incorporated by reference to Exhibit
         10.104 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.74 Overseas Private Investment Corporation Contract of Insurance dated July 29, 1994 between OPIC and the Company, CE International Ltd., CE Mahanagdong Ltd. and American Pacific Finance Company and Amendment No. 1 dated August 3, 1994 (incorporated by reference to Exhibit
         10.105 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.75 231 MW Power Plant - Malitbog Agreement ("Malitbog ECA) dated September 10, 1993 between PNOC-EDC and Magma Power Company and the First and Second Amendments thereto dated December 8, 1993 and March 10, 1994, respectively (incorporated by reference to Exhibit 10.106 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.76 Credit Agreement dated as of November 10, 1994 among Visayas Power Capital Corporation, the Banks parties thereto and Credit Suisse Bank Agent (incorporated by reference to Exhibit 10. 107 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.77 Finance Agreement dated as of November 10, 1994 between Visayas Geothermal Power Company and Overseas Private Investment Corporation (incorporated by reference to Exhibit 10.108 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.78 Pledge and Security Agreement dated as of November 10, 1994 among Broad Street Contract Services, Inc., Magma Power Company, Magma Netherlands B.V. and Credit Suisse as Bank Agent (incorporated by reference to Exhibit 10.109 to the Company's Form 10-K Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.79 Overseas Private Investment Corporation Contract of Insurance dated December 21, 1994 between OPIC and Magma Netherlands, B.V. (incorporated by reference to Exhibit 10.110 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.80 Agreement as to Certain Common Representations, Warranties, Covenants and Other Terms, dated November 10, 1994 between Visayas Geothermal Power Company, Visayas Power Capital Corporation, Credit Suisse, as Bank Agent, OPIC and the Banks named therein (incorporated by reference to Exhibit 10.111 to the Company's Form 10-K/A Amendment (dated March 31, 1995) to the Company's 1994 Form 10-K).

10.81 Indenture dated as of July 21, 1995 between Salton Sea Funding Corporation ("Funding Corporation") and Chemical Trust Company of California (incorporated by reference to Exhibit 4.1(a) to the Funding Corporation Form S-4).

10.82 First Supplemental Indenture dated as of October 18, 1995 between Funding Corporation and Chemical Trust Company of California (incorporated by reference to Exhibit 4.l(b) to the Funding Corporation Form S-4).

10.83 Second Supplemental Indenture, dated as of June 20, 1996, between Funding Corporation and Chemical Trust Company of California (incorporated by reference to Exhibit 4.1(c) to Funding Corporation's Registration Statement on Form S-4 dated July 29, 1996, 333-07527 (the "July 1996 Funding Corporation S-4")).

10.84 Third Supplemental Indenture, dated as of July 29, 1996, between Funding Corporation and Chemical Trust Company of California (incorporated by reference to Exhibit 4.1(d) to the July 1996 Funding Corporation S-4).

10.85 Indenture dated July 21, 1995 between the Company and The Bank of New York (incorporated by reference to the Company's Amendment No. 1 to Registration Statement on Form S-3 dated May 17, 1995).

10.86 Modification to Contract No. P00019 dated August 1, 1995, Modification to Contract No. P00020 dated August 1, 1995, Modification to Contract No. P00034 dated February 8, 1995 and Modification to Contract No. P00035 dated February 8, 1995, amending the Navy Contract.

10.87 Trust Indenture between Chemical Trust of California and CE Casecnan Water and Energy Company, Inc. dated November 27, 1995 (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-4 dated January 25, 1996 of CE Casecnan Water and Energy Company, Inc., 333-00608 ("Casecnan S-4")).

10.88 Amended and Restated Casecnan Project Agreement between the National Irrigation Administration and CE Casecnan Water and Energy Company Inc. dated June 26, 1995 (incorporated by reference to the Casecnan Form S-4).

10.89 Stock Purchase Agreement, dated as of July 3, 1996, by and among CE/FS Holding Company, Inc.,

         David H. Dewhurst and all the remaining owners of capital stock of Falcon Seaboard Resources, Inc. (incorporation by reference to
         Exhibit 99.1 to the Company's Form 8-K, dated July 8, 1996, File No. 1-9874).

12       Statement Regarding Computation of Ratios.

13 The Company's 1995 Annual Report (only the portions thereof specifically incorporated herein by reference are deemed filed herewith).

15       Awareness letter of Deloitte & Touche LLP.

21       Subsidiaries of the Registrant.

23.1     Independent Accountants' Consents of Deloitte & Touche, LLP.

23.2     Independent Accountants' Consent of Arthur Andersen LLP.

23.3     Independent Accountants' Consent of Coopers & Lybrand L.L.P.

23.4 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).

24       Powers of Attorney (included on signature pages).

25       Statement on Form T-1 of Eligibility of Trustee.

99.1     Form of Letter of Transmittal.

99.2     Form of Notice of Guaranteed Delivery.

99.3     Letter to Clients.

99.4     Letter to Nominees.


(b)      Financial Statement Schedules:

        All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements and schedule of the Company included in its Form 10-K for the year ended December 31, 1995, incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions, described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4 of the Securities Act, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 4, 1996.

                                            CALENERGY COMPANY, INC.

                                             /s/ David L. Sokol
                                            ---------------------------------
                                            By:     David L. Sokol
                                            Title:  Director, Chairman of the
                                                    Board and Chief Executive
                                                    Officer


                               POWER OF ATTORNEY

     We, the undersigned directors and officers of CalEnergy Company, Inc., do hereby severally constitute and appoint Steven A. McArthur and John G. Sylvia, our true and lawful attorney and agent, jointly and severally, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-4, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature               Title                               Date
     ---------               -----                               ----

/s/ David L. Sokol           Director, Chairman of the     November 4, 1996
------------------------     Board and Chief Executive
David L. Sokol               Officer (Principal
                             Executive Officer)

/s/ John G. Sylvia           Director, Senior Vice         November 4, 1996
------------------------     President, Chief Financial
John G. Sylvia               Officer and Treasurer
                             (Principal Financial
                             Officer)

/s/ Gregory E. Abel          Executive Vice President,     November 4, 1996
------------------------     Controller and Chief
Gregory E. Abel              Accounting Officer
                             (Principal Accounting
                             Officer)

/s/ Edgar D. Aronson         Director                      November 1, 1996
------------------------
Edgar D. Aronson

/s/ Judith E. Ayres          Director                      November 4, 1996
------------------------
Judith E. Ayres

/s/ James Q. Crowe           Director                      November 4, 1996
------------------------
James Q. Crowe

/s/ Richard K. Davidson      Director                      November 4, 1996
------------------------
Richard K. Davidson

/s/ Richard R. Jaros        Director                      November 4, 1996
------------------------
Richard R. Jaros

/s/ Ben Holt                Director                       November 4, 1996
------------------------
Ben Holt

/s/ John R. Shiner          Director                      November 1, 1996
------------------------
John R. Shiner

/s/ Bernard W. Reznicek      Director                      November 1, 1996
------------------------
Bernard W. Reznicek

/s/ Walter Scott, Jr.        Director                      November 4, 1996
------------------------
Walter Scott, Jr.

/s/ David E. Wit             Director                      November 4, 1996
------------------------
David E. Wit

                             Director                      November  , 1996
------------------------
David H. Dewhurst

                                 EXHIBIT INDEX


4.1   --   Indenture, dated as of September 20, 1996, between the Company and
           IBJ Schroder Bank & Trust Company, as trustee, relating to $225,000,000 principal amount of 9 1/2% Senior Notes due 2006.
4.2   --   Exchange and Registration Rights Agreement, dated as of September
           20, 1996, between the Company and CS First Boston Corporation.
5     --   Opinion of Willkie Farr & Gallagher.
15    --   Awareness Letter of Deloitte & Touche, LLP
12    --   Statement Regarding Computation of Ratios.
23.1  --   Independent Accountants' Consents of Deloitte & Touche, LLP.
23.2  --   Independent Accountants' Consent of Arthur Andersen LLP.
23.3  --   Independent Accountants' Consent of Coopers & Lybrand L.L.P.
23.4  --   Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5).
24    --   Powers of Attorney (included on signature pages).
25    --   Statement on Form T-1 of Eligibility of Trustee.
99.1  --   Form of Letter of Transmittal.
99.2  --   Form of Notice of Guaranteed Delivery.
99.3  --   Letter to Clients.
99.4  --   Letter to Nominees.